Exhibit 10.39(a)

FINANCING AGREEMENT

among

NOBLE ENVIRONMENTAL POWER 2008 HOLD CO., LLC,
a Delaware limited liability company
(Borrower)

CITIBANK, N.A., as Administrative Agent for the Lenders and Collateral Agent for the Secured Parties

CITIBANK GLOBAL MARKETS, INC., acting on behalf of Citibank, N.A.,

as Joint Lead Arranger and Joint Bookrunner

RBS SECURITIES CORPORATION, doing business as RBS Greenwich Capital, as Syndication Agent

HSH NORDBANK AG, NEW YORK BRANCH, and THE ROYAL BANK OF SCOTLAND PLC, as Co-Documentation Agents,

RBS SECURITIES CORPORATION, doing business as RBS Greenwich Capital, and HSH NORDBANK AG, NEW YORK BRANCH, as Joint Lead Arrangers and Joint Bookrunners

and

THE LENDERS PARTIES HERETO

June 30, 2008

i

4.13	Business, Debt, Contracts, Etc	52
4.14	Investment Company	52
4.15	Governmental Regulation	52
4.16	Regulation U, Etc	52
4.17	Financial Statements	53
4.18	Partnerships and Joint Ventures	53
4.19	No Default	53
4.20	Hazardous Substances	53
4.21	Title and Liens	54
4.22	Roads; Collection System	54
4.23	PUHCA and FPA Regulation	54
4.24	Disclosure	55
4.25	Project Budgets; Project Schedules; Projections	55
4.26	Collateral	55
4.27	Labor Disputes and Acts of God	56
4.28	Proper Subdivision	56
4.29	Expected Economic Benefits	56
4.30	Landowner Consents	56

ARTICLE 5 AFFIRMATIVE COVENANTS OF BORROWER		56

5.1	Use of Proceeds and Project Revenues	57
5.2	Payment	57
5.3	Notices	57
5.4	Financial Statements	59
5.5	Reports	60
5.6	Existence, Conduct of Business, Properties, Etc	61
5.7	Obligations	61
5.8	Upwind Array Event	61
5.9	Books, Records, Access	62
5.10	Operation of Project and Annual Operating Budget	63
5.11	Preservation of Rights; Further Assurances	63
5.12	Construction of Projects; Completion	64
5.13	Taxes, Other Government Charges and Utility Charges	64
5.14	Compliance With Laws, Instruments	65
5.15	Maintenance of Insurance	65
5.16	Warranty of Title	65
5.17	Event of Eminent Domain	65
5.18	Indemnification	66
5.19	Average Annual Debt Service Coverage Ratios	67
5.20	Project Company Distributions	68
5.21	Trust Fund Covenants	68
5.22	Accounts	68
5.23	Acceptance Certificates	68
5.24	Environmental Matters	68
5.25	FERC Compliance	68
5.26	Additional Capital Contribution Agreement Invoices	68

5.27	Removed Project Company	68
5.28	Interconnection Agreements	69
5.29	Chateaugay REC Contract	69
5.30	Landowner Consents	69

ARTICLE 6 NEGATIVE COVENANTS OF BORROWER		69

6.1	Contingent Liabilities	70
6.2	Limitations on Liens	70
6.3	Indebtedness	70
6.4	Sale or Lease of Assets	70
6.5	Changes	70
6.6	Distributions	70
6.7	Investments	71
6.8	Transactions With Affiliates	71
6.9	Regulations	71
6.10	Loan Proceeds; Project Revenues	71
6.11	Partnerships	71
6.12	Dissolution and Asset Purchase	71
6.13	Additional Project Documents	71
6.14	Amendments; Change Orders; Completion	71
6.15	Name; Fiscal Year	73
6.16	Assignment	73
6.17	Abandonment of Project	73
6.18	Hazardous Substances	74
6.19	ERISA	74
6.20	Regulation of Parties	74
6.21	Removal of a Project Company	74

ARTICLE 7 EVENTS OF DEFAULT; REMEDIES		74

7.1	Failure to Make Payments	74
7.2	Judgments	75
7.3	Misstatements	75
7.4	Bankruptcy; Insolvency	75
7.5	Cross Default	76
7.6	ERISA	76
7.7	Breach of Project Documents	77
7.8	Breach of Terms of Agreement	79
7.9	Completion; Final Completion; Term-Conversion	80
7.10	Security	80
7.11	Loss of Applicable Permits	80
7.12	Loss of Collateral	80
7.13	Destruction of the Project	81
7.14	Transfer of Interests	81
7.15	No Further Loans	81
7.16	Cure by Administrative Agent	81

7.17	Acceleration	81
7.18	Termination of Commitments	82
7.19	Cash Collateral	82
7.20	Possession of Project	82
7.21	IDA Documents	82
7.22	Remedies Under Financing Documents	82
7.23	Drawings under Noble Equity Support Documents	82

ARTICLE 8 SCOPE OF LIABILITY		82

ARTICLE 9 AGENTS; SUBSTITUTION		83

9.1	Appointment, Powers and Immunities	83
9.2	Reliance by Agents	86
9.3	Non-Reliance	87
9.4	Defaults	87
9.5	Indemnification	87
9.6	Successor Administrative Agent or Collateral Agent	88
9.7	Authorization	89
9.8	Other Rights and Powers of Each Agent	89
9.9	Amendments	89
9.10	Withholding Tax	91
9.11	General Provisions as to Payments	91
9.12	Substitution of Lender	91
9.13	Participations	92
9.14	Transfer of Commitment	92
9.15	Laws	93
9.16	Assignability to Federal Reserve Bank	94
9.17	Response to Borrower Requests	94

ARTICLE 10 INDEPENDENT CONSULTANTS		94

10.1	Removal and Fees	94
10.2	Duties	94
10.3	Independent Consultants’ Certificates	95
10.4	Certification of Dates	95

ARTICLE 11 MISCELLANEOUS		95

11.1	Addresses	95
11.2	Additional Security; Right to Set-Off	97
11.3	Delay and Waiver	97
11.4	Costs, Expenses and Attorneys’ Fees; Syndication	98
11.5	Attorney-In-Fact	99
11.6	Entire Agreement	100
11.7	Governing Law	100
11.8	Severability	100

11.9	Headings	100
11.10	Accounting Terms	100
11.11	No Partnership, Etc	100
11.12	Mortgages; Collateral Documents	101
11.13	Limitation on Liability	101
11.14	Waiver of Jury Trial	101
11.15	Consent to Jurisdiction	101
11.16	Usury	102
11.17	Successors and Assigns	102
11.18	Counterparts	102
11.19	Trust Fund Provisions	102
11.20	Confidentiality	102
11.21	Forbearance Agreement	103

v

INDEX OF EXHIBITS

Exhibit A	Definitions and Rules of Interpretation

Notes and Letters of Credit
Exhibit B-1	Form of Construction Loan Note
Exhibit B-2	Form of Term Loan Note
Exhibit B-3	Form of Energy Hedge LC
Exhibit B-4	Form of DSRA LC
Exhibit B-5	Form of Project Agreement LC

Loan Disbursement Procedures
Exhibit D-1	Form of Notice of Borrowing
Exhibit D-2	Form of Notice of Term-Conversion
Exhibit D-3	Form of Confirmation of Interest Period Selection
Exhibit D-4	Form of Drawdown Certificate
Exhibit D-5	Form of Notice of LC Activity
Exhibit D-6	Form of Independent Engineer’s Certificate
Exhibit D-7	Form of Lien Law Affidavit
Exhibit D-8	Form of Lien Waiver

Security-Related Documents
Exhibit E-1	[Reserved]
Exhibit E-2	Form of Mortgage (Altona)
Exhibit E-3	Form of Mortgage (Chateaugay)
Exhibit E-4	Form of Mortgage (Wethersfield)
Exhibit E-5	Form of Security Agreement
Exhibit E-6	Form of Depositary Agreement
Exhibit E-7	Form of Project Company Guarantee
Exhibit E-8	Form of Borrower Pledge Agreement
Exhibit E-9	Form of Equity Support Member Pledge Agreement
Exhibit E-10	Form of Noble Environmental Pledge Agreement
Exhibit E-11	Schedule of Security Filings
Exhibit E-12	Form of Non-Disturbance Agreement
Exhibit E-13	Schedule of Landowner Mortgagees
Exhibit E-14	Form of Interest Rate Agreement

Consents to Collateral Assignment
Exhibit F-1	Form of Contracting Party Consent
Exhibit F-2	Schedule of Contracting Party Consents
Exhibit F-3	Missing Landowner Consents

Closing Certificates
Exhibit G-1	Form of Borrower’s Certificate
Exhibit G-2(a)	Form of Market Consultant’s Certificate
Exhibit G-2(b)	Form of Insurance Consultant’s Certificate
Exhibit G-2(c)	[Reserved]

Exhibit G-3(a)	Form of Independent Engineer’s Report
Exhibit G-3(b)	Form of Independent Engineer’s Completion Certificate
Exhibit G-4	Form of Borrower’s Environmental Consultant’s Certificate
Exhibit G-5	Form of Borrower’s Term-Conversion Certificate

Project Description Exhibits
Exhibit H-1	Project Descriptions
Exhibit H-2	Schedule of Applicable Permits
Exhibit H-3	Base Case Projections
Exhibit H-4	Pending Litigation
Exhibit H-5	Hazardous Substances Disclosure
Exhibit H-6	Schedule of Other Noble Documents
Exhibit H-7	Conveyed Transmission Owner Facilities
Exhibit H-8	Borrower Offices; Location of Collateral
Exhibit H-9	Key Employees

Other
Exhibit-I	Lenders/Lending Offices and Proportionate Shares/Voting Shares
Exhibit-J	Amortization Schedule
Exhibit-K	Insurance Requirements

FINANCING AGREEMENT

This FINANCING AGREEMENT (this “Financing Agreement”), dated as of June 30, 2008, is executed by and among NOBLE ENVIRONMENTAL POWER 2008 HOLD CO., LLC, a Delaware limited liability company, the banks or other financial institutions listed in Exhibit I or who later become a party hereto, as Lenders, CITIBANK, N.A., as Administrative Agent for the Lender and Collateral Agent for the Secured Parties, CITIBANK GLOBAL MARKETS, INC., acting on behalf of Citibank, N.A., as Joint Lead Arranger and Joint Bookrunner, RBS SECURITIES CORPORATION, doing business as RBS GREENWICH CAPITAL, as Syndication Agent, HSH NORDBANK AG, NEW YORK BRANCH, and THE ROYAL BANK OF SCOTLAND PLC, as Co-Documentation Agents, and RBS SECURITIES CORPORATION, doing business as RBS GREENWICH CAPITAL, and HSH NORDBANK AG, NEW YORK BRANCH, as Joint Lead Arrangers and Joint Bookrunners.

In consideration of the agreements herein and in the other Financing Documents and in reliance upon the representations and warranties set forth herein and therein, the parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1           Definitions.  Except as otherwise expressly provided, capitalized terms used in this Financing Agreement and its exhibits shall have the meanings given in Exhibit A.

1.2           Rules of Interpretation.  Except as otherwise expressly provided, the rules of interpretation set forth in Exhibit A shall apply to this Financing Agreement and the other Financing Documents.

ARTICLE 2
THE CREDIT FACILITIES

2.1           Construction Loan Facility.

(a)           Availability.  Subject to the terms and conditions set forth in this Financing Agreement, each Lender severally agrees to advance to Borrower from time to time during the Construction Loan Availability Period but no more frequently than twice per month such loans as Borrower may request under this Section 2.1(a) (each individually, a “Construction Loan” and collectively the “Construction Loans”), in an aggregate principal amount not to exceed such Lender’s Construction Loan Commitment (the “Construction Loan Facility”); provided, however, that after giving effect to the making of any Construction Loans, in no event shall the aggregate principal amount of all Construction Loans then outstanding exceed the Total Construction Loan Commitment; provided, further, that the aggregate principal amount of the Construction Loans disbursed hereunder during the period between the Financial Closing Date (including the initial disbursement of the Construction Loans as of such date, if applicable) and June 30, 2008 shall not exceed $418,400,000.

(b)           Notice of Borrowing.  Borrower shall request Construction Loans by delivering to Administrative Agent a written notice substantially in the form of Exhibit D-1,

appropriately completed and executed by a Responsible Officer or an Authorized Person of Borrower (a “Notice of Borrowing”).  The amount of the requested Borrowing shall be in the minimum amount of Five Hundred Thousand Dollars ($500,000) or an integral multiple of One Hundred Thousand Dollars ($100,000) in excess thereof, except for (i) the final Construction Loan and (ii) the Term Loans, or such other amount agreed to by Administrative Agent; provided that the Final Drawing of Construction Loans shall be for the full remaining amount of the Available Construction Loan Commitment.  Borrower shall deliver to Administrative Agent a Notice of Borrowing relating to each Construction Loan (i) at least three (3) Banking Days before the date of the requested Borrowing of a LIBO Rate Loan and (ii) at least one Banking Day before the date of the requested Borrowing of a Base Rate Loan.  Each Notice of Borrowing shall be irrevocable.

(c)           Construction Loan Interest.  Borrower shall pay interest on the applicable date set forth in Section 2.4(a) on the unpaid principal amount of each Construction Loan that is a LIBO Rate Loan calculated from the date such Construction Loan is provided to Borrower until the date of repayment or prepayment of such Construction Loan at a rate per annum, at all times during each Interest Period for such Construction Loan, equal to the LIBO Rate for such Interest Period plus the Applicable Construction Loan Margin.  Borrower shall pay interest on the applicable date set forth in Section 2.4(a) on the unpaid principal amount of each Construction Loan that is a Base Rate Loan calculated from the date such Construction Loan is provided to Borrower until the date of repayment or prepayment of such Construction Loan at a rate per annum equal to the applicable Base Rate during the period when such Construction Loan is outstanding plus the Applicable Construction Loan Margin.

(d)           Construction Loan Principal Payments.  Borrower shall repay to Administrative Agent, for the account of the Lenders, in full on the Construction Loan Maturity Date, the unpaid principal amount of (together with accrued and unpaid interest on) all Construction Loans made by the Lenders which have not been extended and converted into a Term Loan as provided in Section 2.2(a), together with any remaining unpaid fees, costs and other amounts due and payable in accordance with this Financing Agreement, at which time such Construction Loans shall be considered fully repaid.

(e)           Use of Construction Loan Proceeds.

(i)            Borrower shall use the proceeds of the Construction Loans solely to pay or fund, or cause to be paid or funded, Project Costs.

(ii)           Notwithstanding anything to the contrary herein, a portion of the Total Construction Loan Commitment in an amount up to the Permitted Completion Amount shall be available for purposes of funding the Completion Reserve Account on the date on which Term-Conversion has occurred, all as more fully set forth in Sections 3.3(a) and 3.3(i) of this Financing Agreement.

(iii)          If any Construction Loan Commitment remains after the funding required under clause (ii) above, Borrower, concurrently with the Final Drawing, may request a Construction Loan in the amount of such funds for deposit into the Operating Account.

2.2           Term Credit Facility.

(a)           Term-Conversion of Construction Loans.

(i)            Availability.  Subject to the terms and provisions set forth in this Financing Agreement, on the Term-Conversion Date specified pursuant to this Section 2.2(a), Borrower may convert the Construction Loans into a Term Loan and correspondingly extend until the Term Loan Maturity Date the maturity date of such Construction Loans made by each Lender in an aggregate principal amount that does not exceed such Lender’s Term Loan Commitment (the “Term Loan Facility”) and evidenced by such Lender’s Term Loan Note; provided, that after giving effect to the making of any Term Loans on the Term-Conversion Date, in no event shall the aggregate principal amount of all Term Loans then outstanding exceed the Total Term Loan Commitment.

(ii)           Notice of Term-Conversion.  Borrower shall request Term-Conversion by delivering to Administrative Agent an irrevocable written notice substantially in the form of Exhibit D-2, appropriately completed and executed by a Responsible Officer or an Authorized Person of Borrower (a “Notice of Term-Conversion”).  Borrower shall deliver the Notice of Term-Conversion at least five (5) Banking Days before the requested Term-Conversion Date.

(b)           Term Loan Interest.  Borrower shall pay interest on the applicable date set forth in Section 2.4(a) on the unpaid principal amount of each Term Loan that is a LIBO Rate Loan calculated from the date of such Term Loan until the repayment or prepayment thereof at a rate per annum during each Interest Period for such Term Loan equal to the LIBO Rate for such Interest Period plus the Applicable Term Loan Margin.  Borrower shall pay interest on the applicable date set forth in Section 2.4(a) on the unpaid principal amount of each Term Loan that is a Base Rate Loan calculated from the date of such Term Loan until the repayment or prepayment thereof at a rate per annum for such Term Loan equal to the applicable Base Rate during the period when such Term Loan is outstanding plus the Applicable Term Loan Margin.

(c)           Term Loan Principal Payments.  Borrower shall repay to Administrative Agent, for the account of each Lender, the aggregate unpaid principal amount of each Term Loan made by such Lender in installments payable on each Repayment Date in accordance with the Amortization Schedule set forth on Exhibit J (as the same may be amended in accordance with this Financing Agreement), together with any remaining unpaid principal, interest, fees and costs due and payable in accordance with this Financing Agreement on the Term Loan Maturity Date.

2.3           Letters of Credit/Cash Collateral Loans.

(a)           Issuance and Availability.

(i)            Energy Hedge LC/Cash Collateral Loans.  Subject to the terms and conditions contained in this Financing Agreement, LC Fronting Bank (following its appointment by Borrower and Administrative Agent and execution of a joinder agreement in form and reasonably substance satisfactory to Borrower and Administrative Agent) irrevocably agrees to issue the Energy Hedge LC for the account of Borrower and in favor of the Energy Hedge Provider as beneficiary pursuant to the Energy Hedge Agreement.  Subject to the terms and conditions contained in this Financing Agreement, Borrower may request (and each Lender hereby agrees to advance in accordance with Section 2.3(e)(v)) a loan (such loan, the “Energy Hedge Cash Collateral Loan”) the proceeds of which shall be used solely for purposes of funding a cash deposit in favor of the Energy Hedge Provider (in lieu of the Energy Hedge LC) as beneficiary pursuant to the Energy Hedge Agreement.  Any such Energy Hedge Cash Collateral Loan shall be requested by delivering to Administrative Agent an irrevocable Notice of Borrowing at least three (3) Banking Days before the date of the requested Borrowing of the Energy Hedge Cash Collateral Loan that is a LIBO Rate Loan and (ii) at least one Banking Day before the date of the requested Borrowing of the Energy Hedge Cash Collateral Loan that is a Base Rate Loan.  The Energy Hedge LC shall be in an initial Stated Amount equal to $55,000,000 and shall be substantially in the form attached hereto as Exhibit B-3.  The Energy Hedge Cash Collateral Loan shall be in a principal amount not to exceed $55,000,000.

(ii)           DSRA LC/Cash Collateral Loans.  Subject to the terms and conditions contained in this Financing Agreement, LC Fronting Bank (following its appointment by Borrower and Administrative Agent and execution of a joinder agreement in form and substance reasonably satisfactory to Borrower and Administrative Agent) irrevocably agrees to issue, during the applicable LC Issuance Period, the DSRA LC for the account of Borrower and in favor of Administrative Agent as beneficiary pursuant to Section 5.3(d)(iii) of the Depositary Agreement.  Subject to the terms and conditions contained in this Financing Agreement, Borrower may request (and each Lender hereby agrees to advance in accordance with Section 2.3(e)(v)) a loan (such loan, the “DSRA Cash Collateral Loan”) the proceeds of which shall be used solely for purposes of funding a cash deposit in favor of Administrative Agent and Collateral Agent (acting for the Secured Parties) that shall be funded in the Debt Service Reserve Account (in lieu of the DSRA LC) for application in accordance with the Depositary Agreement.  Any such DSRA Cash Collateral Loan shall be requested by delivering to Administrative Agent an irrevocable Notice of Borrowing at least three (3) Banking Days before the date of the requested Borrowing of the DSRA Cash Collateral Loan that is a LIBO Rate Loan and (ii) at least one Banking Day before the date of the requested Borrowing of the DSRA Cash Collateral Loan that is a Base Rate Loan.  The DSRA LC shall be in a maximum initial Stated Amount equal to $30,000,000 (the “Maximum Stated DSRA LC Amount”) and shall be substantially in the form attached hereto as Exhibit B-4.  The DSRA Cash Collateral Loan shall be in a principal amount not to exceed $30,000,000.

(iii)          Project Agreement LCs/Cash Collateral Loans.  Subject to the terms and conditions contained in this Financing Agreement, LC Fronting Bank (following its appointment by Borrower and Administrative Agent and execution of a joinder agreement in form and substance reasonably satisfactory to Borrower and Administrative Agent) irrevocably agrees to issue, during the applicable LC Issuance Period, one or more Project Agreement LCs for the account of Borrower and in favor of the applicable counterparty under the applicable Project Documents.  Subject to the terms and conditions contained in this Financing Agreement, Borrower may request (and each Lender hereby agrees to advance in accordance with Section 2.3(e)(v)) a loan (any such loan, a “Project Agreement Cash Collateral Loan”) the proceeds of which shall be used solely for purposes of funding a cash deposit in favor of the applicable counterparty (or a third party providing credit support in support in favor of such counterparty) under the applicable Project Documents.  Any such Project Agreement Cash Collateral Loan shall be requested by delivering to Administrative Agent an irrevocable Notice of Borrowing at least three (3) Banking Days before the date of the requested Borrowing of any Project Agreement Cash Collateral Loan that is a LIBO Rate Loan and (ii) at least one Banking Day before the date of the requested Borrowing of any Project Agreement Cash Collateral Loan that is a Base Rate Loan.  Each Project Agreement LC shall be substantially in the form attached hereto as Exhibit B-5.  The aggregate principal amount of the Project Agreement Cash Collateral Loans shall not exceed $24,000,000 at any time prior to and including the date occurring six months after the Term-Conversion Date and $4,000,000 thereafter.

(b)           Letter of Credit/Cash Collateral Loan Commitments and Adjustments.  The Total LC/Cash Collateral Commitment shall be a separate facility, and the issuance of the Letters of Credit and the making of the Cash Collateral Loans shall be deemed to reduce, in an amount equal to the aggregate Stated Amount of such Letters of Credit or the aggregate principal amount of the Cash Collateral Loans, the Available LC/Cash Collateral Commitment.  Any Drawing Payment with respect to the Energy Hedge LC shall permanently reduce the available Stated Amount thereof pursuant to this Financing Agreement and the Total LC/Cash Collateral Commitment applicable thereto shall be permanently reduced, each in an amount equal to such Drawing Payment.  Any Energy Hedge Cash Collateral Loan shall reduce the portion of the Total LC/Cash Collateral Commitment applicable thereto by an amount equal to the principal amount of such Energy Hedge Cash Collateral Loan.  Any Drawing Payment with respect to the DSRA LC shall reduce the available Stated Amount thereof pursuant to this Financing Agreement and the Total LC/Cash Collateral Commitment applicable thereto shall be reduced in an amount equal to such Drawing Payment.  Any DSRA Cash Collateral Loan shall reduce the portion of the Total LC/Cash Collateral Commitment applicable thereto by an amount equal to the principal amount of such DSRA Cash Collateral Loan; provided that the Stated Amount of the DSRA LC (and the amount of the Total LC/Cash Collateral Commitment applicable thereto) shall, pursuant to a Notice of LC Activity, be increased by the amount of any repayments of any principal amount of DSRA LC Loans to an amount not to exceed the Maximum Stated DSRA LC Amount upon the repayment of any DSRA LC Loans and any interest accrued with respect thereto.  Any Drawing Payment with respect to any Project Agreement LC shall reduce the available Stated Amount pursuant to this Financing Agreement and the Total LC/Cash Collateral Commitment applicable thereto shall be reduced in an amount equal to such Drawing Payment.  Any Project Agreement Cash Collateral Loan shall reduce the portion of the Total LC/Cash Collateral Commitment applicable thereto by an amount equal to the principal amount of such Project Agreement Cash Collateral Loan, provided that the Stated Amount of each Project Agreement LC (and the amount of the Total LC/Cash Collateral Commitment applicable thereto) shall, pursuant to a Notice of LC Activity, be increased by the amount of any repayments of any principal amount of Project Agreement LC Loans to an amount not to exceed the amount specified in Section 2.5(a)(iii) upon the repayment of any Project Agreement LC Loans and any interest accrued with respect thereto.  Notwithstanding anything to the contrary provided in this Financing Agreement, the sum of the Stated Amounts of any Letters of Credit issued hereunder at any time, any Reimbursement Obligations remaining unpaid at any time, the Cash Collateral Loans and LC Loans outstanding at any time shall not exceed the Total LC/Cash Collateral Commitment.

(c)           Notice of LC Activity. Subject to the terms and conditions contained in this Financing Agreement, Borrower shall request (x) the issuance or extension of any Letter of Credit, (y) so long as no Default or Event of Default has occurred and is continuing, any decrease or increase (subject to the satisfaction of the requirements in Section 2.3(b)) in the Stated Amount thereof or (z) so long as no Default or Event of Default has occurred and is continuing, upon the full or partial repayment of any DSRA LC Loans or Project Agreement LC Loans and any interest accrued with respect thereto, any increase in the Stated Amount thereof, by delivering to Administrative Agent and LC Fronting Bank an irrevocable written notice in the form of Exhibit D-5, appropriately completed (a “Notice of LC Activity”), which specifies, among other things:

(i)            the particulars of any Letters of Credit to be issued, extended or amended, including the then-current Stated Amount of such Letters of Credit (which shall not exceed the then Available LC/Cash Collateral Commitment applicable to such Letters of Credit); and

(ii)           with respect to the DSRA LC or any Project Agreement LC, if a change to the Stated Amount of such Letter of Credit is requested, the amount by which such Stated Amount is to be changed.

In the case of the DSRA LC or any Project Agreement LC, Borrower shall deliver the Notice of LC Activity to Administrative Agent (with a copy to LC Fronting Bank) at least three (3) Banking Days before the date of issuance or change of the Stated Amount of such Letter of Credit.  Upon the adjustment date specified in such Notice of LC Activity, subject to the terms and conditions set forth in this Financing Agreement, LC Fronting Bank shall, by amendment or adjustment to the Letter of Credit, adjust the Stated Amount thereof to reflect the change specified in such Notice of LC Activity.  From the effective date of any such adjustment, the LC Fees payable pursuant to Section 2.6(c) shall be computed on the basis of the Stated Amount as so adjusted.  The initial Notice of LC Activity requesting the issuance of the Energy Hedge LC as described in Section 2.3(a) may be delivered to Administrative Agent (with a copy to LC Fronting Bank) two (2) Banking Days before the requested issuance date.

(d)           Drawings, DSRA LC Loans, Energy Hedge LC Loan and Project Agreement LC Loans.

(i)            Drawings.  Subject to the terms and conditions of this Financing Agreement, each Lender severally agrees to advance to LC Fronting Bank, for the account of Borrower, such Lender’s Proportionate Share of the full amount of any Drawing Payment under any Letter of Credit.  Upon the making of any Drawing Payment, Borrower shall be obligated to reimburse LC Fronting Bank for such Drawing Payment as provided below.

(ii)           Lender Participation.  (A) If any Drawing Payment on the Energy Hedge LC is not repaid by a Reimbursement Payment in accordance with Section 2.3(d)(iii)(A), (B) if any Drawing Payment on the DSRA LC is not repaid by a Reimbursement Payment in accordance with Section 2.3(d)(iv)(A), or (C) if any Drawing Payment on any Project Agreement LC is not repaid by a Reimbursement Payment in accordance with Section 2.3(d)(v)(A), each Lender hereby agrees that it shall forthwith purchase from LC Fronting Bank a participation interest in the unreimbursed Drawing Payment made by LC Fronting Bank under such Letter of Credit, in an amount equal to such Lender’s Proportionate Share of such unreimbursed Drawing Payment.

(iii)          Reimbursement of Energy Hedge LC.

(A)          Immediately after receipt of notice from LC Fronting Bank of the payment by LC Fronting Bank of any Drawing Payment under the Energy Hedge LC or a notice from Administrative Agent of a Cash Collateral Withdrawal with respect to Cash Collateral funded with the proceeds of an Energy Hedge Cash Collateral Loan, in each case, received not later than 2:00 p.m. New York time, on the date of such notice (or on the next succeeding day if such notice is received after 2:00 p.m. New York time), Borrower shall (x) in the case of a Drawing Payment under the Energy Hedge LC, make or cause to be made to LC Fronting Bank for its own account or for the benefit of any Lender advancing its Proportionate Share under Section 2.3(d)(i), as the case may be, a Reimbursement Payment in an amount equal to the full amount of such Drawing Payment plus interest accrued at the rate equal to the sum of the Base Rate then in effect and the Applicable LC Loan Margin if such Reimbursement Payment is made on the next succeeding day after receipt of such notice or (y) in the case of a Cash Collateral Withdrawal, make or cause to be made to Administrative Agent, for the benefit of the Lenders, a prepayment of the Energy Hedge Cash Collateral Loan in an amount equal to the amount of such Cash Collateral Withdrawal plus interest accrued at the rate equal to the sum of the Base Rate then in effect and the Applicable LC Loan Margin if such Energy Hedge Cash Collateral Loan repayment is made on the next succeeding day after receipt of such notice.

(B)           In the event that any Reimbursement Payment with respect to any Drawing Payment in respect of the Energy Hedge LC or any required prepayment of the Energy Hedge Cash Collateral Loan in respect of any Cash Collateral Withdrawal with respect to Cash Collateral funded with Energy Hedge Cash Collateral Loans is not made by Borrower on the date required pursuant to Section 2.3(d)(iii)(A) (each such unreimbursed Drawing Payment or portion thereof, an “Unpaid Drawing”), then, as long as an Event of Default (other than an Event of Default that will be cured with the proceeds of the proposed draw on the applicable Letter of Credit or Cash Collateral) has not occurred and is continuing, the amount of such Reimbursement Payment or the portion of the Energy Hedge Cash Collateral Loan that was required to have been repaid, as applicable, that is not so timely made shall be converted to a Loan (an “Energy Hedge LC Loan”).  The Energy Hedge LC Loan shall be due and payable in full on the  twelfth (12th) Repayment Date following the Term-Conversion Date (the “Energy Hedge LC Loan Maturity Date”).  Borrower shall pay interest on the unpaid amount of the Energy Hedge LC Loan calculated from the date of such Energy Hedge LC Loan until such Energy Hedge LC Loan is repaid in full at a rate per annum equal to (1) with respect to LIBO Rate Loans, during each Interest Period for such Energy Hedge LC Loan equal to the LIBO Rate for such Interest Period plus two percent (2%) per annum and (2) with respect to Base Rate Loans, during the period that such LC Loan remains a Base Rate Loan, the applicable Base Rate plus one percent (1%) per annum.

(iv)          Reimbursement of DSRA LC.

(A)          Immediately after receipt of notice from LC Fronting Bank of the payment by LC Fronting Bank of any Drawing Payment under the DSRA LC or a notice from Administrative Agent of a Cash Collateral Withdrawal with respect to Cash Collateral funded with the proceeds of a DSRA Cash Collateral Loan, in each case, received not later than 2:00 p.m., New York time, on the date of such notice (or on the next succeeding day if such notice is received after 2:00 p.m. New York time), Borrower shall (x) in the case of a Drawing Payment under the DSRA LC, make or cause to be made to LC Fronting Bank for its own account or for the benefit of any Lender advancing its Proportionate Share under Section 2.3(d)(i), as the case may be, a Reimbursement Payment in an amount equal to the full amount of such Drawing Payment plus interest accrued at the rate equal to the sum of the Base Rate then in effect and the Applicable LC Loan Margin if such Reimbursement Payment is made on the next succeeding day after receipt of such notice or (y) in the case of a Cash Collateral Withdrawal, make or cause to be made to Administrative Agent, for the benefit of the Lenders, a prepayment of the DSRA Cash Collateral Loan in an amount equal to the amount of such Cash Collateral Withdrawal plus interest accrued at the rate equal to the sum of the Base Rate then in effect and the Applicable LC Loan Margin if such DSRA Cash Collateral Loan repayment is made on the next succeeding day after receipt of such notice.

(B)           In the event that Borrower shall not have timely made (x) any Reimbursement Payment pursuant to Section 2.3(d)(iv)(A), or shall have made only a partial Reimbursement Payment pursuant to such Section, or (y) any required prepayment of the DSRA Cash Collateral Loan in respect of any Cash Collateral Withdrawal with respect to Cash Collateral funded with DSRA Cash Collateral Loans pursuant to Section 2.3(d)(iv)(A), or shall have made only a partial prepayment pursuant to such Section, then, in either case, as long as an Event of Default (other than an Event of Default that will be cured with the proceeds of the proposed draw on the applicable Letter of Credit or Cash Collateral) has not occurred and is continuing, the amount of the applicable Reimbursement Payment that is not so timely made shall be converted to a Loan (a “DSRA LC Loan”).  Each DSRA LC Loan shall be due and payable in full on the earlier to occur of the (aa) twelfth (12th) Repayment Date following the date of the making of any Drawing Payment by LC Fronting Bank with respect to the DSRA LC and (bb) Term Loan Maturity Date (the “DSRA LC Loan Maturity Date”).  Borrower shall pay interest on the unpaid amount of each DSRA LC Loan calculated from the date of such DSRA LC Loan until such DSRA LC Loan is repaid in full at a rate per annum  equal to (1) with respect to LIBO Rate Loans, during each Interest Period for such DSRA LC Loan equal to the LIBO Rate for such Interest Period plus the Applicable LC Loan Margin and (2) with respect to Base Rate Loans, during the period that such LC Loan remains a Base Rate Loan, the applicable Base Rate plus the Applicable LC Loan Margin.

(v)           Reimbursement of Project Agreement LC.

(A)          Immediately after receipt of notice from LC Fronting Bank of the payment by LC Fronting Bank of any Drawing Payment under any Project Agreement LC or a notice from Administrative Agent of a Cash Collateral Withdrawal with respect to any Cash Collateral funded with the proceeds of a Project Agreement Cash Collateral Loan, in each case, received not later than 2:00 p.m., New York time, on the date of such notice (or on the next succeeding day if such notice is received after 2:00 p.m. New York time) Borrower shall (x) in the case of a Drawing Payment under a Project Agreement LC, make or cause to be made to LC Fronting Bank for its own account or for the benefit of any Lender advancing its Proportionate Share under Section 2.3(d)(i)), as the case may be, a Reimbursement Payment in an amount equal to the full amount of such Drawing Payment plus interest accrued at the rate equal to the sum of the Base Rate then in effect and the Applicable LC Loan Margin if such Reimbursement Payment is made on the next succeeding day after receipt of such notice or (y) in the case of a

Cash Collateral Withdrawal, make or cause to be made to Administrative Agent, for the benefit of the Lenders, a prepayment of the Project Agreement Cash Collateral Loan in an amount equal to the amount of such Cash Collateral Withdrawal plus interest accrued at the rate equal to the sum of the Base Rate then in effect and the Applicable LC Loan Margin if such Project Agreement Cash Collateral Loan repayment is made on the next succeeding day after receipt of such notice.

(B)           In the event that Borrower shall not have timely made (x) any Reimbursement Payment pursuant to Section 2.3(d)(v)(A), or shall have made only a partial Reimbursement Payment pursuant to such Section, or (y) any required prepayment of a Project Agreement Cash Collateral Loan in respect of any Cash Collateral Withdrawal with respect to Cash Collateral funded with Project Agreement Cash Collateral Loans pursuant to Section 2.3(d)(v)(A), or shall have made only a partial prepayment pursuant to such Section, then, in either case,, as long as an Event of Default (other than an Event of Default that will be cured with the proceeds of the proposed draw on the applicable Letter of Credit or applicable Cash Collateral) has not occurred and is continuing, the amount of the applicable Reimbursement Payment that is not so timely made shall be converted to a Loan (a “Project Agreement LC Loan”).  Each Project Agreement LC Loan shall be due and payable in full on the earlier to occur of the (aa) twelfth (12th) Repayment Date following the date of the making of any Drawing Payment by LC Fronting Bank with respect to the Project Agreement LC and (bb) the earlier of (1) the third anniversary of the Project Agreement LC Expiration Date and (2) the Term Loan Maturity Date (the “Project Agreement LC Loan Maturity Date”).  Borrower shall pay interest on the unpaid amount of each Project Agreement LC Loan calculated from the date of such Project Agreement LC Loan until such Project Agreement LC Loan is repaid in full at a rate per annum equal to (1) with respect to LIBO Rate Loans, during each Interest Period for such Project Agreement LC Loan equal to the LIBO Rate for such Interest Period plus the Applicable LC Loan Margin and (2) with respect to Base Rate Loans, during the period that such LC Loan remains a Base Rate Loan, the applicable Base Rate plus the Applicable LC Loan Margin.

(e)           Adjustments to Stated Amount; Cancellation.

(i)            Adjustments to Stated Amount.  The Stated Amount of each Letter of Credit may be adjusted as provided in Section 2.3(b).

(ii)           Other Reductions in Stated Amount.

(A)          From and after the Term-Conversion Date, Borrower may, from time to time upon three (3) Banking Days’ irrevocable notice and the delivery of a Notice of LC Activity pursuant to clause (c) above to Administrative Agent and LC Fronting Bank, permanently reduce the Stated Amount, Available LC/Cash Collateral Commitment and/or Total LC/Cash Collateral Commitment, as applicable, with respect to the DSRA LC by the amount of One Hundred Thousand Dollars ($100,000), or an integral multiple thereof, or, from and after the Term-Conversion Date, Borrower may, from time to time upon thirty (30) days’ prior notice to Administrative Agent and LC Fronting Bank, cancel the DSRA LC in its entirety; provided, however, that upon such reduction or cancellation, amounts on deposit in the Debt Service Reserve Account and/or covered by the remaining DSRA LC or another Acceptable DSRA LC shall at least equal the DSRA Minimum Balance.

(B)           From the effective date of any reduction under this Section 2.3(e), the LC Fees payable pursuant to Section 2.6(c) shall be computed on the basis of the Stated Amount, Available LC/Cash Collateral Commitment and/or Total LC/Cash Collateral Commitment, as applicable, as so reduced.  Once reduced or canceled pursuant to clause (A) above, the Stated Amount of the DSRA LC may not be increased.  Any reductions to the Stated Amount, Available LC/Cash Collateral Commitment and/or Total LC/Cash Collateral Commitment, as applicable, of the DSRA LC shall be applied ratably to each Lender’s LC Commitment.

(iii)          Cancellation Upon Acceleration.  At such time as, pursuant to the terms hereof, Administrative Agent and the Lenders have accelerated the Obligations and unless Borrower has provided LC Fronting Bank with cash collateral on terms and conditions reasonably satisfactory to LC Fronting Bank in an amount equal to 102.5% of the Stated Amount of each Letter of Credit then outstanding and all Reimbursement Obligations of Borrower then outstanding, LC Fronting Bank shall be entitled to cancel each Letter of Credit at any time at least forty-five (45) days after delivery to Administrative Agent, the beneficiary of such Letter of Credit and Borrower of a written notice of such intent to cancel.

(iv)          Expiration/Repayment of Cash Collateral Loans.  The Letters of Credit shall expire on their respective Expiration Dates (which shall in no event be later than the earlier of (x) one year from the date of issuance of such Letter of Credit and (y) (1) the Term Loan Maturity Date, with respect to the DSRA LC, (2) the Term-Conversion Date, with respect to the Energy Hedge LC, or (3) the seventh (7th) anniversary of the Term-Conversion Date, with respect to any Project Agreement LC; provided, however, that on the seventh (7th) anniversary of the Term-Conversion Date, each Project Agreement LC shall automatically extend for successive 12-month periods unless and until LC Fronting Bank provides written notice of cancellation with respect to such Project Agreement LC to Borrower at least forty-five (45) days prior to the seventh (7th) anniversary of the Term-Conversion Date or each succeeding anniversary thereof (the “Project Agreement LC Expiration Date”), or on such earlier date if terminated pursuant to the terms of this Financing Agreement or the applicable Letter of Credit; provided, that each Letter of Credit, by its terms, may automatically extend for additional one year periods past the stated Expiration Date (but not past the relevant dates set forth in clause (y) set forth herein) therein unless LC Fronting Bank provides to Borrower and the beneficiaries thereof at least forty-five (45) days’ (or such longer period as may be acceptable to LC Fronting Bank, acting reasonably) prior written notice that such Letters of Credit shall terminate upon the then effective Expiration Date (such notice to be given in such manner and at such times as described in the applicable Letter of Credit).  Cash Collateral Loans with respect to each category of the Total LC/Cash Collateral Commitment, as applicable, shall be repaid in full to Administrative Agent (acting for the benefit of the Lenders), with all interest, fees and other amounts accrued thereon, on or prior to the relevant Expiration Date provided in clause (y) of the first sentence of this sub-clause (iv).  Borrower shall pay interest on the unpaid amount of each Cash Collateral Loan calculated from the date when such Cash Collateral Loan is made hereunder until such Cash Collateral Loan is repaid in full at a rate per annum equal to (1) with respect to LIBO Rate Loans, during each Interest Period for such Cash Collateral Loan equal to the LIBO Rate plus the Applicable LC Loan Margin and (2) with respect to Base Rate Loans, during the period that such Cash Collateral Loan remains a Base Rate Loan, the applicable Base Rate plus the Applicable LC Loan Margin.

(v)           Lender Participation.  Each Lender irrevocably agrees, in each case on the terms and conditions contained in this Financing Agreement, to participate in the Letters of Credit in such Lender’s Proportionate Share of the maximum amount which is or at any time may become available to be drawn thereunder and to make loans to Borrower in the amount equal to such Lender’s Proportionate Share of each Cash Collateral Loan requested by Borrower hereunder.  Immediately upon the issuance of any Letter of Credit, LC Fronting Bank shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed to have purchased and received from LC Fronting Bank, in each case irrevocably and without any further action by any party, an undivided interest and participation in the Letter of Credit, each Drawing and the other obligations in respect thereof in an amount equal to such Lender’s Proportionate Share referenced above.

(vi)          Draw Procedures.  LC Fronting Bank shall require the Lenders to pay to LC Fronting Bank their respective Proportionate Share of all or any portion of any Drawing made or to be made by LC Fronting Bank under any Letter of Credit by contacting Administrative Agent telephonically (promptly confirmed in writing) at any time after LC Fronting Bank has received notice of or request for such Drawing, and specifying the amount of such Drawing, such Lender’s Proportionate Share thereof, and the date on which such Drawing is to be made or was made and Administrative Agent shall promptly notify each Lender thereof; provided, however, that LC Fronting Bank shall not request the Lenders to make any payment in connection with any portion of a Drawing for which LC Fronting Bank has received a Reimbursement Payment from Borrower.  Upon receipt of any such request for payment from LC Fronting Bank, each Lender shall pay to LC Fronting Bank such Lender’s Proportionate Share of the unreimbursed portion of such Drawing, together with interest thereon at a per annum rate equal to the Federal Funds Rate from the date of such Drawing to the date on which such Lender makes payment.  Each Lender’s obligation to make each such payment to LC Fronting Bank shall be absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including the occurrence or continuance of any Default or Event of Default, or the failure of any other Lender to make any payment hereunder, and each Lender further agrees that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  If any Reimbursement Payment is made by Borrower to Administrative Agent or LC Fronting Bank, Administrative Agent or LC Fronting Bank, as applicable, shall pay to each Lender which has paid its Proportionate Share of the Drawing such Lender’s Proportionate Share of the Reimbursement Payment and shall, in the case of Administrative Agent, pay to LC Fronting Bank and, in the case of LC Fronting Bank, retain, the balance of such Reimbursement Payment.

(f)            Commercial Practices.  Borrower agrees that none of LC Fronting Bank, Administrative Agent, nor any Lender (nor any of their respective directors, officers or employees) shall be liable or responsible for, and the Reimbursement Obligations of Borrower and Borrower’s obligations to repay the DSRA LC Loans, the Energy Hedge LC Loan and the Project Agreement LC Loans shall be shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Financing Agreement regardless of:  (i) the use of any Letter of Credit or for any acts or omissions of any beneficiary or transferee in connection therewith; (ii) payment by LC Fronting Bank against presentation of documents which do not strictly comply with the terms of any Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit so long as such documents substantially comply with the terms of such Letter of Credit and LC Fronting Bank has not acted with gross negligence or willful misconduct; (iii) any amendment or waiver of or any consent to departure from all or any terms of any of the Financing Documents agreed by Borrower; (iv) the existence of any claim, setoff, defense or other right which Borrower may have at any time against any beneficiary or transferee of any Letter of Credit (or any Persons for whom any such beneficiary or transferee may be acting), Administrative Agent, LC Fronting Bank, any Lender or any other Person, whether in connection with this Financing Agreement, the transactions contemplated herein or in the other Financing Documents, or in any unrelated transaction; (v) any demand, statement, certificate, draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (vi) any extension of time for or delay, renewal or compromise of or other indulgence or modification to the Drawing Payment granted or agreed to by Administrative Agent, LC Fronting Bank, or any Lender; (vii) any failure of the relevant Project Document under which the relevant Letter of Credit is issued or any other Operative Document to be in full force and effect, (viii) any failure to perfect or preserve the perfection of any Lien thereon, or the release of any of the Collateral securing the performance or observance of the terms of this Financing Agreement or any of the other Financing Documents, or (ix) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except, in each case, that LC Fronting Bank shall be liable to Borrower for acts or events described in clauses (i) through (ix) above to the extent suffered by Borrower which Borrower provides evidence that such acts or events were caused by (A) LC Fronting Bank’s willful misconduct or gross negligence in determining whether a drawing made under any Letter of Credit complies with the terms and conditions stated therein or (B) LC Fronting Bank’s willful failure to pay under any Letter of Credit after a drawing by the beneficiary strictly complying with the terms and conditions stated therein.  Without limiting the foregoing, LC Fronting Bank may accept any document that appears on its face to be in order, without responsibility for further investigation.  Borrower hereby waives any right to object to any payment made under any Letter of Credit with regard to a drawing that is in the form provided in such Letter of Credit but which varies with respect to punctuation (except punctuation with respect to any Dollar amount specified therein), capitalization, spelling or similar administrative matters of form that do not change meaning.

(g)           Replacement of Cash Collateral with Letters of Credit.  Notwithstanding anything to the contrary set forth herein, following the appointment of the LC Fronting Bank by Borrower and Administrative Agent, Borrower may elect to replace any Cash Collateral funded with the applicable Cash Collateral Loans with a corresponding Letter of Credit in favor of the beneficiary specified by Borrower, as required in Section 2.3(a) upon providing a written notice to Administrative Agent at least three (3) Banking Days prior to the requested replacement and providing the LC Fronting Bank with a Notice of LC Activity requesting the issuance of such Letter of Credit.  Subject to the terms and conditions set forth herein, including the satisfaction of conditions set forth in Section 3.4, and upon receiving a confirmation from Administrative Agent that the relevant Cash Collateral Loan has been repaid in full, together with all interest, fees and other amounts accrued with respect thereto, or that the full amount of such repayment has been deposited with an escrow agent acceptable to Administrative Agent, the LC Fronting Bank shall issue the requested Letter of Credit in the Stated Amount not to exceed the aggregate principal amount of the Cash Collateral Loan repaid or to be repaid hereunder.

2.4           Interest Provisions Relating to All Loans; Loan Funding; Prepayments.

(a)           Interest Payment Dates.  Borrower shall pay accrued interest on the unpaid principal amount of each Loan, each Cash Collateral Loan, each DSRA LC Loan, the Energy Hedge LC Loan, and each Project Agreement LC Loan:

(i)            in the case of LIBO Rate Loans, on the last day of each Interest Period related to such Loan, Cash Collateral Loan, DSRA LC Loan, the Energy Hedge LC Loan or Project Agreement LC Loan;

(ii)           with respect to LIBO Rate Loans with an Interest Period of more than three months in duration, on each day that would have been the last day of an “Interest Period” with respect to such Loan had successive Interest Periods of three months duration been applicable to such Loan;

(iii)          to the extent not covered in clause (i) or (ii) above, on each Repayment Date;

(iv)          to the extent applicable to such Loan, Cash Collateral Loan, DSRA LC Loan, the Energy Hedge LC Loan or Project Agreement LC Loan, on the Construction Loan Maturity Date, on the applicable Expiration Date provided in Section 2.3(e)(iv)(y), on the applicable DSRA LC Loan Maturity Date, on the Term Loan Maturity Date, on the applicable Energy Hedge LC Loan Maturity Date or on the applicable Project Agreement LC Loan Maturity Date, as applicable;

(v)           upon any prepayment of such Loan, Cash Collateral Loan, DSRA LC Loan, Energy Hedge LC Loan and Project Agreement LC Loan as and to the extent provided below;

(vi)          in the case of Base Rate Loans, on the earlier of (A) the three-month anniversary of the date when such Base Rate Loan was made, (B) each Repayment Date, to the extent applicable; or (C) the date when such Base Rate Loan is converted to a LIBO Rate Loan.

(vii)         at maturity (whether by acceleration or otherwise).

(b)           Loan Interest Periods.

(i)            The initial and each subsequent Interest Period that may be selected by Borrower for all Loans, Cash Collateral Loans, DSRA LC Loans, the Energy Hedge LC Loan and Project Agreement LC Loans shall be one (1), two (2), three (3) or six (6) months (or such other periods requested by Borrower as Administrative Agent may approve in its sole and absolute discretion); provided, however, that (A) any Interest Period which would otherwise end on a day which is not a Banking Day shall be extended to the next succeeding Banking Day unless such next Banking Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Banking Day; (B) any Interest Period which begins on the last Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Banking Day of the calendar month at the end of such Interest Period; (C) Borrower may not select Interest Periods for a Construction Loan which would otherwise end after the Construction Loan Maturity Date or otherwise end after a date upon which Construction Loans are required to be repaid; (D) Borrower may not select Interest Periods for a Term Loan, Cash Collateral Loan (to the extent outstanding after the Term-Conversion Date), DSRA LC Loan, Energy Hedge LC Loan or Project Agreement LC Loan which would otherwise end after the next two succeeding Repayment Dates or otherwise end after a date upon which such Term Loan, Cash Collateral Loan, DSRA LC Loan, Energy Hedge LC Loan or Project Agreement LC Loan, as applicable, is required to be repaid; (E) any Interest Period for a Construction Loan which would otherwise end after the Construction Loan Maturity Date shall end on the Construction Loan Maturity Date; (F) any Interest Period for a Term Loan which would otherwise end after the Term Loan Maturity Date shall end on the Term Loan Maturity Date; (G) any Interest Period for a Cash Collateral Loan, DSRA LC Loan, Energy Hedge LC Loan, or Project Agreement LC Loan, as applicable, which would otherwise end after the applicable Expiration Date provided in Section 2.3(e)(iv)(y), DSRA LC Loan Maturity Date, Energy Hedge LC Loan Maturity Date, or Project Agreement LC Loan Maturity Date, respectively, shall end on such Expiration Date, the DSRA LC Loan Maturity Date, Energy Hedge LC Loan Maturity Date, or Project Agreement LC Loan Maturity Date, respectively; (H) Loans for each Interest Period shall be in the aggregate amount of Five Hundred Thousand Dollars ($500,000) or an integral multiple of One Hundred Thousand Dollars ($100,000) in excess thereof, except for (i) the final Construction Loan and (ii) the Term Loans, or such other amount agreed to by Administrative Agent; (I) to the extent of the notional amount from time to time of Interest Rate Agreements to which Borrower is a party, Borrower shall be deemed to have selected the Interest Periods for such Loans, Cash Collateral Loans, DSRA LC Loans, the Energy Hedge LC Loans or Project Agreement LC Loans equal to such notional amount corresponding to calculation periods under such Interest Rate Agreements; (J) during the Construction Period, Borrower may not at any time have outstanding more than eight (8) different Interest Periods relating to Construction Loans, Cash Collateral Loans, Energy Hedge LC Loans, or Project Agreement LC Loans; (K) during the Term Period, Borrower may not at any time have outstanding more than six (6) different Interest Periods relating to Loans, Cash Collateral Loans, DSRA LC Loans, the Energy Hedge LC Loan or Project Agreement LC Loans; and (L) prior to the date occurring ninety (90) days after the Financial Closing Date, Borrower shall only be entitled to request one (1) month Interest Periods.

(ii)           Borrower may contact Administrative Agent at any time prior to the end of an Interest Period for a quotation of LIBO Rates in effect at such time for given Interest Periods.  Borrower may select an Interest Period telephonically within the time periods specified in this Section 2.4, which selection shall be irrevocable.  The interest rate applicable to an Interest Period selected by Borrower for Loans, any Cash Collateral Loans, any DSRA LC Loan, the Energy Hedge LC Loan or any Project Agreement LC Loan shall be that in effect two (2) Banking Days before the first day of the applicable Interest Period selected.  Borrower shall confirm such telephonic notice to Administrative Agent by telecopy on the day such notice is given (in substantially the form of Exhibit D-3, a “Confirmation of Interest Period Selection”).  Borrower shall promptly deliver to Administrative Agent the original of the Confirmation of Interest Period Selection initially delivered by telecopy.  Subject to the limitations set forth above, if Borrower fails to notify Administrative Agent of the next Interest Period for any Loan, Cash Collateral Loan, DSRA LC Loan, Energy Hedge LC Loan or Project Agreement LC Loan

in accordance with this Section 2.4, such Loan, Cash Collateral Loan, DSRA LC Loan, Energy Hedge LC Loan, or Project Agreement LC Loan shall automatically convert to Loans, Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans, or Project Agreement LC Loans, as applicable, having an Interest Period of one (1) month during the Construction Period and three (3) months during the Term Period on the last day of the current Interest Period therefore.  Administrative Agent shall, as soon as practicable (and, in any case, within two (2) Banking Days) after a Loan, Cash Collateral Loan, DSRA LC Loan, Energy Hedge LC Loan or Project Agreement LC Loan is made, continued or Converted, notify Borrower of each determination of the LIBO Rate applicable to each Loan, Cash Collateral Loan, DSRA LC Loan, Energy Hedge LC Loan or Project Agreement LC Loan.

(c)           Interest Computations.  Borrower authorizes Administrative Agent to compute interest payable by Borrower hereunder.  Borrower agrees that all computations by Administrative Agent of interest shall be conclusive absent manifest error.  Administrative Agent shall deliver to Borrower a statement detailing such computations of accrued interest ten (10) Banking Days prior to each Repayment Date.  All computations of interest on LIBO Rate Loans hereunder shall be based upon a year of 360 days and the actual days elapsed.  All computations of interest on Base Rate Loans hereunder shall be based upon a year of 365 days (or 366 days in a leap year) and the actual days elapsed.  The LIBO Rate will be adjusted for Regulation D reserve requirements on a statutory basis to reflect the Lenders’ actual cost of maintaining such reserve.

(d)           Register.

(i)            Administrative Agent shall maintain, at its address referred to in Section 11.1, a register for the recordation of the names and addresses of the Lenders and the Commitments, Loans, Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans and Project Agreement LC Loans of each Lender from time to time (the “Register”).  The Register shall be available for inspection by Borrower at any reasonable time and from time to time upon reasonable prior notice.

(ii)           Administrative Agent shall record in the Register (i) the Commitments, the Loans, Cash Collateral Loans, the DSRA LC Loans, Energy Hedge LC Loans and the  Project Agreement LC Loans from time to time of each Lender, including any transfers thereof made in accordance with Section 9.14, (ii) the interest rates applicable to all Loans, Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans, Project Agreement LC Loans and the effective dates of all changes thereto, (iii) the Interest Period for each Loan, Cash Collateral Loan, DSRA LC Loan, Energy Hedge LC Loan and Project Agreement LC Loan, (iv) the date and amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder, (v) each repayment or prepayment in respect of the principal amount of the Loans, Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans and Project Agreement LC Loans of each Lender, (vi) the Other Fees, Commitment Fees, LC Fees, and other fees payable by Borrower hereunder from time to time; (vii) the amount of any sum received by Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof and (viii) such other information as Administrative Agent may determine is necessary for administering the Loans, Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans, Project Agreement LC Loans and this Financing Agreement.  Any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided, however, that neither failure to make any such recordation, nor any error in such recordation, shall affect any Lender’s Commitments or Borrower’s obligations in respect of any applicable Loans, Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans, Project Agreement LC Loans or otherwise; and provided further, however, that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(e)           Promissory Notes.  The obligation of Borrower to repay the Loans made by each Lender and to pay interest thereon at the rates provided herein, if requested by any Lender, shall be evidenced by promissory notes in the form of Exhibit B-1 (individually, a “Construction Loan Note,” and collectively, the “Construction Loan Notes”) and Exhibit B-2 (individually, a “Term Loan Note,” and collectively, the “Term Loan Notes”), and each payable to the order of such Lender and in the principal amount of such Lender’s Construction Loan Commitment and such Lender’s Term Loan Commitment, respectively.  A promissory note shall not be necessary in order to evidence any Cash Collateral Loan, DSRA LC Loan, Energy Hedge LC Loan or any Project Agreement LC Loan.  Borrower authorizes each Lender to record on the schedule annexed to such Lender’s Note or Notes the date and amount of each Loan made by such Lender and each payment or prepayment of principal thereunder, provided that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern; and provided, further that neither the failure to make any such notation nor any error in such notation shall affect the validity of any Lender’s Commitment or Borrower’s obligations to repay the full unpaid principal amount of the Loans or the other obligations of Borrower hereunder or under the Notes.  Borrower further authorizes each Lender to attach to and make a part of such Lender’s Note or Notes continuations of the schedule attached thereto as necessary.

(f)            Loan Funding.

(i)            Notice.  Each Notice of Borrowing shall be delivered to Administrative Agent in accordance with this Article 2 and Section 11.1.  Administrative Agent shall promptly notify each Lender of the contents of each Notice of Borrowing.

(ii)           Pro Rata Loans.  Except as provided in Section 9.12, all Loans, Cash Collateral Loans, DSRA LC Loans, the Energy Hedge LC Loans and Project Agreement LC Loans shall be made on a pro rata basis by the Lenders in accordance with their respective Proportionate Shares, with each Borrowing to be composed of a loan by each Lender equal to such Lender’s Proportionate Share of such Borrowing.

(iii)          Lender Funding.  Each Lender shall, before 12:00 noon, New York time, on the date of each Borrowing of a Construction Loan, make available to Administrative Agent at its office specified in Section 11.1, in same day funds, such Lender’s Proportionate Share of such Borrowing.  The failure of any Lender to make the Loan to be made by it as part of such Borrowing shall not relieve any other Lender of its obligation hereunder to make its Loan on the date of such Borrowing.  No Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of such Borrowing.

(iv)          Availability of Funds.  No later than 4:00 p.m., New York time, on the date specified in each Notice of Borrowing, if the applicable conditions precedent listed in Article 3 have been satisfied or waived, as applicable, and to the extent Administrative Agent shall have received the appropriate funds from the Lenders, Administrative Agent shall make available the Construction Loans requested in such Notice of Borrowing in Dollars and in immediately available funds, and shall apply such funds pursuant to the terms of this Financing Agreement.  If Administrative Agent does not receive appropriate funds in accordance with this Section, Administrative Agent or any Lender may, in its sole and absolute discretion, make a Loan on such date in the amount of such defaulting Lender’s Loan in lieu of such Lender in accordance with Section 9.12.

(g)           Prepayments.

(i)            Optional Prepayments.  Borrower may, at its option, upon two (2) Banking Days’ notice to Administrative Agent with respect to any LIBO Rate Loans, Cash Collateral Loans, DSRA Loans, Energy Hedge LC Loans or one (1) Banking Day’s notice to Administrative Agent with respect to any Base Rate Loans, Cash Collateral Loans, DSRA Loans, Energy Hedge LC Loans or Project Agreement LC Loans, prepay the (A) Construction Loans in whole or in part, (B) Term Loans in whole or in part or (C) Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans or Project Agreement LC Loans in whole or in part.  Any optional prepayment hereunder shall be in the minimum amount of One Million Dollars ($1,000,000) and integral multiples of $100,000 in excess thereof, except for a prepayment in full of any Loan, Cash Collateral Loan, DSRA LC Loan, the Energy Hedge LC Loan or Project Agreement LC Loan.

(ii)           Mandatory Prepayments.

(A)          Borrower shall prepay the Loans, Cash Collateral Loans, DSRA LC Loans, the Energy Hedge LC Loan and Project Agreement LC Loans to the extent provided by the terms of this Financing Agreement and the Depositary Agreement (including without limitation pursuant to Sections 2.8(b), 2.12(f) and 5.8(b) hereof and Sections 5.3, 5.4, 5.5, and 5.6 of the Depositary Agreement).

(B)           Borrower shall prepay the Loans with any proceeds of demands or drawings, as applicable, made by Administrative Agent (including any demands made by Administrative Agent on behalf of Borrower under the NEP Contribution Agreement) under and in accordance with the Noble Equity Support Documents.

(iii)          Terms of all Prepayments.  Upon the prepayment of any Loan, Cash Collateral Loans, DSRA LC Loan, Energy Hedge LC Loan, or Project Agreement LC Loan, Borrower shall pay to Administrative Agent for the account of the Lenders, on a pro rata basis (except as provided below), (i) first, to any accrued but unpaid interest then due and owing in respect of the Base Rate Loans, then  to any accrued but unpaid interest then due and owing in respect of the LIBO Rate Loans, (ii) second, in respect of any Reimbursement Obligations until such amounts have been repaid in full, (iii) third, to outstanding principal in respect of Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans and Project Agreement LC Loans until such amounts have been repaid in full, (iv) fourth, to outstanding principal in respect of

Loans until such amounts have been repaid in full, and (v) fifth, to the prepayment of any other Obligations under the Financing Documents.  Except as provided in Section 2.8(b), all Mandatory Prepayments and Optional Prepayments shall be applied pro rata to all amounts due on the Loans, Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans and Project Agreement LC Loans then outstanding and shall be applied so as to reduce, pro rata, the scheduled principal payments of all Loans and the Amortization Schedule shall be amended and revised to take into account the amount of such prepayment.

(iv)          Re-Borrowings.  Borrower may not reborrow the principal amount of any Construction Loan or Term Loan which is prepaid or repaid.  Unless otherwise agreed by the Lenders in their sole discretion, upon any prepayment of Loans, Borrower shall terminate or partially terminate Interest Rate Agreements such that the notional amount under all of the Interest Rate Agreements combined shall not at any time exceed one hundred percent (100%) of the aggregate principal amount of the Term Loans, Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans and Project Agreement LC Loans outstanding during such period.

(h)           Conversions.  Subject to Sections 2.7(c) and 2.9, Borrower shall have the right to (i) Convert Base Rate Loans to LIBO Rate Loans upon at least a three (3) Banking Days’ written notice to Administrative Agent of such Conversion and (ii) Convert LIBO Rate Loans to Base Rate Loans upon at least a one (1) Banking Day’s written notice to Administrative Agent of such Conversion.

2.5           Total Commitments.

(a)           Commitment Amounts.

(i)            Construction Loans.  The aggregate principal amount of all Construction Loans made by the Lenders outstanding at any time shall not exceed $631,773,000 or, if such amount is reduced to a lower amount pursuant to the terms of this Financing Agreement, such lower amount (such amount, as so reduced from time to time, the “Total Construction Loan Commitment”).

(ii)           Term Loans.  The aggregate principal amount of Term Loans made by the Lenders outstanding at any time shall not exceed $440,000,000 or, if such amount is reduced (A) as a result of the Total Term Loan Commitment Resizing or (B) otherwise pursuant to the terms of this Financing Agreement, such lower amount (such amount, as so reduced from time to time, the “Total Term Loan Commitment”).

(iii)          Letters of Credit.  The sum of the maximum aggregate Stated Amount of all Letters of Credit outstanding at any time, any Reimbursement Obligations remaining unpaid at any time and any Cash Collateral Loans or LC Loans outstanding at any time shall not exceed $109,000,000 (such amount, as reduced from time to time, the “Total LC/Cash Collateral  Commitment”). The sum of the maximum Stated Amount of the Energy Hedge LC and the Energy Hedge Cash Collateral Loan outstanding at any time shall not exceed $55,000,000.  The sum of the maximum Stated Amount of the DSRA LC and the DSRA Cash Collateral Loan outstanding at any time shall not exceed $30,000,000.  The sum of the maximum Stated Amount of all Project Agreement LCs and all Project Agreement Cash Collateral Loans

outstanding at any time shall not exceed $24,000,000 at any time prior to and including the date that is six months after the Term-Conversion Date and $4,000,000 at all times thereafter.

(b)           Total Term Loan Commitment Resizing.

(i)            Not more than thirty (30) days and not less than fifteen (15) days prior to the Term-Conversion Date, Borrower shall calculate and deliver to Administrative Agent, revised Base Case Projections (provided, however, that Borrower may adjust such Base Case Projections up to and including the date that is ten (10) days prior to the Term-Conversion Date) including a calculation of the Projected Debt Service Coverage Ratios (which assume that the maximum amount of the Total Term Loan Commitment is utilized) as of each Repayment Date during the remaining Term (calculated under a P50 Production Level and a P99 Production Level (using the P95 price projections for the period between the tenth (10th) anniversary of the Term-Conversion Date and the Term Loan Maturity Date based on the Market Consultant’s projections and including (1) the projected Project Revenues under the REC Contracts, (2) the projected Project Revenues attributable to merchant sales of renewable energy credits based on the market study provided by CRA International, Inc. and (3) the ICAP Revenues based on the market study provided by the ICAP Consultant)) (A) which takes into account any inability by Borrower to claim tax credits under the PTCs from WTGs, (B) which takes into account any adjustments pursuant to Section 5.8, (C) any adjustment to the “Fixed Price” as a result of any change to the “Effective Date” or “Termination Date” (each as defined in the Energy Hedge Agreement) as necessary in order to satisfy the condition precedent set forth in Section 3.3(x) hereof, (D) which takes into account any revenues expected to be generated from WTGs that have not achieved Completion, (E) using each other assumption, without change or modification, used in calculating the Base Case Projections delivered on the Financial Closing Date and (F) which takes into account any change in the effective rate of interest as a result of any Hedge Transactions entered into in accordance with Section 2.11.  Administrative Agent shall notify Borrower in writing of any corrections, changes or adjustments which need to be made to the foregoing calculations in such Projected Debt Service Coverage Ratios in order to correct any error in such calculations.  Borrower shall incorporate all such corrections, changes or adjustments as Administrative Agent (acting reasonably and in consultation with the Independent Engineer) deems appropriate and consistent with the terms of this Financing Agreement (such Projected Debt Service Coverage Ratios as corrected, changed or adjusted, “Term-Conversion Date Projected Debt Service Coverage Ratios”).

(ii)           In the event that the Term-Conversion Date Projected Debt Service Coverage Ratios fail on the date the calculation is performed pursuant to Section 2.5(b)(i) (and after giving effect to any corrections, changes or adjustments pursuant thereto) to equal or exceed for each twelve month period following the Term-Conversion Date, (A) for each twelve-month period through the tenth (10th) anniversary of the Term-Conversion Date, (x) 1.45 to 1 under a P50 Production Level (taking into account all projected Project Revenues; provided, however, that, solely for purposes of such calculation, (1) merchant Project Revenues shall be limited to not more than nineteen (19%) of the aggregate projected Project Revenues and (2) the aggregate amount of the Loans projected to be outstanding as of the tenth (10th) anniversary of the Energy Hedge Agreement Effective Date shall not exceed twenty percent (20%) of the Total Term Loan Commitment (in each case, as in effect on the Financial Closing Date) or (y) 1.00 to 1 under a P99 Production Level, taking into account all projected Project Revenues for such period; and

(B) for each remaining twelve-month period through the Term Loan Maturity Date, after the tenth (10th) anniversary of the Term-Conversion Date, (x) 2.50 to 1 under a P50 Production Level (taking into account solely projected sales of energy generated by the Projects in accordance with the Market Consultant’s projections and excluding (1) any Project Revenues projected from the sale of  renewable energy credits and (2) any projected ICAP Revenues) and (y) 1.00 to 1 under a P99 Production Level, taking into account all projected Project Revenues for such period (taking into account solely projected sales of energy generated by the Projects in accordance with the Market Consultant’s P95 price projections and excluding (1) any Project Revenues projected from the sale of  renewable energy credits and (2) any projected ICAP Revenues), then the Total Term Loan Commitment shall be reduced (the “Total Term Loan Commitment Resizing”) to an amount such that the Term-Conversion Date Projected Debt Service Coverage Ratios calculated as of the Term-Conversion Date for each twelve month period following the Term-Conversion Date are equal to or in excess of (A) for each twelve-month period through the tenth (10th) anniversary of the Term-Conversion Date, (x) 1.45 to 1 under a P50 Production Level (taking into account all projected Project Revenues; provided, however, that, solely for purposes of such calculation, (1) merchant Project Revenues shall be limited to not more than nineteen (19%) of the aggregate projected Project Revenues and (2) the aggregate amount of the Loans projected to be outstanding as of the tenth (10th) anniversary of Energy Hedge Agreement Effective Date shall not exceed twenty percent (20%) of the Total Term Loan Commitment (in each case, as in effect on the Financial Closing Date) or (y) 1.00 to 1 under a P99 Production Level, taking into account all projected Project Revenues for such period; and (B) for each remaining twelve-month period through the Term Loan Maturity Date, after the tenth (10th) anniversary of the Term-Conversion Date, (x) 2.50 to 1 under a P50 Production Level (taking into account solely projected sales of energy generated by the Projects in accordance with the Market Consultant’s projections and excluding (1) any Project Revenues projected from the sale of  renewable energy credits and (2) any projected ICAP Revenues) and (y) 1.00 to 1 under a P99 Production Level, taking into account all projected Project Revenues for such period (taking into account solely projected sales of energy generated by the Projects in accordance with the Market Consultant’s P95 price projections and excluding (1) any Project Revenues projected from the sale of  renewable energy credits and (2) any projected ICAP Revenues).

(c)           Reductions and Cancellations.  Borrower may, upon three (3) Banking Days’ written notice to Administrative Agent, permanently reduce, by the amount of Five Hundred Thousand Dollars ($500,000) or an integral multiple of One Hundred Thousand Dollars ($100,000) in excess thereof or such other amount agreed to by Administrative Agent or cancel in its entirety, the Total Construction Loan Commitment; provided, however, that (i) Borrower may not reduce or cancel the Total Construction Loan Commitment if, after giving effect to such reduction or cancellation, (A) the aggregate principal amount of all Construction Loans, as the case may be, then outstanding would exceed the Total Construction Loan Commitment, as the case may be, or (B) the Available Construction Funds could not reasonably be expected to be sufficient to achieve Final Completion and (ii) Borrower shall pay to Administrative Agent all Commitment Fees then due upon any reduction or cancellation.  From the effective date of any such reduction or cancellation, the Commitment Fees shall be computed on the basis of the Total Construction Loan Commitment as so reduced.  Once reduced or canceled, the Total Construction Loan Commitment may not be increased or reinstated.  Any reductions pursuant to this Section 2.5(c) shall be applied ratably to each Lender’s respective Commitments in accordance with Section 2.7(f).

2.6           Fees.

(a)           Other Fees.  Borrower shall pay to Administrative Agent, Collateral Agent and LC Fronting Bank, solely for the account of Administrative Agent, Collateral Agent, and the LC Fronting Bank, as applicable, the fees (“Other Fees”) on the terms and in the respective amounts thereof set forth in the applicable Fee Letters.

(b)           Commitment Fees.  On the last Banking Day in each calendar quarter during the Construction Loan Availability Period (where all or any portion of such calendar quarter occurs on or after the Financial Closing Date) and on the Construction Loan Maturity Date (or, if the Total Construction Loan Commitment is reduced, canceled or expires prior to such date, on the date of such reduction, cancellation or expiration), Borrower shall pay to Administrative Agent, for the benefit of the Lenders, accruing from the Financial Closing Date or the first day of such quarter, as the case may be, Construction Loan commitment fees (the “Construction Loan Commitment Fees”) for such quarter (or portion thereof) then ending equal to the product of (A) 0.50% times (B) the daily average Available Construction Loan Commitment for such quarter (or portion thereof), times (C) a fraction, the numerator of which is the number of days in such quarter (or portion thereof) and the denominator of which is 360.  Such Construction Loan Commitment Fees may be paid out of the proceeds of the Construction Loans, if available.

(c)           Letter of Credit Fees.

(i)            With respect to any portion of the Available LC/Cash Collateral Commitment that has not been cancelled, reduced or utilized by the issuance of the Letters of Credit or the Borrowing of Cash Collateral Loans, on the last Banking Day in each calendar quarter commencing from the Financial Closing Date and ending on the expiration of the Term Period and on any date on which a Letter of Credit is issued or a Cash Collateral Loan is made, Borrower shall pay to Administrative Agent, for the benefit of the Lenders, accruing from the Financial Closing Date or the first day of such quarter, as the case may be, a commitment fee (the “LC Commitment Fee”) for such quarter (or portion thereof) then ending equal to the product of (i) 0.50% times (ii) the daily average Available LC/Cash Collateral Commitment for such quarter (or portion thereof) times (iii) a fraction, the numerator of which is the number of days in such quarter (or portion thereof) and the denominator of which is 360.

(ii)           Upon the issuance of any DSRA LC, on the last Banking Day in each calendar quarter prior to the Expiration Date of such DSRA LC (where all or any portion of such calendar quarter occurs on or after the date of such issuance) and on the date of such Expiration Date (or, if such DSRA LC is reduced or canceled prior to such date, on the date of such reduction or cancellation), Borrower shall pay to Administrative Agent, for the benefit of the Lenders, accruing from the date of such issuance, a letter of credit fee (the “DSRA Letter of Credit Fee”) for such quarter (or portion thereof) then ending equal to the product of (A) the Applicable Term Loan Margin for LIBO Rate Loans times (B) the daily average Stated Amount of such DSRA LC for such quarter (or portion thereof) times (C) a fraction, the numerator of which is the number of days in such quarter (or portion thereof) and the denominator of which is 360.

(iii)          Upon the issuance of any Project Agreement LC, on the last Banking Day in each calendar quarter prior to the Expiration Date of such Project Agreement LCs (where all or any portion of such calendar quarter occurs on or after the date of such issuance) and on the date of such Expiration Date (or, if such Project Agreement LC is reduced or canceled prior to such date, on the date of such reduction or cancellation), Borrower shall pay to Administrative Agent, for the benefit of the Lenders, accruing from the date of such issuance, a letter of credit fee (the “Project Agreement LC Fee”) for such quarter (or portion thereof) then ending equal to the product of (A) the Applicable Construction Loan Margin for LIBO Rate Loans (for Project Agreement LCs outstanding during the Construction Period) or the Applicable Term Loan Margin for LIBO Rate Loans (for Project Agreement LCs outstanding from and after the Term-Conversion Date) times (B) the daily average Stated Amount of such Project Agreement LC for such quarter (or portion thereof) times (C) a fraction, the numerator of which is the number of days in such quarter (or portion thereof) and the denominator of which is 360.

(iv)          On the last Banking Day in each calendar quarter (where all or any portion of such calendar quarter occurs on or after the Financial Closing Date) and prior to the Expiration Date of the Energy Hedge LC and on the date of such Expiration Date (or, if the Energy Hedge LC is canceled prior to such date, on the date of such cancellation), Borrower shall pay to Administrative Agent, for the benefit of the Lenders, accruing from the Financial Closing Date or the first day of such quarter, as the case may be, a letter of credit fee (the “Energy Hedge Letter of Credit Fee” and together with the DSRA Letter of Credit Fee and the Project Agreement LC Fee, collectively, the “Letter of Credit Fees”) for such quarter (or portion thereof) then ending equal to the product of (A) the Applicable Term Loan Margin for LIBO Rate Loans times (B) the daily average Stated Amount of the Energy Hedge LC for such quarter (or portion thereof) times (C) a fraction, the numerator of which is the number of days in such quarter (or portion thereof) and the denominator of which is 360.

2.7           Other Payment Terms(a)     Place and Manner.  Borrower shall make all payments due to each Lender hereunder to Administrative Agent, for the account of such Lender, to Citibank N.A., Account No. ### at Citibank N.A. (ABA #: 021000089) in lawful money of the United States and in immediately available funds not later than 4:00 p.m., New York time, on the date on which such payment is due.  Any payment made after such time on any day shall be deemed received on the next Banking Day after such payment is received.  Administrative Agent shall disburse to each Lender each such payment received by Administrative Agent for such Lender, such disbursement to occur on the day such payment is received if received by 4:00 p.m., New York time, or otherwise on the next Banking Day.

(b)           Date.  Subject to Section 2.4, whenever any payment due under any Financing Document shall fall due on a day other than a Banking Day, such payment shall be made on the next succeeding Banking Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

(c)           Late Payments.  If any amounts required to be paid by Borrower under this Financing Agreement or the other Financing Documents (including principal or interest payable on any Loan, Cash Collateral Loans, DSRA LC Loan, Energy Hedge LC Loan and Project Agreement LC Loan and any fees or other amounts otherwise payable to Administrative Agent or any Lender) remain unpaid after such amounts are due, Borrower shall pay interest on the aggregate, outstanding balance of such amounts from the date due until those amounts are paid in full at a per annum rate equal to the Default Rate.  Administrative Agent shall give notice promptly to Borrower that such fees or other amounts remain unpaid after same are due, but the failure to give such notice shall not affect either the accrual of interest on such amounts at the Default Rate nor Borrower’s obligation to pay such amounts and such interest.  Without limiting any rights or remedies of the Agents under Article 7 or other Financing Documents, as long as any Event of Default shall have occurred and be continuing, Administrative Agent shall suspend the right of Borrower to continue any LIBOR Rate Loan, in which event all LIBO Rate Loans then outstanding shall be automatically Converted on the last Business Day of the respective Interest Periods therefor into Base Rate Loans.

(d)           Net of Taxes, Etc.

(i)            Taxes.  Any and all payments to or for the benefit of Administrative Agent, LC Fronting Bank, any other Agent or any Lender by Borrower hereunder or under any other Financing Document shall be made free and clear of and without deduction, setoff or counterclaim of any kind whatsoever and in such amounts as may be necessary in order that all such payments, after deduction for or on account of any present or future Taxes imposed by the United States or any political subdivision thereof or therein arising from or relating to such Lender’s Commitments or Loans, Cash Collateral Loans, DSRA LC Loans, the Energy Hedge LC Loan or Project Agreement LC Loans or other financial accommodations made under this Financing Agreement or other amounts payable to Administrative Agent, LC Fronting Bank, any other Agent or any Lender under the Financing Documents (excluding franchise Taxes, minimum Taxes, branch profits Taxes, Taxes imposed on or measured by the overall net income, net profits or capital of Administrative Agent, LC Fronting Bank, any other Agent or any Lender or similar taxes imposed by any jurisdiction or any political subdivision or taxing authority thereof or therein as a result of a connection between Administrative Agent, LC Fronting Bank, such other Agent or such Lender and such jurisdiction or political subdivision, other than a connection resulting solely from executing, delivering or performing its obligations or receiving a payment under, or enforcing, this Financing Agreement, any Note or any other Financing Document (the “Excluded Taxes”)) (all such Taxes other than Excluded Taxes being hereinafter referred to as “Indemnified Taxes”), shall be not less than the amounts otherwise specified to be paid under this Financing Agreement and the other Financing Documents.  Notwithstanding the foregoing, the term “Indemnified Taxes” shall include, with respect to Administrative Agent or any other Agent or Lender that becomes a party to this Financing Agreement as a result of an assignment or a Lender that changes its Lending Office to an office outside the United States, Taxes (or a portion thereof) that would have constituted the same amount of Indemnified Taxes in the hands of the assigning (or participating or transferring) Lender, Administrative Agent or other Agent (or lending office) hereunder as of the date of such assignment or change in the lending office; provided, however, that nothing in this sentence shall affect any Lender’s obligations under Section 2.10.  If any Indemnified Taxes shall be required by law to be withheld or deducted from or in respect of any sum payable hereunder or under any other Financing

Document to Administrative Agent, any other Agent, LC Fronting Bank or any Lender and if such Lender, Administrative Agent, any other Agent or LC Fronting Bank shall have complied with Section 2.7(d)(v), (x) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.7(d)), Administrative Agent, any other Agent, LC Fronting Bank or such Lender receives an amount equal to the sum it would have received had no such deductions been made; (y) such deductions or withholdings shall be made; and (z) Borrower shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law.  In addition, Borrower agrees to pay any present or future stamp, recording, documentary or transfer Taxes, mortgage recording Taxes and any other excise or property Taxes, charges or similar levies that arise under the laws of the United States or any political subdivision thereof or therein from any payment made hereunder or under any other Financing Document, Real Property Document or from the execution, delivery, performance recording or otherwise with respect to this Financing Agreement, any other Financing Document and any Real Property Document (hereinafter referred to as “Other Taxes”).

(ii)           Indemnity.  Borrower shall indemnify Administrative Agent, any other Agent, LC Fronting Bank and each Lender for the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes or other Taxes imposed by any jurisdiction on amounts payable under this Section 2.7(d)) paid by Administrative Agent, any other Agent, LC Fronting Bank or the Lender, as applicable, arising from the execution, delivery or performance of its obligations or from receiving a payment hereunder, or enforcing this Financing Agreement or any Financing Document, or any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted; provided that Borrower shall not be obligated to indemnify Administrative Agent, any other Agent, LC Fronting Bank or any Lender for any penalties, interest or expenses relating to Indemnified Taxes or Other Taxes arising from such indemnitee’s own gross negligence or willful misconduct.  Each of Administrative Agent, each other Agent, LC Fronting Bank and each Lender agrees to use its reasonable efforts to give notice to Borrower of the assertion of any claim against Administrative Agent, such other Agent, LC Fronting Bank or such Lender, as applicable, relating to such Indemnified Taxes or Other Taxes reasonably promptly, and in no event later than the earlier to occur of the (i) sixtieth (60th) day after Administrative Agent, such other Agent, LC Fronting Bank or such Lender responsible for administering this Financing Agreement has actual knowledge of such claim or (ii) tenth (10th) day prior to the final expiration of any period available to such Lender under applicable law for challenging such claim; provided that Administrative Agent’s, any other Agent’s, LC Fronting Bank’s or any Lender’s failure to notify Borrower within such period shall not relieve Borrower of its obligation under this Section 2.7(d) with respect to Indemnified Taxes, Other Taxes, penalties or expenses arising prior to the end of such period unless such failure precluded Borrower from reasonably contesting the validity of such Indemnified Taxes, Other Taxes, penalties, interest or expenses.  Payments by Borrower pursuant to this indemnification shall be made within thirty (30) days from the date Administrative Agent, such other Agent, LC Fronting Bank or such Lender makes written demand therefor (submitted through Administrative Agent), which demand shall be accompanied by documentation establishing, in reasonable detail, the basis and calculation thereof and certifying that the method used to calculate such amount is fair and reasonable.  Following a written request by Borrower setting forth in reasonable detail the basis therefor, each Lender agrees to determine in its sole discretion (a) to contest Indemnified

Taxes or Other Taxes with respect to which such Lender has received an indemnity payment pursuant to this Section 2.7(d)(ii) or (b) to permit Borrower to contest such Indemnified Taxes or Other Taxes if such Lender’s permission would be required and to cooperate with Borrower in such contest, in each case at Borrower’s sole cost and expense; provided that, notwithstanding the foregoing, no Lender shall be obligated to contest such Indemnified Taxes or Other Taxes or maintain such contest, or permit Borrower to contest such Indemnified Taxes or Other Taxes, or to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Borrower or any other Person.  If any Lender determines in its sole discretion that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has received an indemnification, or with respect to which Borrower has paid additional amounts, such Lender agrees to repay to Borrower any such refund, net of any out of pocket costs incurred by Administrative Agent, the applicable other Agent, LC Fronting Bank or the applicable Lender, as the case may be, in connection therewith and without interest (other than any net after tax interest paid by the relevant Governmental Authority with respect to such refund), as soon as commercially practicable after such refund; provided that Borrower, upon the request of Administrative Agent , such other Agent, LC Fronting Bank or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent, such other Agent, LC Fronting Bank or such Lender in the event Administrative Agent, such other Agent, LC Fronting Bank or such Lender is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require Administrative Agent, any other Agent, any LC Fronting Bank or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Borrower or any other Person.

(iii)          Notice.  Within thirty (30) days after the date of any payment of Indemnified Taxes or Other Taxes by Borrower, Borrower shall furnish to Administrative Agent, at its address referred to in Section 11.1, the original or a certified copy of a receipt evidencing payment thereof, or if such receipt is not obtainable, other evidence of such payment by Borrower reasonably satisfactory to Administrative Agent.

(iv)          Survival of Obligations.  The obligations of Borrower under this Section 2.7(d) shall survive the termination of this Financing Agreement and the repayment of the Obligations until all applicable statutes of limitation (including any extensions thereof) have expired.

(v)           Withholding Exemption Certificates.  Borrower shall not be required to pay any additional amount to (or indemnify) any Lender under Section 2.7(d) to the extent that the obligation to withhold or pay such amount with respect to Indemnified Taxes existed on the date that the Lender became a party to this Financing Agreement (or, in the case of a transferee that is a participation holder, on the date such a participation holder became a transferee hereunder).  Each Agent and each Lender (upon becoming a Lender hereunder, except to the extent provided in Section 2.7(d)(i) to the extent the transferor was entitled to such Payment) and any Person to which any Lender grants a participation (or otherwise transfers its interest in this Financing Agreement) as permitted by this Financing Agreement agrees that on the date such Lender or Person becomes a party to this Financing Agreement it will deliver to each of Borrower, Collateral Agent and Administrative Agent either (A) if such Lender or Person is a United States person as defined in the Code, two duly and appropriately completed copies of a United States Internal Revenue Service Form W-9 or any successor applicable form or (B) if such Lender or Person is not a United States person, two duly and appropriately completed copies of United States Internal Revenue Service Form W-8IMY, W-8ECI, W-8EXP or W-8BEN (in the case of any Lender claiming an exemption under the so-called portfolio interest exemption rules, together with an exemption certificate reasonably satisfactory to Borrower and Administrative Agent) or successor applicable form, as the case may be (claiming therein, to the extent permissible under applicable law, a reduction in or an exemption from United States withholding taxes), and, if reasonably requested by Borrower, Collateral Agent or Administrative Agent, any additional statements and forms so requested from time to time and including a U.S. taxpayer identification number if required by such form or otherwise necessary to obtain the benefit claimed.  Each Lender required to deliver to Borrower, Collateral Agent and Administrative Agent a form, or certificate pursuant to the preceding sentence shall deliver such form or certificate as follows:  (x) each Lender which is a party hereto on the Financial Closing Date shall deliver such form or certificate at least five (5) Banking Days prior to the first date on which any payment hereunder or under any other Financing Document is payable by Borrower hereunder for the account of such entity; (y) each assignee or participant shall deliver such form at least five (5) Banking Days before the effective date of such assignment or participation; and (z) Administrative Agent shall deliver such form or certificate to Borrower on the Financial Closing Date.  Each Lender which is required to deliver to Borrower and Administrative Agent a Form W-9, W-8IMY, W-8ECI, W-8EXP or W-8BEN or other form or statement pursuant to the preceding sentence further undertakes to deliver to Borrower and Administrative Agent further copies of the Form W-9, W-8IMY, W-8ECI, W-8EXP or W-8BEN, or successor applicable form or other form or certificate, or other manner of certification or procedure, as the case may be, at least ten (10) days before any such form or certificate expires or becomes obsolete (which date shall be notified by Borrower or Administrative Agent) or within a reasonable time (not to exceed sixty (60) days) after gaining knowledge of the occurrence of any event requiring a change in the most recent forms or certificates previously delivered by it to Borrower and Administrative Agent, unless in any such cases an event (including any change in treaty, law or regulation other than the addition of a “limitation on benefits” provision to an existing tax treaty that did not have such a provision on the Financial Closing Date) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent a Lender from duly completing and delivering any such form with respect to it.  Borrower shall not be obligated to pay any additional amounts pursuant to Section 2.7(d) (or make an indemnification payment pursuant to Section 2.7(d)) to any Lender or Person (including any Person to which any Lender sells, assigns, grants a participation in, or otherwise transfers, its rights under this Financing Agreement) to the extent the obligation to pay such additional amounts (or such indemnification) would not have arisen but for a failure of such Lender or Person to comply with its obligations under this Section 2.7(d)(v) unless such failure is caused by a change of law other than the addition of a “limitation on benefits” provision to an existing tax treaty that did not have such a provision on the Financial Closing Date.  Notwithstanding the foregoing or anything else to the contrary in this Financing Agreement, no Lender or other Person shall be obligated to deliver any form, certificate or document which it cannot deliver as a matter of law.

(vi)          If Administrative Agent is not a U.S. Person as defined in the Code, Administrative Agent shall deliver, on or before the Financial Closing Date, two duly completed copies of Internal Revenue Service Form W-8IMY certifying that it is a “U.S. branch”

and that payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with Borrower to be treated as a United States person with respect to such payments (and Borrower and Administrative Agent agree to so treat Administrative Agent as a United States person with respect to such payments), with the effect that Borrower can make payments to Administrative Agent without deduction or withholding of any Taxes imposed by the United States.

(e)           Failure to Pay Administrative Agent.  Unless Administrative Agent shall have received notice from Borrower at least two (2) Banking Days prior to the date on which any payment is due to the Lenders hereunder that Borrower will not make such payment in full, Administrative Agent may assume that Borrower has made such payment in full to Administrative Agent on such date, and Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent Borrower shall not have so made such payment in full to Administrative Agent, such Lender shall repay to Administrative Agent forthwith upon demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to Administrative Agent, at a rate equal to the LIBO Rate.  A certificate of Administrative Agent submitted to any Lender with respect to any amounts owing by such Lender under this Section 2.7(e) shall be conclusive in the absence of manifest error.

(f)            Pro Rata Treatment.  Except as otherwise provided in this Financing Agreement (including, without limitation, Section 9.12 hereof), (i) each Borrowing consisting of Loans and each reduction of Commitments shall be made or allocated among the Lenders pro rata according to their respective Proportionate Shares, (ii) each payment of principal of and interest on the Loans shall be made or shared among the Lenders holding such Loans pro rata according to the respective unpaid principal amounts of such Loans held by such Lenders, and (iii) each payment of Commitment Fees shall be shared among the Lenders pro rata according to their respective Proportionate Shares.

(g)           Sharing of Payments, Etc.  If any Lender (a “Benefited Bank”) shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of Obligations (or interest thereon) owed to it, in excess of its ratable share of payments on account of such Obligations obtained by all Lenders entitled to such payments, such Lender shall forthwith purchase from the other Lenders such participations in the Obligations, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; and if after taking into account such participations the Benefited Bank continues to have access to additional funds of the Noble Entities for application on account of its debt, then the Benefited Bank shall use such funds to reduce indebtedness of Borrower held by it and share such payments with the other Lenders; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from such Lender shall be rescinded and each other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such other Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.7(g) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation; provided that Borrower shall have no liability to the Lenders hereunder to the extent that it has made all payments to the Lenders and Administrative Agent when required to be made by Borrower hereunder.

2.8           Change of Circumstances.

(a)           Inability to Determine Rates.  If, on or before the first day of any Interest Period for any Loans (i) Administrative Agent determines that the LIBO Rate for such Interest Period with respect to the Loans, Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans or Project Agreement LC Loans being made by the Lenders cannot be adequately and reasonably determined due to the unavailability of funds in or other circumstances affecting the London interbank market, or (ii) Lenders holding at least aggregate Proportionate Shares of 33-1/3% or more of the then outstanding Loans, Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans and Project Agreement LC Loans shall advise Administrative Agent that (A) the amount of interest payments to be paid by Borrower, based on the rates of interest for such Loans, Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans or Project Agreement LC Loans minus the Applicable Term Loan Margin, Applicable Construction Loan Margin or Applicable LC Loan Margin, as applicable, set forth in Sections 2.2(b), 2.1(c), 2.3(d)(iii)(C), 2.3(d)(iv)(B) and 2.3(d)(v)(B), as the case may be, is less than the cost to such Lenders of making or maintaining such Loans, Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans or Project Agreement LC Loans or (B) deposits in Dollars in the London interbank market are not available to such Lenders (as conclusively certified by each such Lender in good faith in writing to Administrative Agent and to Borrower) in the ordinary course of business in sufficient amounts to make and/or maintain their Loans, Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans, or Project Agreement LC Loans, then Administrative Agent shall immediately give notice of such condition to Borrower.  After the giving of any such notice and until Administrative Agent shall otherwise notify Borrower that the circumstances giving rise to such condition no longer exist (which notice shall be given promptly after such circumstances cease to exist), (x) with respect to notices given under clause (i) above, Borrower’s right to request the making of, and the Lenders’ obligations to make or continue LIBO Rate Loans, shall be suspended and (y) with respect to notices given under clause (ii) above, Borrower’s right to request the making of, and the obligation of the Lenders advising Administrative Agent under clause (ii) (the “Affected Lenders”), to make or continue LIBO Rate Loans, shall be suspended and all Loans, Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans, or Project Agreement LC Loans, as the case may be, made or continued after the giving of such notice shall be made or continued as Substitute Loans.  With respect to notices given under clause (i) above, any Loans, Cash Collateral Loans,  DSRA LC Loans, Energy Hedge LC Loans or Project Agreement LC Loans outstanding at the commencement of any such suspension and with respect to notices given under clause (ii) above, any Loans, Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans or Project Agreement LC Loans of Affected Lenders outstanding at the commencement of such suspension shall, in each case, be converted at the end of the then current Interest Period for such Loans, Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans or Project Agreement LC

Loans into Substitute Loans unless Administrative Agent has provided notice to Borrower in writing that such suspension has then ended, such notice to be provided promptly by Administrative Agent.

(b)           Illegality.  If, after the date of this Financing Agreement, the adoption of any Governmental Rule, any change in any Governmental Rule or the application or requirements thereof (whether such change occurs in accordance with the terms of such Governmental Rule as enacted, as a result of amendment, or otherwise), any change in the interpretation or administration of any Governmental Rule by any Governmental Authority, or compliance by any Lender or Noble Entity with any request or directive of any Governmental Authority (a “Change of Law”) shall make it unlawful or impossible for any Lender to make or maintain any Loan, Cash Collateral Loan, DSRA LC Loan, Energy Hedge LC Loan or Project Agreement LC Loan such Lender shall immediately notify Administrative Agent and Borrower of such Change of Law.  Upon receipt of such notice (i) Borrower’s right to request the making of, and the Lenders’ obligations to make or continue, LIBO Rate Loans shall be suspended for so long as such condition shall exist, and (ii) Borrower shall either (x) immediately repay such Lender’s Loans, Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans and Project Agreement LC Loans if such Lender shall notify Borrower that such Lender may not lawfully continue to fund and maintain such Loans, Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans or Project Agreement LC Loans (y) replace such Lender so affected pursuant to Section 9.12.  Any prepayment of Loans, Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans and Project Agreement LC Loans made pursuant to the preceding sentence prior to the last day of an Interest Period for such Loans, Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans and Project Agreement LC Loans shall be deemed a prepayment thereof.  To the extent Substitute Loans are available, Borrower may convert Loans, Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans and Project Agreement LC Loans into Substitute Loans.  Any conversion of Loans, Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans and Project Agreement LC Loans made pursuant to the preceding sentence prior to the last day of an Interest Period for such Loans, Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans and Project Agreement LC Loans shall be deemed a prepayment thereof for purposes of Section 2.9 only and such prepayment shall not affect the aggregate Commitments hereunder.

(c)           Increased Costs.  If, after the date of this Financing Agreement, any Change of Law:

(i)            shall subject any Lender to any tax, duty or other charge with respect to any Obligation or Commitment, or shall change the basis of taxation of payments by Borrower to any Lender on such Obligation or with respect to any Commitment (except for Indemnified Taxes or Other Taxes (to the extent covered by Section 2.7), Excluded Taxes or changes in the rate of taxation on the overall net income of any Lender); or

(ii)           shall impose, modify or hold applicable any reserve, special deposit or similar requirement (without duplication of any reserve requirement included within the interest rate through the definition of “Reserve Requirement”) against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by any Lender for any LIBO Rate Loan; or

(iii)          shall impose on any Lender any other requirement or condition directly related to any Obligation or Commitment;

and the effect of any of the foregoing is to increase the cost to such Lender of making, issuing, creating, renewing, participating in or maintaining any such Obligation or Commitment or to reduce any amount receivable by such Lender hereunder or under the Notes, then Borrower shall from time to time, upon demand by Administrative Agent for such Lender (accompanied by a certificate from such Lender setting forth in reasonable detail the amount of such increased costs or reduced amounts and the basis for determination of such amount), pay to Administrative Agent on behalf of such Lender additional amounts sufficient to reimburse such Lender for such increased costs or to compensate such Lender for such reduced amounts.  Thereafter, Borrower may replace such Lender so affected pursuant to Section 9.12.

(d)           Capital Requirements.  If any Lender reasonably determines that (i) any Change of Law affects the amount of capital required or expected to be maintained by such Lender or the Lending Office of such Lender (a “Capital Adequacy Requirement”) and (ii) the amount of capital maintained by such Lender or such Lending Office which is attributable to or based upon the Loans, Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans, Project Agreement LC Loans, the Commitments or this Financing Agreement must be increased as a result of such Capital Adequacy Requirement (taking into account such Lender’s policies with respect to capital adequacy), Borrower shall pay to Administrative Agent on behalf of such Lender, upon demand of Administrative Agent on behalf of such Lender (accompanied by a certificate from such Lender setting forth in reasonable detail the amount of such increased costs or reduced amounts and the basis for determination of such amount), such amounts as such Lender shall reasonably determine are necessary to compensate such Lender for the increased costs to such Lender of such increased capital.  Thereafter, Borrower may replace such Lender so affected pursuant to Section 9.12.

(e)           Notice.  Each Lender will notify Administrative Agent of any event occurring after the date of this Financing Agreement that will entitle such Lender to compensation pursuant to this Section 2.8, as promptly as is reasonable, and in no event later than 60 days after the principal officer of such Lender responsible for administering this Financing Agreement has actual knowledge of such claim, and Administrative Agent shall promptly notify Borrower of such event; provided that any Lender’s failure to notify Administrative Agent within such 60 day period of such assertion shall not relieve Borrower of its obligation under this Section 2.8 with respect to claims arising prior to the end of such period, but shall relieve Borrower of its obligations under this Section 2.8 with respect to the time between the end of such period and such time as Borrower receives notices as provided herein.  Any Lender seeking compensation under this Section 2.8 shall promptly deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.8, which statement shall be conclusive and binding upon all parties hereto absent demonstrable error.

2.9           Funding Losses.  If Borrower shall (a) repay or prepay any Loans, Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans or Project Agreement LC Loans on any day other than the last day of an Interest Period for such Loans (whether an optional prepayment or a Mandatory Prepayment), (b) fail to borrow any Loans in accordance with a Notice of Borrowing delivered to Administrative Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise), or (c) fail to make any prepayment in accordance with any notice of prepayment delivered to Administrative Agent; then Borrower shall, upon demand by any Lender, reimburse such Lender for all costs and losses incurred by such Lender as a result of such repayment, prepayment or failure (“Liquidation Costs”) but shall not include any compensation for lost profits.  Borrower understands that such costs and losses may include losses incurred by a Lender as a result of funding and other contracts entered into by such Lender to fund Loans, any Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans and Project Agreement LC Loans.  Each Lender demanding payment under this Section 2.9 shall deliver to Administrative Agent a certificate setting forth and reasonably accounting for the amount of costs and losses for which demand is made, and Administrative Agent shall promptly provide such certificate to Borrower.  Notwithstanding the foregoing, each Lender shall use commercially reasonable efforts to minimize any Liquidation Costs.

2.10         Alternate Office; Minimization of Costs.

(a)           To the extent commercially reasonably possible, each Lender shall designate an alternative Lending Office with respect to its Loans, Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans and Project Agreement LC Loans and otherwise take any reasonable actions to reduce any liability of Borrower to such Lender under Sections 2.7(d), 2.8(c) or 2.8(d), or to avoid the unavailability of any Loans, Cash Collateral Loans, DSRA LC Loans, the Energy Hedge LC Loans,  Project Agreement LC Loans or an interest rate option under Section 2.8(b).

(b)           Any Lender may designate a Lending Office other than that set forth on Exhibit I and may assign all of its interests under the Financing Documents, and its Notes, to such Lending Office, provided that such designation and assignment do not at the time of such designation and assignment increase the reasonably foreseeable liability of Borrower under Sections 2.7(d), 2.8(c), or 2.8(d) or make Loans, Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans, Project Agreement LC Loans or an interest rate option unavailable pursuant to Section 2.8(b).

Each Lender shall use commercially reasonable efforts to avoid or minimize any additional costs, Taxes, expense or obligation which might otherwise be imposed on Borrower pursuant to Section 2.7(d), 2.8(c), or 2.8(d) or as a result of such Lender being subject to a Reserve Requirement.

2.11         Interest Rate Protection.

(a)           Interest Rate Agreements.  Borrower shall, no later than three (3) months after the Term-Conversion Date, enter into one or more Hedge Transactions, the intent of which is to protect Borrower against increases in variable interest rates, solely with counterparties who are Lenders or Affiliates of Lenders (“Counterparties”), which Interest Rate Agreements shall be substantially in the form attached hereto as Exhibit E-14, or otherwise in form and substance reasonably satisfactory to Administrative Agent, and which Hedge Transactions shall have an aggregate notional amount corresponding to an amount equal to or greater than seventy-five percent (75%) of the outstanding principal amount of the Term Loans.  Such Hedge Transactions shall be based upon the Amortization Schedule and shall have a termination date of the Term Loan Maturity Date.

(b)           Interest Fix Fees.  Borrower shall pay all reasonable costs, fees and expenses incurred by the Counterparties or Administrative Agent in connection with the Interest Rate Agreements Borrower enters into hereunder, including any reasonable costs, fees or expenses (including increased interest payments) incurred in connection with any unwinding, breach or termination of such Interest Rate Agreements, as set forth in such Interest Rate Agreements (“Interest Fix Fees”).

(c)           Security.  The obligations of Borrower under each Interest Rate Agreement between Borrower and a Counterparty, and all associated Interest Fix Fees, shall be and are hereby secured by the Collateral Documents, and shall rank pari passu with the Obligations of Borrower under the Loans, Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans and Project Agreement LC Loans.

2.12         Extended Term Loans.

(a)           If on the Term-Conversion Date there exists in the aggregate for all of the Projects (to the extent such Projects remain subject to the Equity Capital Contribution Agreement) not more than twenty two (22) Incomplete Turbines, Borrower shall have the option, to be exercised not less than four (4) Banking Days prior to the Term-Conversion Date, to request in writing an additional Term Loan on the Term-Conversion Date pursuant to this Section 2.12 in an aggregate amount not to exceed the lower of (i) the Non-Conversion Amount and (ii) $45,000,000 (such amount as requested by Borrower, the “Total Extended Term Loan Commitment”).  Upon the advance of the final Term Loan requested in accordance with this Section 2.12, the Total Extended Term Loan Commitment shall terminate and be of no further force or effect.  For the avoidance of doubt, any Construction Loans that have previously been advanced and applied to the payment of Project Costs in respect of any such Incomplete Turbines shall be deemed to constitute a Term Loan advanced pursuant to this Section 2.12.

(b)           Provided that Borrower has requested in writing the Total Extended Term Loan Commitment as provided in clause (a) above, and subject to the terms and conditions set forth in clause (c) below, each Lender agrees to advance to Borrower an additional Term Loan on the Term-Conversion Date as Borrower may request (as set forth in clause (c) below) in an aggregate principal amount not to exceed such Lender’s Extended Term Loan Commitment (for the avoidance of doubt taking into account any Construction Loans advanced by such Lender that are deemed to be Term Loans as described above).  Any Term Loans made or deemed made by the Lenders in accordance with this Section 2.12 shall, from and after such date of advancement be deemed “Term Loans” under this Financing Agreement and any provisions associated with or related to Term Loans shall be deemed amended to accommodate such additional advance of such Term Loans.

(c)                                  Borrower shall request additional Term Loans under this Section 2.12 by delivering to Administrative Agent a written notice (such notice to be deemed a “Notice of Borrowing” hereunder) no later than four (4) Banking Days prior to the Term-Conversion Date. The obligations of the Lenders to effect or permit any Borrowing under this Section 2.12 are subject to the prior satisfaction of each of the following conditions (unless waived by Administrative Agent with the consent of the Majority Lenders):

(i)                                     The Term-Conversion shall have occurred or shall occur concurrent with the funding of such additional Term Loan;

(ii)                                  the conditions set forth in Section 3.4 shall have been satisfied;

(iii)                               each Noble Equity Support Document shall remain in full force and effect with respect to the full amount then owing thereunder; and

(iv)                              the Equity Support Members shall remain obligated to make equity contributions to Borrower with respect to the applicable Incomplete Turbines in accordance with the Equity Capital Contribution Agreement.

(d)                                 The proceeds of any Term Loans made pursuant to this Section 2.12 shall be deposited into the Construction Account and any disbursement of such proceeds from the Construction Account shall be subject to conditions to such disbursements as set forth in the Depositary Agreement.

(e)                                  On or prior to the Initial Repayment Date, Borrower shall have satisfied each of the following conditions with respect to each Incomplete Turbine that achieves Completion after the Term-Conversion Date (unless waived by Administrative Agent with the consent of the Majority Lenders):

(i)                                     the Equity Support Members shall have confirmed their funding obligations with respect to such Incomplete Turbines;

(ii)                                  Borrower shall have furnished to Administrative Agent evidence satisfactory to Administrative Agent (in consultation with the Independent Engineer) that after giving effect to all the financial accommodations provided by the Lenders to Borrower on the Term-Conversion Date, including any additional Term Loan made pursuant to this Section 2.12, and any voluntary prepayment of the Loans in accordance with Section 2.4(g)(i), the Base Case Projections (after giving effect to any such additional Term Loan but otherwise in substantially the form of Exhibit H-3, as modified pursuant to Section 2.5(b)(i)) reflect a calculation of Projected Debt Service Coverage Ratios, as of each Repayment Date during the Term, of no less than (A) for each twelve-month period through the tenth (10th) anniversary of the Term-Conversion Date, (x) 1.45 to 1 under a P50 Production Level (taking into account all projected Project Revenues; provided, however, that, solely for purposes of such calculation, (1) merchant Project Revenues shall be limited to not more than nineteen (19%) of the aggregate projected Project Revenues and (2) the aggregate amount of the Loans projected to be outstanding as of the tenth (10th) anniversary of the Energy Hedge

Agreement Effective Date shall not exceed twenty percent (20%) of the Total Term Loan Commitment (in each case, as in effect on the Financial Closing Date) or (y) 1.00 to 1 under a P99 Production Level, taking into account all projected Project Revenues for such period; and (B) for each remaining twelve-month period through the Term Loan Maturity Date, after the tenth (10th) anniversary of the Term-Conversion Date, (x) 2.50 to 1 under a P50 Production Level (taking into account solely projected sales of energy generated by the Projects in accordance with the Market Consultant’s projections and excluding (1) any Project Revenues projected from the sale of  renewable energy credits and (2) any projected ICAP Revenues) and (y) 1.00 to 1 under a P99 Production Level, taking into account all projected Project Revenues for such period (taking into account solely projected sales of energy generated by the Projects in accordance with the Market Consultant’s P95 price projections and excluding (1) any Project Revenues projected from the sale of  renewable energy credits and (2) any projected ICAP Revenues) (and the resulting amortization schedule shall replace the Amortization Schedule provided on the Term-Conversion Date and shall thereafter be deemed the “Amortization Schedule”); and

(iii)                               the conditions set forth in Sections 3.3(b), (c), (d), (e), (f), (h), (o), and (u), in each case, solely as applied to such Incomplete Turbines, shall have been satisfied or waived.

(f)                                    If the conditions specified in clause (e) above have not been satisfied or waived on or prior to the Initial Repayment Date with respect to any Incomplete Turbines that have not achieved Completion as of such date, Borrower shall prepay the Term Loans in a principal amount equal to the principal amount of the Term Loan advanced on the Term-Conversion Date pursuant to this Section 2.12 to the extent that the proceeds thereof have not been applied to the payment of Project Costs in respect of Incomplete Turbines as to which the conditions specified in clause (e) above have been satisfied or waived as of the Initial Repayment Date, which amount shall be confirmed by the Independent Engineer (it being acknowledged and agreed that no Default or Event of Default shall arise as a result of the failure to satisfy such conditions, unless Borrower shall fail to make such prepayment).

ARTICLE 3
CONDITIONS PRECEDENT

3.1                                 Conditions Precedent to the Financial Closing Date. The obligation of the Lenders party hereto on the Financial Closing Date to make the Loans (including Cash Collateral Loans), the obligation of LC Fronting Bank to issue the Letters of Credit, and to otherwise enter into the transactions contemplated by this Financing Agreement is subject to the prior satisfaction of each of the following conditions (unless waived in writing by Administrative Agent and the Lenders):

(a)                                  Resolutions. Delivery to Administrative Agent of a copy of one or more resolutions or other authorizations of the Major Project Participants (other than the Turbine Supplier and the Project Companies’ counterparties under the Interconnection Agreements), certified by the appropriate officer or representative of each such entity as being in full force and effect on the Financial Closing Date, authorizing the execution, delivery and performance of this Financing Agreement and the other Operative Documents and any instruments or agreements required hereunder or thereunder to which such Major Project Participant is a party, and in the case of Borrower, the Borrowings provided for herein.

(b)                                 Incumbency. Delivery to Administrative Agent of a certificate reasonably satisfactory in form and substance to Administrative Agent from each Major Project Participant (other than the Turbine Supplier and the Project Companies’ counterparties under the Interconnection Agreements), signed by the appropriate Responsible Officer(s) of each such Person and dated the Financial Closing Date, as to the incumbency of the natural persons authorized to execute and deliver this Financing Agreement and the other Operative Documents and any instruments or agreements required hereunder or thereunder to which such Major Project Participant is a party.

(c)                                  Formation Documents. Delivery to Administrative Agent of (i) a copy of the articles of incorporation or certificate of incorporation or formation, as applicable, of each Major Project Participant (other than the Turbine Supplier and the Project Companies’ counterparties under the Interconnection Agreements), each certified by the Secretary of State of the applicable State of incorporation or formation and (ii) a copy of the limited liability company operating agreement, by-laws or partnership agreement of such Major Project Participant, certified by its secretary.

(d)                                 Good Standing. Delivery to Administrative Agent of (i) certificates issued by the Secretary of State of the jurisdiction of incorporation or formation of each of the Major Project Participants (other than the Turbine Supplier), certifying that each such Major Project Participant is in good standing and is qualified to do business in, and, if applicable, has paid all franchise taxes or similar taxes due to, such state and (ii) certificates issued by the Secretary of State of the State of New York certifying that each such Major Project Participant (other than Equity Support Member) is in good standing and is qualified to do business in such State.

(e)                                  Independent Engineer’s Report and Final Energy Production Analysis.

(i)                                     Delivery to Administrative Agent of an Independent Engineer’s report, in substantially the form of Exhibit G-3(a), which report shall be satisfactory to Administrative Agent and the Lenders, and confirm the adequacy of the overall design technology, coordination of all construction schedules, economics and contract integrity as it relates to each Project.

(ii)                                  Delivery to Administrative Agent of a final energy production analysis related to each Project prepared by the Independent Engineer which shall be satisfactory to Administrative Agent and the Lenders and consistent with the energy production and availability assumptions in the Base Case Projections and which shall include a review by the Independent Engineer of (A) a wind assessment study (including, the meteorological tower data then available with respect to each Site) of gross and net production forecasts of the Projects, on an individual Project and an aggregate portfolio basis, including the standard deviation for the 1-year and 10-year productions and including probabilities of energy exceedance of 50%, 75%, 90%, 95% and 99% and (B) WTG’s availability assumptions in the Base Case Projections.

(f)                                    Applicable Permits. Delivery to Administrative Agent of Exhibit H-2, the schedule of Permits that are, or will become, Applicable Permits, in form and substance reasonably satisfactory to Administrative Agent, together with copies of the material Permits obtained prior to the Financial Closing Date, each in form and substance reasonably satisfactory to Administrative Agent. Part I of Exhibit H-2 shall list each material Permit with respect to each Project that will be an Applicable Permit as of the Financial Closing Date. Part II of Exhibit H-2 shall list all other material Permits that will become an Applicable Permit for each Project. The Permits listed in Part II of Exhibit H-2 shall reasonably be expected to be obtainable not later than the time when such Permit becomes an Applicable Permit without material difficulty, expense or delay.

(g)                                 Operative Documents. Delivery to Administrative Agent (or with respect to Real Property Documents, posting, on or prior to the Financial Closing Date, to Borrower’s virtual data room) of the following documents duly authorized, executed and delivered by the parties thereto and, with respect to the Mortgages, ready for recordation as required by applicable law, in form and substance reasonably satisfactory to Administrative Agent:

(i)                                     Financing Documents (other than the Interest Rate Agreements, the Control Agreement (Operations), the LLC Agreement, Term Loan Notes, the Equity Support Member Pledge Agreement and any Acceptable DSRA LC);

(ii)                                  Project Documents (other than the Interconnection Agreements, and the Additional Project Documents and Consents to be executed in connection therewith) and any supplements or amendments thereto certified by a Responsible Officer of Borrower as being true, complete and correct and in full force and effect on the Financial Closing Date and which certificate shall include a certification that all conditions precedent to the commencement of performance of each Noble Entity and its Affiliates under the EPC Contracts, Management Services Agreements and Real Property Documents have been performed, have occurred, or have been satisfied or waived;

(iii)                               Financing Statements and Fixture Filings;

(iv)                              Consents duly executed by each Major Project Participant listed in Exhibit F-2; and

(v)                                 such other documents, instruments and agreements as Administrative Agent or the Title Insurer may reasonably request to grant to Administrative Agent to perfect first priority Liens (subject to Permitted Liens) in all Collateral (including, without limitation, original certificates representing all issued and outstanding membership interests of Borrower in each Project Company endorsed in blank and all issued and outstanding membership interests of the Members in Borrower endorsed in blank).

(h)                                 Certificate of Borrower. Administrative Agent shall have received a certificate, dated as of the Financial Closing Date, signed by a Responsible Officer of Borrower, in substantially the form of Exhibit G-1 (the “Borrower’s Certificate”).

(i)                                     Legal Opinions. Delivery to Administrative Agent and Collateral Agent of opinions of:

(i)                                     Latham & Watkins LLP, counsel for each of the Noble Entities, Operator, Asset Manager, EPC Contractor, and Noble Equipment Resources, LLC;

(ii)                                  in-house counsel for each of the Noble Entities, Operator, Asset Manager, EPC Contractor, and Noble Equipment Resources, LLC;

(iii)                               and Richards, Layton & Finger, P.A., special Delaware counse for each of the Noble Entities, Operator, Asset Manager, EPC Contractor, and Noble Equipment Resources, LLC;

(iv)                              Bingham McCutchen LLP, counsel for each Equity Support Member and GECC;

(v)                                 in-house counsel for the Turbine Supplier;

(vi)                              Whiteman Osterman & Hana LLP, special counsel for the Project Companies, regarding the Projects’ application for and obtaining of certain local land use and state and federal environmental permits;

(vii)                           Whiteman Osterman & Hana LLP and Nixon Peabody LLP, special counsel to the Noble Entities addressing matters in the IDA Documents;

(viii)                        Latham & Watkins LLP and Read and Laniado, LLP, special counsel for the Noble Entities, addressing federal, state and local energy regulatory matters; and

(ix)                                in-house counsel for the Energy Hedge Provider Parent.

(j)                                     Market Consultant Certificate. Administrative Agent shall have received the Market Consultant’s certificate, in substantially the form of Exhibit G-2(a), with the Market Consultant’s report, in form and substance reasonably satisfactory to Administrative Agent, attached thereto.

(k)                                  Reports. Administrative Agent shall have received the ICAP Consultant’s reports, in form and substance reasonably satisfactory to Administrative Agent and the Lenders, which reports shall assess the NYISO installed capacity market for a period at least through 2022.

(l)                                     Insurance. Administrative Agent shall have received (i) a certificate from a Responsible Officer of Borrower, dated as of the Financial Closing Date and identifying underwriters, type of insurance, insurance limits and policy terms, listing the special provisions required as set forth in Exhibit K, describing the insurance obtained and stating that such insurance is in full force and effect and that all premiums then due thereon have been paid and that, in the opinion of such Person, such insurance complies with Exhibit K, and (ii) certified copies of all policies evidencing such insurance (or a binder, commitment or certificates signed by the insurer or a broker authorized to bind the insurer), in each case in form and substance reasonably satisfactory to Administrative Agent.

(m)                               Insurance Consultant Certificate. Delivery to Administrative Agent of the Insurance Consultant’s certificate, in substantially the form of Exhibit G-2(b), with the Insurance Consultant’s report, in form and substance reasonably satisfactory to Administrative Agent, attached thereto.

(n)                                 Financial Statements. Administrative Agent shall have received the most recent annual financial statements (audited for NEP) and most recent quarterly financial statements from NEP (on a consolidated basis for the Noble Entities and including pro forma financial statements, together with certificates from the appropriate Responsible Officer thereof, stating that no material adverse change in the consolidated assets, liabilities, operations or financial condition of the Noble Entities has occurred from those set forth in the most recent financial statements provided to Administrative Agent hereunder) and Equity Support Members (except to the extent that the financial statements of any Equity Support Member are publicly available on such Person’s website as a result of such Equity Support Member or its parent providing Acceptable Equity Support Security being required or permitted to file reports under the Exchange Act).

(o)                                 Patriot Act Compliance. Borrower shall have delivered to Administrative Agent all such documentation and information requested by Administrative Agent that are necessary (including the names and addresses of each Noble Entity and an ownership diagram of each Noble Entity that shows each level of ownership of each Noble Entity (along with the respective percentage ownership allocations for each such level) up to NEP) for Administrative Agent and the Lenders to identify each Noble Entity in accordance with the requirements of the Patriot Act (including the “know your customer” and similar regulations thereunder), including a Form W-9 for Borrower, Borrower’s local address (and mailing address, if different) and the title and citizenship of three Responsible Officers of each Noble Entity.

(p)                                 Base Case Project Projections. Borrower shall have furnished Administrative Agent the Base Case Projections of operating expenses and cash flow for each Project in substantially the form of Exhibit H-3 and indicating on a consolidated basis Projected Debt Service Coverage Ratios (which assumes that a portion of the Construction Loan Commitment in an amount equal to the Total Term Loan Commitment will have been converted into a Term Loan as of the Term-Conversion Date), calculated as of each Repayment Date during the Term, of no less than (i) for each twelve-month period through the tenth (10th) anniversary of the Term-Conversion Date, (A) 1.45 to 1 under a P50 Production Level (taking into account all projected Project Revenues; provided, however, that, solely for purposes of such calculation, (x) merchant Project Revenues shall be limited to not more than nineteen (19%) of the aggregate projected Project Revenues and (y) the aggregate amount of the Loans projected to be outstanding as of the tenth (10th) anniversary of the Energy Hedge Agreement Effective Date shall not exceed twenty percent (20%) of the Total Term Loan Commitment (in each case, as in effect on the Financial Closing Date) or (B) 1.00 to 1 under a P99 Production Level, taking into account all projected Project Revenues for such period; and (ii) for each remaining twelve-month period through the Term Loan Maturity Date, after the tenth (10th) anniversary of the

Term-Conversion Date, (A) 2.50 to 1 under a P50 Production Level (taking into account solely projected sales of energy generated by the Projects in accordance with the Market Consultant’s projections and excluding (x) any Project Revenues projected from the sale of  renewable energy credits and (y) any projected ICAP Revenues) and (B) 1.00 to 1 under a P99 Production Level, taking into account all projected Project Revenues for such period (taking into account solely projected sales of energy generated by the Projects in accordance with the Market Consultant’s P95 price projections and excluding (x) any Project Revenues projected from the sale of  renewable energy credits and (y) any projected ICAP Revenues).

(q)                                 Energy Delivery Plan. Borrower shall have furnished Administrative Agent a plan for the sale and delivery to the market of the energy production of each Project, in form and substance reasonably satisfactory to Administrative Agent.

(r)                                    Consents. Borrower shall have delivered to Administrative Agent Consents listed in Exhibit F-2, duly executed and delivered by each party thereto.

(s)                                  Environmental Reports. Delivery to Administrative Agent of the Environmental Reports together with a letter from Borrower’s Environmental Consultant, in form and substance reasonably satisfactory to Administrative Agent, authorizing Administrative Agent and the Lenders to rely on such Environmental Reports.

(t)                                    Payment of Fees. All amounts required to be paid to or deposited with Administrative Agent or any Lender, and all Taxes, fees and other costs (including closing costs and fees) payable in connection with the execution, delivery, recordation and filing of the documents and instruments required to be filed as a condition precedent pursuant to this Section 3.1, shall have been paid in full (or, with the consent of Administrative Agent, shall be paid concurrently with the occurrence of the Financial Closing Date out of the proceeds of the Construction Loans), and Borrower shall have delivered to Administrative Agent a Financial Closing Date funds flow statement.

(u)                                 UCC Reports. Administrative Agent shall have received UCC lien search reports of a recent date before the Financial Closing Date for each of the jurisdictions in which the UCC-1 financing statements, the fixture filings and the Mortgages are intended to be filed in respect of the Collateral, showing that upon due filing or recordation (assuming such filing or recordation occurred on the date of such respective reports), the security interests created under such Collateral Documents will have the first priority ranking purported to be created in such Collateral Documents (subject to Permitted Liens).

(v)                                 Project Budgets. Borrower shall have furnished to Administrative Agent budgets each dated June 28, 2008 (“Project Budgets”) estimating all anticipated costs to be incurred in connection with the construction and start-up of each Project, including in such budget all construction and non-construction costs and Estimated Interconnection Costs, and including all interest, taxes and other carrying costs, and such other information as Administrative Agent may reasonably require, together with a balanced statement of uses and anticipated sources of funds necessary to complete each Project, broken down as to separate construction phases and components, which Project Budgets shall be reasonably satisfactory to Administrative Agent.

(w)                               Project Schedules. Borrower shall have furnished Administrative Agent a detailed and good faith estimate for the project schedule of each Project dated June 5, 2008 for Project (Altona), June 5, 2008 for Project (Chateaugay) and June 5, 2008 for Project (Wethersfield) (“Project Schedules”) indicating that each Project will commence operations and produce electrical energy for commercial sale in accordance with Prudent Utility Practices and applicable laws by no later than November 30, 2008, which Project Schedule shall be reasonably satisfactory to Administrative Agent.

(x)                                   Surveys. Administrative Agent shall have received ALTA/ACSM surveys of the Sites other than the Border Parcels (the “Surveys”) in form and substance reasonably satisfactory to Title Insurer and Administrative Agent and certified to Administrative Agent and the Title Insurer by a licensed surveyor, together with Site Plan for each Site.

(y)                                 Title Insurance. Borrower shall have delivered to Administrative Agent paid title insurance policies in ALTA 10-17-92 form (with customary New York endorsements) or such other form which is reasonably acceptable to Administrative Agent for each Project from the Title Insurer  (i) insuring the Mortgage to be a valid first priority Lien (subject to Permitted Liens) on the applicable Project Company’s interest in all real property in which such Project Company has a fee, leasehold or easement interest; (ii) providing full coverage against mechanics’ and materialmen’s liens; and (iii) with a commitment from the Title Insurer to issue future endorsements with respect to each Borrowing to continue to insure the first-position priority of the applicable Mortgage as to mechanics’ and materialmen’s liens, together with such endorsements or other affirmative coverage as are reasonably required by Administrative Agent, including, without limitation, contiguity, “same as” survey and tie-in endorsements (such policies and endorsements being hereinafter referred to as the “Title Policies”). The Title Policies shall insure that the applicable Project Company has marketable title to, or interest in (including fee, leasehold and/or easement interest therein), the applicable Site, free and clear of liens, encumbrances or other exceptions to title except those exceptions reasonably acceptable to Administrative Agent (together, the “Permitted Encumbrances”) and Permitted Liens. The Title Policies shall collectively be in the amount of $631,773,000.

(z)                                   Title. Each Project Company shall have acquired good, marketable and indefeasible title to, or interest in, its respective Project and in and to all related property and assets to the extent necessary to construct, operate and maintain the Project, and Borrower shall have provided Administrative Agent with such documents or other evidence thereof as Administrative Agent shall reasonably request.

(aa)                            Establishment of Accounts. The Accounts required to have been established as of the date hereof under Article 2 and Section 5.3(a) of the Depositary Agreement shall have been established.

(bb)                          Building Loan Agreements and Lien Law Affidavits. Borrower and each Project Company shall have delivered to Administrative Agent a Building Loan Agreement and a Lien Law Affidavit in substantially the form of Exhibit D-7 attached hereto.

(cc)                            Regulatory Status. Each Project Company shall have filed a self-certification notice of its status as an EWG, pursuant to 18 C.F.R.§ 366.7(a), which accurately provides all information required thereby, and the self-certification is valid and effective (the “EWG Determinations”), and Borrower shall have delivered to Administrative Agent such EWG Determinations covering each Project. Each Project Company shall have obtained and Borrower shall have delivered to Administrative Agent final orders from FERC (i) approving each such Project Company’s application to sell energy, capacity and ancillary services at market-based rates; (ii) accepting each such Project Company’s market-based rate tariff for filing and finding that each such Project Company is authorized under the FPA to sell electricity pursuant to the rates, terms and conditions set forth in such Project Company’s market-based rate tariff; and (iii) granting each such Project Company all waivers of regulations and blanket authorizations customarily granted by FERC to an entity that sells wholesale power and ancillary services at market-based rates, including blanket FERC approval for the issuance of securities and assumption of liabilities under Section 204 of the FPA (the “FERC Orders”).

(dd)                          REC Contracts. Borrower shall have provided evidence satisfactory to Administrative Agent that the “Commercial Operation Milestone Date” under each of the REC Contract (Altona) and the REC Contract (Chateaugay) shall occur no earlier than November 1, 2008.

(ee)                            Equity Contribution Commitment Date. Administrative Agent shall have received evidence that all conditions precedent to the effectiveness of the Equity Capital Contribution Agreement have been satisfied.

(ff)                                Noble Equity Support Documents. Administrative Agent shall have received evidence satisfactory to the Joint Lead Arrangers of the aggregate amount of Project Costs paid by or on behalf of Borrower on or prior to the Financial Closing Date, which may include copies of invoices with respect thereto (the total amount of such Project Costs, the “Noble Construction Equity Amount”). Administrative Agent shall have received the Noble Base Equity Letter of Credit or Borrower (or any of its Affiliates on its behalf) shall have deposited cash to the Construction Account in the amount equal to the positive difference, if any, between (a) the Noble Base Equity Amount and (b) the Noble Construction Equity Amount. Administrative Agent shall have received the Noble Contingent PTC Equity Letter of Credit and each other Noble Equity Support Document.

(gg)                          Chateaugay Easement Documents. Delivery to Administrative Agent of Chateaugay Easement Documents in form and substance reasonably satisfactory to Administrative Agent. Administrative Agent shall have received reasonably satisfactory evidence that (i) the Chateaugay Easement Documents are satisfactory in form and substance to the Equity Support Members and (ii) that the design and location of the facilities to be constructed by or on behalf of NCW that are subject to the Chateaugay Easement Documents have been approved by Noble Clinton, Noble Ellenburg, and Dexia Credit Local, New York Branch, in its capacity as mortgagee of Noble Clinton and Noble Ellenburg.

3.2                                 Conditions Precedent to Each Borrowing. The obligation of the Lenders to effect or permit any Borrowing (except for the Borrowing of Cash Collateral Loans, which shall only be subject to Section 3.4) is subject to the prior reasonable satisfaction of each of the following conditions (unless waived in writing by Administrative Agent with the consent of the Majority Lenders):

(a)                                  Notice of Borrowing. Borrower shall have delivered a Notice of Borrowing to Administrative Agent in accordance with the procedures specified in Section 2.1(b), as applicable.

(b)                                 Certificate of Borrower. Administrative Agent shall have received a certificate from Borrower, substantially in the form attached hereto as Exhibit G-1, dated the date such Borrowing is proposed to be made, certifying to the matters set forth in Section 3.4.

(c)                                  Drawdown Certificates. (i) not less than four (4) Banking Days prior to the proposed Borrowing Date, Borrower shall provide Administrative Agent with a certificate, dated the date such Borrowing is to be made and signed by Borrower, substantially in the form of Exhibit D-4 and (ii) not less than four (4) Banking Days prior to the proposed Borrowing Date the Independent Engineer shall have received all necessary information from Borrower and the EPC Contractors and shall have provided Administrative Agent with a certificate of the Independent Engineer, in substantially the form of Exhibit D-6.

(d)                                 Available Construction Funds; Project Schedules and Project Budgets. After taking into consideration the Borrowing being requested, Available Construction Funds shall not be less than the aggregate unpaid amount of Project Costs estimated by the Independent Engineer as necessary to cause Completion with respect to all of the Projects and Final Completion with respect to all of the Projects in all material respects in accordance with all Legal Requirements and the Construction Contracts on or prior to a date not later than the date specified in Section 7.9(a) for the applicable Projects and the Final Completion Date, respectively, with respect to each Project set forth in such Project’s Project Schedule and to pay or provide for all anticipated non-construction Project Costs as to each Project and each Project Company shall be in material compliance with the Project Schedule and Project Budget for such Project.

(e)                                  Title Policy Endorsement. Borrower shall provide a “date down” endorsement to the Title Policies, which endorsement shall increase the coverage of the Title Insurance Policies by the amount of such Borrowing, amend the effective date of the Title Insurance Policies to the date of such Borrowing and continue to insure the first priority lien of the Mortgages subject to no Liens or encumbrances, other than Permitted Liens.

(f)                                    Lien Waivers. Borrower shall have delivered to Administrative Agent duly executed acknowledgments of payments and lien waivers in the form attached hereto as Exhibit D-8 (or in such other form reasonably satisfactory to Administrative Agent), from each applicable Contractor and its subcontractors and materialmen for all work, services and materials, including equipment and fixtures of all kinds, done, previously performed or furnished which were the subject of Notices of Borrowing prior to the requested Borrowing; provided that, with respect to any Borrowing, lien waivers shall not be required from (i) the Turbine Supplier, unless such lien waivers are delivered by the Turbine Supplier under the Turbine Supply Agreement or (ii) subcontractors and materialmen with respect to an invoice of less than $500,000 with respect to a contract, subcontract or purchase order, provided that the aggregate of all such Liens with respect to all such invoices does not exceed $2,000,000 at any time.

(g)                                 Applicable Permits. Prior to the Financial Closing Date, each Project Company shall have duly obtained or been assigned the Permits set forth on Part I of Exhibit H-2 for its respective Project each of which shall be in full force and effect in such Project Company’s name and, except as set forth on Exhibit H-2, not subject to (i) any unsatisfied condition that must be satisfied prior to the Permit becoming effective or (ii) any pending or threatened appeal or other proceedings and all applicable statutory time periods for the filing of appeals or petitions for reconsiderations shall have expired, except in each case that could not reasonably be expected to result in a Material Adverse Effect. With respect to each subsequent Borrowing for such Project, all Applicable Permits required to have been obtained by the date of such Borrowing shall have been issued and shall be in full force and effect and reasonably satisfactory in form and substance to Administrative Agent and, except as set forth on Exhibit H-2, not subject to (x) any unsatisfied condition that must be satisfied prior to the Permit becoming effective or (y) any pending or threatened appeal or other proceedings, except in each case that could not reasonably be expected to result in a Material Adverse Effect.

(h)                                 Notice to Proceed. Notices to proceed shall have been delivered by or on behalf of the applicable Project Company to the EPC Contractor under the applicable EPC Contract and Administrative Agent shall have received copies of such notices to proceed.

(i)                                     Additional Project Documents, Etc. Borrower shall have delivered to Administrative Agent true, complete and correct copies of any Additional Project Documents, Financing Documents or Applicable Permits executed or obtained since the date of the most recent Borrowing.

3.3                                 Conditions Precedent to Term-Conversion. No Construction Loans shall Term-Convert unless the following conditions shall have been satisfied or waived in writing by Administrative Agent with the consent of the Majority Lenders:

(a)                                  Final Drawing. Borrower shall have effected a Borrowing of Construction Loans in the amount of the then-remaining Available Construction Loan Commitment, if any, which shall have been disbursed (i) for purposes of funding the Completion Reserve Borrowing as required by Section 3.3(i), and (ii) for any remaining amount after the disbursements in clause (i) to the Operating Account (collectively, the “Final Drawing”).

(b)                                 Acceptable Work. Administrative Agent shall have received evidence reasonably satisfactory to Administrative Agent that all work in connection with the Completion of the Projects (other than, to the extent applicable, work in connection with WTGs in an aggregate amount for all of the Projects equal to the lower of (i) no more than 10% of the WTGs allocated to each Project as of the Financial Closing Date (other than any Project that has been subject to a Removal under Section 6.20 of the Equity Capital Contribution Agreement) and (ii) twenty-two (22) WTGs) requiring inspection on or prior to the Term-Conversion Date by any Governmental Authorities having jurisdiction has been duly inspected and approved (if necessary) by such authorities.

(c)                                  EPC Contractors’ Certificate. Administrative Agent shall have received a certificate from the EPC Contractor, substantially in the form attached to the EPC Contract to which such EPC Contractor is a party as Exhibit IV thereto, confirming that (i) Substantial

Completion (as defined in such EPC Contract) with respect to all WTGs comprising such Project (other than WTGs in an aggregate amount not to exceed 10% of the WTGs allocated to such Project as of the Financial Closing Date) has occurred; (ii) all material warranties under such EPC Contract are in effect on and after the date of Substantial Completion (as defined in such EPC Contract); and (iii) there exist no defaults or disputes under such EPC Contract, which could reasonably be expected to result in a Material Adverse Effect.

(d)                                 Turbine Supplier Certificates. Administrative Agent shall have received Mechanical Completion Certificates and Commercial Operation Certificates (each such certificate as defined in the Turbine Supply Agreement) with respect to all Units (as defined in the Turbine Supply Agreement) comprising the Projects (other than Units in an aggregate amount for all Projects equal to the lower of (i) no more than 10% of the WTGs allocated to each Project as of the Financial Closing Date (other than any Project that has been subject to a Removal under Section 6.20 of the Equity Capital Contribution Agreement) and (ii) twenty-two (22) WTGs).

(e)                                  Borrower’s Certificate. Administrative Agent shall have received a certification by Borrower, the form of which is attached hereto as Exhibit G-5, that Completion with respect to each Project has been achieved. Borrower shall have filed a notice of completion of the Improvements necessary to establish commencement of the statutory period for the filing of mechanics’ and materialmen’s liens, if any.

(f)                                    Independent Engineer’s Certificate. Administrative Agent shall have received a certificate of the Independent Engineer in substantially the form of Exhibit G-3(b) that Completion with respect to each Project has been achieved, attaching a summary of the Independent Engineer of the technical capabilities of the Projects.

(g)                                 Repayment of Loans. Borrower shall have paid, or made arrangements satisfactory to Administrative Agent to pay on the Term-Conversion Date, to Administrative Agent the principal amount of Construction Loans outstanding which are not to be Term-Converted plus all accrued and unpaid interest on such Construction Loans, plus all other Obligations of Borrower due and payable to the Lenders hereunder or under the other Financing Documents with respect to such Construction Loans. Borrower shall have caused each Construction Project Agreement LC to be returned to LC Fronting Bank, irrevocably released or terminated by each beneficiary of such Construction Project Agreement LC.

(h)                                 PTCs. Borrower shall be entitled to claim tax credits available under the PTCs from all WTGs comprising not less than two of the Projects (other than WTGs in an aggregate amount for all of the Projects equal to the lower of (i) no more than 10% of the WTGs allocated to each Project as of the Financial Closing Date (other than any Project that has been subject to a Removal under Section 6.20 of the Equity Capital Contribution Agreement) and (ii) twenty-two (22) WTGs) and unless a Total Term Loan Commitment Resizing that takes into account the inability to realize PTCs with respect to certain WTGs has occurred).

(i)                                     Completion Reserve Borrowing. To the extent of any then-remaining Construction Loan Commitments, Borrower shall have made a Completion Reserve Borrowing and deposited the proceeds thereof into the Completion Reserve Account.

(j)                                     [Intentionally Omitted].

(k)                                  Equity Support Documents; Class A and Class B Certificates. Delivery to Administrative Agent of a fully executed LLC Agreement and Equity Support Member Pledge Agreement. Delivery to Administrative Agent of the original certificates representing all issued and outstanding membership interests in Borrower issued under the LLC Agreement, including all Class A Units and Class B Units, in each case endorsed in blank.

(l)                                     Equity Support Contributions. Each Equity Support Member shall have contributed the Borrower Equity in the full amount then required to be contributed by such Equity Support Member pursuant to the Equity Capital Contribution Agreement. NEP shall have made an equity contribution to Borrower in the full amount then required to be contributed by NEP under the NEP Contribution Agreement.

(m)                               Applicable Permits. Borrower or a Project Company shall have obtained and delivered to Administrative Agent copies of all Applicable Permits, in form and substance reasonably satisfactory to Administrative Agent, required for the applicable Project Company to operate such Project (other than in connection with WTGs in an aggregate amount for all of the Projects equal to the lower of (i) no more than 10% of the WTGs allocated to each Project as of the Financial Closing Date (other than any Project that has been subject to a Removal under Section 6.20 of the Equity Capital Contribution Agreement) and (ii) twenty-two (22)), together with a certificate of a Responsible Officer of Borrower, substantially in the form of Exhibit G-5, certifying that all such Applicable Permits have been obtained. All such Applicable Permits shall be in full force and effect, and not subject to any pending or threatened appeal or proceeding or unsatisfied condition that must be satisfied prior to the Permit becoming effective that, in each case, could reasonably be expected to have a Material Adverse Effect.

(n)                                 [Intentionally Omitted].

(o)                                 As-Built Surveys. Administrative Agent shall have received an ALTA survey of each Site other than the Border Parcels, current within 90 days,  certified to Administrative Agent and the Title Company in a form reasonably acceptable to Administrative Agent, showing: (i) the location of the perimeter of the Premises by metes and bounds or in rectangular survey format, (ii) any additional easements, rights-of-way, and utility lines referred to in the Title Policy which actually service or cross such Site to the extent the easements and rights-of-way are locatable from the description contained in the easement or right-of-way document or to the extent the utility lines are located above ground or are designated by monuments or markers or that are otherwise visible above ground, (iii) the lines of the public streets abutting such Site showing access to such Site from a public right of way, and any established building and setback lines, if applicable, (iv) encroachments and the extent thereof upon or off of such Site and of any improvements upon any established building, setback and street lines, (v) the WTGs except for WTGs in an aggregate amount for all of the Projects equal to the lower of (i) no more than 10% of the WTGs allocated to each Project as of the Financial Closing Date (other than any Project that has been subject to a Removal under Section 6.20 of the Equity Capital Contribution Agreement) and (ii) twenty-two (22) WTGs, transmission lines, roadways and substation improvements and the relationship of such improvements (other than roadways) by distances to the perimeter of the Premises, established building, setback, street lines, and, if any improvements encroach upon or violate any established building, setback or street lines, the relationship of such improvements by distances to the perimeter of such Site, (vi) all flood zone designations in respect of such Site, and (vii) any gaps, gores or overlaps between real property interests which comprise such Site and whether such real property interests are contiguous; provided that, notwithstanding any of the foregoing, Borrower shall have the right to have the survey based on aerial photograph of such Site, in which case the survey will not satisfy the standards for accuracy of an ALTA survey with respect to precision of measurement.

(p)                                 Title Insurance. The Title Insurer shall have issued to Administrative Agent a continuation to the Title Insurance Policy, dated as of the Term-Conversion Date, showing the continuing first priority Lien of each Mortgage (subject to Permitted Liens) and otherwise in form and substance reasonably satisfactory to Administrative Agent.

(q)                                 Operative Documents. All Operative Documents (other than the Additional Project Documents and, only if no Operations Working Capital Account has been established, the Control Agreement (Operations)), shall be in form and substance reasonably satisfactory to Administrative Agent (to the extent not previously approved or accepted by Administrative Agent) and in full force and effect.

(r)                                    Notice of Term-Conversion. Borrower shall have requested Term-Conversion pursuant to a Notice of Term-Conversion delivered to Administrative Agent in accordance with Section 2.2(a)(ii).

(s)                                  Account Deposits. The Accounts required under Articles 2 and 5 of the Depositary Agreement shall have been established and each deposit and reserve (including the Debt Service Reserve Account) required by Article 5 of the Depositary Agreement to be made to any Account on or prior to the Term-Conversion Date shall have been made and shall have been funded or shall be made simultaneously with Term-Conversion.

(t)                                    Total Term Loan Commitment Resizing. The Total Term Loan Commitment Resizing, if required, shall have occurred in accordance with Section 2.5(b). The resulting amortization schedule shall replace the Amortization Schedule provided on the Financial Closing Date and shall thereafter be deemed the “Amortization Schedule.”  Such Amortization Schedule shall be further replaced, if applicable, on the date on which the conditions specified in Section 2.12(e) shall have been satisfied and shall thereafter be deemed the “Amortization Schedule.”

(u)                                 Payment of Fees. All amounts due and payable to Administrative Agent or any Lender, and all Taxes, fees and other costs due and payable in connection with the execution, delivery, recordation and filing (or payable immediately after such execution, delivery, recordation and filing) of the documents and instruments required to be filed as a condition precedent to this Section 3.3 shall have been paid in full.

(v)                                 Effective Date. (i) (A)The “Effective Date” under the Energy Hedge Agreement shall have occurred or (B) Administrative Agent shall have received evidence satisfactory to it that such “Effective Date” shall occur no later than April 1, 2009 (and Borrower shall have entered into a short term commodity hedge, on market terms then available to it, covering the energy that would otherwise be sold under the Energy Hedge Agreement for the period between the Term-Conversion Date and such “Effective Date” as if the Energy Hedge Agreement “Effective Date” had occurred on the Term-Conversion Date) and (ii) the “Termination Date” under the Energy Hedge Agreement shall be no earlier than the tenth (10th) anniversary of such “Effective Date.”

(w)                               Debt to Equity. After giving effect to the Term-Conversion and any advancement of Term Loans pursuant to Section 2.12(b), the ratio of (x) the sum of (i) the Total LC/Cash Collateral Commitment, (ii) the Term Loans, (iii) the Stated Amount of any issued Letters of Credit and the aggregate principal amount of all Cash Collateral Loans then outstanding, (iv) the principal amount of any DSRA Cash Collateral Loan or DSRA LC Loan and (v) the “Energy Hedge Provider First Lien Obligations” (as such term is defined in the Intercreditor Agreement) to (y) the sum of (i) the Borrower Equity and (ii) the Noble Equity, shall not exceed 70 to 30.

(x)                                   Insurance. Insurance complying with Section 5.15 shall be in full force and effect with respect to each Project and Administrative Agent shall have received (i) a certificate from a Responsible Officer of Borrower, dated as of the Term-Conversion Date and identifying underwriters, type of insurance, insurance limits and policy terms, listing the special provisions required as set forth in Exhibit K, describing the insurance obtained and stating that such insurance is in full force and effect and that all premiums then due thereon have been paid and that, in the opinion of such Person, such insurance complies with Exhibit K (such certification to be substantially in the form of the related certification set forth in Exhibit G-5), and (ii) certified copies of all policies evidencing such insurance (or a binder, commitment or certificates signed by the insurer or a broker authorized to bind the insurer).

(y)                                 Annual Operating Budget. Delivery to Administrative Agent of an Annual Operating Budget with respect to each Project, prepared pursuant to Section 5.10(b).

(z)                                   Datedowns. Delivery to Administrative Agent of updated opinions, resolutions, certificates, reports (to the extent any such reports have been updated pursuant to the Equity Capital Contribution Agreement) and similar documents reasonably requested by Administrative Agent, in each case dated as of the Term-Conversion Date and in form and substance reasonably satisfactory to Administrative Agent.

(aa) Delivery to Administrative Agent of an updated site suitability report from the Turbine Supplier confirming whether sector management will be required for any of the Projects and, if sector management is prescribed by the Turbine Supplier, Administrative Agent and Borrower shall jointly determine whether and to what extent any energy reduction estimate should result therefrom.

3.4                                 Conditions Precedent to Each Credit Event. The obligation of the Lenders to effect or permit each Credit Event is subject to the further conditions that, on the date such Credit Event is to occur, the following shall be true and correct (unless waived in writing by Administrative Agent and the Lenders):

(a)                                  Representations and Warranties. Each representation and warranty set forth in Article 4 is true and correct in all material respects (except if such representation and warranty is already qualified by materiality in which case such representation and warranty shall be true in all respects as written) as if made on the date of such Credit Event (or if such representation and warranty relates solely to an earlier date, as of such earlier date).

(b)                                 Event of Default. No Default or Event of Default has occurred and is continuing.

(c)                                  Material Adverse Effect. As of the date of such Credit Event, no Material Adverse Effect has occurred and is continuing.

3.5                                 No Approval of Work. The making of any Borrowing hereunder shall not be deemed an approval or acceptance by Administrative Agent or the Lenders of any work, labor, supplies, materials or equipment furnished or supplied with respect to any Project.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to and in favor of Administrative Agent and the Lenders as of the Financial Closing Date (except that any representation or warranty in this Article 4 which relates expressly to another date, by direct reference or by reference to a document dated a certain date, shall be deemed made only as of such date).

4.1                                 Organization.

(a)                                  Borrower (i) is a limited liability company duly constituted, validly existing and in good standing under the laws of the State of Delaware and (ii) is duly qualified, authorized to do business and in good standing in each other jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary. Borrower has all requisite power and authority to own or hold under lease and operate the property it purports to own or hold under lease and to carry on its business as now being conducted and as proposed to be conducted under the Operative Documents, and has the requisite power and authority to execute, deliver and perform each Operative Document to which it is a party. On the Financial Closing Date, the sole member of Borrower is Noble Environmental. The sole member of Noble Environmental is NEP.

(b)                                 Each Noble Entity (other than Borrower) (i) is duly organized and validly existing and in good standing under the laws of the State of its formation with all requisite organizational or other power and authority under the laws of such State to enter into the Operative Documents to which it is a party and to perform its obligations thereunder and to consummate the transactions contemplated thereby; (ii) is duly qualified, authorized to do business and in good standing in each other jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary (including the State where the Projects are located); and (iii) has the power (A) to carry on its business as now being conducted and as proposed to be conducted by it hereunder, (B) to execute, deliver and perform its obligations under each Operative Document to which it is a party, (C) to take all action as may be necessary to consummate the transactions contemplated thereunder, (D) to provide guaranties and grant the Liens and security interest provided for in the Financing Documents to which it is a party, and (E) has the authority to execute, deliver and perform its obligations under each Operative Document to which it is a party. The sole member of each Project Company is Borrower.

4.2                                 Authorization; No Conflict. Each Noble Entity has duly authorized, executed and delivered each Operative Document to which such Noble Entity is a party (or such Operative Document has been duly and validly assigned to such Noble Entity and such Noble Entity has duly and validly assumed the obligations thereunder), and neither such Noble Entity’s execution and delivery thereof nor its consummation of the transactions contemplated thereby nor its compliance with the terms thereof (a) conflicts with or constitutes a default under or results in the violation of (i) any Legal Requirement applicable to or binding on such Noble Entity or any of its properties or on the Projects or (ii) the material provisions of the Organizational Documents of such Noble Entity; (b) constitutes a default under or results in the violation of the provisions of any Project Document or any indenture, mortgage, deed of trust, or agreement or other instrument to which such Noble Entity is a party or by which it or any of its properties or assets is bound or affected except such default or violation; or (c) results in or requires the creation or imposition of (or the obligation to create or impose) any Lien (other than Permitted Liens) upon any of its property or assets or results in the acceleration of, any obligation, except, in each case (with the exception of Section 4.2(a)(ii), as could not reasonably be expected to result in a Material Adverse Effect.

4.3                                 Enforceability. Each Operative Document required to be in place as of the relevant Credit Event to which each Noble Entity is a party is a legal, valid and binding obligation of such Noble Entity under the laws of the State governing each such Operative Document, enforceable against such Noble Entity in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights and subject to general equitable principles. None of the Operative Documents to which Borrower or any other Noble Entity is a party has been amended or modified except in accordance with this Financing Agreement or as disclosed to Administrative Agent. Each Operative Document to which Borrower or another Noble Entity is a party has been duly executed and delivered by Borrower and such Noble Entity, and to the knowledge of Borrower, by each other party thereto.

4.4                                 Compliance with Law. (a) Each Noble Entity is in compliance with and not in default under such Noble Entity’s Organizational Documents; and (b) each Noble Entity is in material compliance with all Legal Requirements applicable to such Noble Entity, its Projects and its Sites. Except as otherwise have been delivered to Administrative Agent, no notices of violation of any material Legal Requirement relating to any Project or any Site have been issued or received by any Noble Entity.

4.5                                 Existing Defaults; Breaches of Representations and Warranties. No Noble Entity is in default or in breach of any Operative Document and to Borrower’s Knowledge, no other party to any Project Document is in default thereunder, in each case that could reasonably be expected to have a Material Adverse Effect.

4.6                                 Taxes.

(a)                                  Each Noble Entity has filed, or has caused to be filed, all material federal, state and local tax returns that it is required to file, has paid or has caused to be paid all Taxes it is required to pay to the extent due (other than those Taxes that it is contesting in good faith and by appropriate proceedings, with adequate, segregated cash reserves established for such Taxes and, to the extent such Taxes are not due, has established or has caused to be established reserves that are required by GAAP and other than de minimis Taxes).

(b)                                 No Noble Entity is a party to any tax sharing agreement with any Person (including with any Affiliate of Borrower, other than in connection with the Equity Support Documents).

4.7                                 Permits.

(a)                                  As of the Financial Closing Date, there are no material Permits under existing law as any Project is currently designed that are or will become Applicable Permits other than the Permits described in Exhibit H-2.

(b)                                 As of and after the Financial Closing Date, each Applicable Permit either(i) in the case of those Permits listed in Part I of Exhibit H-2 (in each case other than as set forth on Part I of Exhibit H-2), is in full force and effect and is not subject to (x) any unsatisfied condition that must be satisfied prior to the Permit becoming effective or (y) any pending or threatened appeals or other proceedings, that in each case, could reasonably be expected to result in a Material Adverse Effect; or (ii) in the case of those Permits listed in Part II of Exhibit H-2, is not required to be obtained before the current stage of construction or operation of the Projects as contemplated by the Operative Documents. Borrower believes in good faith that any Permit not yet obtained will be obtained before such time as it becomes an Applicable Permit. Borrower has notified Administrative Agent of each material Permit not listed in Exhibit H-2 that has, since the Financial Closing Date, due to a change in applicable law or otherwise, has or will become an Applicable Permit. No Noble Entity is in violation of any Applicable Permit, except for such violations as would not reasonably be expected to result in a Material Adverse Effect. To Borrower’s Knowledge, each Major Project Participant is in compliance with its respective Applicable Permits.

(c)                                  No material adverse modification or amendment of any of the terms of any material Applicable Permit has been made.

4.8                                 Litigation. Other than as set forth in Exhibit H-4, there are no pending or, to Borrower’s Knowledge, threatened actions or proceedings of any kind, including actions or proceedings of or before any Governmental Authority, to which any Noble Entity, or by which any of them or any of their properties or any Project are subject which, if adversely determined could reasonably be expected to have a Material Adverse Effect.

4.9                                 Intellectual Property. Each Noble Entity owns or has the right to use all material patents, trademarks, service marks, trade names, copyrights, licenses, franchises and other rights and know-how, which are necessary for the operation of its business. None of the Noble Entities has received written notice that (a) any material product, process, method, substance, part or other material presently contemplated to be sold by or employed by any Noble Entity in connection with its business, including without limitation any CMS, will infringe any patent, trademark, service mark, trade name, copyright, license or other right or know-how owned by any other Person in a manner or to an extent that could reasonably be expected to have a Material Adverse Effect; (b) there is pending or threatened any claim or litigation against or affecting any Noble Entity contesting its right to sell or use any such product, process, method, substance, part or other material which if adversely determined could reasonably be expected to have a Material Adverse Effect; or (c) there is, or there is pending or proposed, any patent, invention, device, statute or law, that could reasonably be expected to have a Material Adverse Effect.

4.10                           Insurance. Insurance complying with Section 5.15 hereof is in full force and effect and all premiums then due thereon have been paid in full.

4.11                           Project Documents.

(a)                                  (x) The Real Property and the Real Property Documents and, (y) other than those that can be reasonably expected to be commercially available when and as required, the services to be performed, the materials to be supplied and the other rights granted pursuant to the Project Documents:

(i)                                     are sufficient to enable the Projects to be located, constructed, operated and maintained on the Sites in material compliance with the Legal Requirements; and

(ii)                                  provide adequate ingress and egress for any reasonable purpose in connection with the construction, operation and maintenance of the Projects under the Project Documents.

(b)                                 There are no material contracts, services, materials or rights required for the construction, operation or maintenance of the Projects in material compliance with the Construction Contracts, the Interconnection Agreements, the O&M Agreements, the Plans and Specifications and the Base Case Projections other than those available under the Project Documents or that could reasonably be expected to be commercially available as and when necessary for such construction, operation or maintenance at the Sites.

(c)                                  As of the Financial Closing Date, the Operative Documents and the other documents listed in Exhibit H-6 are the only contracts and agreements to which any Noble Entity or Noble Environmental is a party, other than those contracts and agreements that, if entered into after the Financial Closing Date, would not meet the definition for Additional Project Documents. True, correct and complete copies of all Project Documents to which any Noble Entity or any of their Affiliates is a party as currently in effect have been delivered to Administrative Agent by or on behalf of Borrower or made available on the electronic document site.

(d)                                 The Site Plan for each Site accurately depicts in all material respects the WTGs, collection lines and roadways Borrower intends to develop or cause to be developed on the Site and the relationship between and among the proposed location of the WTGs and (i) the boundaries of the parcels on which the WTGs are to be located and (ii) the location of houses on the Sites and on land adjacent to the Premises, subject to inaccuracy (A) inherent in the use of the aerial photography from which the Site Plans were created, and (B) resulting from the fact that connection lines have been drawn on the Site Plans in locations necessary to distinguish them from one another and from other features on the Site Plans. The location of the WTGs as shown on the Site Plans does not violate any setback laws or setback provisions of the Project Documents applicable to the installation or operation of the WTGs.

(e)                                  All consents required under the Real Property Documents with respect to the location of WTGs, collection lines, roadways, substations and other Improvements on the Sites have been obtained from the Landowners counterparty to such Real Property Documents (if required by the terms of such Real Property Document).

4.12                           ERISA. No Noble Entity nor any member of the Controlled Group sponsors, maintains, participates in or has or has had any liability in respect of any liability to the PBGC or an ERISA Plan under ERISA. To Borrower’s Knowledge, neither the execution nor the delivery of this Financing Agreement nor the consummation of the transactions contemplated hereby will involve a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code which is not exempt under Section 408 of ERISA or under Section 4975(d) of the Code.

4.13                           Business, Debt, Contracts, Etc. Neither Borrower nor any Project Company has conducted any material business other than the business contemplated by the Operative Documents, has outstanding Debt other than pursuant to or allowed by the Operative Documents and (b) neither Borrower nor any Project Company has any subsidiaries (other than, in the case of Borrower, the Project Companies).

4.14                           Investment Company. None of the Noble Entities nor any Subsidiary of any of them is an investment company or a company controlled by an investment company, within the meaning of the Investment Company Act of 1940, as amended.

4.15                           Governmental Regulation. Other than as provided for in this Financing Agreement, each Noble Entity has obtained all Applicable Permits required under any Governmental Rule pertaining to the issuance of securities and assumption of liabilities, rates or financial or organizational matters that are required for the incurrence or repayment of the principal of and interest on any Loans, or the incurrence by any Noble Entity of any of the Obligations or the execution, delivery and performance by any Noble Entity of the Operative Documents to which it is a party. There is no complaint or administrative proceeding pending under or in connection with the aforementioned Applicable Permits, and no Noble Entity has Knowledge of any facts or circumstances which could reasonably be expected to give rise to such a complaint or administrative proceeding in the future, which, in each case, if adversely determined, could reasonably be expected to result in a Material Adverse Effect.

4.16                           Regulation U, Etc. No Noble Entity is engaged principally, or as one of its principal activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined or used in Regulations T, U or X of the Federal Reserve Board), and no part of the proceeds of the Borrowings or the Project Revenues will be used by any Noble Entity to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or otherwise in violation of Regulations T, U or X of the Federal Reserve Board.

4.17                           Financial Statements. The financial statements in respect of each Noble Entity and each other Affiliate of Borrower delivered pursuant to Sections 3.1(n) and 5.4 are true and correct and fairly present in all material respects the financial condition of the Person to whom they relate as of the date thereof. Such financial statements have been prepared in accordance with GAAP as properly and consistently applied, subject to normal year-end adjustments and lack of footnotes. There are no material liabilities, direct or contingent, of any Noble Entity or any other Affiliate of Borrower whose financial statements have been delivered pursuant to Sections 3.1(n) or 5.4, except as has been disclosed in such financial statements or pursuant to the Financing Documents or otherwise disclosed in writing to Administrative Agent prior to the date hereof or the date of such delivery, if later.

4.18                           Partnerships and Joint Ventures. No Project Company is a general partner or a limited partner in any general or limited partnership or a joint venturer in any joint venture or a member in any limited liability company, except as contemplated by the Common Facilities. Borrower has no subsidiaries other than the Project Companies.

4.19                           No Default. No Default or Event of Default has occurred and is continuing.

4.20                           Hazardous Substances.

(a)                                  Except as set forth in Exhibit H-5 or except, in each case below, as could not reasonably be expected to result in a Material Adverse Effect, (i) none of the Noble Entities is in violation of or has at any time during the previous five years violated any Hazardous Substances Law; (ii) none of the Noble Entities has used, Released, generated, manufactured, produced or stored in, on, under, or about any Site, any Improvements or other Mortgaged Property, or transported or arranged for the transportation or disposal thereto or therefrom, any Hazardous Substances; (iii) to the Knowledge of Borrower, there are no aboveground or underground tanks or any surface impoundments or lagoons, whether operative or temporarily or permanently closed, located on any Site, any Improvement or other Mortgaged Property; and (iv) there are no Hazardous Substances used, stored or present at, or on any Improvement or other Mortgaged Property except to the extent that any such use, storage or presence is in compliance with Hazardous Substances Law.

(b)                                 Except as set forth in Exhibit H-4 or Exhibit H-5, Borrower has received no notice of any Environmental Claim that could reasonably be expected to have a Material Adverse Effect.

(c)                                  Except as set forth in the reports of Borrower’s Environmental Consultants delivered pursuant to Section 3.1(s) of this Financing Agreement, Borrower has no Knowledge of any past or existing violations of any Hazardous Substances Laws by any Person relating in any way to any Site, any Improvement or other Mortgaged Property.

(d)                                 Except as set forth in Exhibit H-4 or Exhibit H-5, there are no Hazardous Substances Laws that could reasonably be expected to have a Material Adverse Effect.

(e)                                  Borrower has provided to Administrative Agent copies of all environmental assessment or investigation reports, audits or studies relating to each Project, each Site, the Mortgaged Property and the Improvements that have been performed by or on its behalf or that are in its custody or possession.

4.21                           Title and Liens.

(a)                                  As of the Financial Closing Date, each Project Company has good and, with respect to real property, marketable, insurable (at regular rates) and indefeasible title to the interests in the assets then owned by such Project Company that comprise its respective Project as of such date, and all of the Collateral then existing relating to such Project, in each case free and clear of all Liens other than Permitted Liens. On the Term-Conversion Date, each Project Company has good and, with respect to real property, marketable, indefeasible and insurable (at regular rates) title to the interests in the assets that comprise its respective Project, and all of the Collateral relating to such Project, in each case free and clear of all Liens other than Permitted Liens.

(b)                                 Except as set forth in Schedule 4.21(b), none of the Permitted Liens materially interferes with the construction, ownership or operation of any Project or, unless otherwise obtained, requires any consents, approvals, permits, easements, licenses or other rights from or notices to the parties thereto for the construction, ownership or operation of any such Project or for the granting of the security contemplated by the Collateral Documents.

4.22                           Roads; Collection System.

(a)                                  All roads necessary for the construction, operation and maintenance of the Projects under and pursuant to the Project Documents have either been completed or the necessary rights of way therefor have been acquired (other than rights under Applicable Permits listed in Exhibit H-2 of this Financing Agreement).

(b)                                 All easements, rights of way, agreements and other rights necessary for the construction and utilization of the Interconnection Lines have been acquired (other than easements and rights of way which the Noble Entities shall acquire in connection with the Interconnection Agreements, rights under Applicable Permits listed in Exhibit H-2 of this Financing Agreement) and consents or waivers from the owners of any easement, covenant or servitude that burdens any of the Sites so long as the Title Policy insures against loss resulting from the exercise of the rights under any such easement, covenant or servitude.

4.23                           PUHCA and FPA Regulation.

(a)                                  EWG. Each Project Company is an EWG.

(b)                                 FERC Regulation. As of each Borrowing, each Project Company is in compliance with all applicable requirements under the FPA and the FERC’s regulations thereunder, except as could not reasonably be expected to have a Material Adverse Effect. As of the Financial Closing Date, the FERC Orders are in full force and effect.

(c)                                  Lenders Not Subject to Regulation. None of Administrative Agent, LC Fronting Bank, the Securities Intermediary, the Lenders, nor any “affiliate” (as that term is defined in PUHCA) of any of them will, solely as a result of Borrower’s or any Project Company’s construction, ownership, leasing or operating of the Projects, the sale or transmission of electricity therefrom or the entering into any Operative Document or any transaction contemplated hereby or thereby, be subject to, or not exempt from, regulation under the FPA or PUHCA, except that the exercise by Administrative Agent or the Lenders of certain remedies allowed under the Financing Documents may subject Administrative Agent, the Lenders and their affiliates (as that term is defined in PUHCA) to regulation under the FPA or PUHCA.

4.24                           Disclosure. No written statement or information, other than projections and pro forma financial information, contained in any document, certificate or written statement furnished to Administrative Agent or the Lenders by or, to the Knowledge of Borrower, on behalf of, any Noble Entity, taken as a whole, for use in connection with the transactions contemplated by this Financing Agreement or the other Operative Documents, contained as of the date such statement, information, document or certificate was so furnished any untrue statement of a material fact. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Noble Entities to be reasonable at the time made, it being recognized by the Lenders that such projections and information as they relate to future events are not to be viewed as fact and that actual results during the period or periods covered by such projections and information may differ from the projected results set forth therein by a material amount.

4.25                           Project Budgets; Project Schedules; Projections. Borrower has prepared, or caused to be prepared, the Project Budgets and the Project Schedules and is responsible for developing the assumptions on which the Project Budgets and the Project Schedules are based. The Project Budgets, the Project Schedules and the resulting Base Case Projections are, to Borrower’s Knowledge as of the Financial Closing Date, based on reasonable assumptions as to all legal and factual matters material to the estimates set forth therein, and set forth a good faith estimate, believed by management of the Noble Entities to be reasonable at the time made, of the expected financial performance of the Projects over the Term.

4.26                           Collateral. The security interests in the Collateral granted to Administrative Agent pursuant to the Collateral Documents (a) constitute as to personal property included in the Collateral the first priority security interest (subject to Permitted Liens) purported to be created under such Collateral Document, and (b) are, as to Collateral which can be perfected by the proper filing of a UCC financing statement, superior and prior to the rights of all third Persons now existing or hereafter arising whether by way of mortgage, lien, security interests, encumbrance, assignment or otherwise, except for Permitted Liens. All such action as is necessary in accordance with the Collateral Documents has been taken to establish and perfect Administrative Agent’s or the Depositary’s rights in and to, and first priority Lien on, subject to Permitted Liens, the Collateral, including any recording, filing, registration, giving of notice, granting of control or other similar action. The Collateral Documents relating to the Collateral and the financing statements relating thereto have been or contemporaneously with the execution hereof will be duly filed or recorded in each office and in each jurisdiction where required in order to create, perfect and maintain perfected the first Lien (subject to Permitted Liens) and security interest described above. The Lien of each Mortgage constitutes a valid and subsisting

Lien of record on all the Mortgaged Property described in such Mortgage (subject to Permitted Liens). No filing, recording, re-filing or rerecording other than those listed in Exhibit E-11 is necessary to perfect and maintain the perfection and priority of the interest, title or Liens referred to in this Section 4.26 relating to personal property set forth in the Collateral Documents, and on or prior to the Financial Closing Date all such filings or recordings (other than those that are required to be made only at a later date, which are so indicated on Exhibit E-11) will have been made. No filing or recording other than the recording of the applicable Mortgages with the county recorder of Clinton, Franklin and Wyoming Counties of the State of New York is necessary to create the interest, title or Liens on all Mortgaged Property subject thereto, and on or immediately after the Financial Closing Date, such filing will be made.

4.27                           Labor Disputes and Acts of God. Neither the business nor the properties of any Noble Entity or, to the Knowledge of Borrower, any of the other Major Project Participants (with respect to their activities or interests with respect to the Projects) are adversely affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance), in each case, that would be reasonably expected to constitute a Material Adverse Effect.

4.28                           Proper Subdivision. None of the Mortgaged Property needs to be subdivided from larger tracts of land in order to be made subject to a Lien, and the Mortgaged Property may be mortgaged, conveyed, made subject to a Lien and otherwise dealt with as separate legal estates subject to the extent and limitations of Borrower’s rights, title and interest therein and thereto.

4.29                           Expected Economic Benefits. The projections and financial information contained in the REC Contracts Bid Documents with respect to the projected economic benefits expected to be realized from the Projects for the State of New York are based upon good faith estimates and assumptions believed by the management of the Noble Entities to be reasonable as of the Financial Closing Date and consistent, in all material respects, with the Project Budgets and the Project Documents, it being recognized by the Lenders that such projections and information as they relate to future events are not to be viewed as fact and that actual results during the period or periods covered by such projections and information may differ from the projected results set forth therein by a material amount.

4.30                           Landowner Consents. Borrower’s inability to obtain Landowner Consents listed on Exhibit F-3 has not resulted from any dispute between the relevant Project Companies and the relevant Landowners with respect to the Real Property Documents to which such Landowners are parties or from any default by a Project Company under such Real Property Documents.

ARTICLE 5
AFFIRMATIVE COVENANTS OF BORROWER

Borrower covenants and agrees that so long as this Financing Agreement is in effect, it will, and will cause each Project Company to, unless Administrative Agent at the direction of the Majority Leaders (or, if so specified, Administrative Agent) waives compliance in writing:

5.1                                 Use of Proceeds and Project Revenues.

(a)                                  Proceeds. (i) Unless otherwise applied pursuant to this Financing Agreement or Article 5 of the Depositary Agreement, deposit the proceeds of the Construction Loans into the Construction Account and hold such proceeds and use them solely to pay Project Costs and (ii) utilize the proceeds of the Borrower Equity for the repayment of the outstanding Construction Loans that will not have been Term-Converted as of the Term-Conversion Date as required under Section 3.3(g).

(b)                                 Revenues. Unless otherwise applied pursuant to Article 5 of the Depositary Agreement or this Financing Agreement, deposit all Project Revenues in the Operating Account for application solely for the purposes and in the order and manner provided in Article 5 of the Depositary Agreement.

5.2                                 Payment. Pay all sums due and payable under this Financing Agreement and the other Financing Documents to which a Noble Entity is a party according to the terms hereof and thereof (other than the LLC Agreement, Operating Agreement and Project Company LLC Agreements).

5.3                                 Notices. Promptly, upon obtaining Knowledge of any of the occurrences or matters described below, or the giving of notice with respect thereto, as the case may be, give written notice to Administrative Agent of such occurrences or matters:

(a)                                  Any litigation, claim, suit, proceeding, or arbitration pending or, to the Knowledge of Borrower, threatened against any Noble Entity involving any (i) injunctive, declaratory or other equitable relief or (ii) claims against any Noble Entity or any Project in excess of $1,000,000 in the aggregate;

(b)                                 Any dispute or disputes which may exist between any Noble Entity and any Governmental Authority and which involve (i) claims against any Noble Entity which individually exceed $1,000,000 or in the aggregate in any fiscal year of such Noble Entity exceed $3,000,000; (ii)  revocation, material adverse modification or suspension of any Applicable Permit; or (iii) any Liens for Taxes due but not paid;

(c)                                  Any Event of Default or Default;

(d)                                 (i) any casualty, damage or loss, through fire, theft, other hazard or casualty, whether or not insured, if such casualty, damage or loss is suffered by any Noble Entity, Noble Environmental or any Project and is in excess of (x) $1,000,000 for such Noble Entity or Project and $3,000,000 for Noble Environmental for any one casualty or loss, or (y) an aggregate of $2,000,000 for such Noble Entity or Project and $6,000,000 for Noble Environmental and (ii) the initiation of any insurance claim proceedings with respect to any such casualty, damage or loss described in clause (i), above;

(e)                                  Initiation of any condemnation proceedings involving any material portion of any Project;

(f)                                    With respect to any Project, any contractual obligations incurred by the applicable Noble Entity resulting in payments by such Noble Entity exceeding $1,000,000 in any fiscal year of such Noble Entity, not including any obligations incurred pursuant to the Operative Documents or any obligation contemplated in the relevant Annual Operating Budget;

(g)                                 Any written notice of termination, event of default or other material adverse notice given or received under any Project Document;

(h)                                 Any Acceptance Tests which are to be performed under the Construction Contracts;

(i)                                     Any event of force majeure asserted in writing under any Project Document to which any Noble Entity is a party which could reasonably be expected to cause a material delay in the Project Schedules, material increase in the Project Costs, or material impairment in the operation of any of the Projects;

(j)                                     Any event of default, foreclosure or other proceeding under a fee Mortgage in favor of a Landowner Mortgagee for which a Non-Disturbance Agreement has not been delivered to Administrative Agent;

(k)                                  Any (i) fact, circumstance, condition or occurrence at, on, or arising from, any Site, any Improvement, or other Mortgaged Property that results in material noncompliance with any Hazardous Substances Law or any Release of Hazardous Substances on or from any Site, any Improvement or other Mortgaged Property that has resulted or could reasonably be expected to result in material personal injury or have a Material Adverse Effect, and (ii) pending or, to Borrower’s Knowledge, threatened, Environmental Claim against any Noble Entity or to Borrower’s Knowledge any of its Affiliates, contractors, lessors, grantors (under easements) or any other Persons, arising in connection with their occupying or conducting operations on or at any Project, any Site, any Improvement or other Mortgaged Property which Environmental Claim could reasonably be expected to have a Material Adverse Effect;

(l)                                     Promptly after any Person becomes a Member of Borrower or the occurrence of any other change in or transfer of ownership interests in Borrower, which notice shall identify such member and such member’s interest in Borrower or shall describe, in reasonable detail, such other change or transfer;

(m)                               In the event any WTG could reasonably be expected not to commence operations and production of electrical energy for commercial sale in accordance with Prudent Utility Practices and applicable laws on or prior to the date specified in Section 7.9(a) for the applicable Projects;

(n)                                 The commencement of the erection of any Upwind Turbine; and

(o)                                 Promptly after Borrower obtains Knowledge that an ERISA Event occurs or is reasonably likely to occur with respect to an ERISA Plan, written notice of such ERISA Event describing in reasonable detail the facts which constitute the ERISA Event.

(p)                                 Any forced outage affecting the output of an entire Project continuing for more than 24 hours;

(q)                                 Promptly, but in no event later than 30 days after the execution and delivery to Borrower thereof, a copy of each Additional Project Document and each Applicable Permit executed or obtained by Borrower;

(r)                                    Any cancellation or material change in the terms, coverage or amounts of any insurance described in Section 5.15;

(s)                                  Any material notice or material correspondence received by any Project Company or Borrower from FERC;

(t)                                    Any notice received by any Project Company or Borrower from a Major Project Participant or a subcontractor of the EPC Contractor that could reasonably be expected to result in a material delay in any Project Schedule;

(u)                                 Any Cash Collateral Withdrawal;

(v)                                 Any adjustment of the “Bid Price” (as defined in the applicable REC Contract) under Section 5.02(e) of such REC Contract; and

(u)                                 Copies of reports to be provided to Equity Support Members under Section 5.03(b)(viii) of the LLC Agreement.

5.4                                 Financial Statements.

(a)                                  Deliver to Administrative Agent (or cause to be delivered to Administrative Agent), in form and detail reasonably satisfactory to Administrative Agent:

(i)                                     As soon as available but no later than forty-five (45) days after the close of the first, second and third quarterly periods of its fiscal year, quarterly (and year-to-date) (consolidated, if applicable) financial statements of and prepared by each of NEP and Borrower and by each Equity Support Member,  including a balance sheet and statements of income and cash flows; and

(ii)                                  As soon as available but no later than one hundred twenty (120) days after the close of each applicable fiscal year, audited (consolidated, if applicable) financial statements of NEP and each Equity Support Member and, to the extent prepared, unaudited financial statements of Borrower, including, in each case, statements of equity, balance sheets as of the close of such year, statements of income and cash flows and reconciliation of capital accounts, all prepared in accordance with GAAP, and, in the case of NEP and each Equity Support Member, accompanied by an opinion of a nationally recognized independent certified public accountant selected by the Person whose financial statements are being prepared; provided that, in the case of clause (i) above and this clause (ii), (x) for any of the foregoing entities which is a public company and is required or permitted to file reports under the Exchange Act, the availability of such report on Form 10Q, Form 10K or the availability on such entity’s website shall satisfy the requirements of this Section 5.4; and (y) for any entity which is a public company and, pursuant to the provisions of applicable law, is only required to file semi-annual financial statements, only semi-annual financial statements shall be required under this Section 5.4.

(b)                                 Each time financial statements are delivered under Section 5.4(a)(i) or (ii), a certificate signed by the natural person who is a financial officer, managing director, managing general partner or managing member of Borrower shall be delivered along with such financial statements, certifying that such financial officer, managing director, managing general partner or managing member has made or caused to be made a review of the transactions and financial condition specified in such financial statements during the relevant fiscal period and that such review has not, to the knowledge of Borrower, disclosed the existence of any event or condition which constitutes an Event of Default hereunder or if any such event or condition exists, the nature thereof and the corrective actions that such Person has taken or proposes to take with respect thereto.

5.5                                 Reports.

(a)                                  Until Final Completion with respect to all of the Projects, deliver to Administrative Agent monthly a report describing in reasonable detail the progress of the construction of each Project since the last prior report hereunder, including any monthly progress reports received from the Turbine Supplier under the Turbine Supply Agreement and the contractors under the Construction Contracts. Until Completion is achieved with respect to all of the Projects, deliver to the Independent Engineer and Administrative Agent a weekly progress report describing in reasonable detail the progress of construction with respect to each Project.

(b)                                 Deliver to Administrative Agent, on a quarterly basis, a summary operating report for each Project, which shall include (i) a one-month, year-to-date and twelve consecutive month numerical and narrative assessment of (A) such Project’s compliance with each material category in the Annual Operating Budgets, (B) electrical production, delivery, grid curtailment, if any, (C) Windfarm Availability, including available hours for each WTG, wind speed and directional data, and scheduled and unscheduled maintenance of each WTG, (D) cash receipts, including payments made under the REC Contracts, the Additional Capital Contribution Agreement and proceeds of merchant energy sales, and disbursements and cash balances, including distributions to any Member, debt service payments and balances in the Accounts, (E) casualty losses of value in excess of $1,000,000 individually or $2,000,000 in the aggregate for such Project, (F) replacement of equipment not contemplated by the then current applicable Annual Operating Budget of value in excess of $2,000,000, (G)  disputes with contractors, materialmen, suppliers or others and any related claims against Borrower or the relevant Project Company in excess of $1,000,000, (H) PTCs earned by each Equity Support Member with respect to such Project, and (I) performance guarantee and/or warranty claims, as applicable, made by or against any Noble Entity in excess of $1,000,000; and (ii) a comparison of year-to-date figures for such Project to corresponding figures provided in the prior year.

(c)                                  Provide to Administrative Agent upon Administrative Agent’s reasonable request (upon consultation, as appropriate in light of their role in each Project, with the

Independent Consultants) such existing reports, statements, lists of property, accounts, budgets, forecasts and other similar information concerning each Project to the extent reasonably available.

(d)                                 Deliver to Administrative Agent promptly after receipt thereof each Annual Operating Plan under the O&M Agreements.

(e)                                  Deliver to Administrative Agent all such information described in Section 3.1(o) or otherwise requested by Administrative Agent (including the names and addresses of each Noble Entity) that is necessary for Administrative Agent or the Lenders to identify each Noble Entity in accordance with the requirements of the Patriot Act (including the “know your customer” and similar regulations thereunder), including a Form W-9 for each Noble Entity, each Noble Entity’s local address (and mailing address, if different) and the title and citizenship of three Responsible Officers of each Noble Entity.

(f)                                    Deliver to Administrative Agent, monthly, a report summarizing the Net Settlement Amount paid under the Energy Hedge Agreement and any positive or negative adjustments made to the Tracking Account, in each case during the month immediately preceding the delivery of such report.

5.6                                 Existence, Conduct of Business, Properties, Etc. Except as otherwise permitted under this Financing Agreement, (a) maintain and preserve its existence as a Delaware limited liability company and all material rights, privileges and franchises necessary for the normal conduct of its business and (b) perform (to the extent not excused by force majeure events or the non-performance of the other party) all of its contractual obligations under the Operative Documents to which it is a party, except in clause (b) to the extent failure to so perform could not reasonably be expected to result in a Material Adverse Effect.

5.7                                 Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, subject to any applicable cure periods, all material obligations, except (a) such as may be contested in good faith, provided that provision is made, to the reasonable satisfaction of Administrative Agent, for the posting of security or for the bonding of such obligations or the prompt payment thereof in the event that such obligation is payable, and (b) any Noble Entity’s trade payables which shall be paid in the ordinary course of business.

5.8                                 Upwind Array Event.

(a)                                  In the event there occurs an Upwind Array Event, then, within fifteen (15) Banking Days of such event (an “Adjustment Date”), Borrower shall calculate once (subject to any corrections, changes or adjustments made pursuant to this Section 5.8) and deliver to Administrative Agent Projected Debt Service Coverage Ratios (calculated under a P50 Production Level and a P99 Production Level (using the P95 price projections and including (1) the projected Project Revenues under the REC Contracts (and/or any comparable long-term replacement contracts in respect thereof), (2) the projected Project Revenues attributable to merchant sales of renewable energy credits based on the market study provided by CRA International, Inc. and (3) the ICAP Revenues)) calculated as of each Repayment Date during the remaining Term, using availability forecasts which have been updated or amended solely to take into account such Upwind Array Event but otherwise using the assumptions and data used in the Base Case Projections. Administrative Agent (in consultation with the Independent Engineer) shall notify Borrower in writing of any corrections, changes or adjustments relating solely to the Upwind Array Event to be made to such Projected Debt Service Coverage Ratios. Borrower shall incorporate all such reasonable corrections, changes or adjustments into such Projected Debt Service Coverage Ratios.

(b)                                 In the event that there occurs an Upwind Array Event and the Projected Debt Service Coverage Ratios calculated in accordance with clause (a) above fail to equal or exceed (i) for each twelve-month period through the tenth (10th) anniversary of the Term-Conversion Date, (A) 1.45 to 1 under a P50 Production Level (taking into account all projected Project Revenues; provided, however, that, solely for purposes of such calculation, (x) merchant Project Revenues shall be limited to not more than nineteen (19%) of the aggregate projected Project Revenues and (y) the aggregate amount of the Loans projected to be outstanding as of the tenth (10th) anniversary of the Energy Hedge Agreement Effective Date shall not exceed twenty percent (20%) of the Total Term Loan Commitment (in each case, as in effect on the Financial Closing Date) or (B) 1.00 to 1 under a P99 Production Level, taking into account all projected Project Revenues for such period; and (ii) for each remaining twelve-month period through the Term Loan Maturity Date, after the tenth (10th) anniversary of the Term-Conversion Date, (A) 2.50 to 1 under a P50 Production Level (taking into account solely projected sales of energy generated by the Projects in accordance with the Market Consultant’s projections and excluding (x) any Project Revenues projected from the sale of  renewable energy credits and (y) any projected ICAP Revenues) and (B) 1.00 to 1 under a P99 Production Level, taking into account all projected Project Revenues for such period (taking into account solely projected sales of energy generated by the Projects in accordance with the Market Consultant’s P95 price projections and excluding (x) any Project Revenues projected from the sale of  renewable energy credits and (y) any projected ICAP Revenues), then Borrower shall prepay the Loans pro rata across all maturities, to Administrative Agent for the account of each Lender, from time to time, in an amount necessary, as of the date the Projected Debt Service Coverage Ratios are calculated (or adjusted in accordance with the last sentence of clause (a) above) so as to achieve compliance with the ratios in (i), (ii), and (iii) above (the “Upwind Array Event Amount”) based on the production forecast adjusted to reflect the effects of an Upwind Array Event. Upon any full or partial payment of the Upwind Array Event Amount, the Amortization Schedule shall be amended and revised to take into account the amount of such prepayment.

5.9                                 Books, Records, Access. Maintain adequate books, accounts and records with respect to each Noble Entity and each Project and prepare all financial statements required hereunder in accordance with GAAP and in compliance in all material respects with the regulations of any Governmental Authority having jurisdiction thereof, and permit employees or agents of Administrative Agent and the Lenders (including the Independent Engineer) at any reasonable times and upon reasonable prior notice to inspect all of each Noble Entity’s properties, including the WTGs and the Sites or to examine or audit all of each Noble Entity’s books, accounts and records (including engineering drawings, designs and manuals with respect to each Project) and, make copies and memoranda thereof and, together with the Independent Engineer, to witness any Acceptance Tests under the Construction Contracts.

5.10                           Operation of Project and Annual Operating Budget.

(a)                                  Operate and maintain the Projects, or cause the same to be operated and maintained, consistent with Prudent Utility Practices, Applicable Permits and all material requirements of the Operative Documents. Each Noble Entity shall from time to time consider the reasonable recommendations of the Independent Engineer in connection with the operation of the Projects.

(b)                                 Borrower shall, on or before sixty (60) days prior to Completion of each Project, adopt an Annual Operating Budget for such Project. Not less than sixty (60) days in advance of the beginning of each fiscal year thereafter, Borrower shall similarly adopt a draft Annual Operating Budget for each Project for the ensuing fiscal year. Copies of each draft Annual Operating Budget for each year of operation shall be promptly furnished to Administrative Agent for its review and approval, such approval not to be unreasonably withheld or delayed; provided, however, that if Administrative Agent fails to approve such Annual Operating Budget or offer comments thereto within thirty (30) days after receipt thereof, such Annual Operating Budget shall be deemed approved by Administrative Agent. Borrower shall operate and maintain each Project, or cause each Project to be operated and maintained, generally in accordance with each applicable Annual Operating Budget as approved or deemed approved by Administrative Agent; provided, however, that Borrower shall not exceed any individual line item in any Annual Operating Budget by more than fifteen percent (15%) of the budgeted amount therefor and shall not exceed in the aggregate for all line items in any Annual Operating Budget by more than ten percent (10%) of the budgeted amount therefor. Any Annual Operating Budget may be amended with Administrative Agent’s prior written consent (such consent not to be unreasonably withheld or delayed) and in such event Borrower shall operate and maintain the relevant Project, or cause the relevant Project to be operated and maintained, generally in accordance with such Annual Operating Budget as so amended. If Administrative Agent does not approve an Annual Operating Budget, Administrative Agent shall notify Borrower of the items which are disapproved and the reason for such disapproval, and until such Annual Operating Budget is so approved, the applicable Annual Operating Budget most recently in effect shall continue to apply, except that (i) any items of the then-proposed Annual Operating Budget that have been approved shall be given effect in substitution of the corresponding items in the applicable Annual Operating Budget most recently in effect and (ii) any items of the then-proposed Annual Operating Budget that have not been approved shall be increased by two percent (2%) plus the percentage increase of the (aa) Consumer Price Index for January 1 of the then applicable year over (bb) Consumer Price Index for January 1 of the immediately preceding year.

5.11                           Preservation of Rights; Further Assurances.

(a)                                  Preserve, protect and defend the rights of each Noble Entity under each and every Project Document, including, if appropriate, prosecution of suits to enforce any right of each Noble Entity thereunder and enforcement of any claims with respect thereto except, in each case, as could not reasonably be expected to have a Material Adverse Effect.

(b)                                 From time to time as reasonably requested by Administrative Agent, execute, acknowledge, record, register, deliver and/or file all notices, statements, instruments and other documents (including any memorandum of lease or other agreement, financing statement, continuation statement, fixture filing, certificate of title or estoppel certificate) relating to the Loans and other Obligations stating the interest and charges then due in accordance with the Collateral Documents, take such other steps as may be necessary to maintain the rights, Liens and priorities of Administrative Agent and the Lenders in accordance with the Collateral Documents with respect to the Collateral.

(c)                                  If any Noble Entity shall at any time acquire any fee interest in real property or leasehold, easement or other interest in real property valued in excess of $500,000 or necessary for the proper operation, maintenance or construction of a Project which is not covered by any Mortgage, promptly upon such acquisition, execute, deliver and record a supplement to the relevant Mortgage in form and substance similar to the existing Mortgages, subjecting such fee interest in real property or leasehold, easement or other interests in real property to the Lien and security interest created by such Mortgage and cause the Title Insurer to endorse the Title Policy for such Project to include such additional real property interest, at Borrower’s expense.

(d)                                 If a Landowner Mortgagee commences a foreclosure or other proceeding relating to a fee mortgage on a Site for which a Non-Disturbance Agreement has not been delivered to Administrative Agent, Borrower agrees to cure all defaults of such Landowner under such mortgage, deliver a Non-Disturbance Agreement to Administrative Agent or cause such mortgage to be released of record with respect to such Site, within ten (10) days prior to the date such foreclosure or other proceeding can result in the Lien of the Mortgage being foreclosed out; provided, however, that this Section 5.11(d) shall not apply to any fee mortgage on an Ancillary Border Parcel.

5.12                           Construction of Projects; Completion.

(a)                                  Cause each Project to be constructed, expanded, improved, equipped and to achieve Completion with respect to all of the Projects by no later than the date specified in Section 7.9(a) for the applicable Projects and Final Completion with respect to all of the Projects on or prior to the Final Completion Date in each case substantially in accordance with the Plans and Specifications, the Construction Contracts, the Interconnection Agreements, the Project Schedules and the Project Budgets and utilizing the disbursements as contemplated thereby.

(b)                                 Neither Borrower nor any Project Company shall, to its Knowledge without the prior written consent of Administrative Agent, permit the installation of any Temporary Components or used parts in the construction of any Project.

5.13                           Taxes, Other Government Charges and Utility Charges. Pay, or cause to be paid, as and when due, all Taxes, assessments and governmental charges of any kind that may at any time be lawfully assessed or levied against or with respect to any Noble Entity or any Project, all utility and other charges incurred in the construction, operation, maintenance, use, occupancy and upkeep of any Project, and all assessments and charges lawfully made by any Governmental Authority for public improvements in each case that may be secured by a Lien on the properties of any Noble Entity or any Project. Any Noble Entity may contest in good faith any such Taxes, assessments and other charges and, in such event, may permit the Taxes, assessments or other charges so contested to remain unpaid during any period, including appeals, when such Noble Entity is in good faith contesting the same, so long as (a) cash reserves, reasonably satisfactory to Administrative Agent, have been established to pay any such Taxes, assessments or other charges, accrued interest thereon and potential penalties or other costs relating thereto, or other adequate provision for the payment thereof shall have been made; (b) enforcement of the contested tax, assessment or other charge is effectively stayed for the entire duration of such contest; and (c) any tax, assessment or other charge determined to be due, together with any interest or penalties thereon, is promptly paid when due after resolution of such contest, if required by such resolution.

5.14                           Compliance With Laws, Instruments. At its expense (a) comply, or cause compliance, in all material respects, with all applicable Legal Requirements relating to the Projects or Noble Entities and its Organizational Documents, (b) maintain, or cause to be maintained, all material Permits and licenses, including all Applicable Permits, that are necessary to conduct its business and to own, insure, construct, operate and maintain each Project in the manner contemplated by the Project Documents; and (c) at or before the time that any Permit becomes an Applicable Permit, obtain, or cause to be obtained, such Permit.

5.15                           Maintenance of Insurance. Without cost to the Lenders, maintain or cause to be maintained on its behalf in effect the types of insurance required pursuant to the Insurance Requirements attached hereto as Exhibit K, in the amount and on the terms and conditions specified therein, with insurance companies rated “A” or better, with a minimum size rating of “IX” by Best’s Insurance Guide and Key Ratings (or an equivalent rating by another nationally recognized insurance rating agency of similar standing if Best’s Insurance Guide and Key Ratings shall no longer be published), provided, however, that if insurance required pursuant to the Insurance Requirements is not available on commercially reasonable terms, Borrower shall obtain insurance on terms most similar to the Insurance Requirements that is available on commercially reasonable terms, as reasonably confirmed by the Insurance Consultant.

5.16                           Warranty of Title. Subject only to Permitted Liens, maintain or cause to be maintained (a) good, marketable and indefeasible title to, or interest in, the fee, leasehold or easement estate (as the case may be) to the Sites pursuant to the Real Property Documents and (b) good, marketable and indefeasible title to, or interest in, all of its other respective material properties and assets.

5.17                           Event of Eminent Domain. If an Event of Eminent Domain shall occur with respect to any material Collateral, (a) diligently pursue or cause to be pursued all its rights to compensation against the relevant Governmental Authority in respect of such Event of Eminent Domain; (b) not, without the written consent of Administrative Agent at the direction of the Majority Lenders, which consent shall not be unreasonably withheld or delayed, compromise or settle any claim in amount greater than $2,000,000 resulting from such Event of Eminent Domain against such Governmental Authority; and (c) pay or apply all Eminent Domain Proceeds in accordance with Section 5.5 of the Depositary Agreement.

5.18                           Indemnification.

(a)                                  Without duplication of Borrower’s obligations under Sections 2.7(d), 2.8(c) or 2.8(d) (and excluding any items or events specifically excluded from Borrower’s obligations thereunder), indemnify, defend and hold harmless Administrative Agent, Collateral Agent (solely in connection with its performance of duties as Collateral Agent for the Secured Parties hereunder), LC Fronting Bank and each Lender and in their capacities as such, their respective officers, directors, shareholders, controlling persons, employees, and agents (collectively, the “Indemnitees”) from and against and reimburse the Indemnitees for:

(i)                                     any and all claims, obligations, liabilities, losses, damages, injuries (to person, property, or natural resources), penalties, actions, suits, judgments, costs and expenses (including reasonable attorney’s fees of a single counsel, plus a single local counsel if required, and additional counsel solely to the extent the Indemnitees have inconsistent or conflicting defenses or the circumstances giving rise to such indemnification would create an ethical conflict for such single counsel) of whatever kind or nature, whether or not well founded, meritorious or unmeritorious, demanded, asserted or claimed against any such Indemnitee (collectively, “Claims”) in any way relating to, or arising out of or in connection with this Financing Agreement, the other Operative Documents, or any Project; and

(ii)                                  any and all Claims arising in connection with (x) the Release or presence of any Hazardous Substances at, on, from or affecting the Project, any Site, any Improvement or other Mortgaged Property, whether foreseeable or unforeseeable, including all costs of removal and disposal of such Hazardous Substances, (y) any violation of or non-compliance with any Hazardous Substances Law or any Applicable Permit by Borrower or the Project or with respect to the Project, any Site, any Improvement or other Mortgaged Property, and (z)  actions required by a Governmental Authority either to determine whether the Project is in compliance with applicable Legal Requirements or to cause the Project to be in compliance with all applicable Legal Requirements.

(b)                                 The foregoing indemnities shall not apply with respect to an Indemnitee, to the extent of a Claim arising solely as a result of the (i) gross negligence or willful misconduct of such Indemnitee (or such Indemnitee’s officers, directors, shareholders, controlling persons, employees and agents), as determined by a final non-appealable judgment of a court of competent jurisdiction, but shall continue to apply to all other Indemnitees or (ii) action or inaction of another Indemnitee.

(c)                                  The provisions of this Section 5.18 shall survive foreclosure under the Collateral Documents and satisfaction or discharge of the Obligations for Claims based upon facts or occurrences arising on or prior to the date of such satisfaction and discharge (notwithstanding that such Claim may not be asserted or known to an Indemnitee until a date subsequent to such satisfaction and discharge), and shall be in addition to any other rights and remedies of Administrative Agent and the Lenders.

(d)                                 No Indemnitee shall settle any Claim unless Borrower has consented to such settlement.

(e)                                  In case any action, suit or proceeding subject to the indemnity of this Section 5.18 shall be brought against any Indemnitee, such Indemnitee shall notify Borrower of the commencement thereof, and Borrower shall be entitled, at its expense, to participate in, and, to the extent that Borrower desires, to assume and control the defense thereof. Such Indemnitee shall be entitled, at its expense, to participate in any action, suit or proceeding the defense of which has been assumed by Borrower. Notwithstanding the foregoing, Borrower shall not be entitled to assume and control the defenses of any such action, suit or proceedings if and to the extent that, in the reasonable opinion of such Indemnitee and its counsel, such action, suit or proceeding involves the potential imposition of criminal liability upon such Indemnitee or a potential or actual conflict of interest between such Indemnitee and Borrower (unless such conflict of interest is waived in writing by such Indemnitee), and in such event (other than with respect to disputes between such Indemnitee and another Indemnitee) Borrower shall pay the reasonable expenses of such Indemnitee in such defense as otherwise provided in this Section 5.18; provided that Borrower shall not be required to pay any such expenses of more than one lead counsel.

(f)                                    Borrower shall report to such Indemnitee on the status of action, suit or proceeding as to which it has assumed a defense under clause (e) above as material developments shall occur and from time to time as requested by such Indemnitee (but not more frequently than every 90 days). Borrower shall deliver to such Indemnitee a copy of each document filed or served on any party in such action, suit or proceeding, and each material document which Borrower possesses relating to such action, suit or proceeding.

(g)                                 Upon payment of any Claim by Borrower pursuant to this Section 5.18, or other similar indemnity provisions contained herein to or on behalf of an Indemnitee, Borrower without any further action, shall be subrogated to any and all claims that such Indemnitee may have relating thereto, and such Indemnitee shall cooperate with Borrower and give such further assurances as are necessary or advisable to enable Borrower vigorously to pursue such claims.

(h)                                 Any amounts payable by Borrower pursuant to this Section 5.18 shall be regularly payable within 30 days after Borrower receives an invoice for such amounts from any applicable Indemnitee.

5.19                           Average Annual Debt Service Coverage Ratios. Not later than five (5) Banking Days after each Repayment Date, Borrower shall calculate and deliver to Administrative Agent the Average Annual Debt Service Coverage Ratio for the 12-month period ending on such Repayment Date. Administrative Agent shall notify Borrower in writing of any reasonable corrections, changes or adjustments which should be made to such Average Annual Debt Service Coverage Ratio calculations, within ten (10) Banking Days of receipt. Borrower shall incorporate all such reasonable corrections, changes or adjustments consistent with the terms of this Financing Agreement. The calculations of Average Annual Debt Service Coverage Ratios hereunder shall be used in determining deposits to or releases from the Distribution Reserve Account pursuant to Section 5.3(d) of the Depositary Agreement or payments in accordance with Section 5.2(a)(xix) of the Depositary Agreement.

5.20                           Project Company Distributions. Promptly upon receipt by the Project Companies or Borrower, cause to be transferred all Project Revenues, Insurance Proceeds, Eminent Domain Proceeds or other payments or amounts payable to Borrower for deposit into the applicable Account as required by Article 5 of the Depositary Agreement.

5.21                           Trust Fund Covenants. Receive the advances of the building loans to be made hereunder and pursuant to the Building Loan Agreements and hold the right to receive the same as a trust fund for the purpose of paying the “cost of the improvement” (as defined in Section 22 of the Lien Law) and apply the same first to such payment before using any part thereof for any other purpose.

5.22                           Accounts. Maintain or own only the Distributable Cash Account and the Accounts established in accordance with the Depositary Agreement and the other Financing Documents and cause each such Account to be an “account” maintained with a “bank” (within the meaning of Sections 4-104(a)(1) and 4-105(1) of the Uniform Commercial Code, respectively).

5.23                           Acceptance Certificates. Deliver to Administrative Agent copies of all Acceptance Certificates (as defined in the Turbine Supply Agreement) within ninety (90) days after Final Completion.

5.24                           Environmental Matters. Conduct and complete, or cause the relevant Project Company to conduct and complete, any investigation, study, sampling and testing, and undertake any corrective, cleanup, removal, response, remedial or other action necessary to identify, report, remove and remediate all Hazardous Substances Released at, on, in, under or from any Project, any Site, any Improvement or other Mortgaged Property, to the extent required by and in accordance with the requirements of all applicable Hazardous Substances Laws.

5.25                           FERC Compliance. Comply and cause each Project Company to comply in all material respects with the FERC Orders and each applicable requirement imposed by FERC on parties with market-based rate authority and any requirements relating to each Project Company’s status as an EWG.

5.26                           Additional Capital Contribution Agreement Invoices. Deliver to Administrative Agent copies of all “Contribution Invoices”, “Revised Invoices” and “Revised Contribution Invoices” (each as defined in the Additional Capital Contribution Agreement) concurrently with the delivery thereof to the Equity Support Members pursuant to Sections 3.02 and 3.03 of the Additional Capital Contribution Agreement.

5.27                           Removed Project Company. If any Project fails to achieve Completion by March 31, 2009, Administrative Agent and the Lenders, acting in their sole discretion, may (a) direct Borrower and Noble Environmental to issue a notice with respect to the Removal of such Project under Section 6.20 of the Equity Capital Contribution Agreement, and/or (b) on March 31, 2009 or thereafter, cause Borrower to assign its entire right, title and interest in the Removed Project Company and all Obligations owed by Borrower with respect to the Removed Project Company under this Financing Agreement and the other Financing Documents to a Subsidiary of NEP reasonably satisfactory to Administrative Agent and the Lenders. If the Removal notice is issued under Section  6.20 of the Equity Capital Contribution Agreement in accordance with this Section 5.27, Borrower shall (i) use commercially reasonable efforts to cause the Energy Hedge Provider and the Energy Hedge Provider Parent to effect a partial assignment of the Energy Hedge Agreement, the Energy Hedge Provider Parent Guaranty and related documents to the Removed Project Company, (ii) use commercially reasonable efforts to cause the Energy Hedge Provider and the Energy Hedge Provider Parent to execute amendments to the relevant Consents, and (iii) amend the Collateral Documents, the Equity Support Documents and the relevant Consents, as applicable, as may be necessary to reflect the transactions contemplated with respect to the Removed Project Company.

5.28                           Interconnection Agreements. Borrower shall deliver to Administrative Agent fully executed copies (certified by a Responsible Officer of Borrower to be true, correct and complete) of (a) the Interconnection Agreements (Altona) on or prior to July 31, 2008; (b) the Interconnection Agreements (Chateaugay) on or prior to August 15, 2008, and (c) the Interconnection Agreement (Wethersfield) on or prior to September 15, 2008 and such Interconnection Agreements shall be in form and substance reasonably satisfactory to Administrative Agent. To the extent that any Interconnection Agreement is required to be filed with FERC, each such Interconnection Agreement shall have been filed or accepted for filing without condition by FERC on or prior to the dates set forth above.

5.29                           Chateaugay REC Contract. On or prior to August 15, 2008, Borrower shall deliver to Administrative Agent a fully executed copy (certified by a Responsible Officer of Borrower to be true, correct and complete) of an amendment to the REC Contract (Chateaugay), in form and substance reasonably satisfactory to Administrative Agent, decreasing the capacity of the “Bid Facility” (as defined therein) to 106.5 megawatt and adjusting the relevant defined terms contained in the REC Contract (Chateaugay) proportionately (including such defined terms as “Bid Capacity,” “Bid Quantity”, “Expected Total Dollars” and other relevant provisions).

5.30                           Landowner Consents. Borrower shall use commercially reasonable efforts to deliver to Administrative Agent fully executed copies (certified by a Responsible Officer of Borrower to be true, correct and complete) of the Landowner Consents listed on Exhibit F-3, in each case substantially in the form of the Landowner Consents delivered to Administrative Agent as of the Financial Closing Date, on or prior to August 15, 2008; provided, however, if, after using its commercially reasonable efforts, Borrower fails to deliver any Landowner Consents on or prior to August, 15, 2008, Borrower shall continue using its commercially reasonable efforts to deliver such Landowner Consents  on or prior to the Term-Conversion Date.

ARTICLE 6
NEGATIVE COVENANTS OF BORROWER

Borrower covenants and agrees that so long as this Financing Agreement is in effect, it will not, and will not allow any Project Company to, without the prior written consent of (i) Administrative Agent acting at the direction of the Majority Lenders or, (ii) if so specified, (x) the Lenders, or (y) Administrative Agent:

6.1                                 Contingent Liabilities. Except as provided in this Financing Agreement, become liable as a surety, guarantor, accommodation endorser or otherwise, for or upon the obligation of any other Person or otherwise create, incur, assume or suffer to exist any contingent obligation exceeding in the aggregate $2,500,000; provided, however, that this Section 6.1 shall not be deemed to prohibit (a) the lease or acquisition of goods, supplies or merchandise in the normal course of developing, constructing, maintaining and operating the Projects on normal trade credit; (b) the endorsement of negotiable instruments received in the normal course of developing, constructing, maintaining and operating the Projects; or (c) contingent liabilities required or contemplated under any Applicable Permit or Operative Documents.

6.2                                 Limitations on Liens. Create, assume or suffer to exist any Lien on any of the Collateral or any Project which secures a charge or obligation on any Project or on any of such Collateral, real or personal, whether now owned or hereafter acquired, except Permitted Liens.

6.3                                 Indebtedness. Incur, create, assume or permit to exist any Debt except Permitted Debt.

6.4                                 Sale or Lease of Assets. Sell, lease, assign, transfer or otherwise dispose of assets (other than amounts on deposit in the Distributable Cash Account) in excess of $2,500,000 in any fiscal year or $10,000,000 in the aggregate for all Projects, whether now owned or hereafter acquired except (a) as contemplated by the Operative Documents; (b) obsolete, worn out or replaced property not used or useful in the development, construction, operation or maintenance of any Project; (c) dispositions from one Project Company to another Project Company; (d) subject to Section 5.17, transfers required by a Governmental Authority in connection with an Event of Eminent Domain; (e) dispositions in connection with alternative renewable energy credit arrangements; (f) granting leasehold interests in the Projects as contemplated by the IDA Documents; (g) as expressly contemplated by the Mortgages; (h) in connection with the Removal of a Project in accordance with Section 5.27; or (i) to sell, lease, transfer, convey or otherwise dispose of the NYPA Facilities to NYPA and the NYSEG Facilities to NYSEG to the extent specified in the Interconnection Agreements.

6.5                                 Changes. Change or expand, in any material respect, the nature of its business beyond the business contemplated in the Operative Documents, including the installation by any Project Company of any WTG that is not on any Site or does not comprise any Project.

6.6                                 Distributions. Directly or indirectly make or declare any distribution (in cash, property or obligation) on, or other payment on account of, any interest in Borrower or any payments in respect of any management fees to any Member (any such distribution, payment or transfer, a “Restricted Payment”) unless such distribution, transfer or payment is (i) made from Distributable Cash, or (ii) for the payment of taxes due and payable by any Member attributable to Borrower or any Project Company for a particular tax period, but only to the extent such taxes are consistent with the tax assumptions in the Base Case Projections (e.g., PTC and depreciation lives assumptions) and take into account any distributions of Distributable Cash made to such Member with respect to such tax period; provided, however, that no Restricted Payment shall be made (1) in violation of Article 5 of the Depositary Agreement or prior to the full funding of all Accounts in accordance with Article 5 of the Depositary Agreement, (2) upon the occurrence and during the continuation of an Event of Default, or (3) prior to the Initial Repayment Date.

6.7                                 Investments. Make or permit to remain outstanding any advances or loans or extensions of credit to, or purchase or own any stock, bonds, notes, debentures or other securities of or investments in any Person, except (a) as solely of, between or among the Noble Entities, and (b) Permitted Investments.

6.8                                 Transactions With Affiliates. Except for the Project Documents, Equity Support Documents and IDA Documents, directly or indirectly enter into any transaction or series of transactions with or for the benefit of an Affiliate other than on an arm’s length basis, on customary commercial terms and not involving, in the aggregate, in excess of $500,000 on an annual basis.

6.9                                 Regulations. Directly or indirectly apply any part of the proceeds of any Loan or Project Revenues to the purchasing or carrying of any margin stock within the meaning of Regulations T, U or X of the Federal Reserve Board, or any regulations, interpretations or rulings thereunder.

6.10                           Loan Proceeds; Project Revenues. Use, pay, transfer, distribute or dispose of any (i) Construction Loan proceeds, or use the Letters of Credit, in any manner or for any purposes except as provided herein and in the Depositary Agreement or (ii) Project Revenues in any manner or for any purposes except as provided herein, in the Depositary Agreement and in the other Financing Documents.

6.11                           Partnerships. Execute a binding agreement to become a general or limited partner in any partnership, or a member in any limited liability company, or a joint venturer in any joint venture or acquire property, create and hold stock or other equity interests in any Person or form or acquire any subsidiaries and, in the case of Borrower, its 100% direct ownership in each of the Project Companies.

6.12                           Dissolution and Asset Purchase. (a) Liquidate, wind-up or dissolve, (b) combine, merge or consolidate with or into any other entity, (c) change its legal form, or (d) implement any acquisition or purchase of assets valued at greater than $3,000,000, in any fiscal year, from any Person, other than pursuant to the Operative Documents; provided, however, that any such acquisition shall not be financed from the proceeds of the Loans.

6.13                           Additional Project Documents. Enter into or become a party to any Additional Project Document, other than (i) any Additional Project Document which is required by Legal Requirements or a Governmental Authority, (ii) contemplated by Sections 6.4 or 6.8 or (iii)(a) with the prior written consent of Administrative Agent acting at the direction of the Majority Lenders (which consents shall not to be unreasonably withheld or delayed) and (b) in the name of Borrower or any Project Company. Borrower shall deliver to Administrative Agent documents necessary to cause Borrower’s and the Project Companies’ interests in, to and under such Additional Project Document to be pledged and/or mortgaged, if applicable, to Administrative Agent if requested by Administrative Agent.

6.14                           Amendments; Change Orders; Completion.

(a)                                  (i)                                     Except as otherwise provided in Sections 6.14(b) and (d), cause, consent to, or permit, any termination or surrender of, amendment, modification, variance, or supplement to, or waiver of timely compliance with, any material terms or conditions of any Project Document or any Applicable Permit (including any adjustment of the “Bid Price” under any REC Contract occurring under Section 5.02(e) of any REC Contract which shall be deemed to have a Material Adverse Effect), other than terminations, surrenders, amendments, modifications, variances, supplements or waivers which could not reasonably be expected to have a Material Adverse Effect, and so long as a copy of any such termination or surrender of, amendment, modification, variance, supplement or waiver is delivered to Administrative Agent not less than five (5) Banking Days prior to the execution thereof.

(ii)                                  Cause, consent to, or permit, any termination or surrender of, amendment, modification, variance, or supplement to, or waiver of timely compliance with, any terms or conditions of any Applicable Permit (other than terminations, surrenders, amendments, modifications, variances, supplements or waivers which could not reasonably be expected to have a Material Adverse Effect, and so long as a copy of any such termination or surrender of, amendment, modification, variance, supplement or waiver is delivered to Administrative Agent not less than five (5) Banking Days prior to the execution thereof).

(b)                                 Unless compliance hereof is waived in writing by Administrative Agent, direct or consent to any change order or amendment, or update any Exhibits under any Construction Contract if such change order, amendment or update:

(i)                                     will increase Project Costs of any Project by more than $1,000,000 individually;

(ii)                                  together with all previous change orders, will increase the Project Costs for a Project by more than $2,000,000 in the aggregate for such Project (exclusive of increases reimbursed by insurance awards, condemnation awards or contractual damage awards);

(iii)                               will delay Completion with respect to any Project beyond the date specified in Section 7.9(a) for the applicable Projects or Final Completion with respect to any Project beyond the Final Completion Date; or

(iv)                              could reasonably be expected to result in a material risk of the termination or a material adverse modification of any Applicable Permit; provided, however, that the foregoing Sections 6.14(b)(i) and (ii) shall not apply with respect to change orders, amendments or updates resulting from (A) a Change in Law (as defined in the relevant EPC Contract); (B) the EPC Contractor’s encountering a condition, including a condition resulting from Hazardous Materials (as defined in the relevant EPC Contract), that, with the exercise of reasonable diligence, the EPC Contractor could not have foreseen, or (C) the EPC Contractor’s complying with any Permit that requires a change in the EPC Contractor’s designs, specifications, manner of performing its obligations or the scope of its obligations pursuant to the applicable EPC Contract;

(c)                                  Declare Mechanical Completion, Commercial Operation or Final Acceptance with respect to any Unit (under and as defined in the Turbine Supply Agreement) or

Mechanical Completion, Substantial Completion or Final Acceptance (in each case, under and as defined in the EPC Contracts) with respect to any Project, in each case without the prior written approval of Administrative Agent in consultation with the Independent Engineer, such approval not to be unreasonably withheld or delayed.

(d)           Unless compliance hereof is waived in writing by Administrative Agent, direct or consent to any change order or amendment under any O&M Agreement or Management Services Agreement if such change order or amendment:

(i)            will increase the Annual Operating Budget for any Project except as permitted under Section 5.10(b);

(ii)           will require an amendment or change order under any Construction Contract which would delay Completion with respect to any Project beyond the date specified in Section 7.9(a) for the applicable Projects or Final Completion with respect to any Project beyond the Final Completion Date;

(iii)          could reasonably be expected to cause any Project not to comply in all material respects with Legal Requirements; or

(iv)          will increase the amount of any fees paid to any Noble Entity or any of its Affiliates.

(e)           Administrative Agent shall respond to each change order request or request for waiver of compliance with clauses (b) and/or (d) above within five (5) Banking Days after it receives such request.

6.15         Name; Fiscal Year.  Change its name or its jurisdiction of organization without written notice to Administrative Agent at least thirty (30) days prior to such change, or change its fiscal year without the prior written consent of Administrative Agent (such consent not to be unreasonably withheld or delayed).

6.16         Assignment.  Assign its rights hereunder or under any of the Operative Documents to any Person except as permitted by Sections 6.2 or 6.4 or consent to the assignment by any Major Project Participant of its obligations under any Operative Document to which it is a party.

6.17         Abandonment of Project.  At any time (a) prior to Term-Conversion, willfully and voluntarily abandon the development, construction or operation of any Project for a continuous period of more than sixty (60) consecutive days for any reason (which period (i) shall be measured from the date substantial work is discontinued until the date such substantial work is resumed and thereafter diligently continued, and (ii) shall not include delays caused by any event of force majeure or default by a Major Project Participant (other than Borrower or any of its Affiliates) under any Project Document); and (b) on or following Term-Conversion, willfully and voluntarily abandon and suspend the operation of any Project for a period of more than sixty (60) consecutive days for any reason (other than force majeure, including an action taken by a Governmental Authority), provided that, with respect to clauses (a) and (b) of this Section 6.17, none of (A) scheduled maintenance of a Project, (B) repairs to a Project, whether or not scheduled, or (C) a forced or scheduled outage of a Project shall constitute abandonment so long as the relevant Noble Entity is diligently attempting to end such suspension.

6.18         Hazardous Substances.  Except as could not, individually or in the aggregate, reasonably be expected to result in Material Adverse Effect, (i) release into the environment any Hazardous Substances in violation of any Hazardous Substances Laws, Governmental Rules or Applicable Permits, or (ii) allow any Hazardous Substance to impact or be present on, in, under or above any Site, Improvement or any Mortgaged Property.

6.19         ERISA.  Establish, maintain, contribute to or become obligated to contribute to or incur any liability in respect of any ERISA Plan or suffer or permit any of its subsidiaries to do so.

6.20         Regulation of Parties.  Take or cause to be taken any actions that could reasonably be expected to result in either (a) any Project Company losing its FERC authorization to sell energy, capacity or ancillary services at market-based rates or failing to maintain its EWG status, or (b) Administrative Agent, LC Fronting Bank, Depositary, the Lenders or any “affiliate” (as that term is defined in PUHCA) of any of them, solely as a result of any Noble Entity’s actions relating to the ownership, leasing or operation of any Project, the sale of electricity therefrom or the entering into any Operative Document or any transaction contemplated hereby or thereby, becoming subject to regulation under PUHCA or the FPA.

6.21         Removal of a Project Company.  Allow, permit or suffer to exist an issuance of a notice to Equity Support Members with respect to the Removal of a Project Company under Section 6.20 of the Equity Capital Contribution Agreement or allow, permit or suffer to exist any action taken by Noble Environmental or any of its Affiliates with respect to the Removal of a Project Company under Section 6.20 of the Equity Capital Contribution Agreement, in each case without the prior written consent of Administrative Agent and the Majority Lenders.

ARTICLE 7
EVENTS OF DEFAULT; REMEDIES

The occurrence of any of the following events shall constitute an event of default (individually, a “Event of Default”, and collectively, “Events of Default”) hereunder:

7.1           Failure to Make Payments.

(a)           Borrower (or NEP on Borrower’s behalf) shall fail to pay, in accordance with the terms of this Financing Agreement, (i) any principal on any Loan, any Reimbursement Obligation (other than the Reimbursement Obligations payable pursuant to Section 2.3(d)(iii)(A), Section 2.3(d)(iv)(A) or Section 2.3(d)(v)(A)) or any Cash Collateral Loan, DSRA LC Loan, Energy Hedge LC Loan or Project Agreement LC Loan on the date due; (ii) any interest or fee due and owing to Administrative Agent, LC Fronting Bank, the Lenders or under any Interest Rate Agreement within five (5) days after the date that such amount is due; or (iii) any other cost, charge or other amount due under this Financing Agreement or any other Financing Document (other than the Reimbursement Obligations payable pursuant to Section 2.3(d)(iii)(A), Section 2.3(d)(iv)(A)) or Section 2.3(d)(v)(A)) (x) within ten (10) days after receipt of notice that such amounts are due.

(b)           Subject to any applicable cure period under the applicable Equity Support Documents, any party to an Equity Support Document shall default in the payment or performance of its obligations thereunder, except to the extent such default in performance could not reasonably be expected to result in a Material Adverse Effect.

7.2           Judgments.  (i) A final judgment or judgments shall be entered against any Noble Entity in the amount of $2,000,000 individually or $5,000,000 in the aggregate (other than (a) a judgment which is fully covered by insurance or satisfied in full or discharged within sixty (60) days after its entry or (b) a judgment, the execution of which is effectively stayed within sixty (60) days after its entry) or (ii) any other final judgment or judgments shall be entered against any Noble Entity (for declaratory or injunctive relief) which could impair or inhibit the construction of any Project or any Noble Entity’s use of any Project for the purpose for which such Project was intended and which, in the case of clauses (i) and/or (ii) above, could reasonably be expected to have a Material Adverse Effect.

7.3           Misstatements.  Any representation or warranty made by any Noble Entity and furnished to Administrative Agent or any Lender under this Financing Agreement or any other Financing Document shall, as of the date made, be untrue in any material respect, provided, however, that if any such misstatement is capable of being remedied, Borrower may remedy such misstatement by curing the adverse effects of such misstatement, within thirty (30) days of obtaining Knowledge of such misstatement.

7.4           Bankruptcy; Insolvency.  Any of the following events shall have occurred (each, a “Bankruptcy Event”):

(a)           Any of the Major Project Participants or NYSERDA (in the case of any Person other than a Noble Entity, only if such Major Project Participant or NYSERDA has at such time material unperformed obligations under any Project Document to which it is a party) or any provider of any Acceptable Equity Support Security (collectively, the “Subject Persons”) shall institute a voluntary case seeking liquidation or reorganization under the Bankruptcy Law (or any successor statute), or shall consent to the institution of an involuntary case thereunder against it;

(b)           Any of the Subject Persons shall file a petition, answer or consent or shall otherwise institute any proceeding similar to those described in Section 7.4(a) under any other applicable federal, state or other applicable law, or shall consent thereto;

(c)           Any of the Subject Persons shall apply for, or by consent or acquiescence there shall be an appointment of, a receiver, liquidator, sequestrator, trustee or other officer with similar powers;

(d)           Any of the Subject Persons shall make an assignment for the benefit of creditors; or any of the Subject Persons shall admit in writing its inability to pay its debts generally as they become due; or

(e)           If an involuntary case shall be commenced seeking the liquidation or reorganization of any of the Subject Persons under the Bankruptcy Law (or any successor statute) or any similar proceeding shall be commenced against any of the Subject Persons under any other applicable federal, state or other applicable law, and:

(i)            the petition commencing the involuntary case is not timely controverted;

(ii)           the petition commencing the involuntary case is not dismissed within sixty (60) days of its filing;

(iii)          an interim trustee is appointed to take possession of all or a material portion of the property, and/or to operate all or any material part of the business of any of the Subject Persons and such appointment is not vacated within sixty (60) days;

(iv)          an order for relief shall have been issued or entered therein and such order is not vacated within sixty (60) days;

(v)           a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers of any of the Subject Persons or of all or a material part of their property, shall have been entered and such decree or order is not vacated within sixty (60) days; or

(vi)          any other similar relief shall be granted against any of the Subject Persons under any applicable federal, state or other law and such relief is not vacated within sixty (60) days;

provided, however, that (except with regard to a Bankruptcy Event of any Noble Entity, Noble Environmental, any Equity Support Member or the Turbine Supplier), a Bankruptcy Event shall not result in an Event of Default under this Section 7.4 if Borrower obtains a Replacement Obligor for the affected party within sixty (60) days of such Bankruptcy Event.

7.5           Cross Default.  Any Noble Entity shall default for a period beyond any applicable grace period in the payment of any principal, interest or other amount due, under any agreement (other than the Financing Documents) involving the borrowing of money or the advance of credit and the outstanding amount or amounts payable under all such agreements equals or exceeds $3,000,000 in the aggregate or (ii) in the performance of any obligation under any agreement (other than the Financing Documents) involving the borrowing of money or the advance of credit and the outstanding amount or amounts payable under all such agreements equals or exceeds $3,000,000 and such failure to perform results in the acceleration of the obligations thereunder.

7.6           ERISA.  If any Noble Entity or any member of the Controlled Group should establish, maintain, contribute to or become obligated to contribute to or incur any liability in respect of any ERISA Plan and an ERISA Event shall have occurred and, within forty-five (45) days after the reporting of such reportable event to Administrative Agent by Borrower (or Administrative Agent otherwise obtaining actual (as distinct from constructive) knowledge of such event) and the furnishing of such information as Administrative Agent may reasonably request with respect thereto, Administrative Agent shall have notified Borrower in writing that

Administrative Agent has made a determination that, on the basis of such ERISA Event, an Event of Default exists hereunder; provided that ERISA Event shall involve (i) one or more ERISA Plans that are single-employer plans (as defined in Section 4001(a)(15) of ERISA) and under which the aggregate gross amount of unfunded benefit liabilities (as defined in Section 4001(a)(16) of ERISA), including vested unfunded liabilities which arise or might arise as the result of the termination of such ERISA Plan or Plans, and/or (ii) one or more Multiemployer Plans to which the aggregate liabilities of the Noble Entities and all members of the Controlled Group shall, in each case, be in an amount that could reasonably be expected to have a Material Adverse Effect on the economic condition of any Noble Entity.

7.7           Breach of Project Documents.

(a)           Borrower.  Subject to Section 7.8(a)(ii), an event of default caused by any Noble Entity shall have occurred and be continuing under a Project Document and such event of default shall continue unremedied for a period of sixty (60) days; provided, however, that if (i) such event of default cannot be cured within such period, (ii) such Noble Entity has given written notice to Administrative Agent of such event of default in accordance with Section 5.3(c), and (iii) such Noble Entity as promptly as practicable commences action reasonably designed to cure such event of default and continues diligently to pursue such action, then, an Event of Default shall not occur hereunder if such Noble Entity shall cure such event of default within a ninety (90) day cure period in addition to the sixty (60) day period described above; provided, further, that, notwithstanding the foregoing, (x) unless and until (i) the PTC Eligibility Deadline has been extended to at least December 31, 2009 or (ii) two Projects have achieved Completion, in the case of any event of default occurring during the period between August 1, 2008 and the Term-Conversion Date, other than any event of default under the REC Contracts, the cure period described above as it relates to such event of default shall be deemed to have ended on the later of (1) the date that is thirty (30) days after the occurrence of such event of default and (2) October 1, 2008 and (y) unless and until the third Project has achieved Completion, in the case of any event of default occurring during the period between the date when the Completion of the first two Projects has been achieved and the Term-Conversion Date, other than any event of default under the REC Contracts, the cure period described above as it relates to such event of default shall be deemed to have ended on the date that is sixty (60) days after the occurrence of such event of default.

(b)           Third Party.  An event of default (other than an event of default caused by a Noble Entity) shall have occurred and be continuing under a Project Document and such event of default shall continue unremedied for a period of ninety (90) days; provided, however, that if (i) such event of default cannot be cured within such period, (ii) Borrower has given written notice to Administrative Agent of such event of default in accordance with Section 5.3(c), and (iii) such party or any Noble Entity acting on its behalf as promptly as practicable commences action reasonably designed to cure such event of default and continues diligently to pursue such action, then, an Event of Default shall not occur hereunder if such party or a Noble Entity acting on its behalf shall cure such event of default within a ninety (90) day cure period in addition to the ninety (90) day period described above; provided, further, that, notwithstanding the foregoing, (x) unless and until (i) the PTC Eligibility Deadline has been extended to at least December 31, 2009 or (ii) two Projects have achieved Completion, in the case of any event of default occurring during the period between August 1, 2008 and the Term-Conversion Date, other than any event of default under the REC Contracts, the cure period described above as it relates to such event of default shall be deemed to have ended on the later of (1) the date that is thirty (30) days after the occurrence of such event of default and (2) October 1, 2008 and (y) unless and until the third Project has achieved Completion, in the case of any event of default occurring during the period between the date when the Completion of the first two Projects has been achieved and the Term-Conversion Date, other than any event of default under the REC Contracts, the cure period described above as it relates to such event of default shall be deemed to have ended on the date that is sixty (60) days after the occurrence of such event of default; provided, further, that, notwithstanding anything to the contrary provided in this Section 7.7(b), the aggregate cure period described in the immediately preceding proviso shall be limited to thirty (30) days in the case of any event of default arising under Section 10.1(f) of any EPC Contract.

(c)           Termination.

(i)            (A) Any Financing Document (other than the Fee Letter if terminated by any of the Joint Lead Arrangers) or any material provision thereof shall for any reason cease to be valid and binding on the Persons (other than any Agent or Lender) parties thereto or (B) any such Person party to any Financing Document terminates or claims in writing to terminate any such Financing Agreement, other than in accordance with its terms;

provided, however, that if any such event occurs under or with respect to any Interest Rate Agreement or Letter of Credit, such event shall not result in an Event of Default under this Section 7.7(c)(i) if Borrower enters into or obtains a replacement of such Interest Rate Agreement or Letter of Credit (on substantially the same terms as the Interest Rate Agreement or Letter of Credit being replaced) with or from a Replacement Obligor within ninety (90) days of such event.

(ii)           (A) Any Project Document or any provision thereof shall for any reason cease to be valid and binding on the Persons parties thereto (other than any Real Property Document or Project Document, or provision thereof, if any of the events described in this clause (ii) with respect thereto could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect) or (B) any such Person terminates or claims in writing to terminate any such Project Document (other than any Real Property Document or Project Document if a termination with respect thereto could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect);

provided, however, that if any such event occurs under or with respect to any Project Document, such event shall not result in an Event of Default under this Section 7.7(c)(ii) if Borrower or a Project Company, as applicable, enters a replacement agreement for such Project Document (on substantially the same terms as the Project Document being replaced) with a Replacement Obligor within ninety (90) days of such event; provided, further, that, notwithstanding the foregoing, (x) unless and until (i) the PTC Eligibility Deadline has been extended to at least December 31, 2009 or (ii) two Projects have achieved Completion, in the case of any such event occurring during the period between

August 1, 2008 and the Term-Conversion Date, other than any such event under the REC Contracts, the cure period described above as it relates to such event shall be deemed to have ended on the later of (1) the date that is thirty (30) days after the occurrence of such event and (2) October 1, 2008 and (y) unless and until the third Project has achieved Completion, in the case of any event occurring during the period between the date when the Completion of the first two Projects has been achieved and the Term-Conversion Date, other than any event under the REC Contracts, the cure period described above as it relates to such event shall be deemed to have ended on the date that is sixty (60) days after the occurrence of such event.

7.8           Breach of Terms of Agreement.

(a)           (i) Any Noble Entity shall fail to perform or observe any of the covenants set forth in Sections 5.1, 5.3(c), 5.6(a), 5.15,  or Article 6 (other than Section 6.14(a)(ii) and the Sections specified in Section 7.8(c) below) or (ii) the occurrence of any “Event of Default” or “event of default” (each as defined under the applicable IDA Document) by any Noble Entity under any IDA Document or the occurrence of any “Event of Default” or “Termination Event” (each as defined under the Energy Hedge Agreement) by Borrower under the Energy Hedge Agreement;

(b)           Any Noble Entity shall fail to perform or observe any of the covenants set forth in Sections 5.13, 5.20, 5.22 or 5.28 of this Financing Agreement or Article 5 of the Depositary Agreement and such failure shall continue unremedied for a period of seven (7) Banking Days after the earlier of the date any Noble Entity obtains Knowledge thereof or receives written notice thereof from Administrative Agent;

(c)           Any Noble Entity shall fail to perform or observe any of the covenants set forth in Sections 6.1, 6.2, 6.4, 6.5, 6.7, 6.8, 6.10, 6.11, 6.13, 6.14(a)(i), 6.14 (b) and (d), 6.15 or 6.16 and any such failure shall continue unremedied for a period of three (3) Banking Days after the earlier of the date any Noble Entity obtains Knowledge thereof or receives written notice thereof from Administrative Agent; or

(d)           Any Noble Entity or Member shall fail to perform or observe any other covenant to be performed or observed by it hereunder or under any Financing Document and not otherwise provided for elsewhere in this Article 7, and such failure shall continue unremedied for a period of sixty (60) days after the earlier of the date such Noble Entity or Member, as applicable, obtains Knowledge thereof or receives written notice thereof from Administrative Agent; provided, however, that if (i) such failure is of a nature such that it cannot reasonably be cured within such sixty (60) day period,  (ii) such Noble Entity has given written notice to Administrative Agent of such failure in accordance with Section 5.3(c), and (iii) such Noble Entity or Member, as applicable, as promptly as practicable commences action reasonably designed to cure such failure and continues diligently to pursue such action, then such sixty (60) day cure period shall be extended for an additional sixty (60) days.

7.9           Completion; Final Completion; Term-Conversion.

(a)           Completion with respect to two of the Projects shall not have occurred on or prior to November 30, 2008 (which date shall be extended to March 31, 2009 if and when the PTC Eligibility Deadline has been extended to at least December 31, 2009) or completion with respect to all of the Projects shall not have occurred on or prior to the Construction Loan Maturity Date;

(b)           Final Completion with respect to all of the Projects shall not have occurred on or before the Final Completion Date; or

(c)           Term-Conversion shall not have occurred on or prior to the Construction Loan Maturity Date.

7.10         Security.  Any of the Collateral Documents, once executed and delivered, shall, except as the result solely of the acts of Administrative Agent or the Lenders, in any material respect fail to provide the Lenders the Liens, security interest, rights, titles, interest, remedies, powers or privileges intended to be created thereby or cease to be in full force and effect with respect to the Collateral, or the validity thereof or the applicability thereof to the Loans, Cash Collateral Loans, DSRA LC Loans, the Energy Hedge LC Loan, Project Agreement LC Loans, the Notes or any other Obligations purported to be secured or guaranteed thereby or any part thereof shall be disaffirmed (in writing, if disaffirmed by any Person other than any Noble Entity or any of its Affiliates) by or on behalf of the relevant Noble Entity.

7.11         Loss of Applicable Permits.

(a)           Borrower or any Project Company shall fail to procure a Permit on or before the date that such Permit becomes an Applicable Permit, or maintain and comply with any Permit and, in each case, such failure could reasonably be expected to have a Material Adverse Effect.

(b)           Any Applicable Permit necessary for the operation, maintenance or construction of a Project shall be modified, revoked or canceled by the issuing agency or other Governmental Authority having jurisdiction and such modification, revocation or cancellation shall continue unremedied for sixty (60) days and such material adverse modification, revocation or cancellation of such Applicable Permit could reasonably be expected to have a Material Adverse Effect.

(c)           The FERC Orders or the EWG Determinations shall be adversely modified, revoked or cancelled by FERC, and such adverse modification, revocation or cancellation could reasonably be expected to have a Material Adverse Effect.

7.12         Loss of Collateral.  Any material portion of the Collateral is seized or appropriated without value being paid therefor such as to allow replacement of such property with comparable property and/or prepayment in full of the corresponding portion of the Obligations then outstanding and to allow the Noble Entities to continue satisfying its obligations hereunder and under the other Operative Documents;  or

7.13         Destruction of the Project.  All or substantially all of the assets of any Project is destroyed, and thereafter (a) the conditions specified in Section 5.4(c) of the Depositary Agreement are not met or (b) such Project ceases to operate for a period beyond the later of (i) sixty (60) days after the receipt of Insurance Proceeds or (ii) one hundred thirty five (135) days after the event of loss unless, in either case, restoration or repair shall have been approved in accordance with Section 5.4 of the Depositary Agreement.

7.14         Transfer of Interests.  Borrower shall cease to directly or indirectly own, legally and beneficially, and control in the aggregate 100% of the economic and voting interests in each Project Company and, except in connection with a Permitted Transfer, the Members shall cease to directly or indirectly own, legally and beneficially, and control in the aggregate 100% of the economic and voting interests in Borrower.

Remedies

Without derogation of the provisions of Section 3.4(b), upon the occurrence and during the continuation of an Event of Default, after providing notice to Borrower of any remedy it intends to exercise hereunder or under the other Financing Documents, Administrative Agent may, and at the election of the Majority Lenders shall, without further notice of default, presentment or demand for payment, protest or notice of non-payment or dishonor, or other notices or demands of any kind, all such notices and demands being waived by Borrower, exercise any or all of the following rights and remedies, in any combination or order that Administrative Agent or the Majority Lenders may elect, in addition to such other rights or remedies as Administrative Agent and the Lenders may have hereunder, under the Collateral Documents or at law or in equity:

7.15         No Further Loans.  Refuse, and the Lenders shall not be obligated, to make any additional Loans or issue or maintain the Letters of Credit or permit any Term-Conversion or make (or permit to be made) any payments from any Account or any Proceeds (as defined in the UCC) or other funds held by Administrative Agent or Depositary under the Financing Documents or on behalf of Borrower.

7.16         Cure by Administrative Agent.  Without any obligation to do so, make disbursements or Loans to or on behalf of Borrower to cure any Event of Default hereunder and to cure any default and render any performance under any Project Documents as the Majority Lenders may consider necessary or appropriate, to preserve and protect the Collateral or the Lenders’ interests therein, and all sums so expended, together with interest on such total amount at the Default Rate, shall be repaid by Borrower to Administrative Agent on demand and shall be secured by the Financing Documents, notwithstanding that such expenditures may, together with amounts advanced under this Financing Agreement, exceed the amount of the Total Construction Loan Commitment.

7.17         Acceleration.  Declare and make all sums of accrued and outstanding principal and accrued but unpaid interest remaining under this Financing Agreement together with all unpaid fees, costs (including Liquidation Costs and Interest Fix Fees), charges and other amounts due hereunder or under any other Financing Document, immediately due and payable, provided that in the event of an Event of Default occurring and continuing under Section 7.4, all such amounts shall become immediately due and payable without further act of Administrative Agent or the Lenders or any other Person.

7.18         Termination of Commitments.  Terminate the Commitments, provided that in the event of an Event of Default occurring under Section 7.4, such termination shall automatically occur without further act of Administrative Agent or the Lenders or any other Person.

7.19         Cash Collateral.  Apply or execute upon any amounts on deposit in any Account or any other moneys of any Noble Entity on deposit with Administrative Agent or any Lender or the Depositary (other than the Distributable Cash Account) in the manner provided in the UCC and other relevant statutes and decisions and interpretations thereunder with respect to cash collateral.  In addition, Administrative Agent may (i) require the cash collateralization of all Letters of Credit (to the extent of the undrawn Stated Amounts of Letters of Credit issued and outstanding) or (ii) after the acceleration of the Loans, terminate the Letters of Credit pursuant to Section 2 thereof.

7.20         Possession of Project.  Enter into possession of any Project and perform or cause to be performed any and all work and labor necessary to complete such Project substantially according to the Construction Contracts and the Plans and Specifications or to operate and maintain such Project, and all sums expended by Administrative Agent in so doing, together with interest on such total amount at the Default Rate, shall be repaid by Borrower to Administrative Agent upon demand and shall be secured by the Financing Documents, notwithstanding that such expenditures may, together with amounts advanced under this Financing Agreement, exceed the amount of the Total Construction Loan Commitment.

7.21         IDA Documents.  Exercise any and all rights under the IDA Documents permitted to be taken by Administrative Agent thereunder, including terminating such agreements.

7.22         Remedies Under Financing Documents.  Exercise any and all rights and remedies available to it under any of the Financing Documents, including judicial or non-judicial foreclosure or public or private sale of any of the Collateral pursuant to the Collateral Documents.

7.23         Drawings under Noble Equity Support Documents.  Make a demand or drawing, as applicable, under, and on the terms and conditions set forth in, any Noble Equity Support Document up to the amount provided thereunder.

ARTICLE 8
SCOPE OF LIABILITY

Notwithstanding any other provision of the Financing Documents (but subject to the last sentence of this Article 8), there shall be no recourse against any Member or any of their respective Affiliates (except the Noble Entities), or the stockholders or other owners, officers, directors or employees of any of them (each, a “Non-Recourse Party”), for any liability to the Lenders arising in connection with any breach or default under this Financing Agreement except to the extent the same is enforced against the Noble Entities and the Collateral and the rents, issues, profits, proceeds and products of the Collateral, and the Lenders shall look solely to the Noble Entities (but not to any Non-Recourse Party or to any distributions received by any Non-Recourse Party pursuant to the terms of this Financing Agreement except as provided herein) and the Collateral and the rents, issues, profits, proceeds and products of the Collateral (including the Equity Support Documents) in enforcing rights and obligations under and in connection with the Financing Documents; provided that the foregoing provisions of this Article 8 shall not (a) constitute a waiver, release or discharge (or otherwise impair the enforceability) of any of the indebtedness, or of any of the terms, covenants, conditions, or provisions of this Financing Agreement, the Notes, the Project Company Guarantee, any Collateral Document or other Financing Document (but without personal liability to the Non-Recourse Parties except as provided herein and therein), and the same shall continue until the Commitments have been terminated and all Obligations have been fully paid, discharged, observed, or performed; (b) constitute a waiver, release or discharge of any obligations of a Non-Recourse Party under any Operative Documents to which it is a party; (c) constitute a waiver, release or discharge (or otherwise impair the enforceability) of any Lien or security interest purported to be created pursuant to the Collateral Documents (or otherwise impair the ability of any Lender to realize or foreclose upon any Collateral); (d) limit or restrict the right of any Agent and/or the Lenders (or any assignee, beneficiary or successor to any of them) to name any Noble Entity or any other Person as a defendant in any action or suit for a judicial foreclosure or for the exercise of any other remedy under or with respect to this Financing Agreement, any Project, any Mortgage, the Project Company Guarantee, any Collateral Document or any other Financing Document, or otherwise, or for injunction or specific performance, so long as no judgment in the nature of a deficiency judgment shall be enforced against any Non-Recourse Party out of any property, assets or funds other than the Collateral and the rents, issues, profits, proceeds or products of the Collateral, and any other property of any Noble Entity; and (e) affect or diminish or constitute a waiver, release or discharge of any specific written obligation, covenant, or agreement made by any of the Non-Recourse Parties or any security granted by the Non-Recourse Parties in support of the obligations of such Persons under any guarantee or as security for the obligations of the Noble Entities.  Notwithstanding the foregoing, it is expressly understood and agreed that nothing contained in this Article 8 shall be deemed to limit or restrict any right or remedy of the Lenders (or any assignee or beneficiary thereof or successor thereto) with respect to, and each of the Noble Entities and all of the other Persons described above shall remain fully liable to the extent that such Person would otherwise be liable for its own actions with respect to, any fraud, willful misconduct, gross negligence or misappropriation of Project Revenues or any other earnings, revenues, rents, issues, profits or proceeds from any Project that should or would have been paid as provided herein or paid or delivered to Administrative Agent or any other Lender (or any assignee or beneficiary thereof or successor thereto) towards any payment required under this Financing Agreement or any other Operative Document.

ARTICLE 9
AGENTS; SUBSTITUTION

9.1           Appointment, Powers and Immunities.

(a)           Each Lender hereby appoints and authorizes Administrative Agent to act as its Administrative Agent hereunder and under the other Financing Documents with such powers as are expressly delegated to Administrative Agent by the terms of this Financing

Agreement and the other Financing Documents, together with such other powers as are reasonably incidental thereto.  Each Secured Party hereby appoints and authorizes Collateral Agent to act as Collateral Agent hereunder and under the other Financing Documents with such powers as are expressly delegated to Collateral Agent by the terms of this Financing Agreement and the other Financing Documents, together with such other powers as are reasonably incidental thereto. Each Lender hereby appoints and authorizes each Co-Documentation Agent to act as Co-Documentation Agent hereunder and under the other Financing Documents with such powers as are expressly delegated to such Co-Documentation Agent by the terms of this Financing Agreement and the other Financing Documents, together with such other powers as are reasonably incidental thereto.  Each Lender hereby appoints and authorizes Syndication Agent to act as Syndication Agent hereunder and under the other Financing Documents with such powers as are expressly delegated to Syndication Agent by the terms of this Financing Agreement and the other Financing Documents, together with such other powers as are reasonably incidental thereto.  None of the Agents shall have any duties or responsibilities except those expressly set forth in this Financing Agreement or in any other Financing Document, and none of the Agents shall be a trustee for, or fiduciary of, any Lender or Secured Party.  Notwithstanding anything to the contrary contained herein, no Agent shall be obligated or required to take any action which is contrary to this Financing Agreement or any other Financing Document or any Legal Requirement or that exposes any Agent to any liability or unreimbursed expenses.  None of the Agents, the Lenders or any of their respective Affiliates shall be responsible to any other Lender for any recitals, statements, representations or warranties made by any Noble Entity or their respective Affiliates or any Member contained in this Financing Agreement or any other Financing Document or in any certificate or other document referred to or provided for in or received by any Agent or any Lender under this Financing Agreement or any other Financing Document, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Financing Agreement, the Notes, any other Financing Document or any other document referred to or provided for herein or for any failure by any Noble Entity or their respective Affiliates or any Member to perform their respective obligations hereunder or thereunder.  Any Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agent or attorneys-in-fact selected by it with reasonable care.

(b)           No Agent nor any of such Agent’s respective directors, officers, employees or agents shall be responsible for any action taken or omitted to be taken by it or them hereunder or under any other Financing Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.  Without limiting the generality of the foregoing, each Agent (i) may treat the payee of any Note as the holder thereof until Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form and substance satisfactory to Administrative Agent; (ii) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by them in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender for any statements, warranties or representations made in or in connection with any Operative Document; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Operative Document on the part of any party thereto or to inspect the property (including the books and records) of any Noble Entity or any other Person; and (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Operative Document or any other instrument or document furnished pursuant hereto or thereto.  Except as otherwise provided under this Financing Agreement, each Agent shall take such action with respect to the Financing Documents as shall be directed by the Majority Lenders.

(c)           Each Agent may also from time to time, when such Agent deems it to be necessary or desirable, appoint one or more trustees, co-trustees, co-agents, subagents or attorneys-in-fact (each, a “Supplemental Agent”) with respect to all or any part of its duties; provided, however, that no such Supplemental Agent shall be authorized to take any action unless and except to the extent expressly authorized in writing by the applicable Agent; provided, however, that this shall not increase the overall compensation payable to such Agent under the relevant Fee Letter.

(d)           Without limitation of the generality of the foregoing, no Agent shall (i) be bound to make any investigation into the facts stated in any resolution, certificate, statement, instrument, opinion, report, consent, order, approval, bond or other document or have any responsibility for filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder or (ii) be responsible for the accuracy or content of any certificate, statement, direction or opinion furnished to it in connection with this Financing Agreement.  Without limiting the generality of the foregoing, in the absence of its own gross negligence or willful misconduct, no Agent nor any of its Affiliates, directors, officers, managers, employees, advisors, counsel, agents or attorneys-in-fact shall be responsible to any party for any mistake, omission or error of judgment with respect to the value or valuation, genuineness, enforceability, existence, perfection or priority of any of the Collateral, the determination of the fair market value of any Collateral, or any other matters determined hereunder or under the other Financing Documents.

(e)           The enumeration of any permissive rights or powers herein available to each Agent shall hereunder not be construed to be an imposition of a duty.

(f)            Whenever in the administration of the provisions of this Financing Agreement, any Agent shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering any action to be taken, such matter may, in the absence of gross negligence or bad faith on the part of such Agent, be deemed to be conclusively proved and established by an officer’s certificate of a Lender executed by an authorized signatory of such Lender, which shall be full warrant to such Agent for any action taken, suffered or omitted by it under the provisions of this Financing Agreement upon the faith thereof.

(g)           Each individual designated as an authorized representative of Borrower (an “Authorized Representative”), is authorized to give and receive notices, requests and instructions and deliver certificates and documents in connection with this Financing Agreement on behalf of Borrower, and the specimen signature for each such Authorized Representative of Borrower initially authorized hereunder provided in the incumbency certificate delivered pursuant to Section 3.1(b).  From time to time, Borrower may deliver to Administrative Agent and Collateral Agent a revised incumbency certificate with a specimen signature, but each of the parties hereto shall be entitled to rely conclusively on the then incumbency certificate of Borrower until receipt of a superseding incumbency certificate

(h)           Notwithstanding anything to the contrary herein, any and all communications (both text and attachments) by or from Collateral Agent that Collateral Agent in its sole discretion deems to contain confidential, proprietary, and/or sensitive information and sent by electronic mail will be encrypted.  The recipient of the email communication will be required to complete a one-time registration process.  Information and assistance on registering and using the email encryption technology can be found at Collateral Agent’s secure website www.citigroup.com/citigroup/citizen/privacy/email.htm or by calling (866) 535-2504 (in the U.S.) or (904) 954-6181 at any time.

(i)            Whether or not therein expressly so provided, every provision of this Financing Agreement and any other Financing Document to which it is a party relating to the conduct or affecting the liability of or affording protection to the Agents shall be subject to the provisions of this Article IX.

(j)            No direction given to any Agent which imposes, or purports to impose, upon such Agent any obligation not set forth in or arising under this Financing Agreement shall be binding upon such Agent unless such Agent elects, at its sole option, to accept direction.  No Agent shall be required to take any action which is contrary to applicable law or any provision of this Financing Agreement.

(k)           In the event that any Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto which in such Agent’s sole discretion may cause such Agent to be considered an “owner or operator” under any environmental laws or otherwise cause such Agent to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, such Agent reserves the right, instead of taking such action, either to resign as or to arrange for the transfer of the title or control of the asset to a court appointed receiver.  No Agent shall be liable to any person or entity for any environmental liability or any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of such Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any hazardous materials into the environment.

9.2           Reliance by Agents.  Each Agent shall be entitled to conclusively rely upon, and act in reliance on, any certificate, notice or other document (including any cable, telegram, telecopy or telex) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by such Agent.  As to any other matters not expressly provided for by this Financing Agreement, no Agent shall be required to take any action or exercise any discretion, but shall be required to act or to refrain from acting upon instructions of the Majority Lenders or, where expressly provided, the Majority Lenders (except that no Agent shall be required to take any action which exposes such Agent to personal liability or which is contrary to this Financing Agreement, any other Financing Document or any Legal Requirement) and shall in all cases be fully protected in acting, or in refraining from acting (and shall be fully protected in so acting or refraining from acting), hereunder or under any other

Financing Document in accordance with the instructions of the Majority Lenders, and such instructions of the Majority Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

9.3           Non-Reliance.  Each Lender represents that it has, independently and without reliance on Administrative Agent, any other Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of the financial condition and affairs of the Noble Entities, the Equity Support Members and their respective Affiliates and decision to enter into this Financing Agreement and agrees that it will, independently and without reliance upon Administrative Agent, any other Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action under this Financing Agreement.  Each of Administrative Agent, each other Agent and each Lender shall not be required to keep informed as to the performance or observance by any Noble Entity, any Equity Support Member or any of their respective Affiliates or the Members under this Financing Agreement or any other document referred to or provided for herein or to make inquiry of, or to inspect the properties or books of any Noble Entity, any Equity Support Member or any of their respective Affiliates or any Member.

9.4           Defaults.  Administrative Agent and Collateral Agent (each acting in its capacity as Administrative Agent or Collateral Agent, as applicable, and not in any other capacity) shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless Administrative Agent or a Responsible Officer of Collateral Agent, as applicable, has received a written notice from a Lender or Borrower, referring to this Financing Agreement, describing such Default or Event of Default and indicating that such notice is a “notice of default.”  If Administrative Agent or Collateral Agent receives such a notice of the occurrence of a Default or Event of Default, Administrative Agent or Collateral Agent, as applicable, shall give notice thereof to the Lenders and to the other Agents.  Administrative Agent and Collateral Agent shall take such action with respect to such Default or Event of Default as is provided in Article 7 or if not provided for in Article 7, as Administrative Agent and Collateral Agent, as applicable, shall be reasonably directed by the Majority Lenders; provided, however, that unless and until Administrative Agent or Collateral Agent, as applicable, shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Lenders.

9.5           Indemnification.  Without limiting the obligations of Borrower hereunder, each Lender agrees to indemnify each Agent (and its respective officers, directors, employees, agents and representatives) ratably in accordance with its Proportionate Share for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, which may at any time be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of this Financing Agreement, the other Financing Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, however, that no Lender shall be liable for any of the foregoing to the extent they arise solely from such Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.  Each Agent shall be fully justified in refusing to take or to continue to take any action hereunder unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by such Agent in connection with the preparation, execution, administration or enforcement of, or legal advice in respect of rights or responsibilities under, the Operative Documents, to the extent that such Agent is not reimbursed promptly for such expenses by Borrower.  The failure of any Lender to reimburse any Agent promptly upon demand for any amount required to be paid by such Lender to such Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent for such amount.  Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 9.5 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Financing Documents.

9.6           Successor Administrative Agent or Collateral Agent.  Each of Administrative Agent and Collateral Agent acknowledges that its current intention is to remain Administrative Agent and Collateral Agent hereunder.  Nevertheless, Administrative Agent or Collateral Agent may resign at any time by giving written notice thereof to the Lenders and Borrower, such resignation to be effective only upon the acceptance of the appointment of a successor Administrative Agent or Collateral Agent, as applicable.  Each of Administrative Agent and Collateral Agent may be removed involuntarily only for a material breach of its duties and obligations hereunder or under the other Financing Documents or for gross negligence or willful misconduct, in connection with the performance of its duties hereunder or under the other Financing Documents and then only upon the (a) affirmative vote of the Majority Lenders (excluding Administrative Agent or Collateral Agent, as applicable, from such vote and Administrative Agent’s or Collateral Agent’s, as applicable, Proportionate Share of the Commitment from the amounts used to determine the portion of the Commitment necessary to constitute the required Proportionate Share of the remaining Lenders) or (b) written request of Borrower (with the written consent of the Majority Lenders, not to be unreasonably withheld, delayed or conditioned).  Upon any such resignation or removal, the Majority Lenders shall have the right to appoint (subject to the rights granted below) a successor Administrative Agent or Collateral Agent, as applicable, with the consent of Borrower (unless an Event of Default shall have occurred and be continuing), which consent shall not be unreasonably withheld and which consent shall be provided with respect to at least one of the Lenders.  If no successor Administrative Agent or Collateral Agent, as applicable, shall have been so appointed by the Majority Lenders (with the consent of Borrower unless an Event of Default shall have occurred and be continuing), or if such successor Administrative Agent or Collateral Agent, as applicable, shall have not accepted such appointment, within sixty (60) days after the retiring Administrative Agent’s or Collateral Agent’s, as applicable, giving of notice of resignation or the Lenders’ removal of the retiring Administrative Agent or Collateral Agent, as applicable, the retiring Administrative Agent or Collateral Agent, as applicable, may, on behalf of the Lenders, appoint a successor Administrative Agent or Collateral Agent, as applicable, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank selected by Administrative Agent or Collateral Agent, as applicable, unless, within thirty (30) days of such selection by Administrative Agent or Collateral Agent, as applicable, Borrower selects a different commercial bank to so act as Administrative Agent or Collateral Agent, as applicable, in which case the commercial bank so selected by Borrower shall become the successor Administrative Agent or Collateral Agent, as applicable.  Upon the acceptance of any appointment as Administrative Agent or Collateral Agent, as applicable, under the Operative Documents by a successor Administrative Agent or Collateral Agent, as applicable, such successor Administrative Agent or Collateral Agent, as applicable, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent or Collateral Agent, as applicable, and the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations as Administrative Agent or Collateral Agent, as applicable, under the Financing Documents.  After any retiring Administrative Agent’s or Collateral Agent’s, as applicable, resignation or removal hereunder as Administrative Agent or Collateral Agent, as applicable, the provisions of this Article 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent, as applicable, under the Operative Documents.

9.7           Authorization.  Each of Administrative Agent and Collateral Agent is hereby authorized by the Lenders to execute, deliver and perform each of the Financing Documents to which Administrative Agent or Collateral Agent, as applicable, is or is intended to be a party and each Lender agrees to be bound by all of the agreements of Administrative Agent or Collateral Agent, as applicable, contained in the Financing Documents.  Each of Administrative Agent and Collateral Agent is further authorized by the Lenders to enter into agreements supplemental hereto with any Person for the purpose of curing any formal defect, inconsistency, omission or ambiguity in this Financing Agreement or any Financing Document to which it is a party (without any consent or approval by the Lenders).

9.8           Other Rights and Powers of Each Agent.  With respect to its Commitment, the Loans, Cash Collateral Loans, DSRA LC Loans, the Energy Hedge LC Loan and Project Agreement LC Loans made by it and any Note issued to it, each Agent shall have the same rights and powers under the Operative Documents as any other Lender and may exercise the same as though it were not a Agent.  The term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include each Agent in its individual capacity.  Each Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with any Noble Entity or any other Person, without any duty to account therefor to the Lenders.

9.9           Amendments.  Neither this Financing Agreement nor any of the other Financing Documents, nor any of the provisions contained herein or therein may be amended, modified, terminated, varied, supplemented or waived without the prior written consent of Borrower and the Majority Lenders; provided, however, that no such amendment, modification, termination, variance, supplement or waiver shall, without the consent of all of the Lenders, the Agents and the Voting Participants:

(a)           Extend the maturity of any Loan, Cash Collateral Loan, DSRA LC Loan, Energy Hedge LC Loan, Project Agreement LC Loan or any of the Notes or reduce the principal amount thereof, or reduce the rate or change the time of payment of interest due on any Loan, Cash Collateral Loan, DSRA LC Loan, Energy Hedge LC Loan, Project Agreement LC Loan, Note, Commitment Fee or LC Fee; or

(b)           Extend the Construction Loan Maturity Date, the Term Loan Maturity Date, any applicable Expiration Date provided in Section 2.3(e)(iv)(y),  DSRA LC Loan Maturity Date, any Energy Hedge LC Loan Maturity Date or any Project Agreement LC Loan Maturity Date; or

(c)           Modify Sections 2.1, 2.2, 2.3, 2.5, 2.6, 2.7, 2.8, 2.9, 5.1, 6.6, 9.1, 9.13, or 9.14 of this Financing Agreement or Sections 5.1, 5.2, or 5.3 of the Depositary Agreement; or

(d)           Reduce the amount or extend the payment date for any amount due under Article 2; or

(e)           Increase the amount of the Commitment of any Lender hereunder (except as permitted under Section 9.12); or

(f)            Reduce or change the time or amount of payment of any fee (other than the Other Fees) due or payable hereunder or under any Financing Document; or

(g)           Reduce the percentage specified in the definition of Majority Lenders; or

(h)           Amend this Section 9.9 other than with the consent of the Lenders required under the corresponding clause of this Section 9.9; or

(i)            Release any Collateral from the Lien of any of the Collateral Documents, release any guaranties under any of the Collateral Documents or allow release of any funds from any Account otherwise than in accordance with the terms hereof (including Section 6.4) and with the terms of the Depositary Agreement.

With respect to any request to amend any of Sections 5.1, 5.2, or 5.3 of the Depositary Agreement or Sections 5.8, 6.6, 9.13, or 9.14 of the Financing Agreement, each Lender shall be deemed to have consented to such request if it has not notified Administrative Agent of its objection to such request by a date which is no later than the applicable deadline to be mutually agreed upon between Administrative Agent and Borrower.

No amendment, modification, termination, variance, supplement or waiver of any provision of this Financing Agreement relating to Administrative Agent shall be effective without the written consent of Administrative Agent.

Notwithstanding anything to the contrary provided in this Section 9.9, the consent of the Majority Lenders shall not be required with respect to any amendment or modification of the Equity Capital Contribution Agreement, solely to the extent that such amendment or modification is required under the Equity Support Member Syndication Side Letter (as in effect on the Financial Closing Date), if Borrower has demonstrated to the reasonable satisfaction of Administrative Agent that neither the aggregate amount of the Equity Capital Contribution nor  the aggregate amount of each quarterly equity contribution payable to Borrower under the ACCA would be reduced as a result of any such change or modification.

9.10         Withholding Tax.

(a)           Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax.  If the forms or other documentation required by Section 2.7(d)(v) are not delivered to Administrative Agent, then Administrative Agent may withhold from any interest payment to any Lender not providing such forms or other documentation, an amount equivalent to the applicable withholding tax.

(b)           If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Administrative Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall promptly indemnify Administrative Agent and/or Borrower, as applicable, fully for all amounts paid, directly or indirectly, by such Person as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs, and any out-of-pocket expenses.

(c)           If any Lender sells, assigns, grants participations in, or otherwise transfers its rights under this Financing Agreement, the participant shall comply and be bound by the terms of Sections 2.7(d)(v), 9.10(a) and 9.10(b) as though it were such Lender.

9.11         General Provisions as to Payments.  Administrative Agent shall promptly distribute to each Lender its pro rata share of each payment of principal and interest payable to the Lenders on the Loans, Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans, Project Agreement LC Loans and fees hereunder received by Administrative Agent for the account of the Lenders and of any other amounts owing under the Loans, Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans and Project Agreement LC Loans.  The payments made for the account of each Lender shall be made, and distributed to it, for the account of its Lending Office.

9.12         Substitution of Lender.  Should any Lender fail to make a Loan, or provide the forms or other documentation required by Section 2.7(d)(v) in violation of its obligations under this Financing Agreement, or be unable to make or continue LIBO Rate Loans due to an event occurring under Section 2.8(a) or Section 2.8(b), or claim increased costs under Section 2.8(c) or Section 2.8(d) (a “Substitutable Lender”), Administrative Agent (a) may in its sole discretion fund the Loan on behalf of the Substitutable Lender and (b) shall cooperate with Borrower or any other Lender to find another Person that shall be acceptable to Administrative Agent and that shall be willing to assume the Substitutable Lender’s obligations under this Financing Agreement (including the obligation to make the Loan which the Substitutable Lender failed to make but without assuming any liability for damages for failing to have made such Loan or any previously required Loan).  Subject to the provisions of the next following sentence, such Person shall be substituted for the Substitutable Lender hereunder upon execution and delivery to Administrative Agent of an agreement acceptable to Administrative Agent by such Person assuming the Substitutable Lender’s obligations under this Financing Agreement, and all principal, interest and fees which would otherwise have been payable to the Substitutable Lender shall thereafter be payable to such Person.  Nothing in (and no action taken pursuant to) this Section 9.12 shall relieve the Substitutable Lender from any liability it might have to Borrower or to the other Lenders as a result of its failure to make such Loan.

9.13         Participations.

(a)           Generally.  Nothing herein provided shall prevent any Lender from selling a participation in its Commitment (and Loans, Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans or Project Agreement LC Loans made thereunder); provided that, except to the extent provided in Section 9.13(b) below with respect to Voting Participations, (i) no such sale of a participation shall alter such Lender’s obligations hereunder and (ii) any agreement pursuant to which any Lender may grant a participation in its rights with respect to its Commitment (and Loans or other Obligations) shall provide that, with respect to such Commitment (and Loans or other Obligations), such Lender shall retain the sole right and responsibility to exercise the rights of such Lender, and enforce the obligations of Borrower relating to such Commitment (and Loans or other Obligations), including the right to approve any amendment, modification or waiver of any provision of this Financing Agreement or any other Financing Document and the right to take action to have the Notes declared due and payable pursuant to Article 7.  Except to the extent provided in Section 9.13(b) below with respect to Voting Participations, no recipient of a participation in any Commitment or Loans, Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans or Project Agreement LC Loans of any Lender shall have any rights under this Financing Agreement.

(b)           Voting Participations.  Notwithstanding the provisions of Section 9.13(a), a Lender may sell a participation (a “Voting Participation”) in its Commitment (and Loans or other Obligations made thereunder) to a Voting Participant whereby such Voting Participant shall be accorded the voting rights of such Lender to the extent of such Voting Participation, and the voting rights of such Lender shall be reduced accordingly; provided, however, that no Lender may sell such Voting Participation in any portion of its Commitment (including Loans and other Obligations) that is less than Five Million Dollars ($5,000,000) (unless to another Lender) or which leaves the selling Lender with a Commitment (including Loans and other Obligations) that is less than Five Million Dollars ($5,000,000) after giving effect to such Voting Participation and all previous Voting Participations.  For the avoidance of doubt, where any matter contained in this Financing Agreement requires the vote, agreement or consent of all of the Lenders, then such matter shall also require the vote, agreement or consent (as the case may be) of the Voting Participants.  Each Voting Participant shall provide such information concerning the details of its participation (such as its contact details, the dollar amount of the participation purchased and a copy of the participation agreement) as Administrative Agent shall reasonably request, and the parties to such Voting Participation shall cause to be paid to Administrative Agent a processing fee in the amount of Three Thousand Five Hundred Dollars ($3,500).  Sub-participations of a Voting Participation by a Voting Participant shall not be permitted hereunder.

9.14         Transfer of Commitment.  Notwithstanding anything else herein to the contrary, any Lender, after receiving the prior written consent of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower, may from time to time, at its option, sell, assign, transfer, negotiate or otherwise dispose of a portion of its Commitment (and Loans and other Obligations) (including the Lender’s interest in this Financing Agreement and the other

Financing Documents) to any bank or other lending institution which in such assigning Lender’s reasonable judgment is reasonably capable of performing the obligations of a Lender hereunder and reasonably experienced in project financings and, with respect to any such sale, assignment, transfer, negotiation or other disposition occurring prior to the Term-Conversion Date, such bank or other lending institution shall have a combined capital and surplus of at least One Hundred Million Dollars ($100,000,000); provided, however, that (x) no Lender (including any assignee of any Lender) may assign any portion of its Commitment (including Loans) of less than Ten Million Dollars ($10,000,000) (unless to another Lender) or which leaves the assigning Lender with a Commitment (including Loans) of less than Five Million Dollars ($5,000,000) after giving effect to such assignment and all previous assignments (except that a Lender may be left with no Commitment and Loans if it assigns its entire Commitment and Loans), (y) no Lender (including any assignee of any Lender) may assign any portion of its Commitment (including Loans) to a new lender if, at the time of transfer, such assignment would result, if the circumstances (including Governmental Rules) at the time of such transfer were unchanged in claims being made by such new lender, for costs pursuant to Section 2.7 or Section 2.8 hereof in excess of those which could be made by the assigning Lender were it not to make such assignment, unless such new lender waives its right to claim such costs or unless Borrower consents to such transfer and (z) no Lender may transfer to a new Lender which (either itself or through its Affiliates) develops, constructs, owns (other than ownership interests in projects in which such new Lender or such Affiliates are passive investors and neither exercise management nor day to day control over the affairs of such projects) or operates wind farms.  In the event of any such assignment, (a) the assigning Lender’s Proportionate Share shall be reduced by the amount of the Proportionate Share assigned to the new lender; (b) the parties to such assignment shall execute and deliver an appropriate agreement evidencing such sale, assignment, transfer or other disposition and shall cause to be paid to Administrative Agent a processing fee in the amount of Three Thousand Five Hundred Dollars ($3,500); (c) at the assigning Lender’s option, Borrower shall execute and deliver to such new lender new Notes in the forms attached hereto as Exhibit B-1 or Exhibit B-2 (as appropriate), in a principal amount equal to its Proportionate Share of the Commitment being assigned, and Borrower shall execute and exchange with the assigning Lender a replacement note for any Note in an amount equal to the Proportionate Share of the Commitment retained by the Lender, if any, and (d) the assigning Lender shall (without duplication of its obligations pursuant to the immediately preceding clause (c)) cancel and return any Note to Borrower promptly after the effectiveness of such assignment.  Thereafter, such new lender shall be deemed to be a Lender and shall have all of the rights and duties of a Lender (except as otherwise provided in this Article 9), in accordance with its Proportionate Share, under each of the Financing Documents.  For greater certainty, other than as set forth in Section 11.4(b), the costs of the foregoing shall not be for the account of Borrower.

9.15         Laws.  Notwithstanding the foregoing provisions of this Article 9, no sale, assignment, transfer, negotiation or other disposition of the interests of any Lender hereunder or under the other Financing Documents shall be allowed if it would require registration under the Exchange Act, any other federal securities laws or regulations or the securities laws or regulations of any applicable jurisdiction.  Borrower shall, from time to time at the request and expense of Administrative Agent, execute and deliver to Administrative Agent, or to such party or parties as Administrative Agent may designate, any and all further instruments and take such further actions as may in the opinion of Administrative Agent be reasonably necessary or advisable to give full force and effect to such disposition.

9.16         Assignability to Federal Reserve Bank.  Notwithstanding any other provision contained in this Financing Agreement or any other Financing Document to the contrary, any Lender may assign all or any portion of the Loans, Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans, Project Agreement LC Loans or Notes held by it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Federal Reserve Board and any Operating Circular issued by such Federal Reserve Bank, provided that any payment in respect of such assigned Loans, Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans, Project Agreement LC Loans or Notes made by Borrower to or for the account of the assigning and/or pledging Lender in accordance with the terms of this Financing Agreement shall satisfy Borrower’s obligations hereunder in respect to such assigned Loans, Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans, Project Agreement LC Loans or Notes to the extent of such payment.  No such assignment shall release the assigning Lender from its obligations hereunder and in no event shall the Federal Reserve Bank be considered a “Lender” hereunder.

9.17         Response to Borrower Requests.  Administrative Agent and each Lender shall endeavor to act as diligently as practicable in the review of documents, the making of determinations or the consideration of requests for consents, approvals, waivers or amendments required to be reviewed, made or considered by Administrative Agent or the Lenders, as the case may be, as contemplated by and in accordance with the provisions of this Financing Agreement and the other Operative Documents.

ARTICLE 10
INDEPENDENT CONSULTANTS

10.1         Removal and Fees.  Administrative Agent, in its reasonable discretion, may remove from time to time, any one or more of the Independent Consultants and appoint replacements or shall appoint additional consultants.  If no Event of Default shall have occurred and be continuing such replacement consultants or additional consultants shall be reasonably acceptable to Borrower.  Notice of any replacement Independent Consultant shall be given by Administrative Agent to Borrower, the Lenders and to the Independent Consultant being replaced.  All reasonable fees and expenses of the Independent Consultants (whether the original Independent Consultants or replacements) shall be paid by Borrower; provided, however, that unless an Event of Default shall have occurred and be continuing, Administrative Agent shall request that each such Independent Consultant provide Borrower with its proposed scope of work and proposed budget therefor, and shall consult with and seek the consent of Borrower (such consent not to be unreasonably withheld or delayed) with regard to the matters contained therein.

10.2         Duties.  Each Independent Consultant shall be contractually obligated to Administrative Agent to carry out the activities required of it in this Financing Agreement and as otherwise requested by Administrative Agent and shall be responsible solely to Administrative Agent.  Borrower acknowledges, and will cause each Project Company to acknowledge, that it will not have any cause of action or claim against any Independent Consultant resulting from any decision made or not made, any action taken or not taken or any advice given by such Independent Consultant in the due performance in good faith of its duties to Administrative

Agent hereunder, except to the extent arising from such Independent Consultant’s gross negligence or willful misconduct.

10.3         Independent Consultants’ Certificates.

(a)           Borrower, upon request by Administrative Agent, shall provide such documents and information which are available to Borrower as any of the Independent Consultants may consider reasonably necessary in order for the Independent Consultants to deliver to Administrative Agent the following certificates:

(i)            certificates of the Insurance Consultant, Borrower’s Environmental Consultants and the Independent Engineer delivered on and dated as of the Financial Closing Date as described in Article 3 and containing the matters set out therein;

(ii)           after the Financial Closing Date, all certificates to be delivered pursuant to Section 3.2(c) or, if no Loan has taken place in any month, certificates delivered at the end of the month as to the matters required by Exhibit D-6;

(iii)          monthly after the Financial Closing Date (until the Term-Conversion Date), a report and status of the progress of each Project to that date, a complete assessment of Project Costs to Final Completion with respect to all of the Projects and such other information and certification as Administrative Agent may reasonably require from time to time; and

(iv)          such other information and certification as Administrative Agent may reasonably require from time to time.

(b)           Following Completion with respect to all of the Projects, Borrower shall provide such documents and information to the (i) Insurance Consultant as it may reasonably consider necessary in order for the Insurance Consultant to deliver annually to Administrative Agent a certificate setting forth a report on the status of the insurance requirements with respect to each Project and such other information and certification as Administrative Agent may reasonably require from time to time, and (ii) Independent Engineer as it may reasonably consider necessary in order for the Independent Engineer to deliver to Administrative Agent (at such times as Administrative Agent shall reasonably deem necessary) an annual report of the status of each Project.

10.4         Certification of Dates.  Borrower shall provide the Independent Consultants with reasonable notice of the expected occurrence of any such dates or events that would require certificates of Independent Consultants hereunder.

ARTICLE 11
MISCELLANEOUS

11.1         Addresses.  Any communications between the parties hereto or notices provided pursuant hereto or hereunder shall be given to the following addresses:

If to Administrative Agent:	Citibank, N.A., as Administrative Agent
1615 Briette Road Ops 3
New Castle, DE 19720
	Tel:	(302) 323-3611
	Fax :	(212) 994-0961
	Attn:	Melik Khoury

If to Collateral Agent:	Citibank Agency & Trust
Citibank, N.A., as Collateral Agent
388 Greenwich Street, 14th Floor
New York, NY 10013
	Tel:	(212) 816-2977
	Fax:	(212) 627-2762
	Attn:	Patricia Gallagher—Project Noble

If to Borrower:	Noble Environmental Power 2008 Hold Co., LLC
8 Railroad Avenue
Suite 8, Second Floor
Essex, CT 06426
	Tel:	(860) 581-5010
	Fax:	(860) 767-7041
	Attn:	Vice President of Asset Management

If to the Project Companies:	Noble Altona Windpark, LLC
8 Railroad Avenue
Suite 8, Second Floor
Essex, CT 06426
	Tel:	(860) 581-5010
	Fax:	(860) 767-7041
	Attn:	Vice President of Asset Management

Noble Chateaugay Windpark, LLC
8 Railroad Avenue
Suite 8, Second Floor
Essex, CT 06426
	Tel:	(860) 581-5010
	Fax:	(860) 767-7041
	Attn:	Vice President of Asset Management

Noble Wethersfield Windpark, LLC
8 Railroad Avenue
Suite 8, Second Floor
Essex, CT 06426
	Tel:	(860) 581-5010
	Fax:	(860) 767-7041
	Attn:	Vice President of Asset Management

All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered as properly given (a) if delivered in person, (b) if sent by overnight delivery service (including Federal Express, ETA, Emery, DHL, Air Borne and other similar overnight delivery services), (c) in the event overnight delivery services are not readily available, if mailed by first class mail, postage prepaid, registered or certified with return receipt requested or (d) if sent by telecopy.  Notice so given shall be effective upon actual receipt by the addressee, except that communication or notice so transmitted by telecopy shall be deemed to have been validly and effectively given on the day (if a Banking Day and, if not, on the next following Banking Day) on which it is transmitted if transmitted before 4 p.m., recipient’s time, and if transmitted after that time, on the next following Banking Day, in each case as evidenced by transmittal confirmation received by the transmitter; provided, however that if notice is sent by telecopy the transmitter shall confirm such telecopy by telephone.  Any party shall have the right to change its address for notice hereunder to any other location within the United States by giving of thirty (30) days’ written notice to the other parties in the manner set forth herein above.

11.2         Additional Security; Right to Set-Off.  Other than in the Distributable Cash Account, any deposits or other sums at any time credited or due from Lenders and any Project Revenues, securities or other Collateral of the Noble Entities in the possession of Administrative Agent may at all times be treated as collateral security for the payment of the Loans, Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans, Project Agreement LC Loans and the Notes and all other obligations of the Noble Entities to the Lenders under this Financing Agreement and the other Financing Documents, and Borrower hereby pledges, and shall cause each of the Project Companies to pledge, to Administrative Agent for the benefit of the Lenders and grants Administrative Agent a security interest and Lien in and to all such deposits, sums, securities or other Collateral.  Regardless of the adequacy of any other collateral, Administrative Agent and only Administrative Agent may execute or realize on the Lenders’ security interest in any such deposits or other sums credited by or due from the Lenders to any Noble Entity, and may apply any such deposits or other sums to or set them off against Borrower’s obligations to Lenders under the Notes and this Financing Agreement at any time after the occurrence and during the continuance of any Event of Default.  Notwithstanding any provision in this Financing Agreement to the contrary, neither Administrative Agent nor any Lender shall have any rights to set off any amounts due to Administrative Agent or any Lender under this Financing Agreement against any funds in the Distributable Cash Account.

11.3         Delay and Waiver.  No delay or omission to exercise any right, power or remedy accruing to Administrative Agent, any other Agent or the Lenders upon the occurrence of any Event of Default or Default or any breach or default of Borrower under this Financing Agreement or any other Financing Document shall impair any such right, power or remedy of Administrative Agent, any other Agent or the Lenders, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring, nor shall any waiver of any single Event of Default, Default or other breach or default be deemed a waiver of any other Event of Default, Default or other breach or default theretofore or thereafter occurring.  Any waiver, indulgence, permit, consent or approval of any kind or character on the part of Administrative Agent, any other Agent and/or the Lenders of any Event of Default, Default or other breach or default under this Financing Agreement or any other Financing Document, or any waiver on the part of Administrative Agent, any other Agent and/or the Lenders of any provision or condition of this Financing Agreement or any other Financing

Document, must be in a writing expressly referencing this Financing Agreement and shall be effective only to the extent in such writing specifically set forth.  All remedies, either under this Financing Agreement or any other Financing Document or by law or otherwise afforded to Administrative Agent, the other Agents and the Lenders, shall be cumulative and not alternative.

11.4         Costs, Expenses and Attorneys’ Fees; Syndication.

(a)           Borrower will pay to Administrative Agent all of its reasonable third-party and out-of-pocket costs and expenses in connection with the preparation, negotiation, closing and costs of administering this Financing Agreement and the Operative Documents, including the reasonable fees, expenses and disbursements of a single New York counsel and such special counsel as are reasonably necessary, in each case retained by Administrative Agent in connection with the preparation of such documents and any amendments hereof or thereof, or the negotiation, closing or administration of this Financing Agreement, and the reasonable fees, expenses and disbursements of the Independent Consultants and any other engineering, insurance, environmental and construction consultants to Administrative Agent incurred in connection with this Financing Agreement or the Loans, Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans, Project Agreement LC Loans, the Letters of Credit or the Commitments, and the reasonable and documented travel, out-of-pocket, tombstone and lucite costs incurred by Administrative Agent, provided, however, that Borrower shall not be required to pay the fees of Lenders’ (other than Administrative Agent’s) attorneys.  Except as provided in Section 5.18(e), Borrower will reimburse Administrative Agent, the other Agents and the Lenders for all costs and expenses, including reasonable attorneys’ fees of a single New York counsel and such special counsel as are reasonably necessary, expended or incurred by Administrative Agent, the other Agents and each Lender in enforcing this Financing Agreement or the other Financing Documents in connection with an Event of Default or Default, in actions for declaratory relief in any way related to this Financing Agreement, in collecting any sum which becomes due Administrative Agent or any Lender on the Notes or under the Financing Documents, or in connection with the participation by Administrative Agent, any Lender or the Independent Engineer in any arbitration proceedings under the Construction Contracts.

(b)           In connection with syndication of the credit facilities under this Financing Agreement, an information package, subject to the confidentiality provisions contained in Section 11.20, containing certain relevant information concerning Borrower, each Member, the Projects and the other Project participants will be provided to potential Lenders and participants.  Borrower agrees to cooperate and to cause each Affiliate of Borrower to cooperate in the syndication of the credit facilities under this Financing Agreement in all respects reasonably requested by Administrative Agent and Syndication Agent including participation in a reasonable number of bank meetings held in connection with such syndication, and to provide, for inclusion in such package, all information which Administrative Agent and Syndication Agent may request from it or which Administrative Agent or Borrower may consider material to a lender or participant, or necessary or appropriate for accurate and complete disclosure.  Borrower shall be responsible for all reasonable documented third-party and out-of-pocket costs and expenses incurred by Administrative Agent and Syndication Agent in connection with the initial syndication of the credit facilities under this Financing Agreement.

11.5         Attorney-In-Fact.

(a)           For the purpose of allowing Administrative Agent and Collateral Agent to exercise their respective rights and remedies provided in Article 7 following the occurrence and during the continuation of an Event of Default, Borrower hereby constitutes and appoints, and shall cause each Project Company to constitute and appoint, each of Administrative Agent and Collateral Agent its true and lawful attorney-in-fact, with full power of substitution, to complete any or all of any Projects in the name of the Noble Entities, and hereby empowers such attorney or attorneys as follows:

(i)            To use any unadvanced proceeds of the Loans and any Borrower Equity or Noble Equity for the purpose of completing, operating or maintaining any or all of the Projects, the Construction Contracts, the O&M Agreements and the Plans and Specifications or the other Project Documents;

(ii)           To make such changes and corrections in the Plans and Specifications as reasonably shall be necessary or desirable to complete the work on any or all of any Projects in substantially the manner contemplated by the Construction Contracts;

(iii)          To employ such contractors, subcontractors, agents, architects and inspectors as reasonably shall be required for such purposes;

(iv)          To pay, settle or compromise all bills and claims which may be or become Liens or security interests against any or all of the Projects or the Collateral, or any part thereof, unless a bond or other security satisfactory to Administrative Agent has been provided;

(v)           To execute applications and certificates in the name of any Noble Entity which reasonably may be required by the Financing Documents or any other agreement or instrument executed by or on behalf of any Noble Entity in connection with any or all of any Projects;

(vi)          To prosecute and defend all actions or proceedings in connection with any or all of any Projects or the Collateral or any part thereof and to take such action and require such performance as such attorney-in-fact reasonably deems necessary under any performance and payment bond and the Financing Documents;

(vii)         To do any and every act which any Noble Entity might do on its behalf with respect to the Collateral or any part thereof or any or all of any Projects and to exercise any or all of any Noble Entity’s rights and remedies under any or all of the Project Documents; and

(viii)        To use any funds contained in any Account, including the Debt Service Reserve Account, to pay interest and principal on the Obligations as accrued from time to time or to pay Project Costs or O&M Costs.

(b)           This power of attorney shall be deemed to be a power coupled with an interest and shall be irrevocable.

11.6         Entire Agreement.  This Financing Agreement and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect to the subject matter hereof.  In the event of any conflict between the terms, conditions and provisions of this Financing Agreement and any such agreement, document or instrument, the terms, conditions and provisions of this Financing Agreement shall prevail.

11.7         Governing Law.  THIS FINANCING AGREEMENT, AND ANY INSTRUMENT OR AGREEMENT REQUIRED HEREUNDER (TO THE EXTENT NOT EXPRESSLY PROVIDED FOR THEREIN), SHALL BE GOVERNED BY, AND CONSTRUED UNDER, THE LAWS OF THE STATE OF NEW YORK, APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE AND WITHOUT REFERENCE TO CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

11.8         Severability.  In case any one or more of the provisions contained in this Financing Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the parties hereto shall enter into good faith negotiations to replace the invalid, illegal or unenforceable provision.

11.9         Headings.  Paragraph headings and a table of contents have been inserted in this Financing Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Financing Agreement and shall not be used in the interpretation of any provision of this Financing Agreement.

11.10       Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP and practices consistent with those applied in the preparation of the financial statements submitted by Borrower to Administrative Agent, and (unless otherwise indicated) all financial data submitted pursuant to this Financing Agreement shall be prepared in accordance with such principles and practices.

11.11       No Partnership, Etc  Administrative Agent, each other Agent, the Lenders and Borrower intend that the relationship between them shall be solely that of creditor and debtor.  Nothing contained in this Financing Agreement, the Notes or in any of the other Financing Documents shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by, between or among Administrative Agent, each other Agent, the Lenders and Borrower or any other Person.  Neither Administrative Agent, any other Agent nor the Lenders shall be in any way responsible or liable for the debts, losses, obligations or duties of the Noble Entities, the Equity Support Members or any other Person with respect to the Project Documents, the Projects or otherwise.  All obligations to pay real property or other taxes, assessments, insurance premiums, and all other fees and charges arising from any Project Document or the ownership, operation or occupancy of the Projects and to perform all obligations under the Project Documents, the Real Property Documents and any other agreements and contracts relating to the Projects shall be the sole responsibility of the Noble Entities, as applicable.

11.12       Mortgages; Collateral Documents.  The Loans and the other Obligations are secured in part by the Mortgages encumbering certain properties in New York.  Reference is hereby made to the Mortgages and the other Collateral Documents for the provisions, among others, relating to the nature and extent of the security provided thereunder, the rights, duties and obligations of the Noble Entities and the rights of Administrative Agent, each other Agent and the Lenders with respect to such security.

11.13       Limitation on Liability.  NO CLAIM SHALL BE MADE BY ANY PARTY HERETO OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS AGAINST ANY OTHER PARTY HERETO OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (WHETHER OR NOT THE CLAIM THEREFOR IS BASED ON CONTRACT, TORT, DUTY IMPOSED BY LAW OR OTHERWISE), IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS FINANCING AGREEMENT OR THE OTHER OPERATIVE DOCUMENTS OR ANY ACT OR OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH; AND EACH PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SUCH SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

11.14       Waiver of Jury Trial.  ADMINISTRATIVE AGENT, THE OTHER AGENTS, LC FRONTING BANK, THE LENDERS AND BORROWER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS FINANCING AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF ADMINISTRATIVE AGENT, THE OTHER AGENTS, LC FRONTING BANK, THE LENDERS OR BORROWER.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR ADMINISTRATIVE AGENT, THE OTHER AGENTS AND THE LENDERS TO ENTER INTO THIS FINANCING AGREEMENT.

11.15       Consent to Jurisdiction.  Administrative Agent, each other Agent, LC Fronting Bank, the Lenders and Borrower agree (and Borrower shall cause each Project Company to agree) that any legal action or proceeding by or against any Noble Entity or with respect to or arising out of this Financing Agreement, the Notes or any other Financing Document may be brought in or removed to the courts of the State of New York, in and for the County of New York, or of the United States of America for the Southern District of New York, as Administrative Agent may elect.  By execution and delivery of this Financing Agreement, Administrative Agent, each other Agent, LC Fronting Bank, the Lenders and Borrower accept (and Borrower shall cause each Project Company to accept), for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts.

Administrative Agent, each other Agent, the Lenders and Borrower irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified airmail, postage prepaid, to Administrative Agent, each other Agent, LC Fronting Bank, the Lenders or Borrower, as the case may be, at their respective addresses for notices as specified herein and that such service shall be effective five (5) Banking Days after such mailing.  Nothing herein shall affect the right to serve process in any other manner permitted by law or the right of Administrative Agent, any other Agent or any Lender to bring legal action or proceedings in any other competent jurisdiction, including judicial or non-judicial foreclosure of any Mortgage.  Administrative Agent, each other Agent, the Lenders and Borrower hereby waive (and Borrower shall cause each Project Company to waive) any right to stay or dismiss any action or proceeding under or in connection with any or all of any Project, this Financing Agreement or any other Financing Document brought before the foregoing courts on the basis of forum non-conveniens.

11.16       Usury.  Nothing contained in this Financing Agreement or the Notes shall be deemed to require the payment of interest or other charges by Borrower or any other Person in excess of the amount which the holders of the Notes may lawfully charge under any applicable usury laws.  In the event that the holders of the Notes shall collect moneys which are deemed to constitute interest which would increase the effective interest rate to a rate in excess of that permitted to be charged by applicable law, all such sums deemed to constitute interest in excess of the legal rate shall, upon such determination, at the option of the holder of the Notes, be returned to Borrower or credited against the principal balance of the Notes then outstanding.  Nothing contained in this Section 11.16 shall be construed as waiving any usury exemption any Lender has under law, and, to the extent any such exemption applies, this Section 11.16 shall be inapplicable.

11.17       Successors and Assigns.  The provisions of this Financing Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Borrower may not assign or otherwise transfer any of its rights under this Financing Agreement without the prior written consent of Administrative Agent, the other Agents and the Lenders.

11.18       Counterparts.  This Financing Agreement may be executed in one or more counterparts and by facsimile and when signed by all of the parties listed below shall constitute a single binding agreement.

11.19       Trust Fund Provisions.  This Financing Agreement is subject to the trust fund provision of Section 13 of the Lien Law of the State of New York.  The affidavit attached hereto as Exhibit D-7 and made a part hereof is made pursuant to and in compliance with Section 22 of the Lien Law, and if so indicated on such affidavit the proceeds of the loan will be used in part to reimburse Borrower for payments made by Borrower prior to the initial Borrowing hereunder but subsequent to the commencement of the Improvements for items of “cost of improvement” as defined in Subdivision 5 of Section 2 of the Lien Law.

11.20       Confidentiality.  Administrative Agent, the other Agents, LC Fronting Bank and the Lenders agree to use commercially reasonable efforts to maintain the confidential nature of, and shall not use or disclose the financial information or other confidential information related to any Noble Entity, Noble Environmental or the Projects, without first obtaining Borrower’s prior written consent; provided that nothing in this Section 11.20 shall require any such party to obtain any consent of Borrower in connection with (a) exercising any of their respective rights under the Operative Documents, including those exercisable upon the occurrence and continuance of an Event of Default; (b) providing information about any Noble Entity, Noble Environmental or the Projects to any other Lender or prospective Lender or any Person acquiring, or potentially acquiring, any interest of the Lenders under this Financing Agreement and any such Person’s directors, officers, employees, agents and consultants in connection with their credit evaluation of Borrower or otherwise (provided, that in the case of any such Person potentially acquiring such an interest from any Lender, such Person shall be bound by the terms of this Section 11.20); (c) any situation in which Administrative Agent, any other Agent, LC Fronting Bank or the Lenders, or any of them (i) are required by any Legal Requirement or Governmental Authority to disclose information or (ii) are requested by bank examiners to disclose information (provided that if permitted by applicable Legal Requirements, such Person shall be bound by the terms of this Section 11.20); (d) providing information to legal counsel to such party in connection with the transactions contemplated by any of the Operative Documents (provided, that such counsel shall be bound by the terms of this Section 11.20); (e) providing information to independent accountants, auditors or other expert consultants retained by any such party (provided, that such auditors or consultants shall be bound by the terms of this Section 11.20); (f) any information that is in or becomes part of the public domain otherwise than through a wrongful act of any such party or any employees or agents thereof or other Persons to whom confidential information is disclosed under subsections (b), (c), (d) or (e) above; (g) any information that is in the possession of any such party prior to receipt thereof from Borrower or any other Person known to Administrative Agent, any other Agent, LC Fronting Bank or the Lenders to be acting on behalf of Borrower; (h) any information that is independently developed by any such party; and (i) any information that is disclosed to any such party by a third party that is not known or reasonably suspected by such party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Borrower with respect to such information.

11.21       Forbearance Agreement.  The rights of the Secured Parties to exercise any of their respective remedies hereunder or under any of the other Financing Documents are subject to the restrictions and limitations set forth in the Forbearance Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Financing Agreement to be duly executed by their officers thereunto duly authorized as of the day and year first above written.

NOBLE ENVIRONMENTAL POWER 2008 HOLD CO., LLC, as Borrower

By:	/s/ Walter Howard
Name:	Walter Howard
Title:	President

CITIBANK, N.A., as Administrative Agent for the Lenders

By:	/s/ Stuart J. Murray
Name:	Stuart J. Murray
Title:	Director

CITIBANK, N.A., as Collateral Agent for the Secured Parties

By:	/s/ Stuart J. Murray
Name:	Stuart J. Murray
Title:	Director

CITICORP NORTH AMERICA, INC., as a Lender

By:	/s/ Stuart J. Murray
Name: Stuart J. Murray
Title: Director

CITIBANK GLOBAL MARKETS, INC., acting on behalf of CITIBANK, N.A., as Joint Lead Arranger and Joint Bookrunner

By:	/s/ Stuart J. Murray
Name: Stuart J. Murray
Title: Director

HSH NORDBANK AG, NEW YORK BRANCH, as Co-Documentation Agent, Joint Lead Arranger, Joint Bookrunner and a Lender

By:	/s/ Tony K. Muoser
Name: Tony K. Muoser
Title: Senior Vice President HSH Nordbank AG, New York Branch

By:	/s/ Gregory T. Hutton
Name: Gregory T. Hutton
Title: Vice President HSH Nordbank AG, New York Branch

RBS SECURITIES CORPORATION, doing business as RBS GREENWICH CAPITAL, as Syndication Agent, Joint Lead Arranger and Joint Bookrunner

By:	/s/ Jeff Stuart
Name: Jeff Stuart
Title: Managing Director

By:
Name:
Title:

ROYAL BANK OF SCOTLAND PLC, as Co-Documentation Agent and a Lender

By:	/s/ Jonathan Kim
Name: Jonathan Kim
Title: Senior Vice President

By:
Name:
Title:

EXHIBIT A

TO

FINANCING AGREEMENT

DEFINITIONS

“Acceptable DSRA LC” means (a) the DSRA LC or (b) a letter of credit in form and substance satisfactory to Administrative Agent (i) presented to Administrative Agent for approval at least seven (7) Banking Days prior to the date of any proposed issuance thereof, (ii) issued by a financial institution whose long-term senior unsecured debt is rated at least “A-” by S&P or “A3” by Moody’s, (iii) naming Administrative Agent on behalf of the Lenders as the beneficiary, and (iv) containing other terms and provisions reasonably satisfactory to Administrative Agent, including provisions that (A) such letter of credit shall automatically renew upon the expiration thereof unless, at least 60 days prior to such expiration, the issuer thereof shall provide Administrative Agent with a notice of non-renewal of such letter of credit and (B) if no agreement for a renewal or replacement of such letter of credit has been made 30 days prior to the expiration of the letter of credit, or within 20 days after the long-term senior unsecured debt rating of the financial institution that provides the letter of credit is downgraded below “A-” by S&P or “A3” by Moody’s, the stated amount of the letter of credit shall be automatically drawn in full (without any further action required of Administrative Agent, Borrower, any Project Company or any account party) and the proceeds thereof automatically deposited in the Debt Service Reserve Account.  In addition to and without limiting the foregoing, such letter of credit issued pursuant to subclause (b) above (w) shall have an initial expiration date of at least one year after issuance (x) shall not be secured by any of the Collateral, (y) shall not impose on Borrower or any Project Company any obligation to reimburse drawing payments thereunder and (z) shall be issued in a face amount equal from time to time to the DSRA Minimum Balance less any amounts on deposit in the Debt Service Reserve Account.

“Acceptable Equity Support Security” means a letter of credit or unconditional and irrevocable guarantee (i) issued or executed, as applicable, by a financial institution or other Person whose long-term senior unsecured debt is rated at least “A-” by S&P or “A3” by Moody’s, (ii) naming Administrative Agent on behalf of the Lenders as the beneficiary, and (iii) containing other terms and provisions reasonably satisfactory to Administrative Agent, including provisions that (A)  such letter of credit or guarantee secures the obligations of the Equity Support Members under the Equity Support Documents or the obligations of NEP and Noble Environmental under the NEP Contribution Agreement, (B) any such guaranty shall have a term of no less than the remaining Term and any such letter of credit shall automatically renew upon the expiration thereof unless, at least 60 days prior to such expiration, the issuer thereof shall provide Administrative Agent with a notice of non-renewal of such letter of credit and (C) if no agreement for a renewal or replacement of such letter of credit has been made 30 days prior to the expiration of the letter of credit, or within 15 days after the long-term senior unsecured debt rating of the financial institution that provides the letter of credit is downgraded below “A-” by S&P or “A3” by Moody’s, the stated amount of the letter of credit shall be automatically drawn (without any further action required of Administrative Agent, Borrower, any Project Company or any account party) and the proceeds thereof automatically deposited into an account designated by Administrative Agent as security for the payment of the obligations of the Equity Support Members under the Equity Support Documents or the obligations of NEP and Noble Environmental under the NEP Contribution Agreement.  In addition to and without limiting the foregoing, any such letter of credit or guaranty issued or executed, as applicable, pursuant to this definition (x) shall not impose on Borrower or any Project Company any obligation to reimburse payments made thereunder, (y) shall not be secured by any of the Collateral and (z) shall, in the case of a letter of credit, have an initial expiration date of at least one year after issuance.

“Acceptance Tests” means any performance test conducted on the WTGs, including tests performed on each WTG as it is constructed and placed in service, all tests required to be performed by any Contractor as a condition to Unit Acceptance (as defined in the Turbine Supply Agreement) or Final Acceptance (as defined in the EPC Contracts), including, without limitation, Test Procedures (as defined in the EPC Contracts), and Start-Up and Commissioning procedures (pursuant to the Turbine Supply Agreement), and all other performance and acceptance tests under the Construction Contracts.

“Accounts” means the Construction Account, the Operating Account, the Debt Service Reserve Account, the O&M and CapEx Reserve Account, the Distribution Reserve Account, the Completion Reserve Account, the Working Capital Accounts, the Insurance Proceeds Account, the Merchant Revenues Reserve Account and including any sub-accounts within such accounts.

“Acquisition Loan Mortgage (Altona)” means the Acquisition Loan Mortgage, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing (Altona), dated June 30, 2008, given by NAW and Clinton County IDA to Collateral Agent in the maximum principal amount of $90,324,000 encumbering the parcels of real property comprising the Site (Altona) and intended to be recorded in the Clinton County Recorder’s Office.

“Acquisition Loan Mortgage (Chateaugay)” means the Acquisition Loan Mortgage, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing (Chateaugay), dated June 30, 2008, given by NCW and Franklin County IDA to Collateral Agent in the maximum principal amount of $93,410,000 encumbering the parcels of real property comprising the Site (Chateaugay) located in the Town of Chateaugay, New York, and intended to be recorded in the Franklin County Recorder’s Office.

“Acquisition Loan Mortgage (Chateaugay (Clinton))” means the Acquisition Loan Mortgage, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing (Chateaugay (Clinton)), dated June 30, 2008, given by NCW to Collateral Agent in the maximum principal amount of $1,076,000 encumbering the parcels of real property comprising the Site (Chateaugay) located in the Town of Clinton, New York, and intended to be recorded in the Clinton County Recorder’s Office.

“Acquisition Loan Mortgage (Wethersfield)” means the Acquisition Loan Mortgage, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing (Wethersfield), dated June 30, 2008, given by NWW and Wyoming County IDA to Collateral Agent in the maximum principal amount of $112,981,000 encumbering the parcels

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of real property comprising the Site (Wethersfield), and intended to be recorded in the Wyoming County Recorder’s Office.

“Actual Interconnection Costs” means, as of the Term-Conversion Date, the actual aggregate costs required or anticipated to be required to be incurred by each Project Company under the Interconnection Agreements, including to design, procure, construct, upgrade and test the facilities contemplated under the Interconnection Agreements, including any cost required to be expended on or in connection with the NYISO system grid, that have not been paid by the Project Companies as of such date.

“Additional Capital Contribution Agreement” means that certain Additional Capital Contribution Agreement, dated June 30, 2008, among Borrower and each Equity Support Member.

“Additional Collateral Mortgage (Altona)” means the Additional Collateral Mortgage, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing (Altona), dated June 30, 2008, given by NAW and Clinton County IDA to Collateral Agent in the maximum principal amount of $438,910,000 encumbering the parcels of real property comprising the Site (Altona) and intended to be recorded in the Clinton County Recorder’s Office.

“Additional Collateral Mortgage (Chateaugay)” means the Additional Collateral Mortgage, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing (Chateaugay), dated June 30, 2008, given by NCW and Franklin County IDA to Collateral Agent in the maximum principal amount of $446,017,000 encumbering the parcels of real property comprising the Site (Chateaugay) and intended to be recorded in the Franklin County Recorder’s Office.

“Additional Collateral Mortgage (Wethersfield)” means the Additional Collateral Mortgage, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing (Wethersfield), dated June 30, 2008, given by NWW and Wyoming County IDA to Collateral Agent in the maximum principal amount of $389,829,000 encumbering the parcels of real property comprising the Site (Wethersfield) and intended to be recorded in the Wyoming County Recorder’s Office.

“Additional Project Documents” means any contracts or agreements entered into between any Noble Entity and any other Person or assigned to any Noble Entity subsequent to the Financial Closing Date, except as permitted by Section 6.4 or
6.12(d) of the Financing Agreement, and that either (a) replaces or substitutes for an existing Project Document (in which case the contract which is so replaced will cease to be a Project Document) or (b) has a value over its term in excess of $2,000,000; provided, however, that notwithstanding the foregoing, any contract or agreement between any Noble Entity and any Affiliate, except as permitted by Section 6.8 of the Financing Agreement, shall be deemed an Additional Project Document hereunder.

“Adjustment Date” has the meaning given in Section 5.9(a) of the Financing Agreement.

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“Administrative Agent” means Citibank, N.A., acting in its capacity as Administrative Agent for the Lenders under the Financing Agreement, or any successor appointed pursuant to the terms of the Financing Agreement.

“Affiliate” of a specified Person means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified, or who holds or beneficially owns ten percent (10%) or more of the equity interest in the Person specified or ten percent (10%) or more of any class of voting securities of the Person specified.

“Agents” means, collectively, Administrative Agent and Collateral Agent.

“Altona PILOT Mortgage” means the PILOT Mortgage, dated May 1, 2008, as amended by First Amendment to PILOT Mortgage, dated May 1, 2008, each from NAW and Clinton County IDA to the County Treasurer of Clinton County, New York, as agent for Clinton County, New York, Town of Altona, New York, Northern Adirondack Central School District and Clinton County IDA.

“Amortization Schedule” means the amortization schedule set forth as Exhibit J to the Financing Agreement, as the same may be amended or replaced pursuant to the Financing Agreement (including pursuant to Section 3.3(u) of the Financing Agreement).

“Ancillary Border Parcels” means Border Parcels that are not required for a Project to comply with any set-back requirements or other Legal Requirements as specified in the legal descriptions of the Sites attached to the relevant Mortgages, as applicable.

“Annual Operating Budgets” means each operating plan and a budget, detailed by calendar month and consistent with the methodology set forth in the Base Case Projections, of anticipated revenues, debt service, the Average Annual Debt Service Coverage Ratio for the year ending on the anticipated date of Completion, and each year subsequent thereto throughout the Term, proposed shareholder or member distributions, maintenance, repair and operation expenses (including reasonable allowance for contingencies and working capital), maintenance reserves and all other anticipated O&M Costs for each Project, initially for the period from Completion to the conclusion of the first full fiscal year thereafter (and for each subsequent Annual Operating Budget, for each fiscal year subsequent thereto throughout the Term), and Borrower shall re-assess the scheduling and probable cost of each material item of maintenance of each Project and include a timetable and budget therefor in each of such Annual Operating Budgets.

“Applicable Construction Loan Margin” means from and including the Financial Closing Date to but excluding the Term-Conversion Date, (a) with respect to the LIBO Rate Loans, an interest rate equal to 1.75% per annum and (b) with respect to the Base Rate Loans, an interest rate equal to 0.75% per annum.

“Applicable LC Loan Margin” means (i) at all times prior to the Term-Conversion Date, the Applicable Construction Loan Margin and (ii) at all times from and after the Term-Conversion Date, the Applicable Term Loan Margin.

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“Applicable Permit” means, at a given time, any material Permit (including any material Environmental Permit or material zoning, sanitation, FERC, import, export, safety, siting or building Permit) that is necessary at such given time pursuant to applicable Legal Requirements or the Operative Documents in light of the stage of development, construction or operation of any Project at such given time to acquire, lease, develop, construct, test, operate, maintain, repair, own or use such Project as contemplated by the Operative Documents, to sell electricity therefrom, and for Borrower or any Project Company to enter into any Operative Document or to consummate any transaction contemplated thereby, in each case materially in accordance with all applicable Legal Requirements.

“Applicable REC Contract” means any REC Contract that by its terms is scheduled to terminate prior to March 31, 2009.

“Applicable Term Loan Margin” means (a) with respect to the LIBO Rate Loans, (i) during the period commencing on the Term-Conversion Date and ending on the day immediately preceding the fourth (4th) anniversary of the Term-Conversion Date, 1.75% per annum, (ii) during the period commencing on the fourth (4th) anniversary of the Term-Conversion Date and ending on the day immediately preceding the eighth (8th) anniversary of the Term-Conversion Date, 1.875% per annum, (iii) during the period commencing on the eighth (8th) anniversary of the Term-Conversion Date and ending on the day immediately preceding the tenth (10th) anniversary of the Term-Conversion Date, 2.00% per annum, (iv) during the period commencing on the tenth (10th) anniversary of the Term-Conversion Date and ending on the day immediately preceding the twelfth (12th) anniversary of the Term-Conversion Date, 2.25% per annum, and (v) thereafter 2.50% per annum; and (b) with respect to the Base Rate Loans, (i) during the period commencing on the Term-Conversion Date and ending on the day immediately preceding the fourth (4th) anniversary of the Term-Conversion Date, 0.75% per annum, (ii) during the period commencing on the fourth (4th) anniversary of the Term-Conversion Date and ending on the day immediately preceding the eighth (8th) anniversary of the Term-Conversion Date, 0. 875% per annum, (iii) during the period commencing on the eighth (8th) anniversary of the Term-Conversion Date and ending on the day immediately preceding the tenth (10th) anniversary of the Term-Conversion Date, 1.00% per annum, (iv) during the period commencing on the tenth (10th) anniversary of the Term-Conversion Date and ending on the day immediately preceding the twelfth (12th) anniversary of the Term-Conversion Date, 1.25% per annum, and (v) thereafter 1.50% per annum.

“Asset Manager” means Noble Management Services, LLC, a Delaware limited liability company.

“Assignment of Easements” means each Assignment of Easement from Noble Entities to NAW, NCW or NWW duly executed by the parties thereto and in recordable form.

“Assignment of Leases” means, collectively, (a) the Assignment of Leases (Altona), (b) the Assignment of Leases (Chateaugay), (c) the Assignment of Leases (Chateaugay (Clinton)) and (d) the Assignment of Leases (Wethersfield).

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“Assignment of Leases (Acquisition Loan (Altona))” means an Assignment of Leases, Rents and Profits duly executed by NAW and Clinton County IDA in connection with the Acquisition Loan Mortgage (Altona) in recordable form.

“Assignment of Leases (Acquisition Loan (Chateaugay))” means an Assignment of Leases, Rents and Profits duly executed by NCW and Franklin County IDA in connection with the Acquisition Loan Mortgage (Chateaugay) in recordable form.

“Assignment of Leases (Acquisition Loan (Chateaugay (Clinton)))” means an Assignment of Leases, Rents and Profits duly executed by NCW in connection with the Acquisition Loan Mortgage (Chateaugay (Clinton)) in recordable form.

“Assignment of Leases (Acquisition Loan (Wethersfield))” means an Assignment of Leases, Rents and Profits duly executed by NWW and Wyoming County IDA in connection with the Acquisition Loan Mortgage (Wetherfield) in recordable form.

“Assignment of Leases (Additional Collateral (Altona))” means an Assignment of Leases, Rents and Profits duly executed by NAW and Clinton County IDA in connection with the Additional Collateral Mortgage (Altona) in recordable form.

“Assignment of Leases (Additional Collateral (Chateaugay))” means an Assignment of Leases, Rents and Profits duly executed by NCW and Franklin County IDA in connection with the Additional Collateral Mortgage (Chateaugay) in recordable form.

“Assignment of Leases (Additional Collateral (Wethersfield))” means an Assignment of Leases, Rents and Profits duly executed by NWW and Wyoming County IDA in connection with the Additional Collateral Mortgage (Wetherfield) in recordable form.

“Assignment of Leases (Altona)” means  the Assignment of Leases (Acquisition Loan (Altona)), the Assignment of Leases (Building Loan (Altona)), the Assignment of Leases (Project Loan (Altona)) and the Assignment of Leases (Additional Collateral (Altona)).

“Assignment of Leases (Building Loan (Altona))” means an Assignment of Leases, Rents and Profits duly executed by NAW and Clinton County IDA in connection with the Building Loan Mortgage (Altona) in recordable form.

“Assignment of Leases (Building Loan (Chateaugay))” means an Assignment of Leases, Rents and Profits duly executed by NCW and Franklin County IDA in connection with the Building Loan Mortgage (Chateaugay) in recordable form.

“Assignment of Leases (Building Loan (Chateaugay (Clinton)))” means an Assignment of Leases, Rents and Profits duly executed by NCW and in connection with the Building Loan Mortgage (Chateaugay (Clinton)) in recordable form.

“Assignment of Leases (Building Loan (Wethersfield))” means an Assignment of Leases, Rents and Profits duly executed by NWW and Wyoming County IDA in connection with the Building Loan Mortgage (Wetherfield) in recordable form.

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“Assignment of Leases (Chateaugay)” means the Assignment of Leases (Acquisition Loan (Chateaugay)), the Assignment of Leases (Building Loan (Chateaugay)), the Assignment of Leases (Project Loan (Chateaugay)) and the Assignment of Leases (Additional Collateral (Chateaugay)).

“Assignment of Leases (Chateaugay (Clinton))” means the Assignment of Leases (Acquisition Loan (Chateaugay (Clinton))), the Assignment of Leases (Building Loan (Chateaugay (Clinton))) and the Assignment of Leases (Project Loan (Chateaugay (Clinton))).

“Assignment of Leases (Project Loan (Altona))” means an Assignment of Leases, Rents and Profits duly executed by NAW and Clinton County IDA in connection with the Project Loan Mortgage (Altona) in recordable form.

“Assignment of Leases (Project Loan (Chateaugay))” means an Assignment of Leases, Rents and Profits duly executed by NCW and Franklin County IDA in connection with the Project Loan Mortgage (Chateaugay) in recordable form.

“Assignment of Leases (Project Loan (Chateaugay (Clinton)))” means an Assignment of Leases, Rents and Profits duly executed by NCW and in connection with the Project Loan Mortgage (Chateaugay (Clinton)) in recordable form.

“Assignment of Leases (Project Loan (Wethersfield))” means an Assignment of Leases, Rents and Profits duly executed by NWW and Wyoming County IDA in connection with the Project Loan Mortgage (Wetherfield) in recordable form.

“Assignment of Leases (Wethersfield)” means the Assignment of Leases (Acquisition Loan (Wethersfield)), the Assignment of Leases (Building Loan (Wethersfield)), the Assignment of Leases (Project Loan (Wethersfield)) and the Assignment of Leases (Additional Collateral (Wethersfield)).

“Authorized Person” means a natural Person designated by Borrower as such on forms supplied by Administrative Agent.

“Available Construction Funds” means at any time the sum of (a) the aggregate unused portion of the Total Construction Loan Commitment, plus (b) the undisbursed Insurance Proceeds and Eminent Domain Proceeds on deposit in the Insurance Proceeds Account that are available for the payment of Project Costs, plus (c) any damages or liquidated damages on deposit in the NIPDR Account (as defined in the Depositary Agreement) that are available for payment of Project Costs under any Project Document, plus (d) (without duplication of any amounts under clause (a) above) any amounts on deposit in the Construction Account that are available for payment of Project Costs, plus (e) any additional equity received by Borrower that is on deposit in the Construction Account, plus (f) any guarantees provided by NEP in support of Borrower or any Project Company entered into on terms and conditions that are satisfactory to Administrative Agent (acting at the direction or with the consent of the Majority Lenders, such consent not to be unreasonably withheld or delayed).

“Available Construction Loan Commitment” means at any time (a) on or prior to the Construction Loan Maturity Date, the Total Construction Loan Commitment at such time

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minus the aggregate principal amount of all Construction Loans outstanding at such time and (b) after the Construction Loan Maturity Date, zero; provided, however, that notwithstanding the foregoing, a portion of the Total Construction Loan Commitment in an amount up to the Completion Reserve Borrowing shall not be available for Borrowing prior to the Final Drawing but shall be available for Borrowing on the Term-Conversion Date, and shall comprise a portion of the Final Drawing, all as more fully set forth in Section 3.3(a) of the Financing Agreement.

“Available LC/Cash Collateral Commitment” means, with respect to any type of Letter of Credit or Cash Collateral Loan (a) at any time and from time to time, the Total LC/Cash Collateral Commitment applicable to such type of Letter of Credit or Cash Collateral Loan minus (b) the aggregate Stated Amounts applicable to such type of Letter of Credit plus the aggregate principal of the applicable Cash Collateral Loans then outstanding.

“Average Annual Debt Service Coverage Ratio” means, as of the required date, the ratio of (a) Operating Cash Available for Debt Service to (b) Debt Service, for the preceding twelve month period ending on such date; provided, however, that the first 3 such Average Annual Debt Service Coverage Ratio calculated pursuant to Section 5.19 of the Financing Agreement shall be calculated by reference to actual figures in the period between the Term-Conversion Date and the calculation date.

“Banking Day” means any day (a) other than a Saturday, Sunday or other day on which banks are authorized to be closed in New York, New York, and (b) which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Bankruptcy Event” has the meaning given in Section 7.4 of the Financing Agreement.

“Bankruptcy Law” means Title 11, United States Code, and any other state or federal insolvency, reorganization, moratorium or similar law for the relief of debtors.

“Base Case Projections” means a financial model that is a projection of operating results for the Projects over a period ending no sooner than 2023, showing Borrower’s reasonable good faith estimates, prepared as of the Financial Closing Date or the Term-Conversion Date, as applicable, of revenue, operating expenses, Projected Debt Service Coverage Ratios and sources and uses of revenues over the forecast period, which projection as of the Financial Closing Date is attached as Exhibit H-3 to the Financing Agreement.

“Base Rate” means, for any day, a rate per annum equal to the higher of (a) the Prime Rate in effect on such day and (b) the Federal Funds Rate for such day plus 0.50%.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate, as the case may be.

“Base Rate Loans” means any Loan, Cash Collateral Loan, DSRA LC Loan, Energy Hedge LC Loan or Project Agreement LC Loan that accrues interest at a rate per annum determined by reference to the applicable Base Rate.

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“Border Parcels” means parcels of land with respect to which Borrower has a real property interest (including leasehold or easement interests) and located within a Site on which no Improvements, roadways, WTG’s or Interconnection Lines comprising any portion of a Project are located.

“Borrower” means Noble Environmental Power 2008 Hold Co, LLC, a Delaware limited liability company.

“Borrower Equity” means the equity required to be contributed by each Equity Support Member pursuant to the Equity Capital Contribution Agreement and which equity will be applied pursuant to Section 5.1 of the Financing Agreement.

“Borrower’s Environmental Consultants” means Ecology and Environmental Consultants.

“Borrower Pledge Agreement” means the Borrower Pledge Agreement (including the ownership certificates and any disposition instruments, transfer powers and irrevocable proxies attached thereto), substantially in the form of Exhibit E-8, duly executed by Borrower and Collateral Agent.

“Borrowing” means a borrowing by Borrower of any Construction Loan (including the Final Drawing) or Term Loan, the issuance or extension of any Letter of Credit or the borrowing of any Cash Collateral Loan, in each case upon the satisfaction (or waiver in accordance with the terms of the Financing Agreement) of each of the applicable conditions precedent listed in Article 3 of the Financing Agreement.

“Borrowing Date” means a Banking Day specified in a Notice of Borrowing on which the Lenders make Loans pursuant to the Financing Agreement.

“Building Loan Agreements” means (a) Building Loan Agreement (Altona) with respect to the items which are Cost of Improvement for the Altona Project, (b) Building Loan Agreement (Chateaugay) with respect to the items which are Cost of Improvement for the Chateaugay Project, (c) Building Loan Agreement (Chateaugay (Clinton)) with respect to the items which are Cost of Improvement for the Chateaugay (Clinton) Project, and (d) Building Loan Agreement (Wethersfield) with respect to the items which are Cost of Improvement for the Wethersfield Project, each between the applicable Project Company and Administrative Agent and the Secured Parties, in form and substance satisfactory to Administrative Agent and in recordable form in the county in which the applicable Project is located.

“Building Loan Mortgage (Altona)” means the Building Loan Mortgage, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing (Altona), dated June 30, 2008, given by NAW and Clinton County IDA to Collateral Agent in the maximum principal amount of $97,745,000 encumbering the parcels of real property comprising the Site (Altona) and intended to be recorded in the Clinton County Recorder’s Office.

“Building Loan Mortgage (Chateaugay)” means the Building Loan Mortgage, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing

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(Chateaugay), dated June 30, 2008, given by NCW and Franklin County IDA to Collateral Agent in the maximum principal amount of $87,344,000 encumbering the parcels of real property comprising the Site (Chateaugay) located in the Town of Chateaugay, and intended to be recorded in the Franklin County Recorder’s Office.

“Building Loan Mortgage (Chateaugay (Clinton))” means the Building Loan Mortgage, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing (Chateaugay (Clinton)), dated June 30, 2008, given by NCW to Collateral Agent in the maximum principal amount of $9,835,000 encumbering the parcels of real property comprising the Site (Chateaugay) located in the Town of Clinton, and intended to be recorded in the Franklin County Recorder’s Office.

“Building Loan Mortgage (Wethersfield)” means the Building Loan Mortgage, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing (Wethersfield), dated June 30, 2008, given by NWW and Wyoming County IDA to Collateral Agent in the maximum principal amount of $122,599,000 encumbering the parcels of real property comprising the Site (Wethersfield), and intended to be recorded in the Wyoming County Recorder’s Office.

“Capital Adequacy Requirement” has the meaning given in Section 2.8(d) of the Financing Agreement.

“Cash Collateral” means, depending on the context, a cash deposit established with the proceeds of a Cash Collateral Loan in accordance with Sections 2.3(a)(i), 2.3(a)(ii) or 2.3(a)(iii) of the Financing Agreement, as applicable.

“Cash Collateral Loans” means, collectively or individually, depending on the context, the Energy Hedge Cash Collateral Loans, the DSRA Cash Collateral Loans and the Project Agreement Cash Collateral Loans.

“Cash Collateral Withdrawal” means a withdrawal of any portion of Cash Collateral established with the proceeds of a Cash Collateral Loans by the beneficiary of such Cash Collateral, other than for purposes of repaying such amounts to Borrower.

“Certificates of Design Suitability” means those certain site-specific certifications of the WTGs with respect to each Project from either DNV or GL, in each case in form and substance reasonably satisfactory to Administrative Agent and the Independent Engineer.

“Change of Law” has the meaning given in Section 2.8(b) of the Financing Agreement.

“Chateaugay Easement Documents” means (a) the Easement Agreement—Collection Lines, dated June 9, 2008, by and among NCW, Noble Clinton and Noble Ellenburg, (b) the Easement Agreement—Ryan Substation, dated June 9, 2008, by and among NCW, Noble Clinton and Noble Ellenburg, (c) the Subordination, Non-Disturbance, and Attornment Agreement with respect to the Easement Agreement – Collection Lines, dated June 9, 2008, by

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and among NCW, Noble Clinton, Noble Ellenburg and Dexia Crédit Local, New York Branch, as mortgagee, and (d) the Subordination, Non-Disturbance, and Attornment Agreement with respect to the Easement Agreement — Ryan Substation, dated June 9, 2008, by and among NCW, Noble Clinton, Noble Ellenburg and Dexia Crédit Local, New York Branch, as mortgagee.

“Chateaugay PILOT Mortgage” means the PILOT Mortgage, dated November 20, 2007, as amended by Amendment No. 1 to PILOT Mortgage, dated May 1, 2008, each among NCW, Franklin County IDA, Franklin County, New York, Town of Chateaugay, New York, and Chateaugay Central School District.

“Claims” has the meaning given in Section 5.20(a)(i) of the Financing Agreement.

“Clinton County” means the County of Clinton, New York.

“Clinton County IDA” means the County of Clinton Industrial Development Agency.

“Clinton County Recorder’s Office” means the Office of the County Clerk of Clinton County, New York.

“Clinton County Treasurer” means The County Treasurer of Clinton County, New York, as agent for Clinton County, the Town of Clinton, New York, the Northern Adirondack Central School District and the Chateaugay Central School District.

“CMS” means all computer monitoring systems necessary for each of the Projects to operate as designed, including all computer hardware, communications cable to the meteorological stations and to each wind turbine controller, fiber optic cable instrumentation, and all related computer software, all as more particularly described in Exhibit A of the EPC Contracts.

“Co-Documentation Agents” means each of  HSH Nordbank AG, New York Branch, and The Royal Bank of Scotland plc, acting in its capacity as Co-Documentation Agent for the Lenders under the Financing Agreement, or any successor appointed pursuant to the terms of the Financing Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all real and personal property which is subject, from time to time, to the security interests or liens granted in or purported or intended to have been granted by any of the Collateral Documents.

“Collateral Agent” means, depending on the context (a) Citibank, N.A., acting in its capacity as Collateral Agent for the Secured Parties under the Financing Agreement, or any successor appointed pursuant to the terms of the Financing Agreement or (b) Citibank, N.A., in its capacity as the “First Lien Collateral Agent” (as such term is defined in the Intercreditor Agreement) or any successor appointed pursuant to the terms of the Intercreditor Agreement.

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“Collateral Documents” means, collectively, the Building Loan Agreements, the Mortgages, the Assignment of Leases, the Security Agreement, the Pledge Agreements, the Depositary Agreement, the Control Agreements (Project Companies), Control Agreement (Operations), the Project Company Guarantees, any Acceptable DSRA LC, the Consents and any other mortgage, deed of trust, security document, financing statement and any similar document or instrument filed or recorded for the benefit of Collateral Agent and/or the Lenders in connection with the foregoing.

“Commitment Fees” means, collectively, the Construction Loan Commitment Fees and the LC Commitment Fees.

“Commitments” means, (a) with respect to each Lender, without duplication, such Lender’s Construction Loan Commitment, Term Loan Commitment and LC Commitment, and, (b) with respect to all Lenders, means, without duplication, the Total Construction Loan Commitment, the Total Term Loan Commitment and the Total LC/Cash Collateral Commitment.

“Completion” means, with respect to each Project, that (a) Commercial Operation (as defined in the Turbine Supply Agreement) and Substantial Completion (as defined in the EPC Contracts) have each occurred with respect to all WTGs comprising such Project (other than no more than 10% of the WTGs allocated to such Project as of the Financial Closing Date), (b) all WTGs comprising such Project ((other than no more than 10% of the WTGs allocated to such Project as of the Financial Closing Date) have passed Acceptance Tests pursuant to the EPC Contracts, (c) completion of all such work (including completion of such Project’s CMS but other than Punch List Items) shall have occurred in accordance in all material respects with the Plans and Specifications, (d) the initial synchronization date (as provided in the Interconnection Agreements) has occurred and (e) such Project shall be interconnected with the transmission provider.

“Completion Reserve Account” has the meaning given in Section 5.3(g) of the Depositary Agreement.

“Completion Reserve Borrowing” means a Borrowing of Construction Loans on the Term-Conversion Date in an amount equal to the lesser of (i) the Permitted Completion Amount and (ii) the Available Construction Loan Commitment as of such date, the proceeds of which shall be used solely to fund the Completion Reserve Account.

“Confirmation of Interest Period Selection” has the meaning given in Section 2.4(b)(ii) of the Financing Agreement.

“Consents” means the consents to collateral assignment, including the Landowner Consents, the Non-Disturbance Agreements, the IDA Consents, the Town Consents and consents to collateral assignment entered into on the Financial Closing Date identified on Exhibit F-2 of the Financing Agreement and consents to collateral assignment entered into after the Financial Closing Date identified on Exhibit F-2 of the Financing Agreement, in each case by and among Borrower or the relevant Project Company, Collateral Agent and the Persons identified therein and in substantially the form of Exhibit F-1 to the Financing Agreement, in each case in form and substance reasonably satisfactory to Administrative Agent.

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“Construction Account” has the meaning given in Section 5.1(a)(i) of the Depositary Agreement.

“Construction Contracts” means the EPC Contracts and the Turbine Supply Agreement.

“Construction Loan” and “Construction Loans” have the meanings given in Section 2.1(a)(i) of the Financing Agreement.

“Construction Loan Availability Period” means the period from the Financial Closing Date to the Construction Loan Maturity Date.

“Construction Loan Commitment” means, at any time with respect to each Lender, such Lender’s Proportionate Share of the Total Construction Loan Commitment at such time.

“Construction Loan Commitment Fees” has the meaning given in Section 2.6(b)(i) of the Financing Agreement.

“Construction Loan Facility” has the meaning given in Section 2.1(a)(i) of the Financing Agreement.

“Construction Loan Maturity Date” means the earliest to occur of (a) March 31, 2009, (b) the Term-Conversion Date, and (c) such earlier date on which the entire outstanding principal balance of the Construction Loans, together with all unpaid interest, fees, charges and costs, becomes due and payable pursuant to and in accordance with the Financing Agreement.

“Construction Loan Note” and “Construction Loan Notes” have the meanings given in Section 2.4(e) of the Financing Agreement.

“Construction Period” means the period from the Financial Closing Date until but not including the Term-Conversion Date.

“Construction Working Capital Accounts” has the meaning given in Section 1.1 of the Depositary Agreement.

“Consumer Price Index” shall mean the Consumer Price Index for all Urban Consumers, Northeast Region, as published by the United States Department of Labor, Bureau of Labor Statistics, such successor index as may be published by the United States Government, or such substitute index as may be mutually agreed to by Administrative Agent and Borrower.

“Contractors” means, collectively, the Turbine Supplier and the EPC Contractor.

“Control Agreement (Altona)” means that certain control agreement, dated June 30, 2008, among NAW, Collateral Agent and the Working Capital Account Bank regarding the perfection of Collateral Agent’s Lien on the Altona Construction Working Capital Account (as defined in the Depositary Agreement).

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“Control Agreement (Chateaugay)” means that certain control agreement, dated June 30, 2008, among NCW and Collateral Agent and the Working Capital Account Bank regarding the perfection of Collateral Agent’s Lien on the Chateaugay Construction Working Capital Account (as defined in the Depositary Agreement).

“Control Agreement (Operations)” means that certain control agreement to be entered into among Borrower, the Project Companies, Collateral Agent and the Working Capital Account Bank regarding the perfection of Collateral Agent’s Lien on the Operations Working Capital Account, in form and substance satisfactory to Administrative Agent.

“Control Agreement (Wethersfield)” means that certain control agreement, dated June 30, 2008, among NWW, Collateral Agent and the Working Capital Account Bank regarding the perfection of Collateral Agent’s Lien on the Wethersfield Construction Working Capital Account (as defined in the Depositary Agreement).

“Control Agreements (Project Companies)” means, collectively, the Control Agreement (Altona), the Control Agreement (Chateaugay) and the Control Agreement (Wethersfield).

“Controlled Group” means (a) a corporation which is a member of a controlled group of corporations with any Noble Entity within the meaning of Section 414(b) of the Code, (b) a trade or business (including a sole proprietorship, partnership, trust, estate or corporation) which is under common control with any Noble Entity within the meaning of Section 414(c) of the Code or Section 4001(b)(1) of ERISA, (c) a member of an affiliated service group with any Noble Entity within the meaning of
Section 414(m) of the Code, or (d) an entity deemed affiliated with any Noble Entity under Section 414(o) of the Code.

“Convert”, “Conversion” and “Converted” means a conversion pursuant to Section 2.4(h) of the Financing Agreement of one Type of any Loan, Cash Collateral Loan, DSRA LC Loan, Energy Hedge LC Loan or Project Agreement LC Loan, as applicable, into another Type of such Loan, Cash Collateral Loan, DSRA LC Loan, Energy Hedge LC Loan or Project Agreement LC Loan.

“Conveyed Transmission Owner Facilities” means the portion of the substation, interconnection, microwave or transmission facilities constructed or otherwise developed by NAW, NCW and/or NWW or an Affiliate thereof, described on Exhibit H-7 to the Financing Agreement, which the applicable Project Company contemplates selling, leasing, transferring, conveying or otherwise disposing of to NYPA or NYSEG, as applicable, pursuant to the applicable Interconnection Agreements.

“Cost of Improvement” means the Cost of Improvement for the Altona Project, the Cost of Improvement for the Chateaugay Project, the Cost of Improvement for the Chateaugay (Clinton) Project and the Cost of Improvement for the Wethersfield Project.

“Cost of Improvement for the Altona Project” means those items defined as cost of improvement under
Section 2(5) of the Lien Law with respect to the Project (Altona).

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“Cost of Improvement for the Chateaugay Project” means those items defined as cost of improvement under Section 2(5) of the Lien Law with respect to the portion of the Project (Chateaugay) to be constructed in the Town of Chateaugay, New York.

“Cost of Improvement for the Chateaugay (Clinton) Project” means those items defined as cost of improvement under Section 2(5) of the Lien Law with respect to the portion of the Project (Chateaugay) to be constructed in the Town of Clinton, New York.

“Cost of Improvement for the Wethersfield Project” means those items defined as cost of improvement under Section 2(5) of the Lien Law with respect to the Project (Wethersfield).

“Counterparties” has the meaning given in Section 2.11(a) of the Financing Agreement.

“Credit Event” means the Financial Closing Date, each Borrowing, issuance or extension of any Letter of Credit, and Term-Conversion.

“Debt” of any Person at any date means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person under leases which are or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable, (e) all obligations of such Person to purchase securities which arise out of or in connection with the sale of the same or substantially similar securities, (f) all deferred obligations of such Person to reimburse any bank or other Person in respect of amounts paid or advanced under a letter of credit or other instrument, (g) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person and (h) all Debt of others guaranteed directly or indirectly by such person or as to which such Person has an obligation substantially the economic equivalent of a guarantee.

“Debt Service” means for Borrower and the Project Companies (on a consolidated basis) and for any period, and without duplication of amounts included in the definition of O&M Costs, all obligations for principal, interest payments and any fees, including net obligations in respect of the Interest Rate Agreements and Energy Hedge Agreement, due in respect of all Debt (or, with respect to the Energy Hedge Agreement, amounts) payable by Borrower and the Project Companies (on a consolidated basis) in such period; provided that Debt Service shall not include increases or reductions to the Tracking Account.

“Debt Service Reserve Account” has the meaning given in Section 5.3(d)(i) of the Depositary Agreement.

“Default” means any occurrence, circumstance or event, or any combination thereof, which, with the lapse of time, the giving of notice or both, would constitute an Event of Default.

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“Default Rate” means (a) with respect to Loans, the interest rate per annum equal to the then applicable LIBO Rate or the applicable Base Rate plus two percent (2%) plus (i) during the Construction Loan Availability Period, the Applicable Construction Loan Margin, or (ii) during the Term Loan Availability Period, the Applicable Term Loan Margin and (b) with respect to any Cash Collateral Loan, DSRA LC Loan, Energy Hedge LC Loan, Project Agreement LC Loan or any Reimbursement Obligation, the interest rate per annum equal to the then applicable LIBO Rate or the applicable Base Rate plus two percent (2%) plus the Applicable LC Loan Margin, provided that in no event shall the Default Rate exceed the maximum rate permitted by applicable law.

“Depositary” means The Bank of New York, in its capacity as Depositary under the Depositary Agreement, or its successor appointed pursuant to the terms of the Depositary Agreement.

“Depositary Agreement” means a Depositary Agreement substantially in the form of Exhibit E-6, duly executed by Borrower, Administrative Agent, Collateral Agent and Depositary.

“Distributable Cash” has the meaning given in Section 5.2(a)(xvi) of the Depositary Agreement.

“Distributable Cash Account” means a deposit account of Borrower titled the “New York 2008 Portfolio Wind Generation Projects — Distributable Cash Account” over which Collateral Agent shall not have a security interest or a lien for the benefit of itself, any Lender or any other Person.

“Distribution Date” means 15 Banking Days after each Repayment Date up to and including the Term Loan Maturity Date or, if such date occurs on a day other than a Banking Day, the next succeeding Banking Day after such date.  Notwithstanding anything in any Financing Document to the contrary, no Distribution Date shall occur prior to the Initial Repayment Date.

“Distribution Reserve Account” has the meaning given in Section 5.3(d)(i) of the Depositary Agreement.

“Dollars” and “$” means United States dollars or such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts in the United States of America.

“Drawdown Certificate” means a certificate delivered to Administrative Agent substantially in the form of Exhibit D-4 to the Financing Agreement.

“Drawing” means a drawing on a Letter of Credit.

“Drawing Payment” means a payment by LC Fronting Bank of all or any part of the Stated Amount in conjunction with a Drawing under any Letter of Credit.

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“DSRA Cash Collateral Loan” has the meaning given in Section 2.3(a)(ii) of the Financing Agreement.

“DSRA LC” means that certain letter of credit to be issued in favor of Administrative Agent pursuant to
Section 2.3(a)(ii) of the Financing Agreement.

“DSRA LC Loan” has the meaning given in Section 2.3(d)(iv)(B) of the Financing Agreement.

“DSRA LC Loan Maturity Date” has the meaning given in Section 2.3(d)(iv)(B) of the Financing Agreement.

“DSRA Letter of Credit Fee” has the meaning given in Section 2.6(c)(ii) of the Financing Agreement.

“DSRA Minimum Balance” means, (a) as of a given date prior to the tenth (10th) anniversary of the Term-Conversion Date, an amount equal to the interest and principal payments on the Term Loans and LC Loans (if applicable) scheduled to be paid on the next two (2) Repayment Dates and (b) as of a given date from and after the tenth (10th) anniversary of the Term-Conversion Date to and including the Term Loan Maturity Date, an amount equal to the interest and principal payments on the Term Loans and LC Loans (if applicable) scheduled to be paid on the next four (4) Repayment Dates.

“ECCA and ACCA Consent” means that certain consent and assignment, dated June 30, 2008, among EFS Noble II, LLC, GE Capital Markets, Inc., Borrower and Collateral Agent.

“ECCA and ACCA Guarantor Consent” means that certain consent and assignment, dated June 30, 2008, among GECC, Borrower and Collateral Agent.

“Eminent Domain Proceeds” has the meaning given in Section 5.5 of the Depositary Agreement.

“Energy Hedge Agreement” means the ISDA Master Agreement and ISDA Credit Support Annex, each dated June 30, 2008, between Borrower and the Energy Hedge Provider and the schedules and confirmation entered into pursuant thereto.

“Energy Hedge Agreement Effective Date” has the meaning assigned to the term “Effective Date” in the Energy Hedge Agreement, as in effect on the date hereof.

“Energy Hedge Agreement Consent” means that certain consent and agreement, dated June 30, 2008, between Borrower and the Energy Hedge Provider and the schedules and confirmation entered into pursuant thereto.

“Energy Hedge Cash Collateral Loan” has the meaning given in Section 2.3(a)(i) of the Financing Agreement.

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“Energy Hedge LC” means that certain letter of credit, dated as of the later of the (i) Financial Closing Date and (ii) Trade Date (as defined in the Energy Hedge Agreement), issued in favor of the Energy Hedge Provider pursuant to Section 2.3(a)(i) of the Financing Agreement.

“Energy Hedge LC Loan” has the meaning given in Section 2.3(d)(iii)(C) of the Financing Agreement.

“Energy Hedge LC Loan Maturity Date” has the meaning given in Section 2.3(d)(iii)(C) of the Financing Agreement.

“Energy Hedge Letter of Credit Fee” has the meaning given in Section 2.6(c)(iv) of the Financing Agreement.

“Energy Hedge Provider” means Citigroup Energy Inc., a Delaware corporation, and its successors and assigns under the Energy Hedge Agreement.

“Energy Hedge Provider Forbearance Agreement” means the Forbearance Agreement, dated June 30, 2008, by and among EFS Noble II, LLC and GE Capital Markets, Inc. (as the initial Equity Support Members and on behalf of their respective successors and assigns), the Energy Hedge Provider and Borrower.

“Energy Hedge Provider Parent” means Citigroup Energy Inc., a Delaware corporation.

“Energy Hedge Provider Parent Guaranty” means the Guaranty, dated June 30, 2008, by the Energy Hedge Provider Parent in favor of Borrower.

“Environmental Claim” means any and all obligations, liabilities, losses, administrative, regulatory or judicial actions, suits, demands, decrees, claims, liens, judgments, warning notices, notices of noncompliance or violation, investigations, proceedings, removal or remedial actions or orders, or damages (foreseeable and unforeseeable, including consequential and punitive damages), penalties, fees, out-of-pocket costs, expenses, disbursements, attorneys’ or consultants’ fees, relating in any way to any Hazardous Substances Law or any Permit issued under any such Hazardous Substances Law (hereafter “Claims”), including (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Hazardous Substances Law, (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to health, safety or the environment, and (c) any claim of any third party seeking to impose any liability or obligation arising under any Hazardous Substances Law that is assumed, retained or imposed by operation of law or otherwise.

“Environmental Permit” means any permit required or issued pursuant to a Hazardous Substances Law.

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“Environmental Report (Altona)” means that certain Phase I Environmental Site Assessment dated November 7, 2007 prepared by Borrower’s Environmental Consultant with respect to the Site (Altona).

“Environmental Report (Chateaugay)” means that certain Phase I Environmental Site Assessment dated November 16, 2007 prepared by Borrower’s Environmental Consultant with respect to the Site (Chateaugay).

“Environmental Report (Wethersfield)” means that certain Phase I Environmental Site Assessment dated October 29, 2007 prepared by Borrower’s Environmental Consultant with respect to the Site (Wethersfield).

“Environmental Reports” means, collectively, the Environmental Report (Altona), the Environmental Report (Chateaugay) and the Environmental Report (Wethersfield).

“EPC Contract (Altona)” means that certain Engineering, Procurement and Construction Contract, dated June 30, 2008, between NAW and EPC Contractor.

“EPC Contract (Chateaugay)” means that certain Engineering, Procurement and Construction Contract, dated June 30, 2008, between NCW and EPC Contractor.

“EPC Contract (Wethersfield)” means that certain Engineering, Procurement and Construction Contract, dated June 30, 2008, between NWW and EPC Contractor.

“EPC Contractor” means Noble Constructors, LLC (formerly known as Noble Services, Inc.), a Delaware limited liability company.

“EPC Contracts” means, collectively, the EPC Contract (Altona), the EPC Contract (Chateaugay), and the EPC Contract (Wethersfield).

“EPC Contracts Consent” means that certain consent and agreement, dated June 30, 2008, among the EPC Contractor, NAW, NCW, NWW and Collateral Agent.

“Equity Capital Contribution Agreement” means that certain Membership Interest Purchase and Equity Capital Contribution Agreement, dated June 30, 2008, among Borrower and each Equity Support Member.

“Equity Support Documents” means, collectively, the Operating Agreement, the LLC Agreement, the GECC Guaranty, the Equity Capital Contribution Agreement, the Additional Capital Contribution Agreement, the Noble Equity Support Documents, the ECCA and ACCA Consent, any Acceptable Equity Support Security and any other equity contribution agreement and guaranty in support thereof required to be entered into in connection with any Permitted Transfer to an Equity Support Member, in each case in form and substance satisfactory to Administrative Agent and the Majority Lenders.

“Equity Support Member Syndication Side Letter” has the meaning given to the term “Syndication Side Letter” in the Equity Capital Contribution Agreement.

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“Equity Support Members” means (a) EFS Noble II, LLC, a Delaware limited liability company, (b) GE Capital Markets, Inc., a Delaware corporation; and (c) following a Permitted Transfer of an Equity Support Member’s interest, each Member of Borrower (other than Noble Environmental) which, until its obligations under the Equity Capital Contribution Agreement (other than its indemnification obligations pursuant to Section 6.02 thereof) and the Additional Capital Contribution Agreement have been paid and/or performed in full and the Forbearance Term (as defined in the Forbearance Agreement) has expired, meet the following criteria:  such Member (i) is or becomes a party to the applicable Equity Support Documents, (ii) has a long-term senior unsecured debt rating of at least “A3” by Moody’s or “A-” by S&P or (iii) provides security for its obligations under the Equity Capital Contribution Agreement and the Additional Capital Contribution Agreement (in form and substance satisfactory to Administrative Agent in its sole discretion unless such security constitutes Acceptable Equity Support Security).

“Equity Support Member Pledge Agreement” means the Equity Support Member Pledge Agreement (including the ownership certificates and any disposition instruments, transfer powers and irrevocable proxies attached thereto), substantially in the form of Exhibit E-9, each duly executed by the Equity Support Member and Collateral Agent.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Event” means any (a) Reportable Event with respect to an ERISA Plan, (b) termination of any ERISA Plan, (c) reasonable grounds for the termination of such ERISA Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such ERISA Plan as determined by the PBGC or the appropriate United States District Court, as applicable, (d) appointment of a trustee by a United States District Court to administer any ERISA Plan, (e) institution by the PBGC of proceedings to terminate any ERISA Plan, (f) complete or partial withdrawal by any Noble Entity or any member of the Controlled Group from any Multiemployer Plan, (g) Multiemployer Plan shall have entered reorganization status, become insolvent, or terminate (or notified any Noble Entity or any member of the Controlled Group of its intent to terminate) under Section 4041A of ERISA, or (h) material failure by any Noble Entity or any member of the Controlled Group to make any required contribution or premium payment in respect of any ERISA Plan.

“ERISA Plan” means any employee benefit plan (a) maintained by any Noble Entity or any member of the Controlled Group, or to which any of them contributes or is obligated to contribute, for its employees, (b) covered by Title IV of ERISA or to which Section 412 of the Code applies and (c) with respect to which any Noble Entity is reasonably expected to have any material liability.

“Estimated Interconnection Costs” means, as of the Financial Closing Date, the costs estimated to be incurred by each Project Company under the Interconnection Agreements, which estimate shall be reasonably acceptable to Administrative Agent (in consultation with the Independent Engineer).

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“Event of Default” and “Events of Default” have the meanings given in Article 8 of the Financing Agreement.

“Event of Eminent Domain” means any compulsory transfer or taking by condemnation, eminent domain or exercise of a similar power, or transfer under threat of such compulsory transfer or taking, of any significant part of the Collateral or any of the Mortgaged Property, by any agency, department, authority, commission, board, instrumentality or political subdivision of any State in which a Project is located, the United States or another Governmental Authority having jurisdiction.

“EWG” means an “exempt wholesale generator,” as such term is defined in PUHCA and the FERC’s regulations thereunder.

“EWG Determinations” has the meaning given in Section 3.1(cc) of the Financing Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” has the meaning given in Section 2.7(d)(i) of the Financing Agreement.

“Expiration Date” means, with respect to any Letter of Credit, the date of expiration set forth therein.

“Extended Term Loan Commitment” means, at any time with respect to each Lender, such Lender’s Proportionate Share of the Total Extended Term Loan Commitment at such time.

“FDIC” means the Federal Deposit Insurance Corporation and its successors.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the per annum rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by federal funds brokers as published by the Federal Reserve Bank of New York for such day (or, if such rate is not so published for any day, the average of the rates quoted by three federal funds brokers to Administrative Agent on such day on such transactions).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fee Letters” means, collectively or individually, depending on the context (a) that certain letter agreement, dated June 30, 2008, by and between Administrative Agent and Borrower, (b) that certain letter agreement, dated May 27, 2008, by and between Collateral Agent and Borrower; and (c) an agreement to be entered into by and between Borrower and the LC Fronting Bank (upon designation thereof).

“FERC” means the Federal Energy Regulatory Commission and its successors.

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“FERC Orders” has the meaning given in Section 3.1(cc) of the Financing Agreement.

“Final Completion” means, with respect to each Project, that “Final Acceptance” under the EPC Contracts and final acceptance of such work (including acceptance by Borrower and the Project Companies and the Independent Engineer and completion of all Punch List Items) shall have occurred and that completion of all such work shall have been materially in accordance with the terms of the Plans and Specifications and the requirements of all Applicable Permits, all as certified by the Independent Engineer to Administrative Agent (which certification shall be reasonably satisfactory to Administrative Agent).  For purposes of clarification, unless expressly stated where used to the contrary, the terms “Final Acceptance” shall refer to Final Completion of all of the Projects, other than any Project that has been subject to a Removal under Section 6.20 of the Equity Capital Contribution Agreement, (and not Final Acceptance of less than all of the Projects other than WTGs in an aggregate amount for all of the Projects (other than any Project that has been subject to a Removal under Section 6.20 of the Equity Capital Contribution Agreement) not to exceed twenty-two (22) and shall not be deemed achieved until all the Projects other than WTGs in an aggregate amount for all of the Projects (other than any Project that has been subject to a Removal under Section 6.20 of the Equity Capital Contribution Agreement) not to exceed twenty-two (22) have achieved Final Completion.

“Final Completion Date” means the first anniversary of the Term-Conversion Date.

“Final Completion Tests” means all tests necessary to achieve Final Completion, and the work to which such tests relate.

“Final Drawing” has the meaning given in Section 3.3(a) of the Financing Agreement.

“Final Energy Production Analysis” has the meaning given in Section 3.3(w) of the Financing Agreement.

“Financial Closing” means the satisfaction (or waiver in accordance with the terms of the Financing Agreement) of each of the conditions precedent listed in Section 3.1 of the Financing Agreement.

“Financial Closing Date” means the date upon which Financial Closing occurs.

“Financing Agreement” means that certain Financing Agreement, dated June 30, 2008, among Borrower, the Agents, the Lenders and the other agents party thereto, to which this Exhibit A is attached.

“Financing Documents” means, collectively, the Financing Agreement, the Notes, the Collateral Documents, the Equity Support Documents, the Forbearance Agreement, the Intercreditor Agreement, the Letters of Credit, the Interest Rate Agreements (including all Hedge Transactions thereunder), and any other similar documents, agreements or instruments

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entered into in connection with any of the foregoing or with the transactions contemplated by the Financing Documents.

“Financing Statement and Fixture Filing (Altona)” means the Financing Statement and Fixture Filing for the interest in real property comprising the Site (Altona), substantially in the form of Exhibit E-2, duly executed by NAW.

“Financing Statement and Fixture Filing (Chateaugay)” means the Financing Statement and Fixture Filing for the interest in real property comprising the Site (Chateaugay), substantially in the form of Exhibit E-3, duly executed by NCW.

“Financing Statement and Fixture Filing (Wethersfield)” means the Financing Statement and Fixture Filing for the interest in real property comprising the Site (Wethersfield), substantially in the form of Exhibit E-4, duly executed by NWW.

“Financing Statements and Fixture Filings” means, collectively, the Financing Statement and Fixture Filing (Altona), the Financing Statement and Fixture Filing (Chateaugay) and the Financing Statement and Fixture Filing (Wethersfield).

“Forbearance Agreement” means the Forbearance Agreement, dated June 30, 2008, by and among EFS Noble II, LLC and GE Capital Markets, Inc. (as the initial Equity Support Members and on behalf of its successors and assigns), Administrative Agent, Collateral Agent and Borrower.

“FPA” means the Federal Power Act, 16. U.S.C., Section 824 et seq.

“Franklin County IDA” means the County of Franklin Industrial Development Agency.

“GAAP” means generally accepted accounting principles in the United States of America consistently applied.

“GECC Guaranty” means the Guaranty, dated June 30, 2008, by GECC in favor of Borrower.

“GECC” means General Electric Capital Corporation, a Delaware corporation.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity (including any zoning authority, FERC, the Securities and Exchange Commission, the FDIC, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority), or any arbitrator with authority to bind a party at law.

“Governmental Entities” means Clinton County IDA, Clinton County, The County Treasurer of Clinton County, New York, the Town of Clinton, New York, The Town of Ellenburg, New York, the Chateaugay Central School District, the Northern Adirondack Central School District, Wyoming County IDA, Wyoming County and the Town of Eagle.

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“Governmental Rule” means, with respect to any Person, any statute, law, rule, regulation, ordinance, rule of common law, order or binding interpretation, code, treaty, judgment, decree, directive, guideline or similar form of decision of any Governmental Authority in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.

“Hazardous Substances” means (statutory acronyms and abbreviations having the meaning given them in the definition of “Hazardous Substances Laws”) substances defined as “hazardous substances,” “pollutants” or “contaminants” in Section 101 of the CERCLA; those substances defined as “hazardous waste,” “hazardous materials” or “regulated substances” by the RCRA; those substances designated as a “hazardous substance” pursuant to Section 311 of the CWA; those substances defined as “hazardous materials” in Section 103 of the HMTA; those substances regulated as a hazardous chemical substance or mixture or as an imminently hazardous chemical substance or mixture pursuant to Sections 6 or 7 of the TSCA; those substances defined as “contaminants” by Section 1401 of the SDWA, if present in excess of permissible levels; those substances regulated by the Oil Pollution Act; those substances defined as a pesticide pursuant to Section 2(u) of the FIFRA; those substances defined as a source, special nuclear or by-product material by Section 11 of the AEA; those substances defined as “residual radioactive material” by Section 101 of the UMTRCA; those substances defined as “toxic materials” or “harmful physical agents” pursuant to Section 6 of the OSHA); those substances defined as hazardous wastes in 40 C.F.R.  Part 261.3; those substances defined as hazardous waste constituents in 40 C.F.R.  Part 260.10, specifically including Appendix VII and VIII of Subpart D of 40 C.F.R.  Part 261; those substances designated as hazardous substances in 40 C.F.R.  Parts 116.4 and 302.4; those substances defined as hazardous substances or hazardous materials in 49 C.F.R.  Part 171.8; those substances regulated as hazardous materials, hazardous substances, or toxic substances in 40 C.F.R.  Part 1910; any substance, material or waste that is prohibited, regulated or defined as “hazardous” or any other term of similar import under, or for which liability or standards of conduct are imposed pursuant to, any Hazardous Substances Law, including without limitation, pollutants, contaminants, wastes, toxic substances, toxic mold, noise emissions, radon gas, oil, petroleum, petroleum derivatives, asbestos, PCBs, volatile organic compounds and semivolatile organic compounds, or in the regulations adopted and publications promulgated pursuant to any Hazardous Substances Laws, whether or not such regulations or publications are specifically referenced herein.  Hazardous Substances also include the foregoing substances defined in the counterparts to any of the above cited federal references contained in the Governmental Rules of the States in which the Projects are located, including but not limited to the Hazardous Substances Laws and the rules and regulations promulgated pursuant thereto.

“Hazardous Substances Law” means any of:

(a)           the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) (“CERCLA”);

(b)           the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.) (“Clean Water Act” or “CWA”);

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(c)           the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) (“RCRA”);

(d)           the Atomic Energy Act of 1954 (42 U.S.C. Section 2011 et seq.) (“AEA”);

(e)           the Clean Air Act (42 U.S.C. Section 7401 et seq.) (“CAA”);

(f)            the Emergency Planning and Community Right to Know Act (42 U.S.C. Section 11001 et seq.) (“EPCRA”);

(g)           the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.) (“FIFRA”);

(h)           the Oil Pollution Act of 1990 (P.L. 101-380, 104 Stat. 486);

(i)            the Safe Drinking Water Act (42 U.S.C. Sections 300f et seq.) (“SDWA”);

(j)            the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.) (“TSCA”);

(k)           the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.) (“HMTA”);

(l)            the Uranium Mill Tailings Radiation Control Act of 1978 (42 U.S.C. Section 7901 et seq.) (“UMTRCA”);

(m)          the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) (“OSHA”);

(n)           the National Environmental Policy Act (42 U.S.C. Sections 4321 et seq.);

(o)           the State Environmental Quality Review Act (NY ECL Sections 8-0101 et seq.); and

(p)           all other Federal, state or local Legal Requirements now or hereafter in effect that relate to pollution, health and safety, the management, protection or cleanup of the environment, including the protection of endangered species and migratory birds and the preservation of cultural resources, and all Legal Requirements that relate to (i) any Release or (ii) the use, treatment, storage, disposal, handling, manufacturing, transportation, arrangement for disposal or shipment of Hazardous Substances or otherwise govern Hazardous Substances, including all duties, standards of conduct or responsibility pursuant to common law.

“Hedge Transaction” means any “Transaction” (such as swaps, caps, collars or floors) entered into under an Interest Rate Agreement.

“ICAP Consultant” means CRA International Inc.

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“ICAP Revenues” means, for any period, amounts expected to be paid to the Project Companies for installed capacity provided by the Project Companies in the NYISO installed capacity market.

“IDA Consents” means (a) with respect to Project (Chateaugay), the Consent to Assignment of Franklin County IDA Documents from Franklin County IDA, dated June 30, 2008, (b) with respect to Project (Wethersfield), the Consent to Assignment of Wyoming County IDA Documents from Wyoming County IDA, dated June 30, 2008, and (c) with respect to Project (Altona), the Consent to Assignment of Clinton County IDA Documents from Clinton County IDA, dated June 30, 2008.

“IDA Documents” means (a) with respect to Project (Chateaugay), (i) the Lease to Agency, dated November 20, 2007, as amended by Amendment No. 1 to Lease to Agency dated May 1, 2008, each between NCW and Franklin County IDA, (ii) the Lease Agreement, dated November 20, 2007, as amended by Amendment No. 1 to Lease Agreement, dated May 1, 2008, each between NCW and Franklin County IDA, (iii) the Payment in Lieu of Tax Agreement, dated November 20, 2007, as amended by Amendment No. 1 to PILOT Agreement, dated May 1, 2008, each by and among NCW, Franklin County IDA, Franklin County, New York, Town of Chateaugay and Chateaugay Central School District, Chateaugay PILOT Mortgage, and (iv) the Bill of Sale, dated November 15, 2007, from NCW to Franklin County IDA, (b) with respect to Project (Wethersfield), (i) the Lease to Agency, dated May 14, 2008, between NWW and Wyoming County IDA, (ii) the Lease Agreement, dated May 14, 2008, between NWW and Wyoming County IDA, (iii) the Payment in Lieu of Tax Agreement, dated May 14, 2008, between NWW and Wyoming County IDA, and (iv) the Bill of Sale, dated May 14, 2008, from NWW to Wyoming County IDA, and (c) with respect to Project (Altona), (i) the Lease to Agency, dated May 1, between NAW and Clinton County IDA, (ii) the Lease Agreement, dated May 1, between NAW and Clinton County IDA, (iii) the Payment in Lieu of Tax Agreement, dated May 1, by and among NAW, Clinton County IDA, Clinton County, New York, Town of Altona, and Northern Adirondack Central School District, (iv) the Capacity Royalty Agreement, dated May 1, by and among NAW, Clinton County IDA, Clinton County, New York, Town of Altona, and Northern Adirondack Central School District, (v) the Altona PILOT Mortgage, and (v) the Bill of Sale, dated May 1, from NAW to Clinton County IDA.

“IDA PILOT Mortgages” means the Altona PILOT Mortgage and the Chateaugay PILOT Mortgage.

“Improvements” has the meaning given in the granting clause of the Mortgages.

“Incomplete Turbine Completion Date” means the date on which each of the conditions specified in 2.12(e) of the Financing Agreement have been satisfied or waived as provided therein.

“Incomplete Turbines” means, with respect to any Project, any WTGs that have not achieved Completion as of the Term-Conversion Date applicable to such Project.

“Indemnified Taxes” has the meaning given in Section 2.7(d)(i) of the Financing Agreement.

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“Indemnitees” has the meaning given in Section 5.20(a) of the Financing Agreement.

“Independent Consultants” means, collectively, the Insurance Consultant, Borrower’s Environmental Consultant, the Independent Engineer, the Market Consultant, the ICAP Consultant, CRA International, Inc., and DNV or GL (as the case may be) or their successors appointed pursuant to Section 10.1 of the Financing Agreement.

“Independent Engineer” means Garrad Hassan America Inc. or their successors appointed pursuant to Section 10.1 of the Financing Agreement.

“Initial Repayment Date” means the last day of the calendar month during which the three (3) month anniversary of the Term-Conversion Date occurs; provided that, if the Term-Conversion Date occurs on or prior to the fourteenth (14th) day of a calendar month, the Initial Repayment Date shall be the last day of the month during which the two (2) month anniversary of the Term-Conversion Date occurs.

“Insurance Consultant” means Moore-McNeil, LLC, or its successor appointed pursuant to Section 10.1 of the Financing Agreement.

“Insurance Proceeds” has the meaning given in Section 5.4(a) of the Depositary Agreement.

“Insurance Proceeds Account” has the meaning given in Section 5.4(a) of the Depositary Agreement.

“Insurance Requirements” means the provisions set forth on Exhibit K of the Financing Agreement.

“Interconnection Agreement (Altona)” means that certain Interconnection Agreement, to be executed by and among NAW, NYISO and NYPA, with respect to the approximately 97.5 MW of the Project (Altona).

“Interconnection Agreement (Chateaugay)” means that certain Interconnection Agreement, to be executed on or prior to the Term-Conversion Date, by and among NCW, NYISO and NYPA, with respect to the approximately 106.5 MW of the Project (Chateaugay).

“Interconnection Agreement (Wethersfield)” means that certain Interconnection Agreement, to be executed by and among NWW, NYISO and the NYSEG.

“Interconnection Agreements” means, collectively, the Interconnection Agreements (Altona), the Interconnection Agreements (Chateaugay) and the Interconnection Agreement (Wethersfield).

“Interconnection Lines” means the transmission or interconnection lines, including any and all poles, wires, cables, anchors, cross-arms and foundations, constructed by or on behalf of Borrower or any Project Company or otherwise provided for by Borrower or any

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Project Company to interconnect any Project to the relevant substation therefor, as contemplated under the Interconnection Agreements.

“Intercreditor Agreement” means that certain Collateral Agency and Intercreditor Agreement, dated June 30, 2008, by and among Borrower, the Project Companies, Administrative Agent, and Citibank, N.A., in its capacity as the “First-Lien Collateral Agent” and the “Second-Lien Collateral Agent” thereunder (in each case, as such terms are defined in the Intercreditor Agreement).

“Interest Fix Fees” has the meaning given in Section 2.11(b) of the Financing Agreement.

“Interest Period” means with respect to any Loan, Cash Collateral Loan, DSRA LC Loan, the Energy Hedge LC Loan or Project Agreement LC Loan, the time periods selected by Borrower pursuant to Section 2.1, Section 2.2, or Section 2.3 of the Financing Agreement (in each case in accordance with Section 2.4(b) of the Financing Agreement), which commences on the first day of such Loan, Cash Collateral Loan, DSRA LC Loan, Energy Hedge LC Loan or Project Agreement LC Loan and ends on the last day of such time period.

“Interest Rate Agreement” means the ISDA Master Agreement to be entered into between Borrower and any hedge bank thereunder pursuant to Section 2.11 of the Financing Agreement (as distinct from the Energy Hedge Agreement), and each schedule and confirmation entered into pursuant thereto (including all Hedge Transactions thereunder).

“Joint Bookrunners” means each of the Joint Lead Arrangers in its respective capacity as Joint Bookrunner under the Financing Agreement.

“Joint Lead Arrangers” means (a) Citibank Global Markets Inc., acting on behalf of Citibank, N.A., (b) HSH Nordbank AG, New York Branch, and (c) RBS Securities Corporation, doing business as RBS Greenwich Capital.

“Junior Security Documents” has the meaning given to the term “Second Lien Collateral Documents” in the Intercreditor Agreement.

“Knowledge” means, with respect to Borrower, any Project Company or any Member (x) the actual (as distinct from constructive) knowledge of any Person, at the relevant time, who is a Responsible Officer of Borrower, any Project Company or any Member, (y) the Owner Designated Representative or the Operator Designated Representative, or (z) any other Person holding any of the positions (or successor position to any such position) enumerated on Exhibit H-9 of the Financing Agreement.

“Landowner” means each grantor of an easement interest or lessor of a leasehold interest of any portion of any Site that has granted an easement or leased real property to Borrower or any Project Company.

“Landowner Consents” means those certain consent and agreements from each Landowner (other than the owners of land on which no WTGs or transmission lines will be

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constructed and which are not required for setback compliance) in form and substance satisfactory to Administrative Agent.

“Landowner Mortgagee” means the holder of a fee mortgage encumbering a Landowner’s land which is senior in priority and recorded against the land prior to the recording of a memorandum of easement in favor of the Project Company.

“LC Commitment” means, at any time with respect to each Lender, such Lender’s Proportionate Share of the Total LC/Cash Collateral Commitment.

“LC Commitment Fee” has the meaning given in Section 2.6(c)(i) of the Financing Agreement.

“LC Exposure” means, for any Letter of Credit, the Stated Amount on the date of issuance of such Letter of Credit.

“LC Fees” means, collectively, the LC Commitment Fees and the Letter of Credit Fees.

“LC Fronting Bank” means any Lender that may be designated as the “LC Fronting Bank” by Borrower and Administrative Agent after the Financial Closing Date.

“LC Issuance Period” means (a) with regard to the DSRA LC, the period from the Term-Conversion Date (as long as the LC Issuing Bank has been designated by Borrower and Administrative Agent on or prior to such date) until the Term Loan Maturity Date, (b) with regard to any Project Agreement LC, the period from the Financial Closing Date (as long as the LC Issuing Bank has been designated by Borrower and Administrative Agent) until the Term Loan Maturity Date, and (c) with regard to the Energy Hedge LC, the period from the Financial Closing Date (as long as the LC Issuing Bank has been designated by Borrower and Administrative Agent) until the Term-Conversion Date.

“LC Loans” means any Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans and Project Agreement LC Loans.

“Legal Requirements” means, as to any Person, any law, common law, treaty, rule or regulation, ordinance, order, any requirement under an Applicable Permit, and any written determination or requirement of any Governmental Authority in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.

“Lender” or “Lenders” means the banks or other financial institutions from time to time party to the Financing Agreement and their successors and assigns.

“Lending Office” means with respect to any Lender, the office designated as such beneath the name of such Lender on Exhibit I of the Financing Agreement or such other office of such Lender as such Lender may specify in writing from time to time to Administrative Agent and Borrower.

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“Letter of Credit Fees” has the meaning given in Section 2.6(c)(iii) of the Financing Agreement.

“Letters of Credit” means, collectively the DSRA LC, the Energy Hedge LC and each Project Agreement LC.

“LIBO Rate” means a rate per annum (rounded upwards if necessary, to the nearest 1/100 of 1%) determined by Administrative Agent equal to the rate appearing on Page 3750 of the Telerate Service (or any successor or substitute page of the Telerate Service providing rate quotations comparable to those currently provided on such Page 3750, as determined by Administrative Agent) at which deposits in Dollars (in the approximate amount and having approximately the same maturity as the Loan, Cash Collateral Loan, DSRA LC Loan, Energy Hedge LC Loan or Project Agreement LC Loan to be made) are offered to Administrative Agent in the London Interbank Market at approximately 11:00 a.m. (London time), two Banking Days prior to the first day of the Interest Period for such Loan, Cash Collateral Loan, DSRA LC Loan, Energy Hedge LC Loan or Project Agreement LC Loan.

“LIBO Rate Loans” means any Loan, Cash Collateral Loan, DSRA LC Loan, Energy Hedge LC Loan or Project Agreement LC Loan that accrues interest at a rate per annum determined by reference to the applicable LIBO Rate.

“Lien” on any asset means any mortgage, deed of trust, lien, pledge, charge, security interest, restrictive covenant or easement or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected or effective under applicable law, or any preference, priority or preferential arrangement of any kind or nature whatsoever including the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Lien Law” means the Lien Law of the State of New York.

“Liquidation Costs” has the meaning given in Section 2.9 of the Financing Agreement.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Borrower, to be executed on the Term-Conversion Date, by and among Noble Environmental and Equity Support Members.

“LLC Agreement (Altona)” means the Limited Liability Company Agreement of Noble Altona Windpark, LLC, dated April 10, 2006, as amended, amended and restated, modified or supplemented from time to time.

“LLC Agreement (Chateaugay)” means the Limited Liability Company Agreement of Noble Chateaugay Windpark, LLC, dated November 10, 2006, as amended, amended and restated, modified or supplemented from time to time.

“LLC Agreement (Wethersfield)” means the Limited Liability Company Agreement of Noble Wethersfield Windpark, LLC, dated November 10, 2006, as amended, amended and restated, modified or supplemented from time to time.

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“Loans” means, collectively, the Construction Loans and the Term Loans.

“Major Project Participants” means (a) each Noble Entity, (b) each Member and the Equity Support Members (until such Equity Support Members’ obligations under the Equity Capital Contribution Agreement (other than its indemnification obligations pursuant to Section 6.02 thereof) and the Additional Capital Contribution Agreement have been paid and/or performed in full and the Forbearance Term (as defined in the Forbearance Agreement) has expired), (c) the Operator, (d) the Asset Manager, (e) each Contractor (until the obligations of such Contractor under the Construction Contracts to which it is a party shall have been performed and/or paid in full), (f) Energy Hedge Provider; (g) Energy Hedge Provider Parent and (h) each party to the Interconnection Agreements other than Noble Entities.

“Majority Lenders” means, at any time, a combination of Lenders and/or Voting Participants having Proportionate Voting Shares which in the aggregate exceed fifty percent (50%).

“Management Services Agreement (Altona)”  means that certain Management Services Agreement, dated June 30, 2008, between the Asset Manager and NAW.

“Management Services Agreement (Chateaugay)” means that certain Management Services Agreement, dated June 30, 2008, between the Asset Manager and NCW.

“Management Services Agreement (Wethersfield)” means that certain Management Services Agreement, dated June 30, 2008, between the Asset Manager and NWW.

“Management Services Agreements” means, collectively, the Management Services Agreement (Altona), the Management Services Agreement (Chateaugay) and the Management Services Agreement (Wethersfield).

“Management Services Agreements Consent” means that certain consent and agreement, dated June 30, 2008, among the Asset Manager, NAW, NCW, NWW and Collateral Agent.

“Mandatory Prepayment” means a prepayment of Obligations required of Borrower pursuant to the Financing Agreement.

“Market Consultant” means Global Energy Decisions, Inc. or its successors appointed pursuant to Section 10.1 of the Financing Agreement.

“Material Adverse Effect”  means (a) a material adverse change in (i) the overall status of the business, results of operations or financial condition of the Noble Entities and the Projects, taken as a whole, or (ii) the ability of the Equity Support Members, taken as a whole, and NEP to meet their respective financial obligations under the Equity Support Documents, in the case of this clause (ii), until the obligations of the Equity Support Members or NEP, as applicable, under the Equity Support Documents have been performed or paid in full; or (b) a material adverse change in the ability of Borrower, any Project Company or any other Person party to any Operative Document to perform any of its material obligations under the Operative Documents if such change has a material adverse effect on the Noble Entities and the Projects

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taken as a whole; or (c) a material adverse change affecting the ability of Financing Parties to enforce any of the material obligations of the Noble Entities, NEP, Noble Environmental or the Equity Support Members under the Financing Documents to which they are a party or a material adverse chance in the validity, priority or perfection of the Lenders’ security interests in and Liens on the Collateral.

“Maturity” or “maturity” means with respect to any Loan, Cash Collateral Loan, DSRA LC Loan, Energy Hedge LC Loan, Project Agreement LC Loan, Borrowing, interest, fee or other amount payable by Borrower under the Financing Agreement or the other Financing Documents, the date such Loan, Cash Collateral Loan, DSRA LC Loan, the Energy Hedge LC Loan, Borrowing, interest, fee or other amount becomes due, whether upon the stated maturity or due date, upon acceleration or otherwise.

“Maximum Stated DSRA LC Amount” has the meaning given in Section 2.3(a)(ii) of the Financing Agreement.

“Members” means (a) as of the Financial Closing Date, Noble Environmental and (b) from and after the Term-Conversion Date, each Equity Support Member, and each other Person which has an ownership interest in Borrower pursuant to a Permitted Transfer.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage (Altona)” means, collectively, (a) the Acquisition Loan Mortgage (Altona), (b) the Building Loan Mortgage (Altona), (c) the Project Loan Mortgage (Altona) and (d) the Additional Collateral Mortgage (Altona).

“Mortgage (Chateaugay)” means, collectively, (a) the Acquisition Loan Mortgage (Chateaugay), (b) the Building Loan Mortgage (Chateaugay), (c) the Project Loan Mortgage (Chateaugay) and (d) the Additional Collateral Mortgage (Chateaugay).

“Mortgage (Chateaugay (Clinton))” means, collectively, (a) the Acquisition Loan Mortgage (Chateaugay (Clinton)), (b) the Building Loan Mortgage (Chateaugay (Clinton)) and (c) the Project Loan Mortgage (Chateaugay (Clinton)).

“Mortgage (Wethersfield)” means, collectively, (a) the Acquisition Loan Mortgage (Wethersfield), (b) the Building Loan Mortgage (Wethersfield), (c) the Project Loan Mortgage (Wethersfield) and (d) the Additional Collateral Mortgage (Wethersfield).

“Mortgaged Property” means, collectively, the “Mortgaged Property” as defined in each Mortgage.

“Mortgages” means, collectively, (a) the Mortgage (Altona), (b) the Mortgage (Chateaugay), (c) the Mortgage (Chateaugay (Clinton)) and (d) the Mortgage (Wethersfield).

“Multiemployer Plan” means any ERISA Plan that is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which any Noble Entity or any member of the Controlled Group is making, or has an obligation to make, contributions, or has made, or has

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been obligated to make, contributions since the date which is six years immediately preceding the Financial Closing Date.

“NAW” means Noble Altona Windpark, LLC, a Delaware limited liability company.

“NCW” means Noble Chateaugay Windpark, LLC, a Delaware limited liability company.

“NEP” means Noble Environmental Power, LLC, a Delaware limited liability company.

“NEP 2006 Hold Co” means Noble Environmental Power 2006 Hold Co, LLC, a Delaware limited liability company.

“NEP 2007 Equipment Co” means Noble Environmental Power 2007 Equipment Co, LLC, a Delaware limited liability company.

“NEP 2008 Equipment Co” means Noble Environmental Power 2008 Equipment Co, LLC, a Delaware limited liability company.

“NEP Contribution Agreement” means the Equity Contribution Agreement and Guarantee, dated June 30, 2008, by and among NEP, Noble Environmental, Borrower, Administrative Agent and Collateral Agent.

“Noble Base Equity Amount” has the meaning given in the NEP Contribution Agreement.

“Noble Base Equity Letter of Credit” has the meaning given in the NEP Contribution Agreement.

“Noble Clinton” means Noble Clinton Windpark I, LLC, a Delaware limited liability company.

“Noble Construction Equity Amount” has the meaning given in Section 3.1 (gg) of the Financing Agreement.

“Noble Contingent PTC Equity Amount” has the meaning given in the NEP Contribution Agreement.

“Noble Contingent PTC Equity Letter of Credit” means a letter of credit that meets the requirements of “Acceptable Equity Support Security” with respect to letters of credit in the initial stated amount of $40,000,000.

“Noble Ellenburg” means Noble Ellenburg Windpark, LLC, a Delaware limited liability company.

“Noble Entities” means, collectively, Borrower and the Project Companies.

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“Noble Environmental” means Noble Environmental Power Hold Co. 2008 Prime, LLC, a Delaware limited liability company.

“Noble Environmental Pledge Agreement” means the Pledge Agreement (including the ownership certificates and any disposition instruments, transfer powers and irrevocable proxies attached thereto), substantially in the form of Exhibit E-10, duly executed by Noble Environmental and Collateral Agent.

“Noble Equity” means all amounts contributed by Noble Environmental to Borrower (whether through a drawing under the Noble Contingent PTC Equity Letter of Credit, a drawing under the NEP guarantee or otherwise) in accordance with the NEP Contribution Agreement (other than the Noble Base Equity Excess Amount (as defined in the NEP Contribution Agreement)).

“Noble Equity Support Documents” mean, collectively or individually, depending on the context, the NEP Contribution Agreement, and, to the extent applicable, the Noble Base Equity Letter of Credit and the Noble Contingent PTC Equity Letter of Credit.

“Non-Conversion Amount” means an amount equal to the excess of (a) the Total Term Loan Commitment on the Term-Conversion Date immediately prior to giving effect to the advancement of Term-Loans on the Term-Conversion Date over (b) the principal amount of Construction Loans converted into a Term Loan on the Term-Conversion Date pursuant to Section 2.2(a)(i) of the Financing Agreement.

“Non-Disturbance Agreement” means each of those certain Subordination and Non-Disturbance Agreement duly executed by a Landowner Mortgagee, a Landowner, the appropriate Noble Entity and Administrative Agent, substantially in the form of Exhibit E-12 to the Financing Agreement and in form and substance satisfactory to Administrative Agent.

“Non-Recourse Party” has the meaning given thereto in Article 8.

“Notes” means, collectively, the Construction Loan Notes and the Term Loan Notes.

“Notice of Borrowing” has the meaning given in Section 2.1(a)(ii) of the Financing Agreement.

“Notice of LC Activity” has the meaning given in Section 2.3(c) of the Financing Agreement.

“Notice of Term-Conversion” has the meaning given in Section 2.2(a)(ii) of the Financing Agreement.

“NWW” means Noble Wethersfield Windpark, LLC, a Delaware limited liability company.

“NYISO” means the New York Independent System Operator, Inc.

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“NYPA” means the New York Power Authority, a public authority of the State of New York.

“NYPA Facilities” means the portion of the Conveyed Transmission Owner Facilities constructed or otherwise developed by NAW, NCW and NWW or an Affiliate thereof, described on Exhibit H-7 to the Financing Agreement, which NAW, NCW or NWW contemplate selling, leasing, transferring, conveying or otherwise disposing of to NYPA pursuant to the applicable Interconnection Agreements.

“NYSEG” means the New York State Electric & Gas Corporation, a New York corporation.

“NYSEG Facilities” means the portion of the Conveyed Transmission Owner Facilities constructed or otherwise developed by NAW, NCW and NWW or an Affiliate thereof, described on Exhibit H-7 to the Financing Agreement, which NAW, NCW or NWW contemplate selling, leasing, transferring, conveying or otherwise disposing of to NYSEG pursuant to the applicable Interconnection Agreements.

“NYSERDA” means the New York State Energy Research and Development Authority.

“O&M Agreement (Altona)” means that certain Operation and Maintenance Agreement, dated June 30, 2008, between Operator and NAW.

“O&M Agreement (Chateaugay)” means that certain Operation and Maintenance Agreement, dated June 30, 2008, between Operator and NCW.

“O&M Agreement (Wethersfield)” means that certain Operation and Maintenance Agreement, dated June 30, 2008, between Operator and NWW.

“O&M Agreements” means, collectively, the O&M Agreement (Altona), the O&M Agreement (Chateaugay) and the O&M Agreement (Wethersfield).

“O&M Agreements Consent” means that certain consent and agreement, dated June 30, 2008, among Operator, NAW, NCW, NWW and Collateral Agent.

“O&M and CapEx Reserve Account” has the meaning given in Section 5.3(b)(i) of the Depositary Agreement.

“O&M and CapEx Reserve Requirement” means, for a required date, the amount determined by Borrower (with the prior approval of Administrative Agent and the Independent Engineer, which approval shall not be unreasonably withheld or delayed), to be required during the next six (6) months in respect of O&M Costs, but excluding fees and expenses of the Operator under the O&M Agreements payable under Sections 6.3, 6.4 and 6.5 thereof.  The O&M and CapEx Reserve Requirement, which shall be determined on a portfolio basis, shall be determined or re-determined annually and attached to the Annual Operating Budgets, beginning with the Annual Operating Budgets for 2008.

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“O&M and CapEx Reserve Target Level” means (i) on each of the first four (4) Repayment Dates, 25% of the O&M and CapEx Reserve Requirement and (ii) on each Repayment Date thereafter, 100% of the O&M and CapEx Reserve Requirement.

“O&M Costs” means all maintenance and operation costs incurred and paid for in relation to the Projects in any particular calendar or fiscal year or period to which said term is applicable, state and local taxes, payments required to be made by any Noble Entity under the IDA Documents, insurance, consumables, payments under any lease, payments pursuant to the agreements for the management, operation and maintenance of the Projects (including amounts required to be paid under the Spare Parts Agreement, the Management Services Agreements and the O&M Agreements), reasonable legal fees, costs and expenses paid by Borrower or any Project Company in connection with the management, maintenance or operation of the Projects, costs and expenses paid by Borrower or any Project Company in connection with obtaining, transferring, maintaining or amending any Applicable Permits and general and administrative expenses, but excluding in all cases (i) non-cash charges, including depreciation or obsolescence charges or reserves therefor, amortization of intangibles or other bookkeeping entries of a similar nature, (ii) all interest charges and charges for the payment or amortization of principal of any Debt of any Noble Entity, (iii) for purposes of calculating the Projected Debt Service Coverage Ratios, payments made using amounts on deposit in the O&M and CapEx Reserve Account or Additional Maintenance Account, (iv) payments required to be made under the Chateaugay Easement Documents and (v) solely to the extent required by the Project Documents in effect as of the Financial Closing Date or the Additional Project Documents, distributions or indemnity payments of any kind to Members or Noble Entities or any of their respective Affiliates.  For the avoidance of doubt, to the extent insufficient funds are available in the Operating Account to pay any O&M Cost and amounts are advanced by or on behalf of any Lender for the payment of such O&M Costs, such advance shall itself constitute an O&M Cost.

“Obligations” means, with respect to any Noble Entity, collectively, (a) all Debt, Loans, advances, debts, liabilities (including any indemnification or other obligations that survive the termination of the Financing Documents), letter of credit reimbursement obligations, Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans, Project Agreement LC Loans and all other obligations, howsoever arising (including guarantee obligations), owed by such Person to Administrative Agent or the Lenders (including in their capacity as Counterparties under any Interest Rate Agreement) of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, pursuant to the terms of the Financing Documents or any other agreement, document or instrument evidencing, securing or relating to such indebtedness, liabilities and obligations, including all interest, fees (including Other Fees, Interest Fix Fees, Commitment Fees and LC Fees), charges, expenses, attorneys’ fees and accountants’ fees payable by such Person thereunder, (b) any and all sums advanced by Administrative Agent in order to preserve the Collateral or preserve its security interest in the Collateral (including, but without duplication of Borrower’s obligation to repay same, amounts described in the last sentence of the definition of O&M Costs) and (c) in the event of any proceeding for the collection or enforcement of the obligations described in clause (a) and (b) above, after an Event of Default shall have occurred and be continuing, the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Lenders of their rights under the Collateral Documents,

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together with any necessary attorneys’ fees and court costs.  When used without reference to any particular Noble Entity, “Obligations” shall refer to the collective Obligations of the Noble Entities.

“Operating Account” has the meaning given in Section 5.2 of the Depositary Agreement.

“Operating Agreement” means that certain Limited Liability Company Operating Agreement of Borrower, dated June 6, 2008.

“Operating Cash Available for Debt Service” means for any period the excess of (a) the aggregate of Project Revenues for such period over (b) the aggregate of all amounts payable for such period pursuant to Sections 5.2(a)(i), 5.2(a)(ii) and 5.2(a)(iii) of the Depositary Agreement.

“Operations Working Capital Account” has the meaning given in Section 5.3(a)(iv) of the Depositary Agreement.

“Operative Documents” means, collectively, the Financing Documents and the Project Documents.

“Operator” means Noble Wind Operations, LLC, a Delaware limited liability company.

“Operator Designated Representative” has the meaning given in each EPC Contract.

“Optional Prepayment” means an optional prepayment of Obligations made by Borrower pursuant to Section 2.4(g) of the Financing Agreement.

“Organizational Documents” means, as to any Person, the articles of incorporation, certificate of formation, bylaws, operating agreement, partnership agreement, or other organizational or governing documents of such Person, including, in the case of Borrower, the Operating Agreement.

“Other Fees” has the meaning given in Section 2.6(a) of the Financing Agreement.

“Other Taxes” has the meaning given in Section 2.7(d)(i) of the Financing Agreement.

“Owner Designated Representative” has the meaning given in each EPC Contract.

“P50 Production Level” means the aggregate annual energy production level of the Projects, taken as a whole, that has a probability of excedence of 50% over a (i) one-year period of time and (ii) ten-year period of time, in each case according to the Independent Engineer’s wind production forecasts agreed to between Administrative Agent and Borrower in

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the preliminary energy production analysis delivered pursuant to Section 3.1(e)(ii) of the Financing Agreement and the Final Energy Production Analysis delivered pursuant to Section 3.3(w) of the Financing Agreement, as applicable.

“P95 Production Level” means the aggregate annual energy production level of the Projects, taken as a whole, that has a probability of excedence of 95% over a one-year period of time, according to the Independent Engineer’s wind production forecasts agreed to between Administrative Agent and Borrower in the preliminary energy production analysis delivered pursuant to Section 3.1(e)(ii) of the Financing Agreement and the Final Energy Production Analysis delivered pursuant to Section 3.3(w) of the Financing Agreement, as applicable.

“P99 Production Level” means the aggregate annual energy production level of the Projects, taken as a whole, that has a probability of excedence of 99% over a one-year period of time, according to the Independent Engineer’s wind production forecasts agreed to between Administrative Agent and Borrower in the preliminary energy production analysis delivered pursuant to Section 3.1(e)(ii) of the Financing Agreement and the Final Energy Production Analysis delivered pursuant to Section 3.3(w) of the Financing Agreement, as applicable.

“Parts” means any part, appliance, instrument, appurtenance, accessory or other personal property of any nature necessary or useful to the operation, maintenance, service or repair of a Project, including all Parts provided pursuant to the Construction Contracts, the Spare Parts Agreement and O&M Agreements.

“Patriot Act” means the USA PATRIOT Act of 2001 and all rules and regulations adopted thereunder.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under Title IV of ERISA.

“Permit” means any action, approval, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from a Governmental Authority.

“Permitted Completion Amount” means a sum equal to (i) an amount certified by Borrower and the Independent Engineer on the date of Completion and reasonably approved by Administrative Agent as necessary to pay Permitted Completion Costs plus, (ii) a contingency amount equal to 50% of such Permitted Completion Costs, which sum constituting the Permitted Completion Amount shall be more fully identified on the Drawdown Certificate for the Final Drawing.

“Permitted Completion Costs” means (a) unpaid Project Costs (other than in respect of any Incomplete Turbines), including outstanding Punch List Items, retainage or other costs required for Final Completion under the Construction Contracts and (b) the Actual Interconnection Costs (if any), all as certified by Borrower and the Independent Engineer on the Term-Conversion Date and reasonably approved by Administrative Agent.

“Permitted Debt” means:

(a)           the Loans and the other Obligations;

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(b)           debt incurred pursuant to the Interest Rate Agreements, the DSRA LC, the Energy Hedge LC or any Project Agreement LC;

(c)           operating leases and trade or other similar indebtedness incurred in the ordinary course of developing, constructing, operating or maintaining, the Projects not in excess of $3,000,000 per Project and $8,000,000 for all Projects in the aggregate and to the extent not in excess of the Project Budgets or current Annual Operating Budget;

(d)           with respect to each Project Company, up to an aggregate of $1,000,000 of Debt incurred in the ordinary course of developing, constructing, operating or maintaining its respective Project associated with purchase money Permitted Liens;

(e)           debt permitted by any Operative Document;

(f)            contingent liabilities, to the extent otherwise constituting Debt, permitted pursuant to Section 6.1 of the Financing Agreement;

(g)           debt of any Project Company under the Project Company Guarantees;

(h)           debt of one Project Company to another Project Company;

(i)            debt of a Project Company to Borrower as contemplated by the Financing Documents;

(j)            the granting of any performance bonds, surety or letters of credit or guarantees of Debt or obligations of third parties required to be provided to, or in favor of, suppliers of equipment or contractors or Government Authorities for the implementation of the Projects, provided that the Debt incurred or amounts drawn under such bonds, surety, letters of credit or guarantees does not exceed, at any time (i) $10,000,000 if granted in connection with the REC Contracts and (ii) $5,000,000 if granted for other purposes under this clause;

(k)           debt of Borrower or any Project Company arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by Borrower or such Project Company in the ordinary course of business against insufficient funds, so long as such Debt is repaid within five Banking Days;

(l)            the payment obligations under the IDA Documents; and

(m)          debt of Borrower or any Project Company in respect of workers’ compensation claims and self-insurance, in each case in the ordinary course of business.

“Permitted Encumbrances” has the meaning given in Section 3.1(z) of the Financing Agreement.

“Permitted Investments” means:

(a)           direct obligations of the United States of America (including obligations issued or held in book-entry form on the books of the Department of the Treasury of the United

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States of America) or obligations the timely payment of the principal of and interest on which are fully guaranteed by the United States of America, in each case maturing within one hundred eighty (180) days from the date of acquisition thereof;

(b)           obligations, debentures, notes or other evidence of indebtedness issued or guaranteed by the Export-Import Bank of the United States, Federal Housing Administration or other agency or instrumentality of the United States maturing within one hundred eighty (180) days from the date of acquisition thereof;

(c)           interest-bearing demand or time deposits (including certificates of deposit, bankers acceptances or other “money market” instruments) maturing within three hundred sixty five (365) days from the date of acquisition thereof and which are either (i) insured by the Federal Deposit Insurance Corporation, or (ii) held in banks (including any Lender) and savings and loan associations, having general obligations rated at least “AA” or equivalent by S&P or Moody’s, or if not so rated, secured at all times, in the manner and to the extent provided by law, by collateral security described in clauses (a) or (b) of this definition, of a market value of no less than the amount of moneys so invested;

(d)           obligations of any state of the United States or any agency or instrumentality of any of the foregoing which are rated at least “AA” by S&P or at least “Aa2” by Moody’s and which mature within one hundred eighty (180) days of the acquisition thereof;

(e)           commercial paper rated (on the date of acquisition thereof) at least A-1 or P-1 or equivalent by S&P or Moody’s, respectively (or an equivalent rating by another nationally recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating commercial paper), maturing not more than one hundred eighty (180) days from the date of creation thereof; or

(f)            any advances, loans or extensions of credit or any bonds, notes, debentures or other securities as Administrative Agent may from time to time approve in its sole and absolute discretion.

“Permitted Liens” means:

(a)           the rights and interests of the Secured Parties provided in the Operative Documents;

(b)           Liens imposed by any Governmental Authority for Indemnified Taxes and Other Taxes not yet due or that are being contested in good faith by appropriate proceedings, so long as (i) such proceedings shall not interfere in any material respect with the normal operation or disposition of any Project or any Site, or (ii) a bond or other security has been posted or provided in such manner and amount as to assure Administrative Agent that any Taxes, assessments or other charges determined to be due will be promptly paid in full when such contest is determined;

(c)           materialmen’s, mechanics’, workers’, repairmen’s, employees’ or other like Liens arising in the ordinary course of business or, prior to Final Completion, in connection with the construction of any Project, in all instances either for amounts not yet due or for

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amounts being contested in good faith and by appropriate proceedings so long as (i) such proceedings shall not interfere in any material respect with the normal operation or disposition of any Project or any Site or (ii) a bond or other security has been posted or provided in such manner and amount as to assure that any amount determined to be due will be promptly paid in full when such contest is determined;

(d)           Permitted Encumbrances;

(e)           Liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance, social security and other Governmental Rules;

(f)            Liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which cash reserves, bonds or other security (in the case of any such other security, in form and substance reasonably acceptable to Administrative Agent in its reasonable discretion) have been provided or are fully covered by insurance;

(g)           minor defects, easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, licenses, restrictions on the use of property or minor imperfections in title which do not materially impair the property affected thereby for the purpose for which title was acquired or materially interfere with the operation of any Project as contemplated by the Operative Documents;

(h)           Liens, deposits or pledges to secure mandatory statutory obligations or performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or for purposes of like general nature in the ordinary course of its business;

(i)            Liens on assets (real or personal) of any Noble Entity which assets collectively have a fair market value of less than $5,000,000 in the aggregate (among all Noble Entities and Projects);

(j)            involuntary Liens (including a lien of an attachment, judgment or execution) securing a charge or obligation on any Noble Entity’s property, either real or personal, whether now or hereafter owned, of less than $1,500,000 in the aggregate (among all Noble Entities and Projects);

(k)           Liens of trade vendors created in connection with Debt allowed under Section 6.3 of the Financing Agreement;

(l)            fee mortgages in favor of Landowner Mortgagees;

(m)          fee mortgages in favor of Landowner Mortgagees for which a Non-Disturbance Agreement has not been provided to Administrative Agent, so long as the maximum principal amount secured under such Landowner Mortgages shall not exceed $560,900 for Project (Altona), $2,352,241 for Project (Chateaugay) or $9,159,957 for Project (Wethersfield); provided that, if an event of default occurs or a foreclosure proceeding or other proceedings is commenced by a Landowner Mortgagee under a fee mortgage for which a Non-Disturbance

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Agreement has not been delivered to Administrative Agent (other than a fee mortgage on an Ancillary Border Parcel) and Borrower has failed to cure such default pursuant to Section 5.11 of the Financing Agreement, such fee mortgage shall no longer be deemed a Permitted Lien hereunder;

(n)           to the extent constituting a Permitted Transfer, rights of Members under the Operating Agreement to purchase from other Members thereunder any ownership interests in Borrower;

(o)           liens and encumbrances under the IDA Documents; and

(p)           subordinated Liens granted pursuant to the Junior Security Documents.

“Permitted Transfer” means:

(a)           at any time after the Term-Conversion Date, a sale, assignment or transfer by Noble Environmental of all or a portion of its ownership interests in Borrower to its Affiliates that is consented to by the Majority Lenders;

(b)           any sale, transfer or assignment by any Member of its ownership interests in Borrower to, or any issuance of ownership interest in Borrower to, an Equity Support Member or to any Affiliate of an Equity Support Member which, until its obligations under the Equity Capital Contribution Agreement (other than its indemnification obligations pursuant to Section 6.02 thereof) and the Additional Capital Contribution Agreement have been paid and/or performed in full and the Forbearance Term (as defined in the Forbearance Agreement) has expired, meets the credit criteria set forth in clause (b) of the definition of Equity Support Member at the time of such sale, transfer, issuance or assignment; provided that Noble Environmental maintains control of the fundamental management decisions of Borrower (whether through direct or indirect control of the governing body of Borrower, through a management services agreement or otherwise);

(c)           any sale, transfer or assignment of the Conveyed Transmission Owner Facilities to NYPA or NYSEG; and

(d)           at any time after the Term-Conversion Date, any other sale, assignment or transfer by NEP or its successors and assigns of its ownership interests in Borrower that is consented to by the Majority Lenders (provided that the consent of the Majority Lenders shall not be required if such transferee (i) has substantial ownership experience in the wind industry, as reasonably determined by the Administative Agent, and (ii) has, or is directly or indirectly owned and controlled by a Person who has, a long-term senior unsecured debt rating of at least “A3” by Moody’s or “A-” by S&P); provided, however, that, except as would not reasonably be expected to have a Material Adverse Effect, no such sale, assignment or transfer described in clauses (a) through (d) above shall be permitted unless (i) the addition of such Person as a Member shall not cause any Project to lose its authorization to sell energy, capacity or ancillary services at market-based rates or to lose its status as an EWG; (ii) no Default or Event of Default shall occur after giving effect to the sale of such interests or addition of such Person as a Member; and (iii) the intended transferee (in the event of a Permitted Transfer by any Member) shall have executed and delivered to Administrative Agent a joinder agreement to the applicable

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Pledge Agreement (such that 100% of the ownership interests in Borrower and the Project Companies, as applicable shall at all times be subject to the first priority Lien of the Collateral Documents, subject to Permitted Liens) and any applicable Equity Support Documents.

“Person” means any natural person, corporation, limited liability company, partnership, firm, association, Governmental Authority or any other entity whether acting in an individual, fiduciary or other capacity.

“Plans and Specifications” means the plans and specifications for the construction and design of the Projects, including any document describing the scope of work performed by Contractors under the Construction Contracts or any other contract or subcontract for the construction of the Projects and any feeder lines and interconnections, all work drawings, engineering and construction schedules, project schedules, project monitoring systems, specifications status lists, material and procurement ledgers, drawings and drawing lists, manpower allocation documents, management and project procedures documents, project design criteria, the Certificates of Design Suitability, and any other document referred to in the Construction Contracts or any of the documents referred to in this definition, as the same may be amended from time to time.

“Pledge Agreements” means the Borrower Pledge Agreement, substantially in the form of Exhibit E-8, Equity Support Member Pledge Agreement, substantially in the form of Exhibit E-9, and Noble Environmental Pledge Agreement, substantially in the form of Exhibit E-10.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Citibank, N.A., as such bank’s prime rate for extensions of credit made by it in the United States.  Each change in the Prime Rate shall be effective from and including the date such change is publicly announced by the applicable bank as being effective.

“Project Agreement Cash Collateral Loan” has the meaning given in Section 2.3(a)(iii) of the Financing Agreement.

“Project Agreement LC” means one or more letters of credit to be issued pursuant to Section 2.3(a)(iii) of the Financing Agreement.

“Project Agreement LC Expiration  Date” has the meaning given in Section 2.3(e)(iv) of the Financing Agreement.

“Project Agreement LC Loan” has the meaning given in Section 2.3(d)(v)(B) of the Financing Agreement.

“Project Agreement LC Loan Maturity Date” has the meaning given in Section 2.3(d)(v)(B) of the Financing Agreement.

“Project (Altona)” means the Noble Altona Windpark Wind Power project, when fully developed, an approximately 97.5 megawatt wind generation facility composed of 65 WTGs located within the city limits of Altona, New York, as more particularly described in Exhibit H-1.

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“Project (Chateaugay)” means the Noble Chateaugay Windpark Wind Power project, when fully developed, an approximately 106.5 megawatt wind generation facility composed of 71 WTGs located in Franklin and Clinton Counties, New York, as more particularly described in Exhibit H-1.

“Project (Wethersfield)” means the Noble Wethersfield Windpark Wind Power project, when fully developed, an approximately 126 megawatt wind generation facility composed of 84 WTGs located in Wyoming County, New York, as more particularly described in Exhibit H-1.

“Project Budgets” has the meaning given in Section 3.1(w) of the Financing Agreement.

“Project Companies” means, collectively, NAW, NCW, and NWW.

“Project Company Guarantee” means the Project Company Guarantee substantially in the form of Exhibit E-7, duly executed by each Project Company.

“Project Company LLC Agreements” means, collectively, the LLC Agreement (Altona), the LLC Agreement (Chateaugay) and the LLC Agreement (Wethersfield).

“Project Costs” means (a) the cost of designing, engineering, equipping, procuring, constructing, starting up, installing, testing, and, prior to the Term-Conversion Date, operating and maintaining each Project; (b) the cost to Borrower or any Project Company of constructing or procuring the construction of the collection system and interconnection of the Projects to the relevant electrical substation and grid therefor; (c) the cost of acquiring any lease and any other necessary interest in the Sites; (d) real and personal property taxes, payments required to be make under the IDA Documents, ad valorem taxes, sales, use and excise taxes and insurance (including title insurance) premiums payable with respect to any Project during the Construction Period; (e) interest payable on any Loan and financing-related fees (including Other Fees, Commitment Fees and LC Fees); (f) initial working capital requirements of the Projects as set forth in the Project Budgets; (g) the costs of acquiring Permits for the Projects during the Construction Period; (h) Interest Fix Fees payable during the Construction Period, other than Interest Fix Fees resulting from a default under applicable Interest Rate Agreements; (i) all general and administrative costs of Borrower or any Project Company attributable to any Project during the Construction Period; (j)  reserve fund requirements required to be deposited into the Debt Service Reserve Account, Working Capital Account, O&M and CapEx Reserve Account and Completion Reserve Account; (k) the cost of establishing a spare parts inventory for any Project; (l) the cost of establishing the Letters of Credit; (m) (without duplication of any other costs enumerated herein) the Cost of the Improvement and (n) other fees, costs and expenses relating to the development, construction and closing of the financing for any Project, including financial, legal and consulting fees, costs and expenses.

“Project Documents” means the O&M Agreements, the Construction Contracts, the Interconnection Agreements (upon their execution and delivery by all parties thereto), the Management Services Agreements, the REC Contracts, the Spare Parts Agreements, the Energy Hedge Agreement, the Energy Hedge Provider Parent Guaranty, the Real Property Documents,

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the Consents, the “Sponsor Guaranty” (as defined in the LLC Agreement) and the Additional Project Documents.

“Project Loan Mortgage (Altona)” means the Project Loan Mortgage, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing (Altona), dated June 30, 2008, given by NAW and Clinton County IDA to Collateral Agent securing a maximumm principal amount of $4,794,000 encumbering the parcels of real property comprising the Site (Altona) and intended to be recorded in the Clinton County Recorder’s Office.

“Project Loan Mortgage (Chateaugay)” means the Project Loan Mortgage, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing (Chateaugay), dated June 30, 2008, given by NCW and Franklin County IDA to Collateral Agent securing a maximum principal amount of $5,002,000, encumbering the parcels of real property comprising the Site (Chateaugay) located in the Town of Chateaugay, and intended to be recorded in the Franklin County Recorder’s Office.

“Project Loan Mortgage (Chateaugay (Clinton))” means the Project Loan Mortgage, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing (Chateaugay (Clinton)), dated June 30, 2008, given by NCW to Collateral Agent securing a maximum principal amount of $273,000, encumbering the parcels of real property comprising the Site (Chateaugay) located in the Town of Clinton, and intended to be recorded in the Clinton County Recorder’s Office.

“Project Loan Mortgage (Wethersfield)” means the Project Loan Mortgage, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing (Wethersfield), dated June 30, 2008, given by NWW and Wyoming County IDA to Collateral Agent securing a maximum principal amount of $6,390,000, encumbering the parcels of real property comprising the Site (Wethersfield), and intended to be recorded in the Wyoming County Recorder’s Office.

“Project Revenues” means all income and receipts derived from the ownership or operation of the Projects, including payments and liquidated damages paid to Borrower or any Project Company under the REC Contracts, the Additional Capital Contribution Agreement, alternative renewable energy credit contracts, ICAP Revenues, the Energy Hedge Agreement, the Construction Contracts, the O&M Agreements, and the Management Services Agreements, merchant energy revenues, proceeds of any business interruption insurance (to the extent such proceeds are not required to be used to prepay the Loans or the other Obligations pursuant to Section 5.4 of the Depositary Agreement) and any other contract or agreement of any Noble Entity, other income derived from the sale or use of electric energy transmitted, distributed or sold by any Project (including merchant energy sales and transmission credits under the Interconnection Agreements, if any), any receipts derived from the sale of any property pertaining to any Project or incidental to the operation of any Project, and the investment income on amounts in the Accounts, all as determined in conformity with cash accounting principles.

“Project Schedules” has the meaning given in Section 3.1(x) of the Financing Agreement.

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“Projected Debt Service Coverage Ratio” means the ratio, calculated as of each calculation date under the Financing Agreement (including any Adjustment Date and in connection with any Total Term Loan Commitment Resizing) until the Term Loan Maturity Date based on the financial model utilized to create the Base Case Projections and applying the P50 Production Level or the P99 Production Level ((A) for each twelve-month period through the tenth (10th) anniversary of the Term-Conversion Date, (x) under a P50 Production Level, taking into account all projected Project Revenues; provided, however, that, solely for purposes of such calculation, (1) merchant Project Revenues shall be limited to not more than nineteen (19%) of the aggregate projected Project Revenues and (2) the aggregate amount of the Loans projected to be outstanding as of the tenth (10th) anniversary of the Energy Hedge Agreement Effective Date shall not exceed twenty percent (20%) of the Total Term Loan Commitment (in each case, as in effect on the Financial Closing Date) or (y) under a P99 Production Level, taking into account all projected Project Revenues for such period; and (B) for each remaining twelve-month period through the Term Loan Maturity Date, after the tenth (10th) anniversary of the Term-Conversion Date, (x) under a P50 Production Level, taking into account solely projected sales of energy generated by the Projects in accordance with the Market Consultant’s projections and excluding (1) any Project Revenues projected from the sale of  renewable energy credits and (2) any projected ICAP Revenues) and (y) under a P99 Production Level, taking into account all projected Project Revenues for such period (taking into account solely projected sales of energy generated by the Projects in accordance with the Market Consultant’s P95 price projections and excluding (1) any Project Revenues projected from the sale of  renewable energy credits and (2) any projected ICAP Revenues)), as the case may be, of (a) Operating Cash Available for Debt Service to (b) Debt Service, calculated for each Repayment Date during the Term for the next succeeding twelve-month period after each such Repayment Date.

“Projects” or “Project” means, collectively, the Project (Altona), the Project (Chateaugay) and the Project (Wethersfield) or any of them, as the context may require.

“Proportionate Share” means with respect to each Lender, the percentages set forth opposite such Lender’s name on Exhibit I to the Financing Agreement, as such Exhibit I may be amended from time to time, as such percentages may be modified from time to time as a result of transfers of Commitments, Loans, Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans or Project Agreement LC Loans by a Lender.

“Proportionate Voting Shares” means with respect to (a) each Lender, the percentages set forth opposite such Lender’s name on Exhibit I to the Financing Agreement, as such Exhibit I may be amended from time to time and as such percentages may be modified from time to time as a result of (i) transfers of Commitments, Loans, Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans or Project Agreement LC Loans by a Lender or (ii) participations in Commitments, Loans, Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans or Project Agreement LC Loans by a Voting Participant to which such Lender has transferred a participation interest, and (b) each Voting Participant, the percentage participation in Commitments, Loans, Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans or Project Agreement LC Loans transferred to such Voting Participant by a Lender.

“Prudent Utility Practices” means those practices, methods, equipment, specifications and standards of safety and performance, as the same may be changed from time

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to time, as are generally used in the construction, operation and maintenance of privately-owned wind generated electric power generation facilities similar to the Projects by entities that sell the power generated therefrom at market-based rates, which in the exercise of reasonable judgment and in light of the facts known at the time the decision was made, are considered good, safe and prudent practice in connection with the construction, operation and maintenance of wind generation facilities similar to the Projects, and as are in accordance in all material respects with the Applicable Permits and generally accepted national standards of professional care, skill, diligence and competence applicable to construction, operation and maintenance practices in the wind generated electric power generation industry.

“PTC” means the federal Production Tax Credit applicable to wind generation facilities set forth in Section 45 of the Internal Revenue Code of 1986.

“PTC Eligibility Deadline” means December 31, 2008 or a later required “in-service” deadline for PTC eligibility that has been adopted by effective legislation.

“PUHCA” means the Public Utility Holding Company Act of 2005, as amended, and all FERC rules and regulations adopted thereunder.

“Punch List Items” means, for a given Project, the punch list items under the Construction Contracts applicable to such Project, including, without limitation, the Punch List (as defined in the Turbine Supply Agreement) and the Punch List (as defined in the EPC Contracts).

 “Real Property” means all real property and other real estate interests owned by any Noble Entity, which the relevant Noble Entity owns in fee or in which it owns a leasehold or subleasehold interest as a tenant, an easement or sub-easement right as an easement holder, a license right as a licensee or an interest as a co-tenant or otherwise occupies, including, without limitation, the real property more particularly identified in the Title Policies.

“Real Property Documents” means any documents, agreements or instruments pursuant to which any Noble Entity has rights in Real Property, including, without limitation, each Assignment of Easements, all easements, sub-easements, leases, subleases, licenses and other agreements with Landowners, the Consents, the Non-Disturbance Agreements, the IDA Documents, the Chateaugay Easement Documents and all deeds pursuant to which any Noble Entity owns a fee interest in real property.

“REC Contract (Altona)” means the REC Contract, dated March 14, 2007, between NAW and NYSERDA.

“REC Contract (Chateaugay)” means the REC Contract, dated March 14, 2007, between NCW and NYSERDA.

“REC Contract (Wethersfield)” means the REC Contract, dated May 27, 2008, between NWW and NYSERDA.

“REC Contracts” means the REC Contract (Altona), the REC Contract (Chateaugay) and the REC Contract (Wethersfield).

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“REC Contracts Bid Documents” means “Bid Proposals (Economic Benefits Created by the Bid Facility)” delivered to NYSERDA in connection with each REC Contract.

“REC Contracts Consents” means, collectively, (a) that certain consent and agreement, dated June 30, 2008, among NYSERDA, NAW and Collateral Agent, (b) that certain consent and agreement, dated June 30, 2008, among NYSERDA, NCW and Collateral Agent, and (c) that certain consent and agreement, dated June 30, 2008, among NYSERDA, NWW and Collateral Agent.

“Register” has the meaning given in Section 2.4(d)(i) of the Financing Agreement.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System (or any successor).

“Regulatory Change” means any change after the date of the Financing Agreement in federal, state, local or foreign laws, regulations, Legal Requirements or requirements under Applicable Permits, or the adoption or making after such date of any interpretations, directives or requests of or under any federal, state, local or foreign laws, regulations, Legal Requirements or requirements under Applicable Permits (whether or not having the force of law) by any Governmental Authority charged with the interpretation or administration thereof.

“Reimbursement Obligation” means Borrower’s obligation to repay any Drawing Payments under any Letter of Credit (together with interest accrued and unpaid thereon) as provided in Section 2.3(d)(iii), Section 2.3(d)(iv) or Section 2.3(d)(v) of the Financing Agreement.

“Reimbursement Payments” means a payment made by or on behalf of Borrower in partial or complete satisfaction of a Reimbursement Obligation.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, pumping, pouring, emitting, escaping, emptying, seeping, placing and the like, into or upon any land or water or air, or otherwise entering into the environment.

“Removal” has the meaning given in the Equity Capital Contribution Agreement.

“Removed Project Company” has the meaning given in the Equity Capital Contribution Agreement.

“Repayment Dates” means the Initial Repayment Date, the three (3) month anniversary of such date and each successive three (3) month anniversary of the prior anniversary date up to and including the Term Loan Maturity Date.

“Replacement Obligor” means, with respect to any Person party to an Operative Document, any Person with relevant experience and/or creditworthiness, as applicable, in each case reasonably satisfactory to Administrative Agent and the Majority Lenders (provided that if such Person’s experience and/or creditworthiness, as reasonably determined by Administrative

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Agent and the Majority Lenders, is analogous or comparable to that of the original party to the Operative Document, then such Person shall be deemed to be satisfactory to Administrative Agent and the Majority Lenders), which Replacement Obligor, pursuant to any definitive agreement or definitive guaranty reasonably satisfactory to Administrative Agent, assumes the Obligations on terms and conditions no less favorable to Borrower or the relevant Project Company party thereto than those which such Person being replaced is obligated pursuant to the applicable Operative Document.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA.

“Reserve Accounts” means the Debt Service Reserve Account, O&M and CapEx Reserve Account, and Completion Reserve Account.

“Reserve Requirement” means, with respect to any Lender, the maximum rate (expressed as a percentage) at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during the Interest Period therefor under Regulation D by such Lender.  Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such Lender, by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the LIBO Rate, Loans, Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans or Project Agreement LC Loans is to be determined, (ii) any category of liabilities or extensions of credit or other assets which include Loans, Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans or Project Agreement LC Loans or (iii) any category of liabilities or extensions of credit which are considered irrevocable commitments to lend, unless such Loans, Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans or Project Agreement LC Loans are exempt from this foregoing list.

“Responsible Officer” means, as to any Person, its president, chief executive officer, any senior vice president, treasurer, or chief financial officer or, when used with respect to Collateral Agent, any officer assigned to the Corporate Trust Division of Citibank N.A. (or any successor thereto), including any Vice President, Assistant Vice President, Trust Officer or any other officer of Collateral Agent customarily performing functions similar to those performed by any of the above-designated officers, in each case having direct responsibility for the administration of the Financing Documents.

“Restricted Payment” has the meaning given in Section 6.6 of the Financing Agreement.

“S&P” means Standard & Poor’s Corporation.

“Secured Party” means Administrative Agent, Collateral Agent, LC Fronting Bank, Depositary, any Counterparty, each Lender and each of their respective successors, transferees and assigns.

“Securities Intermediary” means The Bank of New York, in its capacity as securities intermediary hereunder and under the Depositary Agreement.

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“Security Agreement” means the Security Agreement substantially in the form of Exhibit E-5, duly executed by each Noble Entity.

“Settlement Amount” has the meaning given in the Energy Hedge Agreement.

“Site (Altona)” has the same meaning as the term “Property” given in the Mortgage (Altona).

“Site (Chateaugay)” has the same meaning as the term “Property” given in the Mortgage (Chateaugay).

“Site (Wethersfield)” has the same meaning as the term “Property” given in the Mortgage (Wethersfield).

“Site Plan” means the site plan for each Site showing the WTGs, collection lines, roadways and substations Borrower intends to develop or cause to be developed on the Site.

“Sites” means, collectively, the Site (Altona), the Site (Chateaugay) and the Site (Wethersfield).

“Spare Parts Agreement (Altona)” means the Contractual Parts Supply Agreement, dated June 30, 2008, between Noble Equipment Resources, LLC and NAW.

“Spare Parts Agreement (Chateaugay)” means the Contractual Parts Supply Agreement, dated June 30, 2008, between Noble Equipment Resources, LLC and NCW.

“Spare Parts Agreement (Wethersfield)” means the Contractual Parts Supply Agreement, dated June 30, 2008, between Noble Equipment Resources, LLC and NWW.

“Spare Parts Agreements” means the Spare Parts Agreement (Altona), the Spare Parts Agreement (Chateaugay) and the Spare Parts Agreement (Wethersfield).

“Spare Parts Agreement Consent” means that certain consent and agreement, dated June 30, 2008, among Noble Equipment Resources, LLC, NAW, NCW, NWW and Collateral Agent.

“State” means (a) any state of the United States of America or (b) the District of Columbia.

“Stated Amount” means, with regard to any Letter of Credit, the total amount available to be drawn under such Letter of Credit at the time in question in accordance with the terms of such Letter of Credit and the Financing Agreement.

“Subsidiary” means, with respect to any Person, (i) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms of ordinary voting power to elect a majority of the directors of such corporation is at the time owned by such Person and/or one or more Subsidiaries of such Person; and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more

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Subsidiaries of such Person has an equity or income interest greater than fifty percent (50%) of all equity or income interests.

“Substitutable Lender” has the meaning given in Section 9.12 of the Financing Agreement.

“Substitute Loans” means with respect to the Loans, Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans and Project Agreement LC Loans as certified by any Lender to Borrower, a reasonable alternative basis for making available or, as the case may be, maintaining such Lender’s Proportionate Share of Loans, Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans or Project Agreement LC Loans, including alternative interest periods, alternative types of Loans, Cash Collateral Loans, DSRA LC Loans, Energy Hedge LC Loans or Project Agreement LC Loans, alternative currencies or alternative rates of interest, provided that the margin above the cost of funds to such Lender is equivalent to the margin otherwise payable to such Lender pursuant to the Financing Agreement.

“Surveys” has the meaning given in Section 3.1(y) of the Financing Agreement.

“Syndication Agent” means RBS Securities Corporation, doing business as RBS Greenwich Capital, acting in its capacity as the Syndication Agent for the Lenders under the Financing Agreement, or any successor appointed pursuant to the terms of the Financing Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, mortgage recording taxes, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, penalties or other similar items applicable thereto.

“Temporary Components” means any used or refurbished parts or components of any aspect of the Equipment and Services (as defined in the Turbine Supply Agreement).

“Term” means the entire period during which there is any outstanding Obligation.

“Term-Conversion” means the conversion of Construction Loans to Term Loans upon satisfaction or waiver of the conditions set forth in Section 3.3 of the Financing Agreement, including the extension of the maturity date of Construction Loan Notes pursuant to Section 2.2(a) of the Financing Agreement.

“Term-Conversion Date” means the date on which Term-Conversion occurs.

“Term-Conversion Date Projected Debt Service Coverage Ratio” has the meaning given in Section 2.5(b)(i) of the Financing Agreement.

“Term-Convert” is the verb form of “Term-Conversion.”

“Term Loan” means a Construction Loan that shall have Term-Converted pursuant to Section 2.2 of the Financing Agreement and any Term Loan made pursuant to Section 2.12 of the Financing Agreement.

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“Term Loan Commitment” means, at any time with respect to each Lender, such Lender’s Proportionate Share of the Total Term Loan Commitment at such time.

“Term Loan Facility” has the meaning given in Section 2.2(a)(i) of the Financing Agreement.

“Term Loan Maturity Date” means the earlier to occur of (a) the fifteenth (15th) anniversary of the Term-Conversion Date and (b) such earlier date on which the entire outstanding principal balance of the Term Loans, together with all unpaid interest, fees, charges and costs, becomes due and payable pursuant to and in accordance with the Financing Agreement.

“Term Loan Note” and “Term Loan Notes” has the meaning given in Section 2.4(e) of the Financing Agreement.

“Term Period” means the period from the Term-Conversion Date to the Term Loan Maturity Date.

“Title Insurer” means Stewart Title Guaranty Company.

“Title Policies” means, collectively, (a) the Title Policy (Altona), (b) the Title Policy (Chateaugay), (c) the Title Policy (Chateaugay (Clinton)) and (d) the Title Policy (Wethersfield).

“Title Policy (Altona)” means that certain policy of the title insurance issued by the Title Insurer as provided in Section 3.1(z) of the Financing Agreement, in respect of the Project (Altona), including all amendments thereto, endorsements thereof and substitutions or replacements therefor.

“Title Policy (Chateaugay)” means that certain policy of the title insurance issued by the Title Insurer as provided in Section 3.1(z) of the Financing Agreement, in respect of the portion of the Project (Chateaugay) located in the Town of Chateaugay, New York, including all amendments thereto, endorsements thereof and substitutions or replacements therefor.

“Title Policy (Chateaugay (Clinton))” means that certain policy of the title insurance issued by the Title Insurer as provided in Section 3.1(z) of the Financing Agreement, in respect of the portion of the Project (Chateaugay) located in the Town of Clinton, New York, including all amendments thereto, endorsements thereof and substitutions or replacements therefor.

 “Title Policy (Wethersfield)” means that certain policy of the title insurance issued by the Title Insurer as provided in Section 3.1(z) of the Financing Agreement, in respect of the Project (Wethersfield), including all amendments thereto, endorsements thereof and substitutions or replacements therefor.

“Total Construction Loan Commitment” has the meaning given in Section 2.5(a)(i) of the Financing Agreement.

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“Total Extended Term Loan Commitment” has the meaning given in Section 2.12 of the Financing Agreement.

“Total LC/Cash Collateral Commitment” has the meaning given in Section 2.5(a)(iii) of the Financing Agreement.

“Total Term Loan Commitment” has the meaning given in Section 2.5(a)(ii) of the Financing Agreement.

“Total Term Loan Commitment Resizing” has the meaning given in Section 2.5(b)(ii) of the Financing Agreement.

“Town Consents” means (a) with respect to Project (Chateaugay), the Consent to Assignment of Host Community Agreement from Town of Chateaugay, dated June 30, 2008, (b) with respect to Project (Wethersfield), the Consent to Assignment of Host Community Agreement from Town of Wethersfield, dated June 30, 2008, and the Consent to Assignment of Town Agreements from Town of Eagle, dated June 30, 2008, and (c) with respect to Project (Altona), the Consent to Assignment of Town Agreements from Town of Altona, dated June 30, 2008.

“Tracking Account” has the meaning given in the Energy Hedge Agreement.

“Trade Date” has the meaning given in the Energy Hedge Agreement.

“Turbine Supplier” means General Electric Company, a New York corporation, and its successors and assigns under the Turbine Supply Agreement.

“Turbine Supply Agreement” means, collectively or individually, depending on the context, that certain (a)(i) Master Contract for the Sale of Power Generation Equipment and Related Services, dated February 15, 2006, as amended by the First Amendment, dated August 24, 2006, by and between NEP 2006 Hold Co and the Turbine Supplier, and (ii) Purchase Order No. 2 with respect to the Noble Altona Wind Farm, dated February 15, 2006, executed by and between NEP 2006 Hold Co and the Turbine Supplier, as assigned to NAW pursuant to that certain Turbine Assignment Agreement, dated June 30, 2008, among NEP 2006 Hold Co, Noble Altona and the Turbine Supplier, (b)(i) Master Contract for the Sale of Power Generation Equipment and Related Services, dated October 17, 2006, by and between NEP 2007 Equipment Co and the Turbine Supplier, and (ii) Purchase Order No. 2, Purchase Order No. 3 and Purchase Order No. 4, each dated May 2, 2007, with respect to Noble Chateaugay Wind Farm and Noble Wethersfield Wind Farm, in each case executed by and between NEP 2007 Equipment Co and the Turbine Supplier, as assigned to NCW and NWW pursuant to that certain Turbine Assignment Agreement, dated June 30, 2008, among NEP 2007 Equipment Co, NCW, NWW and the Turbine Supplier, and (c)(i) Master Contract for the Sale of Power Generation Equipment and Related Services, dated October 17, 2006, by and between NEP 2008 Equipment Co and the Turbine Supplier, and (ii) Purchase Order No. 3 with respect to Noble Wethersfield Wind Farm, dated October 17, 2007, executed by and between NEP 2008 Equipment Co and the Turbine Supplier, as assigned to NWW pursuant to that certain Turbine Assignment Agreement, dated June 30, 2008, among NEP 2008 Equipment Co, NWW and the Turbine Supplier.

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“Turbine Supply Agreement Consents” means, collectively, (a) that certain consent and agreement, dated June 30, 2008, among the Turbine Supplier, NAW and Collateral Agent, (b) that certain consent and agreement, dated June 30, 2008, among the Turbine Supplier, NCW, NWW and Collateral Agent and (c) that certain consent and agreement, dated June 30, 2008, among the Turbine Supplier, NWW and Collateral Agent.

“Type” means LIBO Rate Loans or Base Rate Loans, as applicable, each of which constitutes a Type of a Loan, Cash Collateral Loans, DSRA LC Loan, Energy Hedge LC Loan or Project Agreement LC Loan.

“UCC” means the Uniform Commercial Code of the jurisdiction the law of which governs the document in which such term is used or which governs the creation or perfection of the Liens granted thereunder.

“Unpaid Drawing” has the meaning given in Section 2.3(d)(iii)(B) of the Financing Agreement.

“Upwind Array” means a single Upwind Turbine or windfarm project and all Upwind Turbines located thereon.

“Upwind Array Event” means the erection of an Upwind Turbine, which related Upwind Array could reasonably be expected to decrease the energy production level at any Project by two percent (2%) or more, as determined by the Independent Engineer.

“Upwind Array Event Amount” has the meaning given in Section 5.8(b) of the Financing Agreement, as such amount shall be reduced by the amount of any payments made pursuant to such Section.

“Upwind Turbine” means with respect to any Project, a wind turbine generator not owned by the applicable Project Company and located upwind from and within a radius of fifteen (15) rotor diameters of a WTG comprising a part of such Project.

“Voting Participants” means any participant to whom a Voting Participation has been transferred with the prior written consent of Administrative Agent and Borrower (which Borrower consent shall not be unreasonably withheld or delayed and which Borrower consent shall not be required during the occurrence and continuance of an Event of Default).  For the avoidance of doubt, a Voting Participant shall not be deemed a Lender, but a participant, under the Financing Agreement or the other Financing Documents (except to the extent expressly provided therein, including Section 9.10(c) of the Financing Agreement).

“Voting Participation” has the meaning given in Section 9.13(b) of the Financing Agreement.

“Windfarm Availability” means, for any calculation period for each Project, a fraction, the (a) numerator of which is a fraction the (i) numerator of which is sum of the available hours for each WTG in each such Project and (ii) denominator of which is the total number of WTGs in each such Project and (b) denominator of which is the number of hours in such calculation period.

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“Working Capital Accounts” has the meaning given in Section 5.3(a)(iv) of the Depositary Agreement.

“Working Capital Account Bank” has the meaning given in Section 5.3(a)(i) of the Depositary Agreement.

“Working Capital Cap” has the meaning given in Section 5.2(a)(i) of the Depositary Agreement.

“Wyoming County” means Wyoming County, New York.

“Wyoming County IDA” means the Wyoming County Industrial Development Agency.

“Wyoming County Recorder’s Office” means the Office of the Clerk of Wyoming County, New York.

“WTG(s)” means, collectively, the General Electric SLE 1.5 MW wind turbine generating units, together with towers on which such wind turbine generating units are mounted and all components thereof, including blades, hub, nacelle, controllers and meters, transformers, and CMS, to be purchased from and commissioned by the Turbine Supplier at the Projects pursuant to the Turbine Supply Agreement.

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RULES OF INTERPRETATION

1.                                       The singular includes the plural and the plural includes the singular.

2.                                       The word “or” is not exclusive.

3.                                       A reference to a Governmental Rule includes any amendment or modification to such Governmental Rule, and all regulations, rulings and other Governmental Rules promulgated under such Governmental Rule.

4.                                       A reference to a Person includes its successors and permitted assigns.

5.                                       Accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer.

6.                                       The words “include,” “includes” and “including” are not limiting.

7.                                       A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated.  Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document.

8.                                       References to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time (to the extent permitted under the Financing Documents) and in effect at any given time.

9.                                       The words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.

10.                                 References to “days” shall mean calendar days, unless the term “Banking Days” shall be used.  References to a time of day shall mean such time in New York, New York, unless otherwise specified.

11.                                 The words “will” and “shall” shall be construed to have the same meaning and effect.

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